PURCHASE AND SALE AGREEMENT


                                 by and between


                            AEP TEXAS CENTRAL COMPANY


                                       and


                               CITY OF SAN ANTONIO


                              ACTING BY AND THROUGH


                          THE CITY PUBLIC SERVICE BOARD
                                 OF SAN ANTONIO


                                       and


                                TEXAS GENCO, L.P.


                          Dated as of September 3, 2004





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                                Table of Contents

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



ARTICLE 1             DEFINITIONS................................................................................2

         Section 1.1       Certain Defined Terms.................................................................2

         Section 1.2       Certain Interpretive Matters.........................................................26

ARTICLE 2             PURCHASE AND SALE.........................................................................27

         Section 2.1       Purchased Assets.....................................................................27

         Section 2.2       Excluded Assets......................................................................30

         Section 2.3       Assumption of Liabilities............................................................32

         Section 2.4       Excluded Liabilities.................................................................35

         Section 2.5       Control of Litigation................................................................36

         Section 2.6       No Assignment If Breach..............................................................36

         Section 2.7       Termination of AEP-Cameco PSA........................................................37

         Section 2.8       STP Participation Agreement Matters..................................................38

ARTICLE 3             CLOSINGS; PURCHASE PRICE..................................................................38

         Section 3.1       Closing..............................................................................38

         Section 3.2       Initial Purchase Price...............................................................40

         Section 3.3       Adjustment to Initial Purchase Price.................................................40

         Section 3.4       Prorations...........................................................................43

         Section 3.5       Procedures for Closing and Post-Closing Adjustments..................................44

         Section 3.6       Procedures for Certain Purchase Price Adjustments....................................50

         Section 3.7       Allocation of Purchase Price.........................................................51

         Section 3.8       Payment of Sales Tax.................................................................53

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF SELLER..................................................54

         Section 4.1       Organization and Existence...........................................................54

         Section 4.2       Execution, Delivery and Enforceability...............................................54

         Section 4.3       No Violation.........................................................................55

         Section 4.4       Compliance with Laws.................................................................56

         Section 4.5       Permits..............................................................................56

         Section 4.6       Litigation...........................................................................56

         Section 4.7       Qualified Decommissioning Funds......................................................57

         Section 4.8       Non-Qualified Decommissioning Fund...................................................58

         Section 4.9       Generation Facility Contracts........................................................59

         Section 4.10      Personal Property....................................................................60

         Section 4.11      Real Property........................................................................60

         Section 4.12      Leased Real and Personal Property....................................................60

         Section 4.13      Intellectual Property................................................................60

         Section 4.14      Brokers..............................................................................61

         Section 4.15      Environmental Matters................................................................61

         Section 4.16      Labor Matters........................................................................62

         Section 4.17      Employee Benefit Plans...............................................................62

         Section 4.18      [Intentionally left blank]...........................................................62

         Section 4.19      No Undisclosed Material Liabilities..................................................62

         Section 4.20      NRC Licenses.........................................................................63

ARTICLE 5             REPRESENTATIONS AND WARRANTIES OF CPS.....................................................63

         Section 5.1       Organization and Existence...........................................................63

         Section 5.2       Execution, Delivery and Enforceability...............................................63

         Section 5.3       No Violation.........................................................................63

         Section 5.4       Litigation...........................................................................64

         Section 5.5       [Intentionally left blank.]..........................................................64

         Section 5.6       Brokers..............................................................................64

         Section 5.7       Financing............................................................................64

         Section 5.8       CPS Qualifications...................................................................65

         Section 5.9       "As Is" Sale.........................................................................65

         Section 5.10      No Knowledge of Seller's Breach......................................................65

         Section 5.11      CPS Financial Statements.............................................................65

         Section 5.12      Inspection...........................................................................66

         Section 5.13      CPS's ERCOT Generation...............................................................66

         Section 5.14      HSR Act..............................................................................66

ARTICLE 6             REPRESENTATIONS AND WARRANTIES OF TEXAS GENCO.............................................66

         Section 6.1       Organization and Existence...........................................................66

         Section 6.2       Execution, Delivery and Enforceability...............................................66

         Section 6.3       No Violation.........................................................................67

         Section 6.4       Litigation...........................................................................68

         Section 6.5       Texas Genco's Qualified Decommissioning Funds........................................68

         Section 6.6       Brokers..............................................................................68

         Section 6.7       Financing............................................................................68

         Section 6.8       Texas Genco Qualifications...........................................................68

         Section 6.9       "As Is" Sale.........................................................................69

         Section 6.10      No Knowledge of Seller's Breach......................................................69

         Section 6.11      Texas Genco Holdings Financial Statements............................................69

         Section 6.12      Inspection...........................................................................70

         Section 6.13      Texas Genco's ERCOT Generation.......................................................70

ARTICLE 7             COVENANTS OF EACH PARTY...................................................................70

         Section 7.1       Efforts to Close.....................................................................70

         Section 7.2       Expenses.............................................................................71

         Section 7.3       Updating.............................................................................71

         Section 7.4       Conduct Pending Closing..............................................................72

         Section 7.5       Regulatory Approvals.................................................................74

         Section 7.6       Tax Matters..........................................................................76

         Section 7.7       Risk of Loss.........................................................................78

         Section 7.8       Decommissioning Funds................................................................78

         Section 7.9       Insurance............................................................................80

         Section 7.10      Announcements; Confidentiality.......................................................83

         Section 7.11      Post Closing - Further Assurances....................................................83

         Section 7.12      Pre-Closing and Post-Closing - Information, Records and Access.......................83

         Section 7.13      Release..............................................................................84

         Section 7.14      Use of AEP Marks.....................................................................85

         Section 7.15      Additional Covenants of Purchasers...................................................85

         Section 7.16      [Intentionally left blank]...........................................................86

         Section 7.17      Emission Allowances..................................................................86

         Section 7.18      Tax Exempt Financing.................................................................86

         Section 7.19      Certain STP Matters..................................................................88

         Section 7.20      Acceptable Credit Support............................................................89

ARTICLE 8             INDEMNIFICATION...........................................................................91

         Section 8.1       Exclusivity..........................................................................91

         Section 8.2       Indemnification by Seller............................................................91

         Section 8.3       Indemnification by Purchasers........................................................92

         Section 8.4       Notice of Claim......................................................................94

         Section 8.5       Defense of Third Party Claims........................................................94

         Section 8.6       Cooperation..........................................................................95

         Section 8.7       Mitigation and Limitation of Claims..................................................95

         Section 8.8       Specific Performance.................................................................96

ARTICLE 9             CPS'S CONDITIONS TO CLOSING...............................................................96

         Section 9.1       Compliance with Provisions...........................................................96

         Section 9.2       [Intentionally left blank]...........................................................96

         Section 9.3       No Restraint.........................................................................96

         Section 9.4       Required Regulatory Approvals and Consents...........................................96

         Section 9.5       Representations and Warranties.......................................................97

         Section 9.6       Title Insurance......................................................................97

         Section 9.7       Officer's Certificate................................................................97

         Section 9.8       [Intentionally left blank]...........................................................98

         Section 9.9       Material Adverse Effect..............................................................98

         Section 9.10      IRS Letter Ruling....................................................................98

         Section 9.11      Legal Opinion........................................................................98

         Section 9.12      No Termination.......................................................................98

         Section 9.13      Termination of AEP-Cameco PSA........................................................98

         Section 9.14      Receipt of Other Documents...........................................................98

ARTICLE 10            TEXAS GENCO'S CONDITIONS TO CLOSING.......................................................99

         Section 10.1      Compliance with Provisions...........................................................99

         Section 10.2      HSR Act..............................................................................99

         Section 10.3      No Restraint.........................................................................99

         Section 10.4      Required Regulatory Approvals and Consents..........................................100

         Section 10.5      Representations and Warranties......................................................100

         Section 10.6      Title Insurance.....................................................................100

         Section 10.7      Officer's Certificate...............................................................101

         Section 10.8      [Intentionally left blank]..........................................................101

         Section 10.9      Material Adverse Effect.............................................................101

         Section 10.10     IRS Letter Ruling...................................................................101

         Section 10.11     Legal Opinion.......................................................................101

         Section 10.12     No Termination......................................................................101

         Section 10.13     Termination of AEP-Cameco PSA.......................................................101

         Section 10.14     Receipt of Other Documents..........................................................101

ARTICLE 11            SELLER'S CONDITIONS TO CLOSING...........................................................102

         Section 11.1      Compliance with Provisions..........................................................102

         Section 11.2      HSR Act.............................................................................103

         Section 11.3      No Restraint........................................................................103

         Section 11.4      Required Regulatory Approvals and Consents..........................................103

         Section 11.5      Representations and Warranties......................................................103

         Section 11.6      Officer's Certificate...............................................................104

         Section 11.7      Legal Opinion.......................................................................104

         Section 11.8      No Termination......................................................................104

         Section 11.9      IRS Letter Ruling...................................................................104

         Section 11.10     Receipt of Other Documents..........................................................104

ARTICLE 12            TERMINATION..............................................................................105

         Section 12.1      Rights to Terminate.................................................................105

         Section 12.2      Effect of Termination...............................................................107

ARTICLE 13            GENERAL PROVISIONS.......................................................................108

         Section 13.1      Entire Document.....................................................................108

         Section 13.2      Schedules...........................................................................108

         Section 13.3      Counterparts........................................................................108

         Section 13.4      Severability........................................................................108

         Section 13.5      Assignment..........................................................................108

         Section 13.6      Captions............................................................................109

         Section 13.7      Governing Law.......................................................................109

         Section 13.8      Dispute Resolution..................................................................109

         Section 13.9      Notices.............................................................................110

         Section 13.10     No Third Party Beneficiaries........................................................112

         Section 13.11     Several Obligations; No Joint Venture...............................................113

         Section 13.12     Construction of Agreement...........................................................113

         Section 13.13     Closing Over Breaches or Unsatisfied Conditions.....................................113

         Section 13.14     Waiver of Compliance................................................................113

         Section 13.15     Survival............................................................................114

         Section 13.16     Waiver of Jury Trial; Submission to Jurisdiction....................................114

         Section 13.17     Expedited Dispute Resolution........................................................115

ARTICLE 14            NOTICES..................................................................................118

         Section 14.1      Notice Regarding Possible Annexation................................................118

         Section 14.2      Notice of Additional Tax Liability..................................................118

         Section 14.3      Notice Regarding Underground Storage Tanks..........................................119

         Section 14.4      Coastal Area Property Notice........................................................119

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                       EXHIBITS AND SCHEDULES

Item                      Description
Exhibit A                 Generation Facility
Exhibit B-1               Form of Acceptable Letter of Credit (Payment of
                           Purchase Price)
Exhibit B-2               Form of Acceptable Letter of Credit (After Payment of
                           Purchase Price)
Exhibit C                 Form of Assignment and Assumption Agreement (STP
                           Interest)
Exhibit D                 Form of Assignment and Conveyance
Exhibit E                 Form of Bill of Sale
Exhibit F                 Form of Decommissioning Adjustment Escrow Agreement
Exhibit G                 Form of Decommissioning Funds Collection Agreement
Exhibit H                 Form of Deed
Exhibit I                 Form of Escrow Agreement
Exhibit J                 Form of Guaranty
Exhibit K                 Tax Adjustment Model
Schedule 1.1A             CPS's Required Consents
Schedule 1.1B             CPS's Required Regulatory Approvals
Schedule 1.1C             Due Diligence Materials
Schedule 1.1D             Purchased Inventory
Schedule 1.1E             Persons with Seller's Knowledge
Schedule 1.1F             Persons with Purchasers' Knowledge
Schedule 1.1G             Certain Permitted Encumbrances
Schedule 1.1H             Pollution Control Facilities
Schedule 1.1I             Preliminary Title Commitments
Schedule 1.1J             Seller's Required Consents
Schedule 1.1K             Seller's Required Regulatory Approvals
Schedule 1.1L             Texas Genco's Required Consents
Schedule 1.1M             Texas Genco's Required Regulatory Approvals
Schedule 2.1(a)           Owned Real Property
Schedule 2.1(b)           Purchased Equipment
Schedule 2.1(f)           Purchased Generation Facility Contracts
Schedule 2.1(o)           Miscellaneous Purchased Assets
Schedule 2.2(a)           Certain Excluded Assets
Schedule 2.2(k)           Excluded Intellectual Property
Schedule 3.3(b)           Capital Expenditures
Schedule 3.3(c)           Inventory
Schedule 3.3(d)           Nuclear Fuel Inventory
Schedule 3.5(c)           MAE Adjustment Amount Computation
Schedule 4.3              No Violation
Schedule 4.4              Compliance With Laws
Schedule 4.5              Permits
Schedule 4.6              Litigation
Schedule 4.7              Certain Qualified Decommissioning Fund Matters
Schedule 4.8              Certain Non-Qualified Decommissioning Fund Matters
Schedule 4.9              Generation Facility Contracts
Schedule 4.10             Personal Property
Schedule 4.11             Real Property
Schedule 4.12             Leased Real and Personal Property
Schedule 4.15             Environmental Matters
Schedule 4.17(a)          Employee Benefit Plans
Schedule 4.19             Undisclosed Material Liabilities
Schedule 5.10             No Knowledge of Seller's Breach (CPS)
Schedule 5.13             CPS's Generation and Transmission
Schedule 6.10             No Knowledge of Seller's Breach (Texas Genco)
Schedule 6.13             Texas Genco's Generation and Transmission
Schedule 7.4              Exceptions to Conduct Pending Closing
Schedule 7.8(b)           Decommissioning Fund
Schedule 7.9(a)           Generation Facility Insurance Policies
Schedule 9.6              Certain Title Insurance Exceptions
Schedule 9.11             Legal Opinion of Seller's Counsel (for delivery to
                           CPS)
Schedule 10.6             Certain Title Insurance Exceptions
Schedule 10.11            Legal Opinion of Seller's Counsel (for delivery to
                           Texas Genco)
Schedule 11.7(a)          Legal Opinion of CPS's Counsel
Schedule 11.7(b)          Legal Opinion of Texas Genco's Counsel



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NYI-2144817v19                                            PSA (STP Interest)


                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT ("Agreement"), dated as of September 3, 2004, is made and entered into by and between AEP TEXAS CENTRAL COMPANY, a Texas corporation f/k/a Central Power and Light Company ("Seller"), the CITY OF SAN ANTONIO, a municipal corporation and a subdivision of the State of Texas (the "City"), acting by and through the City Public Service Board of San Antonio (the "Board") (as used hereinafter, the term "CPS" shall mean the City, acting by and through the Board), and TEXAS GENCO, L.P., a Texas limited partnership ("Texas Genco"). CPS and Texas Genco being sometimes hereinafter referred to individually as a "Purchaser" and collectively as the "Purchasers."

                                    RECITALS

         A........Seller owns an undivided ownership interest as tenant in common in the Generation Facility (as defined in Section 1.1) that represents 25.2% of all such undivided ownership interests therein (the "STP Interest").

         B........By letter dated March 1, 2004, Seller notified the STP Owners that it had received a bona fide offer (the "Original Offer"), pursuant to the AEP-Cameco PSA (as defined in Section 1.1) for the entire STP Interest.

         C........By letter dated May 28, 2004, CPS served notice upon Seller
(and the other STP Owners), pursuant to the provisions of Section 17 of the STP Participation Agreement, of CPS's exercise of its right of first refusal set forth in Section 17 of the STP Participation Agreement to purchase the portion of the STP Interest that represents 12.0% of all the undivided ownership interests of the STP Owners (as defined in Section 1.1) as tenants in common in the Generation Facility, and CPS reserved its right to acquire an additional portion of the STP Interest as provided for in Section 17 of the STP Participation Agreement.

         D........By letter dated May 28, 2004, Texas Genco served notice upon
Seller (and the other STP Owners), pursuant to the provisions of Section 17 of the STP Participation Agreement, of Texas Genco's exercise of its right of first refusal set forth in Section 17 of the STP Participation Agreement to purchase the entire STP Interest.

         E........As a result of the oversubscription by Participants exercising their respective rights of first refusal, pursuant to Section 17.4 of the STP Participation Agreement, Seller desires to sell and assign the STP Interest to those STP Owners exercising their respective rights of first refusal in proportion to the ratio that each STP Owner's current undivided ownership interest in the Generation Facility bears to the STP Interest, as follows:

                  1. To CPS: (a) Seller's right, title and interest in, to and under CPS's Proportionate Share of the STP Interest (the "CPS Purchased Interest"), and (b) Seller's right, title and interest in, to and under certain properties and assets associated therewith or ancillary thereto, and all liabilities, to the extent related thereto, on the terms and subject to the conditions hereinafter set forth; and

                  2. To Texas Genco: (a) Seller's right, title and interest in, to and under Texas Genco's Proportionate Share of the STP Interest (the "Texas Genco Purchased Interest"), and (b) Seller's right, title and interest in, to and under certain properties and assets associated therewith or ancillary thereto, and all liabilities, to the extent related thereto, on the terms and subject to the conditions hereinafter set forth.

         F........The Parties further desire that: (a) in the event that there is a CPS Termination Event, Texas Genco shall purchase all of the STP Interest and the Texas Genco Purchased Interest (and its Proportionate Share) shall equal 100% of the STP Interest; and (b) in the event that there is a Texas Genco Termination Event, CPS shall purchase all of the STP Interest and the CPS Purchased Interest (and its Proportionate Share) shall equal 100% of the STP Interest.

         G........The Parties further desire that the term "Proportionate Share"
shall mean (i) with respect to the ownership interest as a tenant in common in the Generation Facility, (A) in respect of CPS, a 12.0% undivided ownership interest as tenant in common in the Generation Facility, unless there shall have occurred a Texas Genco Termination Event, in which case it shall mean a 25.2% undivided ownership interest as tenant in common in the Generation Facility, and
(B) in respect of Texas Genco, a 13.2% undivided ownership interest as tenant in common in the Generation Facility, unless there shall have occurred a CPS Termination Event, in which case it shall mean a 25.2% undivided ownership interest as tenant in common in the Generation Facility; and (ii) otherwise, as the context may require, (A) in respect of CPS, a percentage share equal to 12.0/25.2 (expressed as a percentage) unless there shall have occurred a Texas Genco Termination Event, in which case it shall mean 100%, and (B) in respect of Texas Genco, a percentage share equal to 13.2/25.2 (expressed as a percentage) unless there shall have occurred a CPS Termination Event, in which case it shall mean 100%.

         H........Seller and CPS, on one hand, and Seller and Texas Genco, on the other hand, are entering into this Agreement to evidence their respective and several duties, obligations and responsibilities in respect of the purchases and sales of the CPS Purchased Interest and the Texas Genco Purchased Interest, respectively, and related transactions contemplated hereby (each such separate purchase and sale and related transactions contemplated hereby may be referred to herein as the "CPS Transactions" or the "Texas Genco Transactions," or collectively as the "Transactions").

         NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1.........

                                   DEFINITIONS

Section 1.1.......Certain Defined Terms. The following terms when used in this
Agreement (or in the Schedules and Exhibits to this Agreement) with initial letters capitalized have the meanings set forth below:

         "AAA" means the American Arbitration Association.

         "Acceptable Credit Support" means, in respect each Purchaser, (a) an Acceptable Letter of Credit, (b) an Acceptable Guaranty or (c) other collateral security in form and amount acceptable to Seller in its sole discretion.

         "Acceptable Guarantor" means, in respect of each Purchaser, a Person
(a) with a rating of its long-term senior unsecured debt obligations of not less than BBB- by S&P or Baa3 by Moody's and (b) which, directly or indirectly, owns a majority of the outstanding shares of capital stock or other equity interests in such Purchaser.

         "Acceptable Guaranty" means, in respect of each Purchaser, a Guaranty issued by an Acceptable Guarantor.

         "Acceptable Letter of Credit" means, in respect of each Purchaser, an irrevocable, unconditional standby letter of credit (a) issued by an Eligible Financial Institution for the benefit of Seller, (b) having a stated expiration date of not earlier than 360 days after the date of original issuance or any renewal thereof (determined without reference, however to any "events of default", "early termination event" or other occurrences relating thereto that may give rise to an early termination thereof), (c) having an initial drawing amount which shall be at least equal to the sum of the Initial Purchase Price applicable to such Purchaser and its Proportionate Share of Fifteen Million Dollars ($15,000,000), provided, that upon indefeasible payment of the Purchase Price applicable to such Purchaser, (i) the initial drawing amount shall be as provided in Section 7.20(e) and (ii) upon delivery by such Purchaser of a replacement Acceptable Letter of Credit having a drawing amount as provided in
Section 7.20(e) in substantially the form of Exhibit B-2, Seller shall surrender to such Purchaser the original letter of credit in the form of Exhibit B-1, (d) that is payable or negotiable at an office of the Issuing Bank (or a corresponding bank thereof) in New York City or such other place as shall be acceptable to Seller upon the occurrence and continuation of a Drawing Event,
(e) which is payable in U.S. dollars in immediately available funds, and (f) that is governed by the Uniform Customs and Practice for Documentary Credit (1993 revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereto, and, to the extent not governed thereby, that is governed by the Laws of the State of New York, or otherwise containing terms and conditions that are reasonably acceptable to Seller, in substantially the form of Exhibit B-1 or Exhibit B-2, as applicable.

         "Act of Bankruptcy" means, in respect of each Purchaser, the filing of a petition in bankruptcy (or other commencement of a bankruptcy or similar proceeding) by or against such Purchaser under the Bankruptcy Code or other applicable bankruptcy, insolvency or similar Law, whether federal or state, as now or hereafter in effect.

         "Actual Tax Adjustment Amount" means an amount that corresponds to the Initial Tax Adjustment Amount and will be determined by the Tax Adjustment Model, and calculated as of the Closing Date, by changing the assumptions and instructions used in the Tax Adjustment Model for the calculation of the Initial Tax Adjustment Amount as necessary to reflect that the IRS PLR Effective Date has occurred, provided that if the IRS PLR Effective Date is the Closing Date the Actual Tax Adjustment Amount shall be zero.

         "AEP" American Electric Power Company, a New York corporation and an Affiliate of Seller.

         "AEP-Cameco PSA" has the meaning set forth in Section 2.7.

         "AEP Marks" means the names and marks "AEP," "American Electric Power," "CSW," and "Central and South West" and all other trade names, trademarks and service marks (whether or not registered) owned by Seller or any of its Affiliates.

         "AEPSC" means American Electric Power Service Corporation, a New York corporation and an Affiliate of Seller.

         "ANI" means American Nuclear Insurers.

         "Acid Rain Requirement" means all requirements imposed under Title IV of the Clean Air Act Amendments of 1990, 42 U.S.C. ss. 7651 et seq., and the regulations of the USEPA adopted pursuant thereto, 40 C.F.R. Parts 72-78.

         "Adjustment Sections" has the meaning set forth in Section 3.3.

         "Affiliate" of a specified Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified Person; provided that neither Seller nor either Purchaser shall be deemed to control, be controlled by or be under common control with the Operating Agent. For the purposes of this definition, "control," when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise.

         "Agreement" means this Purchase and Sale Agreement, together with the Schedules and Exhibits hereto.

         "Allocation" has the meaning set forth in Section 3.7(b).

         "Ancillary Agreements" means, in respect of each Purchaser, any additional agreements and instruments necessary or appropriate to consummate the Transactions that may be executed or delivered by either of the Purchasers or Seller or any Affiliate thereof at the Closing, including (i) the Guaranty or Letter of Credit, (ii) the Bill of Sale, (iii) the Assignment and Assumption Agreement (STP Interest), (iv) Assignment and Conveyance, (v) the Deed, (vi) Decommissioning Funds Collection Agreement, and (vii) the Escrow Agreement.

         "Applicable Tax Law" has the meaning set forth in Section 3.7(a).

         "Assignment and Assumption Agreement (STP Interest)" means, as to each Purchaser, that certain Assignment and Assumption Agreement, substantially in the form of Exhibit C, to be Executed and delivered by Seller and such Purchaser at Closing.

         "Assignment and Conveyance" means, as to each Purchaser, that certain Special Warranty Assignment and Conveyance, substantially in the form of Exhibit D, to be Executed and delivered by Seller and such Purchaser at Closing.

         "Assumed Liabilities" has, in respect of each Purchaser, the meaning set forth in Section 2.3.

         "Atomic Energy Act" means the Atomic Energy Act of 1954, 42 U.S.C. ss. 2011 et seq., as amended from time to time.

         "Auction" means the procedures employed by AEPSC through which the Purchased Assets and the Other TCC Generation Assets were offered for sale.

         "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", or any successor statute.

         "Bill of Sale" means, in respect of each Purchaser, that certain Bill of Sale and Assignment, substantially in the form of Exhibit E, to be Executed and delivered by Seller to such Purchaser at Closing.

         "Board" has the meaning set forth in the introductory paragraph of this Agreement.

         "Bond Counsel" has the meaning set forth in Section 7.18(b)(iii).

         "Business Day" means a day other than Saturday, Sunday or a day on which banks are authorized to be closed for business in the State of New York or the State of Texas.

         "Byproduct Material" means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to radiation in the process of producing or utilizing Special Nuclear Material.
         "Capital Expenditure" means any improvement or addition to or replacement of property, plant or equipment of the Generation Facility.

         "Closing" has, in respect of each Purchaser, the meaning set forth in
Section 3.1.

         "Closing Adjustment" has, in respect of each Purchaser, the meaning set forth in Section 3.5(a).

         "Closing Date" has, in respect of each Purchaser, the meaning set forth in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code of 1986, or any successor regulation.

         "Commercially Reasonable Efforts" means efforts that are reasonably within the contemplation of the Parties at the time of entering into this Agreement and that do not require the performing Party to expend funds or incur obligations other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

         "CPS" has the meaning set forth in the introductory paragraph of this Agreement.

         "CPS Financial Statements" has the meaning set forth in Section 5.11.

         "CPS Group" means CPS and each of its and their officers, directors, employees, attorneys, agents and successors and assigns.

         "CPS Purchased Interest" has the meaning set forth in the Recitals to this Agreement.

         "CPS's Required Consents" means the consent, waiver, agreement or release of any Person other than a Governmental Authority, or other action or event, necessary for CPS to consummate the applicable Transactions, as specified in Schedule 1.1A.

         "CPS's Required Regulatory Approvals" means (i) the approval of the applicable Transactions by any Governmental Authority of competent jurisdiction over any of the Parties or the Generation Facility that is required for CPS to consummate the applicable Transactions as specified on Part I of Schedule 1.1B and (ii) the notice to, filing with, or consent, approval or authorization of, any Governmental Authority as specified on Part II of Schedule 1.1B.

         "CPS Termination Event" means that CPS shall no longer be obligated to purchase the CPS Purchased Interest as contemplated hereby, or this Agreement shall otherwise have been terminated in respect of CPS, as specified in a notice from Seller to Texas Genco.

         "CSTP" has the meaning set forth in Section 10.12.

         "Decommissioning" as to each STP Unit means the complete retirement and removal from service such STP Unit, in whole or in part, and the restoration of all or any portion of the related Site in accordance with applicable Laws, as well as any planning and administrative activities incidental thereto, including but not limited to (i) the dismantlement, decontamination, storage and/or entombment of the STP Unit, in whole or in part, and any reduction or removal, whether before or after termination of the NRC Licenses for the STP Unit, of radioactivity at the Generation Facility, and (ii) all activities necessary for the retirement, dismantlement and decontamination of the STP Unit to comply with all applicable Laws, including applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC's rules, regulations, orders and pronouncements thereunder, the NRC Operating License and any related decommissioning plan.

         "Decommissioning Adjustment Amount" means, in respect of each Purchaser, to the extent that the Decommissioning Rule is not Equivalent to the Proposed Rule, the net present value (calculated using a discount rate of 12%) of the amount of any prospective losses, net of insurance coverages, indemnifications and other benefits, that such Purchaser is reasonably likely to incur as a result of the failure of the Decommissioning Rule to be Equivalent to the Proposed Rule.

         "Decommissioning Adjustment Escrow Agreement" means, in respect of each Purchaser, one or more escrow agreements, substantially in the form of Exhibit F with such changes that the Decommissioning Escrow Agent may reasonably request and that are mutually acceptable to the affected Parties, to be Executed and delivered by Seller, such Purchaser and the Decommissioning Escrow Agent(s) if required pursuant to Section 3.3(f) or Section 3.5(d).

         "Decommissioning Adjustment Reserve" means an amount equal to ten million dollars ($10,000,000).

         "Decommissioning and Decontamination Fees" means all fees related to the Department of Energy's special assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Fund pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act (42 U.S.C. 2297g et seq.), and the Department of Energy's implementing regulations at 10 CFR Part 766, and any similar fees assessed under amended or superseding statutes or regulations applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy's gaseous diffusion enrichment facilities.

         "Decommissioning Collections" has the meaning set forth in the Decommissioning Funds Collection Agreement.

         "Decommissioning Escrow" means, in respect of each Purchaser, an escrow established pursuant to the terms of the applicable Decommissioning Adjustment Escrow Agreement.

         "Decommissioning Escrow Agent" means, in respect of each Purchaser, Bank of America N.A. or another banking or financial institution acceptable to Seller and such Purchaser.

         "Decommissioning Funds Collection Agreement" means, in respect of each Purchaser, that certain Decommissioning Funds Collection Agreement, substantially in the Form of Exhibit G, to be Executed and delivered by Seller and the respective Purchaser at Closing; provided, however, that in the event that (i) a Decommissioning Rule has not been adopted by the PUCT as of the Closing Date or (ii) a Decommissioning Rule has been adopted by the PUCT as of the Closing Date, but is not Equivalent to the Proposed Rule, as determined in accordance with Section 3.3(f)(ii), each such Decommissioning Funds Collection Agreement shall be substantially in the Form of Exhibit G, with mutually agreed upon modifications that are necessary or otherwise reasonable to make in light of the foregoing events described in clauses (i) or (ii).

         "Decommissioning Rule" means any rule adopted by the PUCT after the Effective Date which addresses the substantive rights and obligations of a transferor and transferee in respect of Decommissioning (including trust funds created for purposes of Decommissioning) following the sale or transfer of nuclear generating assets.

         "Decommissioning Trust Agreement" means the Trust Agreement, dated June 25, 1990, as amended, by and between Seller and Mellon Bank, N.A. a national banking association having trust powers, as Trustee.

         "Deductible Amount" has the meaning set forth in Section 8.7(c).

         "Deed" means, in respect of each Purchaser, that certain Special Warranty Deed, substantially in the form of Exhibit H, to be Executed and delivered by Seller to such Purchaser at Closing.

         "Deferred Purchase Price Amount" means an amount calculated by the following formula:

         DPPA = (ITAA - ATAA) + I

         Where:

         DPPA means the Deferred Purchase Price Amount

         ITAA means the Initial Tax Adjustment Amount

         ATAA means the Actual Tax Adjustment Amount

         I means interest accrued (or deemed to have accrued) on (ITAA - ATAA) at an interest rate of eight percent (8%) per annum, compounded annually, from but not including the Closing Date to and including the date of payment of the Deferred Purchase Price Amount

         "Designated Representative" means a designated representative or alternative designated representative appointed by an entity pursuant to 40 C.F.R. ss. 72.20, et seq.

         "Dispute" has the meaning set forth in Section 13.8.

         "DOE Standard Contract" means the Contract for Disposal of Spent Nuclear Fuel and/or High-Level Radioactive Waste, No. DE-CR01-87RW00129, dated February 26, 1987, between the Department of Energy and the STP Owners.

         "Drawing Event" means, in respect of each Purchaser, the occurrence and continuance of (a) an Act of Bankruptcy, or (b) the failure of such Purchaser
(x) to replace or renew (when required pursuant to Section 7.20) an Acceptable Letter of Credit at least thirty (30) days prior to the expiration of the Acceptable Letter of Credit being replaced or renewed or (y) to replace (when required pursuant to Section 7.20) an Acceptable Letter of Credit within ten
(10) days after the earlier of the day on which such Purchaser shall (A) have been given notice by Seller that the long-term, senior unsecured debt obligations of the Issuing Bank shall cease to have a rating of not less than A by S&P or Moody's or (B) have Knowledge of such cessation.

         "Due Diligence Materials" means, in respect of each Purchaser, (i) due diligence materials distributed in written or digital form by or on behalf of Seller or an Affiliate of Seller to such Purchaser, including the Information Memorandum, (ii) all written answers to questions provided to such Purchaser, and (iii) all materials listed on Schedule 1.1C.

         "Effective Date" means, in respect of each Purchaser, the date on which this Agreement has been Executed and delivered by Seller and such Purchaser.

         "Eligible Financial Institution" means a banking or other financial institution, the long-term senior unsecured debt obligations of which are rated at least A by S&P or A2 by Moody's.

         "Emission Allowances" means all authorizations to emit specified units of pollutants or Hazardous Substances from the Generation Facility, which units are established by the Governmental Authority with jurisdiction over the Generation Facility under (i) an air pollution control and emission reduction program designed to mitigate interstate or intrastate transport of air pollutants, (ii) a program designed to mitigate impairment of surface waters, watersheds, or groundwater, or (iii) any pollution reduction program with a similar purpose, in each case regardless of whether the Governmental Authority establishing such authorizations designates such authorizations by a name other than "allowances."

         "Employees" means the employees of Seller or any of its Affiliates who are employed in positions at or, if employed at another location, perform substantially all their work in support of the Generation Facility.

         "Employee Plan" has the meaning set forth in Section 4.17(a).

         "Encumbrances" means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, activity and use restrictions and limitations, title exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind.

         "Environmental Condition" means the presence of Hazardous Substances or a Release to the environment, wherever occurring, at the Generation Facility, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Generation Facility, regardless of when such presence or Release occurred or is discovered.

         "Environmental Laws" means all federal, state and local civil and criminal laws, statutes, regulations, rules, ordinances, codes, decrees, judgments, or judicial or administrative orders or common law relating to pollution or protection of the environment, natural resources or human health and safety, as the same may be amended or adopted, including, without limitation, Laws relating to Releases or threatened Releases or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport, disposal or handling of Hazardous Substances, including, but not limited to: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 through 2629; the Oil Pollution Act, 33 U.S.C. ss. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss. 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f through 300j; the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq.; the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. ss. 1201 et seq.; any similar laws of the State of Texas or of any other Governmental Authority having jurisdiction over the site at which the Generation Facility is located or otherwise applicable to the Generation Facility or its owners or operators; and regulations implementing the foregoing; provided that the term "Environmental Laws" shall not include Nuclear Laws.

         "Equivalent" has the meaning set forth in Section 3.3(f)(ii).

         "ERCOT" means the Electric Reliability Council of Texas, Inc., a Texas non-profit corporation that has been certified by the PUCT as the Independent Organization (as defined in ss. 39.151 of PURA) for the ERCOT Region, or any successor thereto.

         "ERCOT Region" means the geographic area within the State of Texas served by electric utilities, municipally owned utilities, electric cooperatives and retail electric providers that are not synchronously interconnected with electric transmission systems outside the State of Texas.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "Escrow Agent" means, in respect of each Purchaser, Bank of America N.A. or another banking or financial institution acceptable to such Purchaser and Seller.

         "Escrow Agreement" means, in respect of each Purchaser, an escrow agreement, substantially in the form of Exhibit I with such changes that the Escrow Agent may reasonably request and that are mutually acceptable to the Parties, to be Executed and delivered by Seller, such Purchaser and the Escrow Agent at Closing if required pursuant to Section 3.5(c).

         "Estimated Closing Adjustment" has, in respect of each Purchaser, the meaning set forth in Section 3.5(a).

         "Estimated Closing Statement" has, in respect of each Purchaser, the meaning set forth in Section 3.5(a).

         "Executed" and the correlative term "Execution" mean, in respect of any agreement or instrument or other document, that the signatures of authorized representatives of all parties thereto or makers thereof have been affixed thereto, and where required (for recording or otherwise) the same shall have been properly verified, notarized or witnessed.

         "Excluded Assets" has the meaning set forth in Section 2.2.

         "Excluded Liabilities" has the meaning set forth in Section 2.4.

         "FERC" means the Federal Energy Regulatory Commission or any successor thereto.

         "Final Allocation" has, in respect of each Purchaser, the meaning set forth in Section 3.7(b).

         "Final Determination" means, with respect to any issue, (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal; (b) a closing agreement entered into under Section 7121 of the Code or any other binding settlement agreement entered into in connection with or in contemplation of an administrative judicial proceeding; or (c) the completion of the highest level of administrative proceedings if a judicial contest is not, or is no longer, available.

         "GAAP" means, in respect of Texas Genco, United States generally accepted accounting principles and, in respect of CPS, United States generally accepted accounting principle for proprietary funds of governmental entities, in each case, as in effect from time to time.

         "Generation Facility" means the electrical energy generation facility named South Texas Project, as more particularly described on Exhibit A, together with all related personal property and real property and interests therein, including electrical generating units, electrical interconnections, associated materials and ancillary structures, equipment and systems, but excluding the STP Transmission Facilities (as defined in the STP Interim Restructuring Agreement).

         "Generation Facility Contracts" has the meaning set forth in Section 2.1(f).

         "Generation Facility Insurance Policies" means all insurance policies carried by or for the benefit of Seller or any Affiliate thereof relating to the ownership of the STP Interest or the operation or maintenance of the Generation Facility including all liability, Nuclear Liability, property damage, self insurance arrangements, retrospective assessments and business interruption policies in respect thereof. Without limiting the generality of the foregoing, the term "Generation Facility Insurance Policies" includes all policies issued or administered by NEIL or ANI, as specified in Schedule 7.9(a).

         "Good Utility Practices" means, with respect to the Generation Facility, any of the practices, methods and acts generally engaged in or approved by a significant portion of the electric utility industry in the United States for similarly situated facilities in the United States during a particular time period, or any of such practices, methods, and acts, which, in the exercise of reasonable judgment in light of the facts known or that reasonably should be known at the time a decision is made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. "Good Utility Practices" are not intended to be limited to the optimum practices, methods or acts, to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally acceptable in the electric utility industry region during the relevant period in light of the circumstances.

         "Governmental Authority" means any federal, state, local, or other government; any governmental, regulatory or administrative agency, commission, body or other authority or other governmental or political subdivision thereof exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; any court or governmental tribunal; but does not include either Purchaser, Seller, any Affiliate of either Purchaser or Seller, or any of their respective successors in interest or any owner or operator of the Generation Facility (if otherwise a Governmental Authority).

         "Guarantor" means, in respect of each Purchaser, any Acceptable Guarantor which issues an Acceptable Guaranty after the Effective Date pursuant to Section 7.20.

         "Guaranty" means, in respect of Texas Genco, that certain Guaranty, substantially in the form of Exhibit J that was Executed by Guarantor and delivered by Texas Genco on or before the Effective Date or, in respect of each Purchaser, any replacement Guaranty, substantially in such form, Executed by an Acceptable Guarantor and delivered by such Purchaser to Seller after the Effective Date pursuant to Section 7.20.

         "Hazardous Substances" means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid, or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct, or any other material or article, that is listed or regulated under applicable Environmental Laws as a "hazardous" or "toxic" substance or waste, or as a "contaminant," or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including without limitation, hazardous substances as defined in 40 CFR Part 302, petroleum products, asbestos, urea formaldehyde foam insulation, and lead-containing paints or coatings, but shall not include Nuclear Material to the extent regulated under Nuclear Laws.

         "High-Level Waste" means (i) irradiated nuclear reactor fuel, (ii) liquid wastes resulting from the operation of the first cycle solvent extraction system, or its equivalent, and the concentrated wastes from subsequent extraction cycles, or their equivalent, in a facility for reprocessing irradiated reactor fuel and, (iii) solids into which such liquid wastes have been converted.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Income Tax" means any Tax imposed by any Governmental Authority (i) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including municipal gross receipt Taxes, capital gains Taxes and minimum Taxes) or (ii) based upon, measured by or calculated with respect to multiple bases (including corporate franchise Taxes) if one or more of such bases is described in clause (i), in each case together with any interest, penalties or additions attributable to such Tax.

         "Indemnifiable Claim" has the meaning set forth in Section 8.7.

         "Indemnitee" has the meaning set forth in Section 8.4.

         "Indemnitor" has the meaning set forth in Section 8.4.

         "Independent Accounting Firm" means, in respect of each Purchaser, such recognized (on a national or regional basis), independent accounting firm as is mutually appointed by Seller and such Purchaser for purposes of this Agreement and, for purposes of any determination pursuant to Section 13.17, such firm shall not then be serving as the primary auditor for AEP, Guarantor, Texas Genco Holdings, the City, CPS or the Operating Agent and shall not have a direct or indirect interest in any Party or the subject matter of the dispute. Such independent accounting firm shall either be mutually agreed upon by Seller and such Purchaser within ten (10) days after written notice from a Party to another Party requesting or otherwise requiring a determination by the Independent Accounting Firm, or failing agreement, such independent accounting firm having the qualifications set forth in the preceding sentence shall be selected as provided in the next sentence. Within five (5) days of the failure to mutually agree upon the selection of such independent accounting firm, each of Seller and such Purchaser shall designate a representative and the designated representatives shall meet in Dallas, Texas or another mutually acceptable location and deliver to each other a list of three (3) potential independent accounting firms, all of whom shall have the qualifications set forth in the first sentence of this definition, the designated representatives shall then determine by coin toss which Party's representative shall take the first turn in striking the name of one (1) potential independent accounting firm from the combined list of six (6) potential independent accounting firms, the representative of the Party who wins the coin toss shall take the first turn in striking one (1) name from the combined list, the representatives of the Parties shall then alternate turns striking the name of one (1) independent accounting firm from the combined list until the name of only one (1) potential independent accounting firm remains, which shall be the Independent Accounting Firm.

         "Information Memorandum" means the Confidential Information Memorandum for the Sale of AEP Texas Central Company's Generation Assets, dated July 2003, copies of which were furnished or made available to each Purchaser.

         "Initial Purchase Price" has, in respect of each Purchaser, the meaning set forth in Section 3.2.

         "Initial Tax Adjustment Amount" means each Purchaser's Proportionate Share of Seventeen Million Nine Hundred Fifty-Seven Thousand Seven Hundred Seventy-Six Dollars (U.S. $17,957,776) or, in the event that, after the Effective Date and prior to the Closing Date, the PUCT has issued an order that changes the amount of Decommissioning Collections that Seller is authorized to collect, each Purchaser's Proportionate Share of such other amount as is mutually acceptable to the Parties, acting reasonably, and is determined in accordance with the Tax Adjustment Model, calculated as of the Closing Date and giving effect to the then current amount of Decommissioning Collections that Seller is authorized to collect. The Initial Tax Adjustment Amount shall only be applicable as a reduction to the Initial Purchase Price if: (i) with respect to Texas Genco, (a) Texas Genco or, to the extent applicable, any other Person succeeding to the rights of such Purchaser hereunder as to all or any part of the STP Interest , would, in the absence of the IRS PLR (Texas Genco Decommissioning Collections) or an IRS PLR Equivalent, otherwise be subject to materially less favorable Tax treatment with respect to Decommissioning Collections than the tax treatment currently accorded to Seller with respect to Decommissioning Collections, and, (b) on or before the Closing Date, the IRS PLR (Texas Genco Decommissioning Collections) shall not have been issued by the IRS and no IRS PLR Equivalent shall have become effective; and (ii) with respect to CPS, (a) CPS or, to the extent applicable, any other Person succeeding to the rights of such Purchaser hereunder as to all or any part of the STP Interest, would, in the absence of the IRS PLR (CPS Decommissioning Collections) or an IRS PLR Equivalent, otherwise be subject to materially less favorable Tax treatment with respect to Decommissioning Collections than the tax treatment currently accorded to Seller with respect to Decommissioning Collections, and, (b) on or before the Closing Date, the IRS PLR (CPS Decommissioning Collections) shall not have been issued by the IRS and no IRS PLR Equivalent shall have become effective.

         "Intercompany Arrangements" has the meaning set forth in Section
2.2(q).

         "Inventory" means the STP Ownership Share of the following items intended to be used or consumed at the Generation Facility in the ordinary course of business that, as of the Closing, are on hand at the Generation Facility or listed on Schedule 1.1D: spare, replacement or other parts; tools, equipment, lubricants, chemicals, fluids, lubricating oils, supplies, filters, fittings, connectors, seals, gaskets, hardware, wire and other similar materials; maintenance, shop and office supplies; diesel fuel associated with back-up or emergency generators; and other similar items of personal property in existence as of the Closing, but excluding Nuclear Fuel Inventory.

         "Inventory Threshold" has the meaning set forth in Section 3.3(c).

         "Inventory Value" has the meaning set forth in Section 3.3(c).

         "IRS" means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "IRS PLR (CPS Decommissioning Collections)" means, in respect of CPS, a favorable private letter ruling from the IRS to the effect that neither CPS nor its Nonqualified Decommissioning Fund will recognize any gain or loss, or otherwise take into account any income or deduction, by reason of the receipt of nuclear decommissioning costs collected by Seller, in a nonbypassable charge to retail customers, and remitted to CPS or its Nonqualified Decommissioning Fund pursuant to the Decommissioning Funds Collection Agreement.

         "IRS PLR (Decommissioning Funds Transfer)" means a favorable private letter ruling from the IRS as described in Schedule 7.8(b).

         "IRS PLR (Texas Genco Decommissioning Collections)" means, in respect of Texas Genco, a favorable private letter ruling from the IRS to the effect that: (i) Texas Genco will be treated as the "eligible taxpayer" and the "electing taxpayer" for purposes of Section 468A of the Code and the Treasury Regulations thereunder with respect to Texas Genco's Qualified Decommissioning Fund and, therefore, Texas Genco may make deductible contributions to its Qualified Decommissioning Fund consisting of nuclear decommissioning costs collected by Seller, in a nonbypassable charge to retail customers, on behalf of Texas Genco and remitted to Texas Genco or its Decommissioning Fund pursuant to the Decommissioning Funds Collection Agreement, and (ii) this amount will be treated as an amount of nuclear decommissioning costs allocable to the Texas Genco's Qualified Decommissioning Fund which is included in Purchaser's cost of service for ratemaking purposes within the meaning of Section 468A(b)(1) of the Code.

         "IRS PLR Effective Date" means, as applicable to each Purchaser, the first day of the calendar month following the calendar month in which the IRS PLR (Texas Genco Decommissioning Collections), IRS PLR (CPS Decommissioning Collections), or an IRS PLR Equivalent, as applicable, becomes effective (whether on a prospective or retroactive basis) or, in the event that such IRS PLR (Texas Genco Decommissioning Collections), IRS PLR (CPS Decommissioning Collections), or the IRS PLR Equivalent shall have become effective on a retroactive basis as of a date earlier than the Closing Date, the Closing Date.

         "IRS PLR Equivalent" means any Law adopted, promulgated or issued by a Governmental Authority (including but not limited to a rate order of the PUCT) that: (i) with respect to Texas Genco (a) provides for or results in Tax treatment of the amounts remitted to Texas Genco pursuant to the Decommissioning Funds Collection Agreement that is substantially the same, in all material respects, as the Tax treatment of such amounts that would have resulted from the issuance by the IRS of the IRS PLR (Texas Genco Decommissioning Collections) from and after the IRS PLR Effective Date or (b) otherwise results in no net, after-Tax, economic cost to Texas Genco of any difference between the Tax treatment of such amounts then in effect and the Tax treatment of such amounts that would have resulted from the issuance by the IRS of the IRS PLR (Texas Genco Decommissioning Collections) from and after the IRS PLR Effective Date, and (ii) with respect to CPS (a) provides for or results in Tax treatment of the amounts remitted to CPS pursuant to the Decommissioning Funds Collection Agreement that is substantially the same, in all material respects, as the Tax treatment of such amounts that would have resulted from the issuance by the IRS of the IRS PLR (CPS Decommissioning Collections) from and after the IRS PLR Effective Date or (b) otherwise results in no net, after-Tax, economic cost to CPS of any difference between the Tax treatment of such amounts then in effect and the Tax treatment of such amounts that would have resulted from the issuance by the IRS of the IRS PLR (CPS Decommissioning Collections) from and after the IRS PLR Effective Date.

         "Issuing Bank" means any Eligible Financial Institution that issues an Acceptable Letter of Credit.

         "Knowledge" or similar terms used in this Agreement with respect to a Party means: (a) in the case of Seller, the extent of the actual and current knowledge as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 9.7 or Section 10.7, as applicable, the date of delivery of the certificate) of (i) any of the Persons listed on Part I of
Schedule 1.1E, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer and the chief legal officer or general counsel of Seller, without any implication of verification or investigation concerning such knowledge, and (ii) any of the Persons listed on
Part II of Schedule 1.1E, after reasonable inquiry by them of the Persons listed on Part III of Schedule 1.1E, and without any implication of verification or investigation, other than such reasonable inquiry, concerning such knowledge; and (b) in the case of each Purchaser, the extent of the actual and current knowledge as of the Effective Date (or, with respect to the certificate delivered pursuant to Section 11.6, the date of delivery of the certificate) of any of the Persons listed on Schedule 1.1F, as to such Purchaser, the chief executive officer, the chief financial officer, the chief operating officer, the chief accounting officer and the chief legal officer or general counsel of such Purchaser and Guarantor, without any implication of verification or investigation concerning such knowledge. For purposes of clause (a)(ii) of this definition, "reasonable inquiry" means that each of the Persons listed on Part II of Schedule 1.1E (a) as to such Purchaser reviewed the representations and warranties of Seller in ARTICLE 4, including the Schedules thereto or the portion thereof indicated for such Person in Part II of Schedule 1.1E, and participated (in person or by teleconference) in one or more meetings with the Persons listed in Part III of Schedule 1.1E and counsel to Seller for the purpose of reviewing and confirming the accuracy of the representations and warranties of Seller in ARTICLE 4 and the Schedules thereto, with the understanding that each of the Persons listed in Schedule 1.1E would be expected to confirm in writing that such Person has reviewed such representations, warranties and Schedules (or the portion thereof indicated for such person in Part II of Schedule 1.1E) and that, to the best of such Person's knowledge, the same are true and complete.

         "Laws" means all statutes, rules, regulations, ordinances, orders and codes of federal, state and local Governmental Authorities.

         "Litigated Dispute" means any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement (or any Ancillary Agreement or any other document delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving two or more of the Parties or their representatives, that involves one or more claims or demands for money damages of Three Million Dollars (U.S. $3,000,000) or more, individually or in the aggregate, or which involves a Seller Claim for a breach of this Agreement that results in a termination of this Agreement or other failure to consummate the Transactions; provided however, that Litigated Disputes exclude any Special Process Dispute.

         "Losses" has, in respect of each Purchaser, the meaning set forth in
Section 8.2(a) or Section 8.2(b), as applicable.

         "Low-Level Waste" means radioactive material that (i) is not High-Level Waste, Mixed Waste, Spent Nuclear Fuel or byproduct material as defined in section 11e.(2) of the Atomic Energy Act (40 U.S.C. 2014(e)(2)), and (ii) the NRC classifies as low-level radioactive waste.

         "MAE Adjustment Amount" means, in respect of each Purchaser, the sum of the net present value (calculated using a discount rate of 12%) of the following (each as determined by the express written agreement of Seller and such Purchaser, or, failing such express written agreement, upon a determination made in accordance with Section 3.5(c) and/or Section 13.17): (i) the expenditures reasonably likely to be required by such Purchaser as a result of any Material Adverse Effect occurring or first manifested on or after the Effective Date and prior to the Closing Date, expressed as an amount equal to such Purchaser's Proportionate Share of the STP Ownership Share of expenditures reasonably likely to be required to be made by or on behalf of the STP Owners resulting from such Material Adverse Effect, net of actual insurance recoveries, other offsets, and any cost-savings reasonably likely to be realized from such expenditures (each as set forth in the final report of the Operating Agent or, absent agreement of the Parties thereon within three (3) Business Days after delivery of the Operating Agent's final report, as determined pursuant to Section 13.17) and
(ii) the reasonably likely revenue loss to such Purchaser (net of any operating expenses not expended as a result of such Material Adverse Effect) as a result of such Material Adverse Effect, such revenue loss to be computed based on the factors set forth on Schedule 3.5(c) and the projected net decrease in generating capacity of the Generation Facility and projected timing and duration of any forced or unplanned outages of any STP Unit due to such Material Adverse Effect, as set forth in the final report of the Operating Agent or, absent agreement of the affected Parties thereon within three (3) Business Days after delivery of the Operating Agent's final report, as determined pursuant to
Section 13.17.

         "Material Adverse Effect" means any change (or changes taken together) in, or effect on, the operations or physical condition of the Generation Facility that is (are) materially adverse to the operations or physical condition of the Generation Facility, including but not limited to (a) an actual, or clearly imminent, forced or unplanned outage of any STP Unit, or any event that causes any STP Unit to operate at a reduced generating capacity, (b) any action taken by the STP Owners, including a vote under the STP Project Documents, to shut down or reduce the generating capacity of the Generation Facility (other than with respect to planned outages), (c) any action, or inaction, on the part of any STP Owner or the Operating Agent that violates, or might reasonably be expected to violate, the NRC Licenses, (d) the occurrence of any nuclear incident or accident that would give rise to liability under the Price-Anderson Act (Pub. L. No. 85-256, 71 Stat. 576 (1957)), or (e) any labor strike, dispute or other work stoppages affecting the Generation Facility (except to the extent any such labor strike, dispute or work stoppage involves employees of or contractors providing services or goods to a Purchaser or any Affiliate of such Purchaser), and that is (are) reasonably likely to require the expenditure by, or result in a loss of revenue (net of expenses saved) to, such Purchaser within one (1) year following the Closing Date of in excess of $2,000,000 individually or in excess of $10,000,000 in the aggregate, but excluding (1) any change (or changes taken together) or effect generally affecting the international, national, regional or local electric industry as a whole and not affecting the Generation Facility materially differently from other like facilities, (2) any change (or changes taken together) or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (3) any change (or changes taken together) or effect resulting from the international, national, regional or local markets for fuel used at the Generation Facility, (4) any change (or changes taken together) in or effect on the North American, national, regional or local transmission system, (5) any change (or changes taken together) or effect which is cured (including by the payment of money) before the earlier of the Closing or the termination of this Agreement under Section 12.1, (6) any order of or action by any Governmental Authority applicable to providers of generation, transmission or distribution of electricity generally that imposes restrictions, regulations or other requirements thereon, or (7) any change (or changes taken together) or effect resulting from action or inaction by a Governmental Authority with respect to a regional transmission operator, an independent system operator or retail access in Texas. Any determination as to whether any condition or other matter has a Material Adverse Effect shall be made only after taking into account all effective insurance coverages and effective indemnifications with respect to such condition or matter.

         "Mixed Waste" means waste that (a) contains both a hazardous waste component regulated under the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 et seq.) and a radioactive component of Source Material, Byproduct Material or Special Nuclear Material, and (b) the NRC classifies as mixed waste or that constitutes "mixed waste" as defined in 42 U.S.C. ss. 6903(41).

         "Moody's" means Moody's Investors Services, Inc.

         "NEIL" means Nuclear Electric Insurance Limited.

         "NEIL Accidental Outage Policy" means the NEIL Accidental Outage Insurance Policy in effect from time to time, including the Declarations and Endorsements attached thereto and made a part thereof.

         "Notice of Claim" has the meaning set forth in Section 8.4.

         "NRC" means the Nuclear Regulatory Commission, as established by ss. 201 of the Energy Reorganization Act of 1974, 42 U.S.C. ss. 5841, as amended, and any successor agency thereto.

         "NRC Approvals" means, in respect of each Purchaser, the consent of the NRC pursuant to Section 184 of the Atomic Energy Act and 10 C.F.R. ss. 50.80 to the transfer of the Purchased Assets from Seller to such Purchaser, NRC approval of all conforming administrative license amendments associated with such transfer, NRC consent to the transfer of, and approval of any related amendments to, any Nuclear Materials licenses associated with such transfer and any other reviews or approvals required under the Nuclear Laws in connection with the consummation of the applicable Transactions.

         "NRC Licenses" means, together, operating licenses granted in NRC Docket No. 50-498 and Docket No. 50-499, with respect to STP Units 1 and 2, respectively, issued by the NRC to the STP Owners, as amended.

         "Nuclear Fuel in Process" means the nuclear fuel constituents in all stages of the fuel cycle, which are in the process of mining, milling, conversion, enrichment or fabrication.

         "Nuclear Fuel Inventory" means the nuclear fuel assemblies in the reactor core, unenriched and enriched uranium in any physical or chemical form, together with any related consumable supplies and chemical and gas inventories relating to the operation of the Generation Facility under contract, or in inventory and located at, or in transit to, the Generation Facility, including Nuclear Fuel in Process.

         "Nuclear Fuel Inventory Threshold" has the meaning set forth in Section 3.3(d).

         "Nuclear Fuel Inventory Value" has the meaning set forth in Section 3.3(d).

         "Nuclear Laws" means, collectively, (i) all Laws relating to: the regulation of nuclear power plants, Nuclear Materials and the transportation and storage of Nuclear Materials; the regulation of nuclear fuel; the enrichment of uranium; the disposal and storage of High-Level Waste, and Spent Nuclear Fuel, and contracts for and payments into the Nuclear Waste Fund; (ii) the Atomic Energy Act of 1954 (42 U.S.C. ss. 2011 et seq.); (iii) the Energy Reorganization Act of 1974 (42 U.S.C. ss. 5801 et seq.); (iv) the Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 STAT. 1663); (v) the Foreign Assistance Act of 1961 (22 U.S.C. ss. 2429 et seq.); (vi) the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. ss. 3201); (vii) the Low-Level Radioactive Waste Policy Act (42 U.S.C. ss. 2021b et seq.); (viii) the Nuclear Waste Policy Act of 1982 (42 U.S.C. ss. 10101 et seq.); (ix) the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. ss. 2021d, 471); (x) the Energy Policy Act of 1992 (42 U.S.C.
ss. 13201 et seq.); (xi) the Price Anderson Act (Pub. L. No. 85-256, 71 Stat. 576 (1957)); and (xii) any state or local laws analogous to the foregoing.
The term "Nuclear Laws" does not include Environmental Laws.

         "Nuclear Liability" means any liability or obligation arising out of or resulting from the radioactive, toxic, explosive, or other hazardous properties of Nuclear Materials.

         "Nuclear Material" means Source Material, Special Nuclear Material, Low-Level Waste, High-Level Waste, the radioactive component of Mixed Waste, Byproduct Material and Spent Nuclear Fuel.

         "Off-Site Location" means any real property other than the Owned Real Property.

         "Operating Agent" means STP Nuclear Operating Company, a Texas non-profit corporation, as operating agent under the STP Participation Agreement and the STP Operating Agreement, or its successor in interest.

         "Original Offer" has the meaning set forth in the Recitals to this Agreement.

         "Owned Real Property" has the meaning set forth in Section 2.1(a).

         "Party" means each of Seller, CPS or Texas Genco, as the context requires; "Parties" means, collectively, Seller and one or both Purchasers, as the context requires.

         "Permits" has the meaning set forth in Section 4.5.

         "Permitted Encumbrances" means (i) liens for Property Taxes and other governmental charges and assessments which are not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings,
(ii) all exceptions set forth in the Preliminary Title Commitment which are not otherwise a Permitted Encumbrance under another clause of this definition, (iii) all exceptions, restrictions, easements, charges, rights-of-way and monetary and non-monetary Encumbrances which are set forth in any Permit, (iv) inchoate mechanics', materialmen's, laborers', carriers', workers', repairers' and other similar liens and the rights of customers, suppliers, contractors and subcontractors arising or incurred in the ordinary course of business, (v) purchase money security interests in respect of personal property arising or incurred in the ordinary course of business, (vi) zoning, entitlement, conservation restrictions and other land use and environmental regulations of any Governmental Authority, (vii) Encumbrances, easements or other restrictions created or reserved pursuant to or contemplated by this Agreement, any Ancillary Agreement or any Surviving Intercompany Arrangement, (viii) Encumbrances of record and such Encumbrances or state of facts as an examination and/or accurate survey of the relevant Owned Real Property would reveal (other than Encumbrances securing indebtedness of Seller for money borrowed which are not otherwise a Permitted Encumbrance under another clause of this definition), (ix) restrictions and regulations imposed by any Governmental Authority or any local, state, regional, national or international reliability council, including ERCOT,
(x) Encumbrances with respect to any of the Purchased Assets created by or resulting from the acts or omissions of either Purchaser or the Operating Agent,
(xi) liens, charges, claims, pledges, security interests, equities and other Encumbrances arising under the Generation Facility Contracts, or which will be and are discharged or released either prior to, or simultaneously with, the Closing, (xii) Encumbrances that do not apply only and exclusively to Seller or the STP Interest but that also apply to, or constitute Encumbrances upon the interests of, the other STP Owners in common or the Operating Agent as agent for the STP Owners, (xiii) Encumbrances listed on Schedule 1.1G, (xiv) Seller's Required Regulatory Approvals and Seller's Required Consents and Encumbrances that are the subject matter thereof, (xv) CPS's Required Regulatory Approvals and CPS's Required Consents and Encumbrances that are the subject matter thereof, (xvi) Texas Genco's Required Regulatory Approvals and Texas Genco's Required Consents and Encumbrances that are the subject matter thereof and
(xvii) such other Encumbrances or imperfections in or failures of title that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

         "Person" means an individual, partnership, joint venture, corporation, limited liability company, trust, association or unincorporated organization, any Governmental Authority, or any other entity.

         "Personal Property" has the meaning set forth in Section 4.10(a).

         "Pollution Control Facilities" means those facilities listed in
Schedule 1.1H, which constitute one or more portions of the Generation Facility (as indicated in such Schedule).

         "Post-Closing Adjustment" has, in respect of each Purchaser, the meaning set forth in Section 3.5(b).

         "Post-Closing Statement" has, in respect of each Purchaser, the meaning set forth in Section 3.5(b).

         "Potential MAE Notice" has, in respect of each Purchaser, the meaning set forth in Section 3.5(c).

         "Preliminary Title Commitment" means the preliminary title insurance commitment relating to the Generation Facility as described in Schedule 1.1I, copies of which have been delivered or made available to each Purchaser prior to the Effective Date.

         "Property Allocation" has, in respect of each Purchaser, the meaning set forth in Section 3.7(a).

         "Property Tax" means any Tax resulting from and relating to the assessment of real or personal property by any Governmental Authority.

         "Proportionate Share" has the meaning set forth in the Recitals to this Agreement.

         "Proposed Post-Closing Adjustment" has, in respect of each Purchaser, the meaning set forth in Section 3.5(b).

         "Proposed Rule" means that certain proposed rule entitled, "ss. 25.303. Nuclear Decommissioning following the Sale or Transfer of Nuclear Generating Assets," filed in PUCT Project # 29169 on May 14, 2004, as amended, supplemented or otherwise modified by any amendment, supplement or modification thereto filed in said Project to which Seller and Purchasers expressly consent in a writing duly signed by the Parties.

         "PUCT" means the Public Utility Commission of Texas.

         "PUHCA" means the Public Utility Holding Company Act of 1935.

         "PURA" means Title 2 of the Texas Utilities Code, Tex. Util. Code Ann. ss.ss. 11.001- 64.159.

         "Purchase Price" has, in respect of each Purchaser, the meaning set forth in Section 3.3.

         "Purchased Assets" has, in respect of each Purchaser, the meaning set forth in Section 2.1.

         "Purchaser" and "Purchasers" have the meanings set forth in the introductory paragraph of this Agreement.

         "Purchaser Claims" has, in respect of each Purchaser, the meaning set forth in Section 8.2(a) or Section 8.2(b), as applicable.

         "Purchaser's Decommissioning Funds" has, in respect of each Purchaser, the meaning set forth in Section 7.8(c).

         "Purchaser's Nonqualified Decommissioning Fund" has, in respect of each Purchaser, the meaning set forth in Section 7.8(c). Collectively, these funds are referred to as "Purchasers' Nonqualified Decommissioning Funds."

         "Purchaser's Qualified Decommissioning Fund" has, in respect of each Purchaser, the meaning set forth in Section 7.8(c). Collectively, these funds are referred to as "Purchasers' Qualified Decommissioning Funds."

         "Purchaser's Required Consents" means, in respect of CPS, CPS's Required Consents and, in respect of Texas Genco, Texas Genco's Required Consents.

         "Purchaser's Schedules" means, in respect of CPS, Schedule 5.10 and, in respect of Texas Genco, Schedule 6.10.

         "Purchaser's Required Regulatory Approvals" means, in respect of CPS, CPS's Required Regulatory Approvals and, in respect of Texas Genco, Texas Genco's Required Regulatory Approvals.

         "Qualified Annexed Area" has the meaning defined by Section 141(d)(3) of the Code.

         "Qualified Service Area" has the meaning defined by Section 141(d)(3) of the Code.

         "Release" means any release, spill, leak, discharge, abandonment, disposal, pumping, pouring, emitting, emptying, injecting, leaching, dumping, depositing, dispersing, allowing to escape or migrate into or through the environment (including ambient air, surface water, ground water, wetlands, land surface and subsurface strata or within any building, structure, facility or fixture) of any Hazardous Substance, including the abandonment or discarding of Hazardous Substances in barrels, drums, or other containers.

         "Remediation" means any action of any kind to address an Environmental Condition or Release or threatened Release or the presence of Hazardous Substances on or in the air, soil or groundwater, at the Generation Facility or any Off-Site Location including the following: (i) monitoring, investigation, assessment, treatment, cleanup, containment, remediation, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such work;
(iii) preparing and implementing any plans or studies for such work; (iv) obtaining a written notice from a Governmental Authority with jurisdiction under applicable Environmental Laws that no material additional work is required by such Governmental Authority; (v) any response to, or preparation for, any inquiry, order, hearing or other proceeding by or before any Governmental Authority with respect to any such Environmental Condition, Release or threatened Release or presence of Hazardous Substances, and (vi) any other activities reasonably determined by the Operating Agent or Seller to be necessary or appropriate or required under Environmental Laws to address an Environmental Condition, the presence of or Release of Hazardous Substances in the air, soil or groundwater, at the Generation Facility or any Off-Site Location.

         "Revenue Bonds" has the meaning set forth in Section 7.18(a)(i).

         "S&P" means Standard & Poor's Ratings Services.

         "Sales Tax Determination Letter" has the meaning set forth in Section 3.8(a).

         "Scheduled Adjustment Date" has the meaning set forth in Section 3.6.

         "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

         "Seller Claims" has in respect of each Purchaser, the meaning set forth in Section 8.3(a) or Section 8.3(b), as applicable.

         "Seller Financial Statements" means the financial statements of Seller, including the notes thereto, included in the most recent annual report on Form 10-K and all subsequent quarterly reports on Form 10-Q that Seller has filed with the Securities and Exchange Commission.

         "Seller Group" means Seller, its Affiliates and each of its and their respective officers, directors, employees, attorneys, agents and successors and assigns.

         "Seller's Decommissioning Funds" means Seller's Qualified Decommissioning Funds and Seller's Non-Qualified Decommissioning Funds, in each case relating to the Generation Facility.

         "Seller's Non-Qualified Decommissioning Funds" means the external trust funds that do not (or funds that do not) meet the requirements of Code Section 468A and Treasury Reg. ss. 1.468A-5, each maintained by Seller with respect to an STP Unit prior to the Closing pursuant to the Decommissioning Trust Agreement.

         "Seller's Qualified Decommissioning Funds" means the external trust funds (Federal tax identification nos. 25-1671993 and 25-1682969) that are intended to meet the requirements of Code Section 468A and Treas. Reg. ss. 1.468A-5, each as a "nuclear decommissioning reserve fund", and each maintained by Seller with respect to an STP Unit prior to the Closing pursuant to the Decommissioning Trust Agreement.

         "Seller's Required Consents" means the consent, waiver, agreement or release of any Person other than a Governmental Authority, or other action or event, necessary for Seller to consummate the Transactions, as specified on
Schedule 1.1J.

         "Seller's Required Regulatory Approvals" means (i) the approval of the Transactions by any Governmental Authority of competent jurisdiction over either of the Parties or the Generation Facility that is required for Seller to consummate the Transactions as specified on Part I of Schedule 1.1K and (ii) the notice to, filing with, or consent, approval or authorization of, any Governmental Authority as specified on Part II of Schedule 1.1.K.

         "Seller's Schedules" means Schedule 2.1(f) and any of the Schedules to
ARTICLE 4 (or any Part of any such Schedule).

         "Site" means the parcels of land and improvements forming a part of the Generation Facility, or used in connection therewith and included in the Purchased Assets. Any reference to the Site shall include, by definition, the surface and subsurface interests, including the soils and groundwater present at the Site, and any reference to items "at the Site" shall include all items "at, on, in, upon, over, across, under and within" the Site.

         "Source Material" means (a) uranium or thorium, or any combination thereof, in any physical or chemical form or (b) ores that contain by weight one-twentieth of one percent (0.05%) or more of (i) uranium, (ii) thorium, or
(iii) any combination thereof. Source Material does not include Special Nuclear Material.

         "Special Process Dispute" means any dispute the resolution of which is covered by Section 3.6, Section 3.7, Section 7.6, or Section 13.17.

         "Special Nuclear Material" means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be "Special Nuclear Material." Special Nuclear Material also refers to any material artificially enriched by any of the foregoing materials or isotopes. Special Nuclear Material does not include Source Material.

         "Spent Nuclear Fuel" means fuel that has been withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing. Spent Nuclear Fuel includes Special Nuclear Material, Byproduct Material, Source Material and other radioactive materials associated with nuclear fuel assemblies.

         "SPP" means Southwest Power Pool Inc., an Arkansas not-for-profit corporation.

         "SPP Region" means the North American Electric Reliability Council region served by the members of SPP.

         "STP Interest" has the meaning set forth in the Recitals to this Agreement.

         "STP Interim Restructuring Agreement" means that certain Interim Restructuring Agreement, dated August 15, 2002, by and among the City of San Antonio, acting through the City Public Service Board of San Antonio, Central Power and Light Company, Houston Lighting & Power Company, a division of Reliant Energy, Incorporated, the City of Austin, CenterPoint Energy Houston Electric, LLC and Texas Genco, LP.

         "STP Operating Agreement" means that certain South Texas Project Operating Agreement, dated effective as of November 17, 1997, by and among the City of San Antonio, acting through the City Public Service Board of San Antonio, Central Power and Light Company, Houston Lighting & Power Company, a division of Houston Industries Incorporated, City of Austin, and STP Nuclear Operating Company.

         "STP Owner" means each Person who, as of the relevant time, is a "Participant" (as "Participant" is defined in the STP Participation Agreement") under the STP Participation Agreement, which, as of the date of this Agreement, means CPS, Seller, CenterPoint Energy Houston Electric, LLC, a Texas limited liability company, Texas Genco, LP, a Texas limited partnership, and the City of Austin, in each case in such Person's capacity as such a Participant.

         "STP Owners Licenses" has the meaning set forth in Section 4.15(b).

         "STP Ownership Share" means the STP Interest expressed as a percentage of the undivided ownership interests, as tenants in common, of the STP Owners in the Generation Facility, which is 25.2%.

         "STP Participation Agreement" means that certain Amended and Restated South Texas Project Participation Agreement, dated effective as of November 17, 1997, by and among City of San Antonio, acting through the City Public Service Board of San Antonio, Central Power and Light Company, Houston Lighting & Power Company, a division of Houston Industries Incorporated, and City of Austin.

         "STP Project Documents" means, collectively, the Project Agreements listed on Schedule 2.1(f).

         "STP Statements" means, collectively, the South Texas Project Electric Generating Station and South Texas Project Nuclear Operating Company combined statements of owners' assets, combined balance sheets, combined statements of expenses and miscellaneous income (deductions), combined statements of selected cash flows and combined statements of owners' liabilities as of and for the years ended December 31, 2003, 2002 and 2001, together with the related independent auditors' report of Deloitte & Touche LLP.

         "STP Unit" means either of the two nuclear steam electric generating units comprising the Generation Facility, as more particularly described on Exhibit A.

         "Surviving Intercompany Arrangements" means the Generation Facility Contracts listed or described under the heading "Surviving Intercompany Arrangements" on Part I of Schedule 4.9.

         "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code
Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including assessments, fees or other charges based on the use or ownership of real property), personal property, transactional, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, including, without limitation, any item for which liability arises as a transferee or successor-in-interest.

         "Tax Adjustment Model" means the financial model agreed upon by Seller, Texas Genco, and CPS for the purposes of calculating the net present value (calculated using a discount rate of 12%) of the amount of the adverse tax consequence that Texas Genco and CPS are reasonably likely to incur as a direct result of the IRS not issuing the IRS PLR (Texas Genco Decommissioning Collections), the IRS PLR (CPS Decommissioning Collections), or an IRS PLR Equivalent not becoming effective, including the instructions related thereto, a copy of which (in the form of a CD-ROM labeled "AEP TCC/TGLP PSA Tax Adjustment Model (08/23/2004)") is attached as Exhibit K.

         "Tax Return" means any return, report, information return, rendition form, declaration, claim for refund, or other document, together with all amendments and supplements thereto (including all related or supporting information), required to be supplied to any Governmental Authority responsible for the administration of Laws governing Taxes.

         "Taxing Authority" has the meaning set forth in Section 3.8(d).

         "TCEQ" means the Texas Commission on Environmental Quality.

         "Termination Date" has the meaning set forth in Section 12.1(e).

         "Texas Genco Group" means Texas Genco, its Affiliates, and each of its and their officers, directors, employees, attorneys, agents and successors and assigns

         "Texas Genco Holdings" means Texas Genco Holdings, Inc. a Texas Corporation.

         "Texas Genco Holdings Financial Statements" has the meaning set forth in Section 6.11.

         "Texas Genco Purchased Interest" has the meaning set forth in the Recitals to this Agreement.

         "Texas Genco's Required Consents" means the consent, waiver, agreement or release of any Person other than a Governmental Authority, or other action or event, necessary for Texas Genco to consummate the applicable Transactions, as specified in Schedule 1.1L.

         "Texas Genco's Required Regulatory Approvals" means (i) the approval of the applicable Transactions by any Governmental Authority of competent jurisdiction over any of the Parties or the Generation Facility that is required for Texas Genco to consummate the applicable Transactions as specified on Part I of Schedule 1.1M and (ii) the notice to, filing with, or consent, approval or authorization of, any Governmental Authority as specified on Part II of Schedule 1.1M.

         "Texas Genco Termination Event" means that Texas Genco shall no longer be obligated to purchase the Texas Genco Purchased Interest as contemplated hereby, or this Agreement shall otherwise have been terminated in respect of Texas Genco, as specified in a notice from Seller to CPS.

         "Third Party Claim" means a claim by a Person that is not a member of the Seller Group, the CPS Group or the Texas Genco Group, including any claim for the costs of conducting Remediation, or seeking an order or demanding that a Person undertake Remediation.

         "Title Agent" has the meaning set forth in Section 9.6 and Section
10.6.

         "Title Insurer" has the meaning set forth in Section 9.6 and Section 10.6.

         "Title Policy" has the meaning set forth in Section 9.6 and Section
10.6.

         "Transactions" has the meaning set forth in the Recitals.

         "Transfer Tax" means any sales Tax, transfer Tax, transaction Tax, conveyance fee, use Tax, stamp Tax, stock transfer Tax or other similar Tax, including any related penalties, interest and additions thereto.

         "Transferable Permits" means all those Permits and Seller Licenses relating to the Generation Facility (and all applications pertaining thereto), including the NRC Licenses, that are transferable under applicable Law from Seller to each Purchaser with or without a filing with, notice to, or consent or approval of any Governmental Authority.

         "USEPA" means the United States Environmental Protection Agency.
          -----

Section 1.2.......Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires:

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes each other gender;

(d) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;

(e) reference to any Article, Section, Schedule or Exhibit means such Article, Section, Schedule or Exhibit of or to this Agreement, and references in any Article, Section, Schedule, Exhibit or definition to any clause means such clause of such Article, Section, Schedule, Exhibit or definition;

(f) any accounting term used and not otherwise defined in this Agreement or any Ancillary Agreement has the meaning assigned to such term in accordance with GAAP;

(g) "hereunder," "hereof," "hereto" and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof;

(h) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

(i) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including;"

(j) reference to any Law (including statutes and ordinances) means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder (other than the Proposed Rule);

(k) "dollars," "U.S. dollars," or "$" means lawful currency of the United States of America;

(l) any agreement, instrument, insurance policy, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, statute, regulation, rule or order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and

(m) any defined term shall be construed, as the context requires, as applying or referring to either of the Purchasers individually, or to both of the Purchasers collectively, subject to Section 13.11.

ARTICLE 2.........

                                PURCHASE AND SALE

Section 2.1.......Purchased Assets. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, Seller shall (i) sell, convey, assign, transfer and deliver to Texas Genco, and Texas Genco will purchase and acquire from Seller, all of Seller's right, title and interest in, to and under the Texas Genco Purchased Interest, and Texas Genco's Proportionate Share of Seller's right, title and interest in, to and under other assets, interests, properties, facilities, rights, licenses or contracts used, or held for use, primarily (or, to the extent set forth below, exclusively) in connection with Seller's ownership of the STP Interest (and, to the extent set forth below, customarily located at the Generation Facility or identified or described on a Schedule hereto), each as in existence on the Closing Date, including Texas Genco's Proportionate Share of Seller's right, title and interest in, to and under the assets, interests, properties, facilities, rights, licenses or contracts described in clauses (a)-(r) below, but excluding all Excluded Assets; and (ii) sell, convey, assign, transfer and deliver to CPS, and CPS will purchase and acquire from Seller, all of Seller's right, title and interest in, to and under the CPS Purchased Interest, and CPS's Proportionate Share of Seller's right, title and interest in, to and under other assets, interests, properties, facilities, rights, licenses or contracts used, or held for use, primarily (or, to the extent set forth below, exclusively) in connection with Seller's ownership of the STP Interest (and, to the extent set forth below, customarily located at the Generation Facility or identified or described on a Schedule hereto), each as in existence on the Closing Date, including CPS's Proportionate Share of Seller's right, title and interest in, to and under the assets, interests, properties, facilities, rights, licenses or contracts described in clauses (a)-(r) below, but excluding all Excluded Assets (in respect of each Purchaser, as to its respective Proportionate Share, collectively, the "Purchased Assets"):

(a) The parcels of real property owned by Seller, or by the Operating Agent on behalf of Seller as one of the STP Owners, relating exclusively to the Generation Facility and described on Schedule 2.1(a), and all appurtenances thereto, together with all buildings, facilities, fixtures and other real property improvements thereon and thereto, including all construction work in progress (the "Owned Real Property");

(b) The machinery, mobile or otherwise, equipment, vehicles, tools, fixtures, furniture and furnishings, and other tangible personal property related to or used, or useful, in the operation of the Generation Facility that (i) are not Inventory, (ii) as of the Closing, are licensed, owned or leased by Seller, or by the Operating Agent on behalf of the STP Owners or on behalf of Seller as one of the STP Owners, and (iii) are used primarily in the operation of the Generation Facility, and are listed on Part I of Schedule 2.1(b) or in the ordinary course of business are customarily located at the Generation Facility, including any electrical upgrade, interconnection or similar equipment listed on
Part II of Schedule 2.1(b);

(c) The Nuclear Fuel Inventory;

(d) The Inventory;

(e) The Transferable Permits and any other permits, licenses, approvals, registrations, franchises, certificates, other authorizations and consents of Governmental Authorities or other Persons relating to the ownership, lease, maintenance or operation of the Generation Facility that, in each case, as of the Closing are in favor of Seller or the STP Owners or the Operating Agent, as agent for the STP Owners, except for and to the extent that any of the Transferable Permits relates to any of the Excluded Assets;

(f) The contracts, agreements, arrangements, licenses and leases of any nature to which Seller is a party, or to which the Operating Agent, on behalf of the STP Owners or on behalf of Seller, as one of the STP Owners, is a party, and by or to which Seller is or the STP Owners are bound or subject, including those listed or described on Schedule 2.1(f), in each case to the extent exclusively relating (in whole or in part) to the ownership, lease, maintenance or operation of the Generation Facility (the "Generation Facility Contracts");

(g) Except to the extent such materials are subject to confidentiality, nondisclosure or similar agreements in favor of third parties whose consent to transfer is not obtained, the non-privileged books, records, documents, drawings, reports, operating data, operating safety and maintenance manuals, inspection reports, engineering design plans, blueprints, specifications and procedures and similar items, (i) located at and relating exclusively to the Generation Facility, or (ii) otherwise in Seller's possession and exclusively relating to the Generation Facility or Purchased Assets if specifically identified and reasonably requested by a Purchaser; provided, however, that Seller shall have the right prior to Closing to make copies of such documents and to make non-exclusive use of them thereafter to the extent such non-exclusive use is not prohibited by the terms of such document or any other contract by which Seller is bound;

(h) Unexpired, transferable warranties and guarantees from third parties to the extent relating to any of the Purchased Assets;

(i) Subject to Section 2.2(i) and Section 2.2(j), rights in, to and under (i) any claims or causes of action against any third parties that are not members of the Seller Group (including indemnification and contribution claims) to the extent relating exclusively to any of the Purchased Assets, Seller's Decommissioning Funds and/or the assets therein, or the Assumed Liabilities, whether accruing prior to, on or after the Closing, if any, including any claims for refunds, prepayments, offsets, recoupment, judgments and the like, whether received as payment or credit against future liabilities, relating to the Generation Facility, and (ii) any actual or potential claim or cause of action as an STP Owner against the Operating Agent, whether known or unknown, contingent or accrued, arising prior to and in existence at the Closing;

(j) All Spent Nuclear Fuel presently stored at the Generation Facility (including any such fuel which may have been used in connection with generating Seller's share of electricity at Generation Facility);

(k) Rights relating to or pertaining to any defaults by the Department of Energy under the DOE Standard Contract (including any claims for failure by the Department of Energy to take Spent Nuclear Fuel) accrued prior to, on or after the Closing Date, whether relating to periods prior to, on or after the Closing Date, and all other rights of Seller against the Department of Energy, with respect to, arising out of or in connection with the Generation Facility;

(l) Subject to Section 3.4, advance payments, prepayments, prepaid expenses, deposits and the like (i) made by Seller or the Operating Agent on Seller's behalf in the ordinary course of business prior to the Closing, specifically with respect to the Generation Facility, (ii) which exist as of the Closing, and
(iii) with respect to which a Purchaser will receive the benefit after the Closing;

(m) Claims relating to or pertaining to any refund or credit received on or after the Closing Date by a Purchaser of all or any part of Department of Energy Decommissioning and Decontamination Fees paid by or on behalf of a Purchaser on or after the Closing Date in respect of the Generation Facility;

(n) Any renewable energy credits, renewable energy credit offsets (to the extent of Seller's right, title or interest in, to or under the same, if any) or any similar "green credits" (other than Emission Allowances) existing under applicable Law, including Environmental Laws, to the extent relating to the Generation Facility.

(o) Except for Excluded Assets, miscellaneous assets necessary, useful or used in or ancillary to operating the Generation Facility and primarily utilized in connection therewith, but not otherwise enumerated above, and that (i) in the ordinary course of business are typically located at the Generation Facility or
(ii) are owned, operated, maintained or under the control of the Operating Agent or one of its Affiliates, or are listed or described on Schedule 2.1(o);

(p) All Emission Allowances specifically allocated by the USEPA or any other applicable Governmental Authority with jurisdiction over the Generation Facility to any of the Purchased Assets for any calendar year subsequent to the calendar year in which the Closing occurs;

(q) All Emission Allowances specifically allocated by the USEPA or any other applicable Governmental Authority with jurisdiction over the Generation Facility to any of the Purchased Assets for the calendar year in which the Closing occurs; and

(r) Any Emission Allowances that (i) were specifically allocated by the USEPA or any other applicable Governmental Authority with jurisdiction over the Generation Facility to any of the Purchased Assets for any calendar year prior to the calendar year in which the Closing occurs and (ii) have not been consumed.

Section 2.2.......Excluded Assets. Consistent with the provisions of Section
13.1, nothing in this Agreement will constitute or be construed as conferring on either Purchaser, and neither Purchaser shall be entitled to purchase or acquire, any right, title or interest in, to or under the following assets, interests, properties, facilities, rights, licenses or contracts (the "Excluded Assets"), except to the extent Seller owns an interest in such assets, interests, properties, facilities, rights, licenses or contracts as a tenant in common with the other STP Owners, in which event and to such extent, Seller's undivided interest in such assets, interests, properties, rights, licenses and contracts shall constitute Purchased Assets. The following are the Excluded
Assets:

(a) The assets listed or described on Schedule 2.2(a), which are related to the Purchased Assets but are specifically excluded from the Transactions;

(b) Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, and interests in joint ventures, partnerships, limited liability companies and other entities, except the assets comprising Seller's Decommissioning Funds to the extent assignable hereunder;

(c) Cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and similar working capital items, except for (i) such assets on deposit with, or under the control of, the Operating Agent and (ii) the assets comprising Seller's Decommissioning Funds;

(d) Any and all data and information pertaining to customers of Seller or any of its Affiliates, whether or not located at the Generation Facility;

(e) Rights in, to and under all contracts, agreements, arrangements or commitments of any nature to the extent not assigned to a Purchaser, or the obligations of which are not assumed by a Purchaser, under the terms of this Agreement;

(f) All trade accounts receivable, notes, bonds and other evidences of indebtedness and any other rights to receive payments accrued or arising out of sales from the Generation Facility prior to the Closing and the security arrangements, if any, related thereto, including any rights with respect to any third party collection procedures or any other actions or proceedings which have been commenced in connection therewith;

(g) Rights arising under this Agreement or any instrument or document Executed and delivered pursuant to the terms hereof;

(h) Any and all books and records not described in Section 2.1(g);

(i) All of Seller's rights under any Generation Facility Insurance Policies in respect to any and all claims made against Seller or any of Seller's Affiliates under such policies whether such claims are asserted before, on or after the Closing Date and all rights to any proceeds payable in respect of such claims under any such policy;

(j) Any claims or causes of action, choses in action, rights of recovery, rights of set-off, rights to refunds and similar rights, including but not limited to claims for refunds, prepayments, offsets, recoupments, and insurance proceeds, condemnation awards, judgments and the like and rights in, to or under any insurance policy or refund of Taxes, relating to or arising out of the period prior to Closing, (i) that do not arise from events, circumstances, occurrences or conditions that create a liability for which a Purchaser is responsible hereunder as an Assumed Liability, and (ii) in respect of which Seller or any of its Affiliates has incurred out-of- pocket costs or losses on the basis of which such claims, choses in action, rights of recovery, rights of set-off, rights to refunds or similar rights may be asserted, but only to the extent of such costs and losses incurred prior to Closing;

(k) All privileged or proprietary materials, documents, information, media, methods and processes, except to the extent owned by the STP Owners in common or by the Operating Agent on behalf of the STP Owners or on behalf of Seller as one of the STP Owners, and any and all rights to use the same, including the AEP Marks and other intangible assets of an intellectual property nature, and computer software that is proprietary to Seller or any of its Affiliates, or the use of which under the pertinent license therefor is limited to operation by Seller or any of its Affiliates or on equipment owned by Seller or any of its Affiliates, including those listed or described on Schedule 2.2(k);

(l) The right to receive mail and other communications relating to any of the Excluded Assets or Excluded Liabilities, all of which mail and other communications, to the extent received by a Purchaser, shall promptly be forwarded by such Purchaser to Seller;

(m) Claims relating to or pertaining to any refund or credit on or after the Closing Date of all or any part of Department of Energy Decommissioning and Decontamination Fees paid by or on behalf of Seller in respect of the Generation Facility;

(n) Seller's notional account balance at NEIL attributable to any Generation Facility Insurance Policy, including NEIL Accidental Outage Policy coverage with respect to the STP Interest or the Generation Facility, and all policyholder distributions in the future in respect of same;

(o) All tariffs, agreements and arrangements to which Seller is a party for the purchase or sale of electric capacity and/or energy or for the purchase of transmission or ancillary services, except for tariffs, agreements or arrangements to which Seller is a party because such tariffs, agreements or arrangements were entered into by the STP Owners in common or by the Operating Agent as agent for the STP Owners;

(p) All electrical transmission or distribution assets (as opposed to generation facilities or other assets) of Seller or any of its Affiliates located at or forming a part of the Generation Facility, including all switchyard facilities, substation facilities and support equipment and the easements to use the real property on which they are located, if any, as contemplated in the STP Interim Restructuring Agreement, as well as all easements, permits, contracts, warranties, rights and entitlements, to the extent they relate to or benefit such transmission or distribution assets (other than any electrical transformation, interconnection or similar equipment identified on Schedule 2.1(b), all of which is included as Purchased Assets);

(q) Any contract, agreement, arrangement or commitment of any nature in respect of any intercompany transaction between Seller, on the one hand, and any Affiliate thereof, on the other hand, whether or not such transaction relates to any contribution to capital, loan, the provision of goods or services, tax sharing arrangements, payment arrangements, intercompany advances, charges or balances, or the like, excluding the Ancillary Agreements and the Surviving Intercompany Arrangements (collectively, the "Intercompany Arrangements"); and

(r) Assets, interests, properties, facilities, rights, licenses or contracts of Seller that are not used or held for use primarily in connection with the ownership of the STP Interest or operation of the Generation Facility.

At any time or from time to time, up to ninety (90) days following the Closing, any and all of the Excluded Assets may be removed from the Generation Facility by Seller (at no expense to a Purchaser, but without charge by a Purchaser for temporary storage), provided that Seller shall do so in a manner that does not unduly or unnecessarily disrupt normal business activities at the Generation Facility, and provided further that Excluded Assets may be retained at the Generation Facility to the extent permitted by easements, licenses, agreements or similar arrangements in favor of Seller or any of its Affiliates.

Section 2.3.......Assumption of Liabilities. Upon the Closing, each Purchaser will assume its respective Proportionate Share of, and will pay, perform and discharge when due (in accordance with each Purchaser's Proportionate Share), all of Seller's obligations and liabilities of any kind or nature whatsoever related to, arising from or associated with any of the following to the extent relating to any of the Purchased Assets, except for the Excluded Liabilities (in respect of each Purchaser, as to its respective Proportionate Share, collectively, the "Assumed Liabilities"):

(a) Except for the payment obligations prorated to Seller under Section 3.4, all liabilities and obligations under all contracts, agreements, arrangements, commitments, undertakings, and licenses assigned to a Purchaser under this Agreement, including the Generation Facility Contracts and the Transferable Permits, except in each case to the extent such liabilities and obligations, but for a material breach or default by Seller or a related waiver or extension obtained by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such material breach or default by Seller or obtained related waiver or extension obtained by Seller; provided that, for purposes of the foregoing, no such breach, default, waiver or extension shall include or consist of any such breach, default, waiver or extension that is or has been also engaged in, obtained by or agreed to by the STP Owners in common or by the Operating Agent acting on behalf of any STP Owner, including Seller;

(b) All liabilities or obligations of Seller arising under or relating to the following: (i) the costs for corrective actions associated with any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, on or after the Closing Date, regardless of when events giving rise to corrective action occurred; (ii) any fines or penalties arising in connection with any violation or alleged violation of Environmental Laws with respect to the ownership, lease, maintenance or operation of any of the Purchased Assets, on or after the Closing Date; (iii) loss of life, injury to Persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date), in each case caused (or allegedly caused) by any Environmental Condition or the presence or Release of Hazardous Substances at, on, in, under, or migrating from or to any of the Purchased Assets prior to, on or after the Closing Date, including any Environmental Condition or Hazardous Substances contained in building materials at any of the Purchased Assets (or in environmental media at adjacent properties to the extent that such Hazardous Substances have migrated from the Purchased Assets) or in the soil, surface water, sediments, groundwater, landfill cells, or in other environmental media at any of the Purchased Assets (or in environmental media at adjacent properties to the extent that such Hazardous Substances have migrated from the Purchased Assets); and (iv) the investigation or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of any Environmental Condition or Hazardous Substances that are present or have been Released prior to, on or after the Closing Date at, on, in, under or migrating from or to any of the Purchased Assets or in the soil, surface water, sediments, groundwater, landfill cells or in other environmental media at the Purchased Assets (or in environmental media at adjacent properties to the extent that such Hazardous Substances have migrated from the Purchased Assets); provided that nothing set forth in this Section 2.3(b) shall require a Purchaser to assume any liabilities or obligations that are Excluded Liabilities pursuant to
         Section 2.4(h) or Section 2.4(i);

(c) Any liabilities or obligations of Seller in respect of Decommissioning and the Decommissioning costs related thereto, whether arising prior to, on or after the Closing Date;

(d) Subject to the proration provisions of Section 3.4, all liabilities and obligations for any Department of Energy Decommissioning and Decontamination Fees due and payable on or after the Closing Date and any additional Decommissioning and Decontamination Fees that become effective on or after the Closing Date, whether assessed with respect to any period occurring prior to, on or after the Closing Date;

(e) Other than the liabilities and obligations of Seller in respect of Decommissioning, which are addressed in Section 2.3(c) or in respect of Decommissioning and Decontamination Fees which are addressed in Section 2.3(d), all liabilities and obligations of Seller arising under or relating to Nuclear Laws, and all liabilities and obligations of Seller arising under or relating to Nuclear Materials or any claim in respect thereof, whether based on Nuclear Laws, Environmental Laws, common law or otherwise (including liabilities and obligations for Department of Energy Decommissioning and Decontamination Fees due for periods following the Closing), whether such liabilities or obligations are known or unknown, contingent or accrued, in each case, arising or occurring prior to, on or after the Closing Date, including:

(i) all asserted or unasserted liabilities or obligations to third parties (including employees of the Operating Agent) for personal injury or tort, or any other theory of liability, arising out of the ownership, lease, maintenance or operation of any of the Purchased Assets prior to, on or after the Closing Date;

(ii) all liabilities and obligations arising out of or resulting from the transportation, treatment, storage or disposal of any Nuclear Materials; and

(iii) all liabilities and obligations arising out of or resulting from a "nuclear incident" or "precautionary evacuation" (as such terms are defined in the Atomic Energy Act) at the Generation Facility, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of Nuclear Materials to or from the Generation Facility, or any other such site prior to, on or after the Closing Date, together with any and all liabilities for deferred premiums assessed in connection with such a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act and 10 C.F.R. Part 140 or 10 C.F.R. ss. 50.54(w) and, subject to Section 3.4, all liabilities and obligations of Seller for retrospective premium obligations under the Generation Facility Insurance Policies;

(f) Any and all liabilities and obligations respecting any changes or improvements needed to the Purchased Assets, if any, for them to be in material compliance with respect to safety, building, fire, land use, access (including the Americans With Disabilities Act) or similar Laws respecting the physical condition of the Purchased Assets;

(g) Without limiting the representations and warranties of Seller contained herein or a Purchaser's rights for a breach thereof, any and all liabilities, obligations, claims, fines, penalties and expenses not otherwise enumerated above which in any way arise out of or are related to or associated with the ownership, possession, use or operation of any of the Purchased Assets before or after the Closing, including any of the foregoing arising out of or resulting from any change in Law or decision or order of any Governmental Authority; and

(h) All other liabilities or obligations expressly allocated to a Purchaser in this Agreement or in any of the Ancillary Agreements.

Section 2.4 Excluded Liabilities. Consistent with the provisions of Section 13.1, neither Purchaser shall assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations (collectively, the "Excluded Liabilities"):

(a) Any liabilities or obligations of Seller relating primarily to any Excluded Assets or other assets which are not Purchased Assets and the ownership, operation and conduct of any business in connection therewith or therefrom, including any amounts due from Seller under or arising from any of the Intercompany Arrangements, except to the extent caused by any acts or omissions of Purchaser or any of its Affiliates or Purchaser's ownership, possession, use or operation of any of the Purchased Assets;

(b) Any liabilities or obligations of Seller in respect of costs determined to be the responsibility of Seller under Section 3.4, any Taxes for which Seller is liable under Section 7.6 and Taxes attributable to the ownership, operation or use of any of the Purchased Assets on or before the Closing Date (except for Taxes for which Purchaser is liable pursuant to Section 3.4 or Section 7.6 hereof);

(c) Except as otherwise specifically set forth in Section 2.3, liabilities or obligations arising prior to the Closing Date from the material breach by Seller of or material default by Seller under any term, covenant or provision of any of the contracts, agreements, arrangements or commitments assumed by a Purchaser under this Agreement, including the Generation Facility Contracts, that would have been, but for such breach or default, paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such material breach or default or related waiver or extension obtained by Seller; provided that, for purposes of the foregoing, no such breach, default, waiver or extension shall include or consist of any breach, default, waiver or extension that is or has been also engaged in, obtained by or agreed to by the STP Owners in common or by the Operating Agent acting on behalf of any STP Owner, including Seller;

(d) Liabilities or obligations under the Generation Facility Contracts which would be included in any of the Purchased Assets but for the provisions of
Section 2.6, except to the extent a Purchaser is provided with the benefits thereunder as contemplated by such Section;

(e) Any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement or any of the Ancillary Agreements;

(f) Judgments, fines, and other penalties levied by a Governmental Authority and due prior to the Closing;

(g) Any liability representing indebtedness for money borrowed (and any refinancing thereof), including the Revenue Bonds and Seller's liability with respect thereto;

(h) All liabilities and obligations arising in connection with loss of life, injury to persons or property or damage to natural resources (whether or not such loss, injury or damage arose or was made manifest before the Closing Date or arises or becomes manifest on or after the Closing Date) as a result of (or allegedly as a result of) the transportation of or arranging for the transportation of any Hazardous Substances that have been generated in connection with the Purchased Assets and transported to any Off-Site Location, prior to the Closing Date;

(i) All liabilities and obligations arising in connection with the investigation or Remediation (whether or not such investigation or Remediation commenced before the Closing Date or commences on or after the Closing Date) of Environmental Conditions related to the transportation of or arranging for the transportation of any Hazardous Substances that have been generated in connection with the Purchased Assets to any Off-Site Location, prior to the Closing Date; and

(j) Subject to the proration provisions of Section 3.4, all liabilities and obligations of Seller, to the extent of its interest in the Generation Facility, for Department of Energy Decommissioning and Decontamination Fees due and payable prior to the Closing Date.

Section 2.5       Control of Litigation.

(a) Subject to Section 8.5 and Section 8.6, the Parties acknowledge and agree that, from and after the Closing Date, as between Seller and a Purchaser, Seller shall be entitled exclusively to control, defend and settle any suit, action or proceeding, and any investigation arising out of or related to any Excluded Assets or Excluded Liabilities, and such Purchaser agrees to cooperate reasonably in connection therewith, it being understood that such Purchaser shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding or investigation; provided, however, that Seller shall reimburse such Purchaser for all reasonable costs and expenses incurred by such Purchaser in providing such cooperation to Seller and shall not unreasonably interfere with operations at the Generation Facility in connection with any such control, defense or settlement.

(b) Subject to Section 8.5 and Section 8.6, the Parties acknowledge and agree that, from and after the Closing Date, as between Seller and a Purchaser, such Purchaser shall be entitled exclusively (except as otherwise described in subsection (c) of this Section 2.5) to control, defend and settle any suit, action or proceeding, and any investigation arising out of or related to any Purchased Assets or Assumed Liabilities, such Purchaser and Seller agree to cooperate reasonably in connection therewith, and Seller agrees to cooperate reasonably in connection therewith, it being understood that Seller shall not be required to incur any cost in connection with any such settlement but may be required to provide a release to a third party claimant in respect of the specific matters involved in such suit, action, proceeding, or investigation; provided, however, that such Purchaser shall reimburse Seller (in accordance with such Purchaser's Proportionate Share) for all reasonable costs and expenses incurred in providing such cooperation to such Purchaser and shall not unreasonably interfere with Seller's or any of its Affiliates' operations.

(c) Subject to Section 7.6, Section 8.5 and Section 8.6, the Parties acknowledge and agree that, from and after the Closing Date, Seller shall be entitled exclusively to control, defend and settle any action or proceeding associated with any Tax and related audit, appeals process or litigation for taxable periods occurring prior to the Closing Date.

Section 2.6       No Assignment If Breach.

(a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset, or assume any Assumed Liability, if the attempted assignment or assumption of the same, as a result of the absence of the consent or authorization of a third party or failure of a right of first refusal or notice period to expire, would constitute a breach or default under any contract, agreement, arrangement or commitment, would violate any applicable Law or would in any way adversely affect the rights, or increase the obligations, of any Party to this Agreement with respect thereto. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or increase the obligations of any Party to this Agreement or any of its Affiliates with respect to any such contract, agreement, arrangement or commitment, so that a Purchaser would not, in fact, receive its Proportionate Share of the rights, or assume its Proportionate Share of the obligations with respect thereto as the same exist prior to such attempted assignment or assumption, then, (i) in the case of an ineffective assignment of any Purchased Asset described in Section 2.1(k) resulting from a ruling of a court of competent jurisdiction as described in Section 2.6(b), the provisions of Section 2.6(b) shall apply, and (ii) in all other cases, Seller and such Purchaser shall enter into such reasonable cooperative arrangements as may be reasonably acceptable to such Parties to this Agreement (including sublease, agency, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of such Purchaser of any and all rights against an involved third party) to provide for or impose upon such Purchaser the benefits of such Purchased Asset or the obligations of such Assumed Liability, as the case may be, and any transfer or assignment to such Purchaser of any such Purchased Asset, or any assumption by such Purchaser of any such Assumed Liability, which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained. If Seller and such Purchaser cannot agree on any such arrangement, or any such arrangement would not be reasonably practicable, to provide such Purchaser with all the material benefits of such Purchased Asset or all the material obligations of such Assumed Liability, then such Purchased Asset or Assumed Liability, as the case may be, shall be excluded from the Transactions and shall be deemed to be an Excluded Asset or an Excluded Liability, as the case may be, with respect to such Purchaser, and the Parties hereto shall negotiate in good faith an equitable adjustment in such Purchaser's Purchase Price or resolve any disagreement respecting such adjustment in accordance with the procedures of
Section 3.6.

(b) If, for any reason any rights described in Section 2.1(k) are not transferable, any Purchaser which would otherwise have had any claims of default against the Department of Energy as assignee of such rights may pursue such claims of default against the Department of Energy, at such Purchaser's expense, as the agent of Seller, with Seller remaining a named Plaintiff in any related litigation, and, with respect to such claims, such Purchaser shall have the right to represent, assert claims and make arguments on behalf of Seller. If as a result of such action, the Department of Energy settles with or pays damages to Seller, Seller shall deliver to such Purchaser, according to such Purchaser's Proportionate Share, an amount equal to the value of the settlement or damage award received by Seller within ten (10) days of the date Seller receives such settlement or damage award.

Section 2.7 Termination of AEP-Cameco PSA. Seller and each Purchaser acknowledge that the Execution and delivery of this Agreement constitutes an effective exercise of rights of first refusal under Section 17 of the Participation Agreement. Promptly following the Effective Date, if not sooner terminated, within ten (10) Business Days following Execution of this Agreement Seller shall terminate the Purchase and Sale Agreement as of February 27, 2004 (the "AEP-Cameco PSA") between Seller and Cameco South Texas Project, LP ("CSTP") and deliver to each Purchaser a copy of the notice of termination.

Section 2.8 STP Participation Agreement Matters. In accordance with the provisions of the STP Participation Agreement, CPS is hereby exercising its right to purchase all of the STP Interest in the event Texas Genco shall not purchase the Texas Genco Purchased Interest, and each of CPS and Texas Genco consents and agrees to the Transactions and the ratable allocation of the STP Interest provided for herein.

ARTICLE 3

                            CLOSINGS; PURCHASE PRICE

Section 3.1 Closing. Subject to the terms and conditions hereof, proceedings for the consummation of the Transactions in respect of each Purchaser (as to such Purchaser, as the context requires, the "Closing") will take place at the offices of Jones Day, 2727 North Harwood Street, Dallas, Texas 75201 at 10:00 a.m. local time, on a date that is mutually acceptable to Seller and such Purchaser within five (5) Business Days following the date on which the conditions set forth in ARTICLE 9, in the case of the Closing with CPS, or
ARTICLE 10, in the case of a Closing with Texas Genco, and in any case the conditions set forth in ARTICLE 11, other than those conditions that by their nature are to be satisfied at the Closing, have been either satisfied or waived by the Party for whose benefit such conditions exist, or at such other time and place as Seller and such Purchaser may mutually agree; provided that, in respect of Texas Genco, if a CPS Termination Event shall have occurred, the term "Closing" shall also include, if necessary, the subsequent proceedings, which shall not in the absence of mutual agreement of Seller and Texas Genco be less than thirty (30) days after notice of the CPS Termination Event, for the consummation of the Transactions in respect of the Texas Genco Purchased Interest that, taking into account the earlier consummation of the Transactions in respect of the Texas Genco Purchased Interest, result in Texas Genco's purchase, in the aggregate, of 100% of the STP Interest; and provided that, in respect of CPS, if a Texas Genco Termination Event shall have occurred, the term "Closing" shall also include, if necessary, the subsequent proceedings, which shall not in the absence of mutual agreement of Seller and CPS be less than thirty (30) days after notice of the Texas Genco Termination Event, for the consummation of the Transactions in respect of the CPS Purchased Interest that, taking into account the earlier consummation of the Transactions in respect of the CPS Purchased Interest, result in CPS's purchase, in the aggregate, of 100% of the STP Interest. The date on which such proceedings take effect, notwithstanding when they actually occur, is referred to herein in respect of the applicable Purchaser, as the context requires, as the "Closing Date." In the event that there are two Closings on the same day, unless expressly agreed by the Parties, the Closing as between each Purchaser and Seller shall be considered simultaneous, notwithstanding the actual order thereof. The Closing shall be effective for all purposes immediately after 12:01 a.m., Central prevailing time, on the Closing Date. At the Closing, and subject to the terms and conditions hereof, the following will occur:

(a) Deliveries by Seller. At Closing, Seller shall execute and deliver, or cause to be Executed and delivered, to the applicable Purchaser the following:

(i) instruments of transfer and conveyance, properly Executed and acknowledged by Seller in such customary form as is reasonably acceptable to both Seller and such Purchaser, that are necessary to transfer to and vest in such Purchaser the CPS Purchased Interest or the Texas Genco Purchased Interest, as the case may be, and, in respect of such Purchaser, all of Seller's right, title and interest in and to such Purchaser's other Purchased Assets, or which may otherwise be required by the Title Insurer or the Title Agent, including:

(A)      a Bill of Sale;

(B)      an Assignment and Assumption Agreement (STP Interest);

(C)      an Assignment and Conveyance; and

(D)      a Deed;

(ii) The assets comprising such Purchaser's Proportionate Share of Seller's Decommissioning Funds, it being understood that such assets shall be delivered to each of the Decommissioning Funds established by such Purchaser and designated by such Purchaser to Seller prior to the Closing Date pursuant to Section 7.8(c);

(iii) those documents required to be delivered to such Purchaser by Seller pursuant to ARTICLE 9 or in accordance with the provisions of any Ancillary Agreement;

(iv) all consents, waivers or approvals obtained by Seller with respect to the sale and purchase of the Purchased Assets, the transfer of any Transferable Permit or the consummation of the applicable Transactions contemplated by this Agreement and the Ancillary Agreements, to the extent specifically required hereunder or thereunder;

(v) evidence, in form and substance reasonably satisfactory to such Purchaser, demonstrating that Seller has obtained Seller's Required Regulatory Approvals; and

(vi) any other documents or instruments reasonably required by such Purchaser to consummate the Transactions and reasonably requested of Seller prior to the Closing Date.

(b) Deliveries by the Applicable Purchaser. At Closing, the applicable Purchaser shall deliver, or cause to be delivered, to Seller the following:

(i) the Initial Purchase Price in respect of such Purchaser as adjusted by the applicable Closing Adjustment, by wire transfer of immediately available funds to an account or accounts designated by Seller in writing prior to the Closing Date;

(ii) instruments of assumption, properly Executed and acknowledged by such Purchaser in such customary form as is reasonably acceptable to both Seller and such Purchaser, that are necessary for such Purchaser to assume the Assumed Liabilities, including the Assignment and Assumption Agreement (STP Interest);

(iii) those documents required to be delivered to Seller by such Purchaser pursuant to ARTICLE 10 or in accordance with the provisions of any Ancillary Agreement;

(iv) all consents, waivers or approvals obtained by such Purchaser with respect to its purchase of the Purchased Assets, the transfer of any Transferable Permit or the consummation of the Transactions contemplated by this Agreement and the Ancillary Agreements, to the extent specifically required hereunder or thereunder;

(v) evidence, in form and substance reasonably satisfactory to Seller, demonstrating that such Purchaser has obtained such Purchaser's Required Regulatory Approvals; and

(vi) any other documents or instruments reasonably required by Seller to consummate the Transactions and reasonably requested of such Purchaser prior to the Closing Date.

(c) Ancillary Agreements. The Parties acknowledge that Texas Genco caused a Guaranty to be Executed and delivered to Seller prior to or concurrently with the Execution and delivery of this Agreement. Subject to the consummation of and contemporaneously with the Closing, each Party will execute and deliver, or cause to be Executed and delivered, such of the Ancillary Agreements which such Party is required to execute and deliver, or cause to be Executed and delivered, as applicable, at or upon the Closing and which such Party has not previously Executed and delivered, or caused to be Executed and delivered, as applicable.

Section 3.2 Initial Purchase Price. The initial purchase price for the Purchased Assets being sold to each Purchaser shall be such Purchaser's Proportionate Share of Three Hundred Thirty-Two Million Six Hundred Thirty-Five Thousand Eight Hundred Forty Dollars (U.S. $332,635,840) (the "Initial Purchase Price").

Section 3.3 Adjustment to Initial Purchase Price. Each Purchaser's Initial Purchase Price shall be subject to such adjustments as are specified in this
Section 3.3, as may occur under the provisions of Section 3.5 (this Section 3.3 and such other Section being referred to as the "Adjustment Sections," and each Purchaser's Initial Purchase Price as so adjusted is herein referred to as such Purchaser's "Purchase Price").

(a) Adjustments from Prorations. Each Purchaser's Initial Purchase Price shall be adjusted to account for the items prorated with respect to such Purchaser as of the Closing Date pursuant to Section 3.4(a).

(b) Capital Expenditures. Each Purchaser's Initial Purchase Price shall be increased (in accordance with such Purchaser's Proportionate Share) by the amount expended by Seller or any of its Affiliates between January 1, 2004, and the Closing Date for Capital Expenditures less accumulated depreciation thereon as of the Closing Date, to the extent that such amounts expended by Seller or any of its Affiliates in the aggregate do not exceed One Million Nine Hundred Fifteen Thousand Two Hundred Dollars (U.S. $1,915,200). Nothing in this Section 3.3(b) should be construed to limit any rights of Seller to make or cause to be made all Capital Expenditures necessary to comply with any Generation Facility Contract, the NRC Licenses or any other Permit, or to approve, vote for or otherwise support any Capital Expenditure in respect of the Generation Facility.

(c) Inventory. The Parties agree that the aggregate Initial Purchase Price assumes a quantity of Inventory, in the aggregate, and value thereof as of the Closing, which is represented by Twenty-Two Million Three Hundred Seventy-Eight Thousand Four Hundred Fourteen Dollars (U.S. $22,378,414) (the "Inventory Threshold") of book value, and the Parties further acknowledge and agree that the Inventory Threshold is composed of the quantities of Inventory for the Generation Facility listed on, and book values thereof as set forth on Schedule 3.3(c). Accordingly, the Parties agree that each Purchaser's Initial Purchase Price shall be further adjusted (in accordance with such Purchaser's Proportionate Share) by the difference between the Inventory Threshold and the book value of Inventory as of the Closing (determined in the same manner as the initial valuation of the Inventory for determining the Inventory Threshold) (the "Inventory Value"). Each Purchaser's Initial Purchase Price (in accordance with such Purchaser's Proportionate Share) shall be (i) increased by the amount by which the Inventory Value exceeds the Inventory Threshold, or (ii) decreased by the amount by which the Inventory Value is less than the Inventory Threshold. Notwithstanding anything to the contrary herein, for purposes of this Section 3.3(c), the Inventory Value at Closing shall be calculated by subtracting the STP Ownership Share of any Inventory payables incurred or accrued and unpaid as of the Closing Date.

(d) Nuclear Fuel. The Parties agree that the aggregate Initial Purchase Price assumes a quantity of the STP Ownership Share of Nuclear Fuel Inventory to be included in the Purchased Assets, and value thereof as of the Closing, which is represented by Thirty-One Million Nine Hundred Forty-Nine Thousand Six Hundred Seventy-Seven Dollars (U.S. $31,949,677) (the "Nuclear Fuel Inventory Threshold") of book value thereof as set forth on Schedule 3.3(d). Accordingly, the Parties agree that each Purchaser's Initial Purchase Price shall be further adjusted (in accordance with such Purchaser's Proportionate Share) by the difference between the Nuclear Fuel Inventory Threshold and the book value of the STP Ownership Share of Nuclear Fuel Inventory as of the Closing less accumulated amortization thereon (determined in the same manner as the initial valuation of the Nuclear Fuel Inventory for determining the Nuclear Fuel Inventory Threshold) (the "Nuclear Fuel Inventory Value"). Each Purchaser's Initial Purchase Price (in accordance with such Purchaser's Proportionate Share) shall be (i) increased by the amount by which the Nuclear Fuel Inventory Value exceeds the Nuclear Fuel Inventory Threshold, or (ii) decreased by the amount by which the Nuclear Fuel Inventory Value is less than the Nuclear Fuel Inventory Threshold. Notwithstanding anything to the contrary herein, for purposes of this Section 3.3(d), the Nuclear Fuel Inventory Value at Closing shall be calculated by subtracting the STP Ownership Share of any Nuclear Fuel Inventory payables incurred or accrued and unpaid as of the Closing Date.

(e) Material Adverse Effect. In the event a Material Adverse Effect occurs or is first manifest subsequent to the Effective Date (as determined by the express written agreement of Seller and Purchasers, or, failing such express written agreement, upon a determination made in accordance with Section 3.5(c) and/or Section 13.17 hereof) and has not been cured as of the Closing Date, each Purchaser's Initial Purchase Price shall be reduced (in accordance with each Purchaser's Proportionate Share) by the MAE Adjustment Amount, provided that the maximum reduction of each Purchaser's Initial Purchase Price pursuant to this Section 3.3(e) is such Purchaser's Proportionate Share of Fifty Million Dollars (U.S. $50,000,000).

(f)      Decommissioning Rule.

(i) In the event that a Decommissioning Rule has not been adopted by PUCT as of the Closing Date, each Purchaser's Initial Purchase Price shall be decreased by such Purchaser's Proportionate Share of the Decommissioning Adjustment Reserve. The affected Parties and the Escrow Agent shall execute and deliver the Decommissioning Adjustment Escrow Agreement at the Closing and such Decommissioning Adjustment Reserve shall be deposited into the Decommissioning Escrow.

(ii) If, prior to the Closing Date, a Purchaser acquires Knowledge that a Decommissioning Rule has been adopted by PUCT, such Purchaser may, within twenty (20) Business Days after acquiring such Knowledge, provide notice to Seller to the effect that the Decommissioning Rule is, with respect to substance, and in a manner that is, or could reasonably be expected to be, materially adverse to such Purchaser, not substantially consistent with ("Equivalent") the Proposed Rule, and giving such Purchaser's estimate of the Decommissioning Adjustment Amount. Promptly after delivery of such notice, and in no event later than twenty (20) Business Days thereafter, Seller shall deliver notice to such Purchaser indicating whether Seller believes that the Decommissioning Rule is Equivalent to the Proposed Rule, and to the extent Seller believes that the Decommissioning Rule is not Equivalent to the Proposed Rule, Seller's estimate of the Decommissioning Adjustment Amount. To the extent that the affected Parties agree, or it shall have been determined in accordance with the provisions of
         Section 13.8 as set forth below, that the Decommissioning Rule is Equivalent to the Proposed Rule, there shall be no adjustment to the Initial Purchase Price. To the extent that the affected Parties cannot agree as to whether the Decommissioning Rule is Equivalent to the Proposed Rule or upon the amount, if any, of the Decommissioning Adjustment Amount within ten (10) Business Days after delivery of Seller's notice, the affected Parties shall resolve such dispute in accordance with the provisions of Section 13.8; provided that if any such dispute is required to be determined in accordance with Section
         13.8 and, as of the Closing Date, has not been finally determined in accordance with Section 13.8, the amount (if any) of the Decommissioning Adjustment Amount shall be treated as a post-Closing adjustment to the Initial Purchase Price upon final determination.

(g) IRS PLR (Texas Genco Decommissioning Collections). If, on or before the Closing Date, the IRS PLR (Texas Genco Decommissioning Collections) shall not have been issued by the IRS and no IRS PLR Equivalent shall have become effective, the Texas Genco Initial Purchase Price shall be reduced by the Initial Tax Adjustment Amount, if applicable as provided in the definition of such term.

(h) IRS PLR (CPS Decommissioning Collections). If, on or before the Closing Date, the IRS PLR (CPS Decommissioning Collections) shall not have been issued by the IRS and no IRS PLR Equivalent shall have become effective, the CPS Initial Purchase Price shall be reduced by the Initial Tax Adjustment Amount, if applicable as provided in the definition of such term.

Section 3.4       Prorations.

(a) Each Purchaser and Seller agree that, except as otherwise specifically provided in this Agreement, all of the ordinary, and recurring items normally accrued or charged to the STP Owners or otherwise normally accrued or incurred by Seller, including those listed below (but excluding all Taxes), relating to the business and operation of the Generation Facility, shall be prorated and charged as of the Closing Date, without any duplication of payment under the Generation Facility Contracts, with Seller to be responsible for such items of operating expense and to receive the benefit of such items of operating revenue to the extent such items relate (or are apportionable) to any time periods prior to the Closing Date, and each Purchaser to be responsible for its Proportionate Share of such items of operating expense and to receive the benefit of its Proportionate Share of such items of operating revenue to the extent such items relate to periods from and after the Closing Date (measured in the same units used to compute the item in question and otherwise measured by calendar days); provided that notwithstanding anything to the contrary herein, no Purchaser shall pay any amount under this Section 3.4 that constitutes an Excluded Liability:

(i) the fees assessed on electricity generated at the Generation Facility pursuant to the DOE Standard Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961, as amended from time to time, for the applicable period during which the Closing occurs;

(ii)     subject to and without limiting the generality of Section 2.3(d) and
         Section 2.4(j), Department of Energy Decommissioning and
         Decontamination Fees for the applicable period during which the Closing occurs;

(iii) retrospective adjustments and policyholder distributions for the applicable period during which the Closing occurs with respect to any Generation Facility Insurance Policies to the extent such adjustments occur or distributions are made within twelve (12) months of Closing or, if earlier, ninety (90) days after the end of the applicable policy year that includes the Closing Date; and

(iv) documented operating, maintenance and other expenses incurred or accrued in any period prior to the Closing Date (not including Capital Expenditures or any Excluded Liabilities), but only to the extent that the amount of such expenses is determined within twelve (12) months of Closing or, if earlier, ninety (90) days after the end of the calendar year during which the Closing occurs.

(b)      Notwithstanding any other provision of this Agreement,

(i) Texas Genco and Seller agree that Property Taxes (excluding all other Taxes) assessed on Texas Genco's Purchased Interest for the calendar year in which the Closing occurs shall be prorated as between Texas Genco and Seller based upon the ratio of the number of days in the calendar year in which the Closing occurs beginning with January 1 through the day prior to the Closing Date divided by the total number of days in such calendar year multiplied by the amount of Property Taxes paid (or to be paid) by Texas Genco for the calendar year in which Closing occurs. Property Taxes prorated under this Section shall be based upon the status of the property as used by Seller. If Texas Genco or any successor-in-interest to Texas Genco changes the usage of such property after Closing and such change in usage results in additional Property Tax liabilities attributable to such property (as described in Section 14.2 of this

         Agreement or otherwise), such additional Property Tax liabilities will not be subject to proration hereunder and Texas Genco (or its successor-in-interest) shall be responsible for the payment thereof; and

(ii) CPS and Seller agree that Property Taxes (excluding all other Taxes) assessed on the Purchased Assets for the calendar year in which the Closing occurs shall be prorated to Seller based upon the ratio of the number of days in the calendar year in which the Closing occurs beginning with January 1 through the day prior to the Closing Date divided by the total number of days in such calendar year multiplied by the amount of Property Taxes required by applicable Law to be paid by either Party for the calendar year in which Closing occurs. Notwithstanding the previous sentence, if the provisions of Title 1, Texas Tax Code Section 26.11 apply to CPS for the calendar year in which the Closing occurs, Property Taxes will be apportioned to Seller in accordance with Section 26.11(a) of this code. Property Taxes prorated under this section shall be based upon the status of the property as used by Seller. If CPS or any successor-in-interest to CPS changes the usage of such property after Closing and such change in usage results in additional Property Tax liabilities attributable to such property (as described in Section 14.2 of this Agreement or otherwise), such additional Property Tax liabilities will not be subject to proration hereunder and CPS (or its successor-in-interest) shall be responsible for the payment thereof. Seller will cooperate with CPS in obtaining Tax treatment available to CPS under the applicable laws and regulations.

(c) In connection with the prorations referred to in Section 3.4(a) above as used in the determination of any amount pursuant to this Agreement (including any amounts determined pursuant to the provisions of Section 3.5), in the event that actual figures are not available on the Closing Date, the proration shall be based upon the applicable amounts properly accrued or would have been accrued as of the beginning of the Closing Date.

Section 3.5       Procedures for Closing and Post-Closing Adjustments.

(a) At least fifteen (15) calendar days prior to the anticipated Closing Date, Seller, with the assistance and participation of, and in consultation with, the applicable Purchaser, shall prepare and deliver to such Purchaser an estimated closing statement (in respect of such Purchaser, as the context requires, the "Estimated Closing Statement") that shall set forth Seller's best estimate of all estimated adjustments to such Purchaser's Initial Purchase Price required by this Agreement to be made as of the Closing (in respect of such Purchaser, as the context requires, the "Estimated Closing Adjustment"). The applicable Purchaser's Estimated Closing Adjustment, (i) to the extent relating to the adjustments provided for in Section 3.3(c) and Section 3.3(d), will be based on a count and valuation of Inventory and Nuclear Fuel Inventory conducted within thirty (30) days prior to the Closing Date consistent with the current inventory practices of the Operating Agent and (ii) to the extent relating to the adjustments provided for in Section 3.3(e), will be determined in accordance with the provisions of Section 3.5(c). Within eight (8) calendar days after the delivery of the Estimated Closing Statement by Seller to such Purchaser, such Purchaser may object in good faith to its Estimated Closing Adjustment in writing. If such Purchaser objects to the Estimated Closing Adjustment within such eight (8) calendar day period, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so prior to the Closing Date (or if such Purchaser does not object to the Estimated Closing Adjustment), such Purchaser's Initial Purchase Price shall be adjusted (in respect of such Purchaser, as the context requires, the "Closing Adjustment") at the Closing by the amount of the Estimated Closing Adjustment not in dispute. The disputed portion shall be resolved in accordance with the provisions of
Section 3.6 or to the extent relating to the adjustments provided for in Section 3.3(e), in accordance with the provisions of Section 3.5(c) and Section 13.17, as applicable.

(b) Within sixty (60) days after the Closing Date, Seller, with the assistance and participation of, and in consultation with, each Purchaser shall prepare and deliver to such Purchaser a final closing statement (in respect of such Purchaser, as the context requires, the "Post-Closing Statement") that shall set forth all adjustments to such Purchaser's Initial Purchase Price proposed by Seller to be required by this Agreement to be made as of the Closing to the extent not previously effected by the Closing Adjustment (in respect of such Purchaser, as the context requires, the "Proposed Post- Closing Adjustment"). To the extent applicable, the Post-Closing Statement shall be prepared using the same accounting principles, policies and methods as the Operating Agent has historically used in connection with the calculation of the items reflected on the Post-Closing Statement. Within thirty (30) days after the delivery of the Post-Closing Statement by Seller to each Purchaser, such Purchaser may object in good faith to its Proposed Post-Closing Adjustment in writing, stating in reasonable detail its objections thereto. To the extent any amounts are undisputed, such Purchaser's Initial Purchase Price shall be further adjusted (in respect of such Purchaser, as the context requires, the "Post-Closing Adjustment") by the amount of the Proposed Post-Closing Adjustment not in dispute, effective as of the earlier of the date Seller receives such Purchaser's written objections to the Proposed Post-Closing Statement or the date such objections are due, and the Post-Closing Adjustment shall be effectuated within (2) Business Days thereafter as provided in Section 3.6. Each Purchaser and Seller agree to cooperate to exchange information used to prepare the applicable Post-Closing Statement and information relating thereto. If a Purchaser objects to its Proposed Post-Closing Adjustment, the affected Parties shall attempt to resolve such dispute by negotiation, and to the extent these Parties are unable to resolve any such dispute, then the disputed portion of the Proposed Post-Closing Adjustment shall be resolved in accordance with the provisions of Section 3.6. Notwithstanding the foregoing, and wholly between Seller and Texas Genco, if the final property tax assessments and tax rates are not available by sixty (60) days after the Closing Date, Seller will pay Texas Genco any deficiency with respect to Seller's share of Property Taxes, or Texas Genco shall refund any overage paid by Seller at Closing with respect to Seller's share of Property Taxes, in accordance with Section 7.6.

(c) If a Purchaser receives written notice from Seller pursuant to Section 7.4(j) or otherwise acquires Knowledge of any event, circumstance or condition that it believes could reasonably be expected to constitute or result in a Material Adverse Effect, such Purchaser shall promptly, and in no event later than thirty (30) Business Days after receipt of such notice or otherwise acquiring such Knowledge, provide written notice to the other Purchaser and Seller specifying in reasonable detail (based on Purchaser's Knowledge) such event, circumstance or condition, the fact that Purchaser believes the same could reasonably be expected to constitute or result in a Material Adverse Effect, together with Purchaser's estimate of the MAE Adjustment Amount, without regard to any right of termination or the aggregate $50 million limitation on the adjustment under Section 3.3(e) and assuming for purposes of such estimate that the Closing Date is the date of such Purchaser's notice, and Purchaser's computation thereof (a "Potential MAE Notice"). Promptly after Seller's receipt of any Potential MAE Notice, the Parties shall consult with each other concerning the event, circumstance or condition that is the subject of such Potential MAE Notice and shall refer the same to the Operating Agent by delivering a copy of such Potential MAE Notice, redacted, if necessary, to omit and, in any case, without disclosing to the Operating Agent, such Purchaser's estimate or computation of the MAE Adjustment Amount to the extent not obtained from the Operating Agent, or in such manner as shall otherwise be mutually acceptable, and shall request the Operating Agent to evaluate, and report to Seller and such Purchaser, consistent with the practices and methods used by the Operating Agent to evaluate and report to the STP Owners similar events, circumstances or conditions affecting the Generation Facility, the Operating Agent's assessment of the change or effect on the physical condition or operations of the Generation Facility that has resulted or could reasonably be expected to result from the event, circumstance or condition that is the subject of such Potential MAE Notice, including the Operating Agent's estimates of the amount(s) of and timing for the potential expenditures reasonably likely to be required to be made by or on behalf of the STP Owners, the projected timing for and duration of any reasonably likely forced or unplanned outage of any STP Unit, and the projected timing for and amount and duration of any reasonably likely reduction of generating capacity of any STP Unit, resulting from or that could reasonably be expected to result from, such event, circumstance or condition, and such other matters relevant thereto as Seller and such Purchaser or either of them may reasonably request. If and to the extent the Operating Agent has not undertaken and, absent any such request of Seller and such Purchaser would not undertake, the requested evaluation of such event, circumstance or condition or report of the Operating Agent's assessment thereof in the ordinary course of the Operating Agent's performance of its duties and obligations to the STP Owners, the costs and expenses incurred by the Operating Agent in performing the requested evaluation or preparing or furnishing the requested report shall be borne equally by such Purchaser and Seller, and each such Party involved shall timely pay or reimburse the Operating Agent for one half of such costs and expenses. If and to the extent that Seller disagrees with such Purchaser's estimate of the MAE Adjustment Amount, or any other estimate or conclusion expressed in any Potential MAE Notice the subject of which shall have been submitted to the Operating Agent, Seller shall promptly notify such Purchaser of such disagreement and Seller and such Purchaser shall attempt to resolve their differences by negotiation as promptly as practicable and in any event prior to the finalization of the Operating Agent's requested evaluation thereof and report thereon. Within five (5) Business Days after delivery of Seller's notice of disagreement, Seller shall designate a senior vice president of Seller or of AEP, such Purchaser shall designate a senior vice president of Guarantor or other authorized official of such Purchaser, as applicable, as its primary representative for purposes of such negotiation and each such Party shall deliver to the other written notice setting forth (i) a statement of such Party's position and a summary of arguments and information supporting that position with respect to the disputed matters and (ii) the name and title of such Party's primary representative. Within seven (7) Business Days thereafter the primary representatives shall meet at least once in Dallas, Texas or another mutually acceptable location, and negotiate in good faith for a period of five
(5) consecutive Business Days in an effort to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. If the dispute has not been resolved within five (5) consecutive Business Days, each Party shall by further notice to the other designate a successor primary representative for purposes of further negotiation to resolve the dispute, who shall be an executive vice president or the president of Seller or TCC, in the case of Seller, or of Guarantor or Purchaser, as applicable, in the case of such Purchaser. Within seven (7) Business Days thereafter the successor representatives shall meet at least once in Dallas, Texas or another mutually acceptable location, and negotiate in good faith until the Operating Agent shall have delivered its final report to the Parties relating to the disputed matters. If the dispute shall not have been resolved by negotiation within three (3) Business Days after the delivery of such final report to the Parties, or if either such Party objects to the Operating Agent's final report within three (3) Business Days after delivery thereof, the dispute shall be resolved pursuant to Section 13.17. For purposes of this Agreement, any report of the Operating Agent requested pursuant to this Section 3.5(c) shall be deemed final after the board of directors of the Operating Agent has reviewed and approved such report, unless the Operating Agent determines that review of such report is not necessary or appropriate, in which even such report shall be deemed final for purposes of this Agreement at such time as the Operating Agent shall have delivered it to the Parties in the form considered to be final by the Operating Agent. If and to the extent that, as of the Closing Date, such Purchaser agrees with Seller that, or it shall have been determined in accordance with this Section 3.5(c) and/or Section 13.17 that, such Purchaser's Initial Purchase Price is required to be adjusted pursuant to Section 3.3(e) but the MAE Adjustment Amount (not exceeding such Purchaser's Proportionate Share of $50 million) shall not have been agreed upon by such Purchaser and Seller or determined pursuant to this Section 3.5(c) and/or Section 13.17, such Purchaser may withhold the disputed portion of the MAE Adjustment Amount from such Purchaser's payment of its Initial Purchase Price, as adjusted by the Closing Adjustment. The withheld funds shall be deposited in escrow, pursuant to the Escrow Agreement, which shall be Executed and delivered by such Purchaser, Seller, and the Escrow Agent at Closing. The amount shall be held in escrow pending resolution of the dispute pursuant to Section 13.17. The amount not in dispute shall be included in the Closing Adjustment. Within three (3) Business Days after agreement by Seller and such Purchaser upon or determination pursuant to this Section 3.5(c) and/or Section 13.17 of the MAE Adjustment Amount, Seller and such Purchaser shall jointly instruct the Escrow Agent, by joint written notice furnished in accordance with the Escrow Agreement, to disburse the disputed portion of the MAE Adjustment Amount in accordance with such agreement or determination. If and to the extent that, as of the anticipated Closing Date or the day prior to the Termination Date, such Purchaser asserts that the MAE Adjustment Amount exceeds its Proportionate Share of $50 million and the MAE Adjustment Amount shall not have been agreed upon by the Parties or determined in accordance with this Section 3.5(c) and/or Section 13.17, the anticipated Closing Date and the Termination Date shall be extended, pending such agreement of the Parties or determination of the MAE Adjustment Amount.

(d) To the extent that a Decommissioning Rule shall not have been adopted prior to the Closing Date, if, after the Closing Date and prior to the second anniversary of the Closing Date, a Purchaser acquires Knowledge that a Decommissioning Rule shall have been adopted by PUCT, such Purchaser may, within twenty (20) Business Days after acquiring such Knowledge, provide notice to Seller to the effect that the Decommissioning Rule is not Equivalent to the Proposed Rule, and giving such Purchaser's estimate of the Decommissioning Adjustment Amount. Promptly after delivery of such notice, and in no event later than twenty (20) Business Days thereafter, Seller shall deliver notice to such Purchaser indicating whether Seller believes that the Decommissioning Rule is Equivalent to the Proposed Rule, and to the extent Seller believes that the Decommissioning Rule is not Equivalent to the Proposed Rule, Seller's estimate of the Decommissioning Adjustment Amount. To the extent that Seller and such Purchaser agree, or it shall have been determined in accordance with the provisions of Section 13.8 as set forth below, that the Decommissioning Rule is Equivalent to the Proposed Rule, Seller and such Purchaser shall instruct the Decommissioning Escrow Agent, by joint written notice furnished in accordance with the Decommissioning Adjustment Escrow Agreement, to disburse the Decommissioning Adjustment Reserve (plus all accrued interest thereon) from the Decommissioning Escrow to Seller. To the extent that Seller and such Purchaser cannot agree as to whether the Decommissioning Rule is Equivalent to the Proposed Rule or upon the amount, if any, of the Decommissioning Adjustment Amount within ten (10) Business Days after delivery of Seller's notice, Seller and such Purchaser shall resolve such dispute in accordance with the provisions of Section 13.8. If the arbitrators determine that any Decommissioning Adjustment Amount shall apply, Seller and such Purchaser shall instruct the Decommissioning Escrow Agent, by joint written notice furnished in accordance with the Decommissioning Adjustment Escrow Agreement, to disburse the Decommissioning Adjustment Amount from the Decommissioning Escrow to such Purchaser and to disburse any remaining amounts (plus interest accrued thereon) to Seller; provided however, that to the extent that the Decommissioning Adjustment Amount is greater than the Decommissioning Adjustment Reserve, Seller and such Purchaser shall instruct the Decommissioning Escrow Agent, by joint written notice furnished in accordance with the Decommissioning Adjustment Escrow Agreement, to disburse all amounts (including accrued interest) from the Decommissioning Escrow to such Purchaser, and Seller shall pay such Purchaser the amount of any deficiency. In the event that a Decommissioning Rule has not been adopted by PUCT as of the second anniversary of the Closing Date, Seller and such Purchaser shall instruct the Decommissioning Escrow Agent, by joint written notice furnished in accordance with the Decommissioning Adjustment Escrow Agreement, to disburse the Decommissioning Adjustment Reserve (including accrued interest) from the Decommissioning Escrow to such Purchaser. In the event a Decommissioning Rule has not been adopted on or before the second anniversary of the Closing Date, Seller and such Purchaser hereby acknowledge that (i) such Purchaser's actual losses resulting therefrom are likely to be difficult or impossible to determine, (ii) the Decommissioning Adjustment Reserve shall be deemed an appropriate and reasonable approximation of such Purchaser's actual losses, (iii) payment of the Decommissioning Adjustment Reserve shall be deemed not to be a penalty, and (iv) the Decommissioning Adjustment Reserve shall constitute such Purchaser's sole and exclusive remedy under this Agreement or otherwise at law or in equity for losses resulting from the failure of the Decommissioning Rule to have been adopted.

(e) If Texas Genco shall have reduced the Initial Purchase Price by the Initial Tax Adjustment Amount, (i) at the Closing, Texas Genco shall deliver to Seller an Acceptable Letter of Credit, which shall be maintained pursuant to the terms of Section 7.20(b) and Section 7.20(e), having a drawing amount which shall be at least equal to the sum of the Initial Tax Adjustment Amount and Texas Genco shall be obliged to pay the Deferred Purchase Price Amount pursuant to this
Section 3.5(e), (ii) from and after the Closing until the payment of the Deferred Purchase Price Amount or such time as Seller shall no longer be obligated to remit any amounts to Texas Genco pursuant to the Decommissioning Funds Collection Agreement, Texas Genco shall deliver to Seller, promptly after the filing thereof, copies of all Tax Returns that include or reflect any payments intended to be compensated by the Initial Tax Adjustment Amount, together with documentation supporting the computation of the amount of such payments as Seller may reasonably request. If the Initial Purchase Price shall have been reduced by the Initial Tax Adjustment Amount and, at any time after the Closing until such time as Seller shall no longer be obligated to remit any amounts to Texas Genco pursuant to the Decommissioning Funds Collection Agreement, the IRS issues the IRS PLR (Texas Genco Decommissioning Collections) or an IRS PLR Equivalent becomes effective, Texas Genco shall promptly, and in no event later than fifteen (15) Business Days thereafter, (i) provide written notice to Seller setting forth in reasonable detail Texas Genco's calculation of the Deferred Purchase Price Amount and (ii) pay the Deferred Purchase Price Amount to (or to the order of) Seller. If after the payment of the Deferred Purchase Price Amount, Texas Genco (or any of its Affiliates) receives a refund of any tax payments for which the Actual Tax Adjustment Amount was intended to compensate Texas Genco, then Texas Genco shall promptly pay to Seller (or to the order of Seller) an amount equal to such tax refund plus any interest received thereon, less the net present value of the tax deductions Texas Genco (or its Affiliate) would have had as a result of making such tax payments. Such net present value shall be calculated using a 12% discount rate and on the assumption that such deductions would have been used in 2027. Texas Genco shall make such payment promptly, and in any event within thirty (30) days after receiving such tax refund and shall provide Seller with its calculations of the amount of such payment prior to or concurrently with such payment. If the Deferred Purchase Price Amount becomes payable, Texas Genco shall consult and cooperate with Seller at Seller's reasonable request for purposes of obtaining, and Texas Genco shall use its Commercially Reasonable Efforts to obtain from the applicable Governmental Authority for Seller's benefit (or the benefit of retail customers of Seller), any refund of any payments of Tax included in the Actual Tax Adjustment Amount (together with any interest on any such refund), to which Texas Genco or any of its Affiliates is, or is reasonably likely to be, entitled to receive.

(f) If CPS shall have reduced the Initial Purchase Price by the Initial Tax Adjustment Amount, (i) CPS shall be obligated to pay the Deferred Purchase Price Amount pursuant to this Section 3.5(f), and, if CPS's long-term senior unsecured debt obligations shall no longer be rated at least BBB- by S&P or Baa3 by Moody's, shall establish and maintain Acceptable Credit Support in respect of such obligation, (ii) from and after the Closing until the payment of the Deferred Purchase Price Amount or such time as Seller shall no longer be obligated to remit any amounts to CPS pursuant to the Decommissioning Funds Collection Agreement, CPS shall timely file all Tax Returns necessary or appropriate to report as taxable income the amounts received by CPS from Seller pursuant to the Decommissioning Funds Collection Agreement and pay the Taxes payable in respect of such reported taxable income. CPS will deliver to Seller, promptly after the filing thereof, copies of all such Tax Returns, together with documentation supporting the computation of the amount of such payments as Seller may reasonably request. At the request and expense of Seller, CPS will, promptly after the first payment of such Tax, request a refund thereof and if denied by the relevant Taxing Authority(ies), contest such denial to the fullest extent permitted, using counsel reasonably acceptable to Seller and taking into account Seller's directions in connection with such contest and the related proceedings. If CPS shall receive a refund of such Tax and there is a Final Determination with respect to the refund, then CPS shall promptly and in any event within thirty (30) days after such Final Determination, pay to TCC an amount equal to the sum of (1) such Tax refund and any interest thereon received from the relevant Taxing Authority(ies), (2) the Initial Tax Adjustment Amount less the amounts(s) of any Tax paid therefrom, and (3) interest on the amount described in clause (2) at an interest rate of eight percent (8%) per annum from the Closing Date to the date of such payment and interest on the amount described in clause (1) at an interest rate of eight percent (8%) per annum from the date CPS received the refund until the refund is paid to Seller. If the Initial Purchase Price shall have been reduced by the Initial Tax Adjustment Amount and there shall not have been a payment to TCC pursuant to the preceding sentence and, at any time after the Closing until such time as Seller shall no longer be obligated to remit any amounts to CPS pursuant to the Decommissioning Funds Collection Agreement, the IRS issues the IRS PLR (CPS Decommissioning Collections) or an IRS PLR Equivalent becomes effective, CPS shall promptly, and in no event later than fifteen (15) Business Days thereafter, (i) provide written notice to Seller setting forth in reasonable detail CPS's calculation of the Deferred Purchase Price Amount and (ii) pay the Deferred Purchase Price Amount to (or to the order of) Seller. If after the payment of the Deferred Purchase Price Amount, CPS (or any of its Affiliates) receives a refund of any tax payments for which the Actual Tax Adjustment Amount was intended to compensate CPS, then CPS shall promptly pay to Seller (or to the order of Seller) an amount equal to such tax refund plus any interest received thereon, less the net present value of the tax deductions CPS would have had as a result of making such tax payments. Such net present value shall be calculated using a 12% discount rate and on the assumption that such deductions would have been used in 2027. CPS shall make such payment promptly, and in any event within thirty (30) days after receiving such tax refund and shall provide Seller with its calculations of the amount of such payment prior to or concurrently with such payment. If the Deferred Purchase Price Amount becomes payable, CPS shall consult and cooperate with Seller at Seller's reasonable request for purposes of obtaining, and CPS shall use its Commercially Reasonable Efforts to obtain from the applicable Governmental Authority for Seller's benefit (or the benefit of retail customers of Seller), any refund of any payments of Tax included in the Actual Tax Adjustment Amount (together with any interest on any such refund), to which CPS is, or is reasonably likely to be, entitled to receive.

Section 3.6 Procedures for Certain Purchase Price Adjustments. If circumstances exist that result in any disagreement in respect of an adjustment to the Initial Purchase Price or the Purchase Price pursuant to the provisions of Section 3.3(e), then and in any such event, such negotiations, and the resolution of disagreements, shall be conducted, as between Seller and the disagreeing Purchaser, in accordance with the provisions of Section 3.5(c) and Section
13.17. If circumstances exist that result in any disagreement in respect of an adjustment to the Initial Purchase Price or the Purchase Price pursuant to any of the provisions of the Adjustment Sections other than Section 3.3(e), Section 3.3(f) or Section 3.3(g) then and in any such event, such negotiations, and the resolution of disagreements, shall be conducted in accordance with the provisions of this Section 3.6. Seller and such Purchaser shall negotiate such adjustment of the Purchase Price in good faith prior to the date such adjustment is otherwise scheduled to become effective (each, a "Scheduled Adjustment Date"). If Seller and such Purchaser are unable to agree upon an adjustment by the fifth (5th) Business Day prior to such date, then such Scheduled Adjustment Date (but not the Closing Date or the Termination Date) shall be extended to the fifth (5th) Business Day following completion of the procedure described in this
Section 3.6 and the determination of the pertinent adjustment, to provide for the opportunity to resolve such disagreement pursuant to the provisions of this
Section 3.6. On the day the Scheduled Adjustment Date would have occurred but for the absence of agreement between Seller and such Purchaser, Seller and such Purchaser shall submit to the Independent Accounting Firm in writing, its proposed adjustments of the Purchase Price which were to occur on such Scheduled Adjustment Date. Such proposals shall be materially in accordance with the last proposals made by Seller or such Purchaser to the other during the course of the aforementioned good faith negotiations between Seller and such Purchaser. Seller and such Purchaser shall additionally submit such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as the Independent Accounting Firm may determine. Within five
(5) Business Days following the due date of such submissions, as to each adjustment of the Purchase Price that was to occur on the Scheduled Adjustment Date concerning which there exists disagreement, the Independent Accounting Firm shall select, on an individual basis, a proposed adjustment of the Purchase Price proposed by Seller or such Purchaser, it being agreed that the Independent Accounting Firm shall have no authority to alter any such proposal in any way. Such determination by the Independent Accounting Firm shall be final and binding between Seller and such Purchaser as to such adjustments of the Purchase Price and shall not be subject to further challenge by Seller and such Purchaser pursuant to Section 13.8 hereof or otherwise. Upon the determination of the appropriate adjustments, Seller and such Purchaser shall, subject to the terms and conditions of this Agreement, effectuate such adjustments by including them in the payments to occur at the Closing or, if such adjustments result in payments being due from Seller or such Purchaser to the other after the Closing, by Seller or such Purchaser from whom such payment is due delivering the payment to the other no later than two (2) Business Days after such determination, in immediately available funds or in any other manner as reasonably requested by the payee, together with interest thereon from the Scheduled Adjustment Date to the date of payment at a variable rate of interest equal to the "prime rate" as published in The Wall Street Journal from time to time during the applicable period. Subject to the foregoing, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate to the circumstances and with reference to the amounts in issue. Seller and such Purchaser do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of Seller and such Purchaser that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to Seller and such Purchaser in connection with such services, and Seller and such Purchaser shall provide such indemnities against liability to the Independent Accounting Firm as it shall reasonably request, except liability for acts of bad faith, willful misconduct or gross negligence. The fees and disbursements of the Independent Accounting Firm attributable to such services shall be paid one-half by Seller and one-half by such Purchaser.

Section 3.7       Allocation of Purchase Price.

(a) The Parties will, at their own cost, file all Tax Returns consistently with the allocation of the Purchase Price determined in accordance with this Section
3.7. The allocation of the Purchase Price will be negotiated by the Parties in accordance with Applicable Tax Law, it being agreed that for Tax purposes no part of the Purchase Price shall be allocable to the assets of Seller's Qualified Decommissioning Fund (subject to the receipt of a favorable IRS letter ruling allowing such non-allocation). Seller shall include with the Estimated Closing Statement, or deliver to each Purchaser prior to delivery of the Estimated Closing Statement, Seller's proposed allocation of the Purchase Price to property included in the Purchased Assets (the "Property Allocation"). The Property Allocation shall be consistent with Code Section 1060 and the regulations thereunder ("Applicable Tax Law") and shall be prepared in a manner which facilitates Property Tax reporting and sales/use Tax reporting. Within eight (8) calendar days after delivery of the Property Allocation by Seller to each Purchaser, each Purchaser may object in good faith to the Property Allocation in writing. If such Purchaser so objects to the Property Allocation within such eight (8) day period, the Parties shall attempt to resolve their differences by negotiation prior to the Closing Date. If the Parties are unable to do so, the disputed objections and the Property Allocation shall be referred to the Independent Accounting Firm for final determination within seven (7) calendar days from the date of referral, the Independent Accounting Firm shall be instructed to deliver to such Purchaser and Seller a written determination of the proper allocation of such disputed items within seven (7) calendar days from the date of referral thereof to the Independent Accounting Firm, the Property Allocation shall be adjusted in accordance with such determination and the Closing Date shall be postponed until the Independent Accounting Firm shall have rendered such determination.

(b) Contemporaneous with agreement by Seller and such Purchaser to the Post-Closing Statement as provided by Section 3.5(b), but no later than ninety
(90) days after the Closing Date, such Purchaser shall propose and deliver to Seller a preliminary allocation of the Purchase Price, which shall include the final Property Allocation and not change any amount allocated to the Owned Real Property or any other immovable personal property included in the Purchased Assets (the "Allocation"). The Allocation shall be consistent with Applicable Tax Law and shall be prepared in a manner that facilitates both Property Tax reporting and sales/use Tax reporting. Seller shall within thirty (30) days thereafter propose any changes to the Allocation. Within thirty (30) days following delivery of such proposed changes, each Purchaser may provide Seller with a statement of any objections to such proposed changes, together with a reasonably detailed explanation of the reasons therefor. If Seller and such Purchaser are unable to resolve any disputed objections within ten (10) days thereafter, such objections shall be referred to the Independent Accounting Firm, which shall determine the Allocation (including any valuations). The Independent Accounting Firm shall be instructed to deliver to Seller and such Purchaser a written determination of the proper allocation of such disputed items within twenty (20) Business Days from the date of referral thereof to the Independent Accounting Firm, and the Allocation shall be so adjusted in accordance with such determination (such allocation, including the adjustment, if any, to be referred to as the "Final Allocation"). In the event that there is any further adjustment to the Purchase Price subsequent to the determination of the Final Allocation, then within thirty (30) days following any such adjustment, the Parties shall agree to any resulting adjustments to the Final Allocation or, if they cannot agree within thirty (30) days, shall submit the disagreement to the Independent Accounting Firm for resolution in accordance with the foregoing provisions. For purposes of this Section 3.7 and wherever the Independent Accounting Firm is retained to resolve a dispute between the Parties, the Independent Accounting Firm may determine the issues in dispute following such procedures, consistent with the provisions of this Agreement, as it deems appropriate in the circumstances and with reference to the amounts in issue. The Parties do not intend to impose any particular procedures upon the Independent Accounting Firm, it being the desire of the Parties that any such disagreement shall be resolved as expeditiously and inexpensively as reasonably practicable. The Independent Accounting Firm shall have no liability to the Parties in connection with such services except for acts of bad faith, willful misconduct or gross negligence, and the Parties shall provide such indemnities against liability to the Independent Accounting Firm as it may reasonably request, except liability for acts of bad faith, willful misconduct or gross negligence. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. The fees and disbursements of the Independent Accounting Firm attributable to such services shall be paid one-half by Seller and one-half by such Purchaser.

(c) Each Purchaser and Seller agree to file timely Internal Revenue Service Form 8594, if necessary, and all Tax Returns in accordance with the Final Allocation determined under Section 3.7(b) and to report the Transactions for federal Income and all other Tax purposes required of Seller and each Purchaser in a manner consistent with such allocation. Each Party agrees promptly to provide the other with any additional information and reasonable assistance required to complete Form 8594, if necessary, or to compute Taxes arising in connection with (or otherwise affected by) the Transactions.

(d) Pursuant to the provisions of Section 7.6(c), each Purchaser and Seller agrees to notify the other in the event that there is any change in the Final Allocation as a result of any audit by a Taxing Authority.

Section 3.8 Payment of Sales Tax. Notwithstanding the provisions of Section 7.6(d), the payment or refund of any Transfer Taxes in connection with or relating to the Transactions shall be solely addressed in and governed by this
Section 3.8.

(a) At Closing and in addition to the Initial Purchase Price as adjusted by the Closing Adjustment, each Purchaser will deliver to Seller (in the same manner as described in Section 3.1(b)(i)), any sales tax due on its Purchased Assets. Such sales tax shall be determined under applicable sales tax law and based upon the Property Allocation determined in accordance with Section 3.7(a). The applicable sales tax due at Closing shall be estimated by Seller and each Purchaser in good faith based on applicable sales tax law, rulings of the Taxing Authority, including that certain Sales Tax Determination Letter, dated January 7, 2004, from the Texas Comptroller of Public Accounts to Mr. David Gilliland of Clark, Thomas & Winters (the "Sales Tax Determination Letter"), and controlling judicial opinions. Seller will cooperate with CPS in obtaining Tax treatment available to CPS under the applicable laws and regulations. The Parties will cooperate in obtaining such tax exemptions as are available under the applicable laws and regulations.

(b) After Closing and subject to the Final Allocation of Purchase Price determined under Section 3.7(b), each Purchaser shall pay to Seller within ten
(10) calendar days of the Final Allocation any additional sales Tax due based either upon rulings of the Taxing Authority, including the Sales Tax Determination Letter, or the Final Allocation as determined under Section 3.7(b). If a refund is due, Seller will file for a refund of overpaid sales Tax within twenty (20) days of agreement upon the Final Allocation in accordance with the provisions of Section 3.7(b) and will pay to such Purchaser the refund amount within ten (10) days of receipt of such refund from the Taxing Authority.

(c) In the event that there is a further adjustment to the Purchase Price subsequent to the determination of the Final Allocation and the Final Allocation has been revised pursuant to the requirements of Section 3.7(b) and if either Purchaser has additional liability for sales Tax, such Purchaser shall pay to Seller the additional sales tax within ten (10) calendar days of the determination of the revised Final Allocation. If pursuant to this Section 3.8(c), either Purchaser is due a refund of sales Tax, Seller will file for a refund of overpaid sales Tax with twenty (20) days of agreement upon the Final Allocation in accordance with the provisions of Section 3.7(b) and will pay to such Purchaser the overpayment within ten (10) days of receipt of such refund from the Taxing Authority.

(d) All Transfer Taxes incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby (whether imposed on Seller or Purchaser) shall be paid by each Purchaser, when due. Seller will cooperate with CPS in obtaining Tax treatment available to CPS under the applicable laws and regulations. Seller will timely prepare and file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Prior to the Closing Date, each Purchaser will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the Transactions contemplated hereby, with respect to each applicable Governmental Authority responsible for the imposition or administration of Taxes (the "Taxing Authority").

(e) Notwithstanding any other provision of this Section 3.8, the payment of any Transfer Tax on the value of any vehicles transferred to each Purchaser under the provisions of this Agreement will be paid by such Purchaser to the county Tax office when the title and registration for such vehicles are transferred to such Purchaser. Each Purchaser shall record such title transfer and registration in a timely manner.

ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents, warrants and, where specified, disclaims to CPS, with respect to the CPS Purchased Interest, and to Texas Genco, with respect to the Texas Genco Purchased Interest, as of the Effective Date and as of the Closing Date, as follows:

Section 4.1 Organization and Existence. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Execution, Delivery and Enforceability. Seller has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and the Ancillary Agreements to which it is or becomes a party and to consummate the transactions contemplated hereby and thereby. The Execution, delivery and performance by Seller of this Agreement and of the Ancillary Agreements to which it is or becomes a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on its part are necessary to authorize this Agreement and the Ancillary Agreements to which Seller is or becomes a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, Execution and delivery by such Purchaser of this Agreement and the due authorization, Execution and delivery by such Purchaser and Guarantor of the Ancillary Agreements to which it is or becomes a party when Executed by such Purchaser (or Guarantor, in the case of a Guaranty), this Agreement constitutes, and the Ancillary Agreements to which Seller is or becomes a party when Executed and delivered by it will constitute, the valid and legally binding obligations of Seller, enforceable against Seller in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

Section 4.3       No Violation.

(a) Subject to Seller obtaining Seller's Required Consents and Seller's Required Regulatory Approvals, and except for compliance with the requirements of the HSR Act, none of the Execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, or Seller's performance or compliance with any provision hereof or thereof or consummation of the transactions contemplated hereby or thereby will:

(i) violate, or conflict with, or result in a breach of any provisions of the articles of incorporation or bylaws of Seller;

(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under, or conflict with any of the terms, conditions or provisions of, any material note, bond, mortgage, indenture, license or agreement or other material instrument or obligation to which Seller is a party or by which Seller or any of the Purchased Assets is bound, except for such defaults (or rights of termination, cancellation or acceleration) (A) with respect to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or (B) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions;

(iii) violate any Law, rule, regulation, order, writ, injunction or decree, applicable to Seller or the Purchased Assets, except such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions and do not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby;

(iv) require the consent, approval or authorization of, filing with, or notice to any Person which, if not obtained, would prevent Seller from performing its obligations hereunder; or

(v) be rendered void or ineffective by or under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Seller is a party or by which Seller is bound or to which any of the Purchased Assets is subject.

(b) Except as set forth in the STP Project Documents, there are no (i) restrictions on the transfer of Seller's ownership interests in the STP Interest or the other Purchased Assets, subject to obtaining Seller's Required Regulatory Approvals and Seller's Required Consents, or (ii) except as described on Schedule 4.3, options or other rights of any third party to acquire Seller's ownership interests in the STP Interest or the other Purchased Assets. Except as set forth in the STP Project Documents or as described on Schedule 4.3, none of the Execution and delivery by Seller of this Agreement or any of the Ancillary Agreements to which it is or becomes a party, or Seller's performance of or compliance with any provision hereof or thereof or consummation of the transactions contemplated hereby or thereby, will entitle any third party to exercise any purchase options, rights of first refusal or similar rights with respect to the STP Interest or the other Purchased Assets. As of the Closing Date, Seller will have complied in all material respects with its obligations under, or obtained any requisite waivers of non-compliance with its obligations under, the right of first refusal provisions of Section 17 of the STP Participation Agreement or any similar obligations of Seller described on Schedule 4.3.

Section 4.4 Compliance with Laws. Except as set forth on Schedule 4.4, to Seller's Knowledge, there is no uncured violation by Seller with respect to any of the Purchased Assets of any applicable Law or judgment of any Governmental Authority in existence as of the Effective Date (excluding any Environmental Law, in respect of which Seller's sole representations and warranties are set forth in Section 4.15), except for (a) violations or alleged violations by the STP Owners in common, or by the Operating Agent acting on their behalf, or (b) violations or alleged violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions.

Section 4.5 Permits. Except as set forth on Schedule 4.5, as of the Closing Date, Seller will hold, all permits, registrations, franchises, certificates, licenses and other authorizations, consents and approvals of all Governmental Authorities, including the NRC, required under applicable Laws (excluding any of the foregoing required under any Environmental Law, in respect of which Seller's sole representations and warranties are set forth in Section 4.15) for Seller's ownership of the STP Interest and participation in the operation of the Generation Facility (collectively, "Permits"), except for such failures to hold such Permits that are also failures of the other STP Owners or that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions.

Section 4.6 Litigation. Except as set forth on Schedule 4.6, there is no claim, action, proceeding or investigation pending against Seller or, to Seller's Knowledge, threatened against Seller or relating to the Purchased Assets, before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority that, individually or in the aggregate, (a) is reasonably likely to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the performance by Seller of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby,
(ii) a claim against such Purchaser or any of its Affiliates for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or (iii) a material impairment of the ability of Seller to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party; or (b) is reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions.

Section 4.7       Qualified Decommissioning Funds.

(a) Seller's Qualified Decommissioning Funds are held in a trust validly existing and in good standing under the laws of the State of Texas with all requisite authority to conduct its affairs as it now does, subject to applicable regulatory requirements. Seller has heretofore delivered to each Purchaser a copy of the trust agreement that governs Seller's Qualified Decommissioning Funds as in effect on the date of this Agreement. Seller's Qualified Decommissioning Funds satisfy the requirements necessary for them to be treated as "Nuclear Decommissioning Reserve Funds" within the meaning of Code Section 468A(a) and as "nuclear decommissioning funds" and "qualified nuclear decommissioning funds" within the meaning of Treas. Reg. ss. 1.468A-1(b)(3). Seller's Qualified Decommissioning Funds are in compliance in all material respects with all applicable rules and regulations of the NRC, the PUCT and the IRS, and Seller's Qualified Decommissioning Funds have not engaged in any acts of "self-dealing" as defined in Treas. Reg. ss. 1.468A-5(b)(2). No "excess contribution," as defined in Treas. Reg. ss. 1.468A-5(c)(2)(ii), has been made to Seller's Qualified Decommissioning Funds that has not been withdrawn within the period provided under Treas. Reg. ss. 1.468A-5(c)(2)(i). Seller has made timely and valid elections to make monthly contributions to Seller's Qualified Decommissioning Funds since the date of the creation of Seller's Qualified Decommissioning Funds.

(b) Subject only to obtaining Seller's Required Regulatory Approvals, Seller and the trustee have, or as of the Closing will have, all requisite authority to cause each Purchaser's Proportionate Share of the assets of Seller's Qualified Decommissioning Funds to be transferred to such Purchaser's Qualified Decommissioning Funds or such Purchaser's Nonqualified Decommissioning Funds, as the case may be, in accordance with the provisions of this Agreement.

(c) Seller and/or the trustee of Seller's Qualified Decommissioning Funds has/have filed or caused to be filed (or will file or cause to be filed in a timely manner) with the NRC, the IRS and any relevant state or local authority all material forms, Tax Returns, private letter rulings which set forth ruling amounts, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them. Subject only to obtaining Seller's Required Regulatory Approvals, Seller has delivered, or will deliver, to each Purchaser copies of the most recent schedules of ruling amounts contained in private letter rulings issued by the IRS for Seller's Qualified Decommissioning Funds, copies of the requests that were filed to obtain such schedules of ruling amounts and copies of any pending request for revised ruling amounts, in each case together with all exhibits, amendments and supplements thereto. Any amounts contributed to Seller's Qualified Decommissioning Funds while any such request is pending before the IRS and which turn out to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from Seller's Qualified Decommissioning Funds within the period provided under Treas. Reg. ss. 1.468A-5(c)(2)(i). There are no interim rate orders that may be retroactively adjusted or retroactive adjustments in interim rate orders that may materially affect amounts that each Purchaser may contribute to its Proportionate Share of Seller's Qualified Decommissioning Funds or may require distributions to be made from Seller's Qualified Decommissioning Funds.

(d) Seller (i) has made available to each Purchaser a statement of assets verified by the trustee for Seller's Qualified Decommissioning Funds as of December 31, 2003, and (ii) will make available to each Purchaser on or before the last Business Day prior to the Closing Date a statement of assets verified by the trustee for Seller's Qualified Decommissioning Funds as of the second Business Day before the Closing Date, which statements of assets present fairly, or when made available will present fairly, in all material respects, the financial position of Seller's Qualified Decommissioning Funds as of the dates thereof. Seller will make available to each Purchaser available information from which each Purchaser can reasonably determine the tax basis of its Proportionate Share of all assets in Seller's Qualified Decommissioning Funds as of the last Business Day before Closing. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, without limitation, agency or other legal proceedings, that may materially affect the financial position of Seller's Qualified Decommissioning Funds other than those that are described in such statement made available to each Purchaser prior to the Effective Date or on Schedule 4.7.

(e) Seller has made available to each Purchaser all material contracts and agreements to which the trustee of Seller's Qualified Decommissioning Funds, in its capacity as such, is a party.

(f) Seller's Qualified Decommissioning Funds have filed all Tax Returns required to be filed and all Taxes shown to be due on such Tax Returns have been paid in full. No notice of deficiency or assessment has been received by Seller from any taxing authority with respect to liability for Taxes of Seller's Qualified Decommissioning Funds which has not been fully paid or finally settled or is not being contested in good faith through appropriate proceedings.

(g) To the extent Seller has pooled the assets of Seller's Qualified Decommissioning Funds for investment purposes in periods prior to Closing, such pooling arrangement is not taxable as a corporation for federal income tax purposes.

Section 4.8       Non-Qualified Decommissioning Fund.

(a) Seller's Non-Qualified Decommissioning Funds are a trust validly existing and in good standing under the laws of the State of Texas with all requisite authority to conduct its affairs as it now does, subject to applicable regulatory requirements. Seller's Non-Qualified Decommissioning Funds are in compliance in all material respects with all applicable rules and regulations of the NRC, the PUCT and any other Governmental Authority having jurisdiction.

(b) Subject only to obtaining Seller's Required Regulatory Approvals, Seller and/or the trustee has/have, or as of the Closing will have, all requisite authority to cause the assets of Sellers' Non-Qualified Decommissioning Funds to be transferred in accordance with the provisions of this Agreement.

(c) Seller and the trustee of Seller's Non-Qualified Decommissioning Funds have timely filed or caused to be timely filed with the NRC, the IRS and any relevant state or local authority all material forms, statements, Tax Returns, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by either of them.

(d) Seller (i) has made available to each Purchaser a statement of assets verified by the trustee for Seller's Non-Qualified Decommissioning Funds as of December 31, 2003, and (ii) will make available to each Purchaser on or before the last Business Day prior to the Closing Date a statement of assets verified by the trustee for Seller's Non-Qualified Decommissioning Funds as of the second Business Day before the Closing Date, which statements of assets present fairly, or when made available will present fairly, in all material respects, the financial position of Seller's Non-Qualified Decommissioning Funds as of the dates thereof. There are no liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), including, without limitation, agency or other legal proceedings, that may materially affect the financial position of Seller's Non-Qualified Decommissioning Funds other than those that are described in such statement made available to each Purchaser prior to the Effective Date or on Schedule 4.8.

(e) Seller has made available to each Purchaser all material contracts and agreements to which the trustee of Seller's Non-Qualified Decommissioning Funds, in its capacity as such, is a party.

(f) To the extent Seller has pooled the assets of Seller's Non-Qualified Decommissioning Funds in periods ending on or prior to the Closing Date, such pooling arrangement is not taxable as a corporation for federal income tax purposes.

Section 4.9       Generation Facility Contracts.

(a) Except for (i) any Generation Facility Contract listed on Schedule 2.1(f),
(ii) any Generation Facility Contract that will expire or be fully performed on or before the date that is one hundred eighty (180) days after the Closing Date, or that may be terminated by Seller or any of its Affiliates without material penalty upon one hundred eighty (180) days' notice or less, or (iii) any Generation Facility Contract that does not require known or liquidated expenditures or payments by Seller in excess of Five Hundred Thousand Dollars (U.S. $500,000), Seller is not a party to or bound by any Generation Facility Contract and, to Seller's Knowledge, the Operating Agent, on behalf of the STP Owners or on behalf of Seller as one of the STP Owners, is not a party to or bound by any Generation Facility Contract by which Seller is bound, except for Generation Facility Contracts entered into in the ordinary course of business or not reasonably likely to have a Material Adverse Effect;

(b) Except as set forth on Part I of Schedule 4.9, to Seller's Knowledge, there is not, under the Generation Facility Contracts required to be listed on
Schedule 2.1(f), any default or event which, with notice or lapse of time or both, would constitute a default by Seller or, to Seller's Knowledge, by the Operating Agent, except for such defaults, events of default and other events as to which requisite waivers have been, or prior to Closing will have been, obtained or are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions; and

(c) Except as set forth on Part II of Schedule 4.9, no claim, action, proceeding or investigation, is pending or, to Seller's Knowledge, threatened against Seller challenging the enforceability of the Generation Facility Contracts specified on Schedule 2.1(f), except for challenges to the enforceability of such Generation Facility Contracts against the STP Owners in common, or challenges which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions.

Section 4.10      Personal Property.

(a) Schedule 4.10 lists each item of tangible personal property included in the Purchased Assets with a value of U.S. $100,000 or greater owned by Seller (as a 25.2% co-tenant) (the "Personal Property"), and Seller has good and valid title (as a 25.2% co-tenant) to owned Personal Property, free and clear of all Encumbrances, except Permitted Encumbrances.

(b) As of the Closing Date, there will not have been any Material Adverse Effect in the physical condition of any of the Personal Property since February 9, 2004, except (i) ordinary wear and tear, (ii) matters resulting from acts or omissions of a Purchaser or any of its Affiliates or representatives, and (iii) matters the subject of one or more notices to a Purchaser from Seller pursuant to Section 7.4(j).

Section 4.11 Real Property. Seller does not own any material parcels of real property or interests therein that are part of, or used primarily in connection with, the Generation Facility, except the Owned Real Property, which is described on Schedule 4.11 and the Excluded Assets. To Seller's Knowledge, (i) the Owned Real Property is owned of record by Seller (as a 25.2% co-tenant) free and clear of all Encumbrances, except Permitted Encumbrances, (ii) Seller has not received written notice of any violations of any easements, restrictions or other Encumbrances on or relating to the Owned Real Property, and (iii) there are no improvements that have been made or authorized by any Governmental Authority, the costs of which are to be assessed as special Taxes or charges against any of the Owned Real Property.

Section 4.12 Leased Real and Personal Property. Except as set forth on Schedule 4.12, Seller does not lease, as lessee, any material parcels of real property or any tangible Personal Property pursuant to any Generation Facility Contract that is required to be listed on Schedule 2.1(f).

Section 4.13 Intellectual Property. Seller does not own or otherwise possess any rights to use any patents, copyrights, trademarks, service marks, technology, know-how, computer software programs and applications, databases and tangible or intangible proprietary information or materials that are currently used in connection with and necessary for the operation of the Generation Facility except as may be included in the Purchased Assets or licensed to the STP Owners or the Operating Agent acting on behalf of the STP Owners.

Section 4.14 Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by Seller and in such a manner as not to give rise to any valid claim against either Purchaser (by reason of Seller's actions) for a brokerage commission, finder's fee or other like payment to any Person.

Section 4.15      Environmental Matters.  Except as set forth on Schedule 4.15:

(a) To Seller's Knowledge, Seller and the other STP Owners are currently in compliance with all Environmental Laws that govern the Generation Facility, except as, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions;

(b) To Seller's Knowledge, except as, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions, the STP Owners hold all registrations, licenses, permits, authorizations and other consents or approvals of Governmental Authorities required under the Environmental Laws for their ownership of the Generation Facility ("STP Owners Licenses"), are in compliance with all such STP Owners Licenses they hold, and have not received any written notice that: (i) any such existing STP Owners License will be revoked; or (ii) any pending application for any new such STP Owners License or renewal of any existing STP Owners License will be denied. To Seller's Knowledge, except as, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions, with respect to any such STP Owners Licenses for which the date for filing a renewal application will have passed by the Closing Date, the Generation Facility Owners have filed or the Operating Agent on their behalf has filed (or the STP Owners or the Operating Agent on their behalf will have filed by the Closing Date) all applications necessary to renew such STP Owners Licenses in a timely fashion;

(c) To Seller's Knowledge, except as, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions, the Operating Agent has not received any currently outstanding written notice of any proceeding, action or other claim or liability arising under any Environmental Laws (including, without limitation, notice of potentially responsible party status under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss. 9601 et seq. or any state counterpart) or relating to Hazardous Substances from any Person or Governmental Authority regarding activities at or the operation of the Generation Facility;

(d) To Seller's Knowledge, except as, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions, there has not been a Release at the Generation Facility that currently imposes any clean-up or remediation obligations on Seller under any Environmental Law;

(e) To Seller's Knowledge, the Operating Agent has not, and the STP Owners have not, entered into or agreed to any consent decree or order under any Environmental Law relating to the Generation Facility and the Operating Agent is not, and the STP Owners are not, subject to any outstanding judgment, decree, or order relating to compliance with any Environmental Law or to the investigation or Remediation of Hazardous Substances under any Environmental Law relating to the Generation Facility; and

(f) There are no underground storage tanks located at any Site, other than those identified in Section 14.3.

Section 4.16 Labor Matters. Neither Seller nor any of its Affiliates is a party to or is bound by any collective bargaining agreement with respect to any Employees and, to Seller's Knowledge, no present union organizing efforts are underway with respect to any Employees and no claim has been made by any union as to the representation of any Employees.

Section 4.17      Employee Benefit Plans.

(a) Schedule 4.17(a) sets forth a true and complete list of (i) all "employee benefits plans" as defined in Section 3(3) of ERISA, (ii) all other severance pay, stay pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or similar arrangements, and (iii) all other employee benefit plans, contracts, programs, funds or similar arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, which Seller or any of its Affiliates (excluding the Operating Agent) sponsor or make available for the benefit of Employees (hereinafter individually or collectively referred to as "Employee Plan" or "Employee Plans," respectively). Seller has no liability with respect to Employees under any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.

(b) Copies of the following materials have been delivered or made available to each Purchaser: (i) all current plan documents for each Employee Plan, or in the case of an unwritten Employee Plan, a written description thereof; (ii) all current summary plan descriptions and summaries of material modifications for each Employee Plan; and (iii) any other document, form or other instrument relating to any Employee Plan reasonably requested by a Purchaser.

Section 4.18      [Intentionally left blank]

Section 4.19 No Undisclosed Material Liabilities. Except as set forth on
Schedule 4.19, the STP Statements or the Seller Financial Statements, the Purchased Assets are not subject to any liability or obligation required to be set forth on a balance sheet of Seller prepared in accordance with GAAP, other than:

(a) Liabilities and obligations under this Agreement;

(b) Liabilities and obligations incurred since the date of the most recent Seller Financial Statements in the ordinary course of business not in violation of any of the provisions of this Agreement; and

(c) Liabilities and obligations related to the AEP-Cameco PSA, which shall be terminated by Seller, if not sooner terminated, pursuant to Section 2.7.

Section 4.20 NRC Licenses. Seller has all licenses, permits and other consents and approvals issued by the NRC necessary to own the Purchased Assets, including the STP Interest, and, to Seller's Knowledge, the Operating Agent has all licenses, permits and other consents and approvals issued by the NRC necessary to operate the Generating Facility as presently operated, pursuant to the requirements of all Nuclear Laws.

ARTICLE 5

                      REPRESENTATIONS AND WARRANTIES OF CPS

CPS represents, warrants and, where specified, disclaims to Seller, as of the Effective Date and as of the Closing Date, as follows:

Section 5.1 Organization and Existence. The City is a municipal corporation, duly organized and validly existing under the laws of the State of Texas. CPS is a duly organized and validly existing municipally-owned utility formed under the laws of the State of Texas as provided for under Ch.1502 of the Texas Government Code, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 5.2 Execution, Delivery and Enforceability. CPS has all requisite power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which CPS is or becomes a party and to consummate the transactions contemplated hereby and thereby. The Execution, delivery and performance by CPS of this Agreement and of the Ancillary Agreements to which CPS is or becomes a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action required on the part of CPS and no other proceedings on the part of CPS is necessary to authorize this Agreement and the Ancillary Agreements to which CPS is or becomes a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, Execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or becomes a party when Executed by Seller, this Agreement constitutes, and the Ancillary Agreements to which CPS is or becomes a party when Executed and delivered by CPS will constitute, the valid and legally binding obligations of CPS, enforceable against CPS in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

Section 5.3 No Violation. Subject to CPS obtaining CPS's Required Regulatory Approvals and CPS's Required Consents, none of the Execution and delivery by CPS of this Agreement or any of the Ancillary Agreements to which CPS is or becomes a party, CPS's compliance with any provision hereof or thereof, or CPS's consummation of the transactions contemplated hereby or thereby will:

(a) violate, or conflict with, or result in a breach of any provisions of the charter or similar constitutive documents of the City or CPS;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement or other instrument or obligation to which CPS is a party or by which CPS may be bound, except for such defaults (or rights of termination, cancellation or acceleration) (i) with respect to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or (ii) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect;

(c) violate any Law, rule, regulation, order, writ, injunction or decree, applicable to CPS or any of CPS's assets, except such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and do not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby;

(d) require the consent, approval or authorization of, filing with, or notice to any Person which, if not obtained, would prevent CPS from performing its obligations hereunder; or

(e) be rendered void or ineffective by or under any of the terms, conditions or provisions of any agreement, instrument or obligation to which CPS is a party or by which CPS is bound.

Section 5.4 Litigation. There is no claim, action, proceeding or investigation pending or, to CPS's Knowledge, threatened against or relating to the CPS before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority that, individually or in the aggregate, (a) is reasonably likely to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the performance by CPS of this Agreement or any of the Ancillary Agreements to which CPS is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (ii) a claim against Seller or any of its Affiliates for damages as a result of CPS entering into this Agreement or CPS entering into any of the Ancillary Agreements to which it is or becomes a party or the consummation by CPS of the transactions contemplated hereby or thereby, or (iii) a material impairment of CPS's ability to perform its obligations under this Agreement or the ability of CPS to perform its obligations under any of the Ancillary Agreements to which it is or becomes a party; or (b) is reasonably likely to have a Material Adverse Effect.

Section 5.5       [Intentionally left blank.]

Section 5.6 Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by CPS in such a manner as not to give rise to any valid claim against Seller or any of its Affiliates (by reason of CPS's actions) for a brokerage commission, finder's fee or other like payment to any Person.

Section 5.7 Financing. CPS has now and shall at all times until payment of same at Closing continuously have liquid capital or committed sources therefor sufficient to permit CPS to perform timely its obligations hereunder and under the Ancillary Agreements to which CPS is or becomes a party.

Section 5.8 CPS Qualifications. To CPS's Knowledge, CPS is qualified to obtain CPS's Required Regulatory Approvals and CPS's Required Consents and there are no conditions in existence that could reasonably be expected to delay, impede or condition the receipt by CPS of any of CPS's Required Regulatory Approvals or CPS's Required Consents.

Section 5.9 "As Is" Sale. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, CPS UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS, INCLUDING, THE STP INTEREST, ARE BEING ACQUIRED, "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE "WITH ALL FAULTS," AND THAT CPS IS RELYING ON ITS OWN EXAMINATION OF THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, CPS UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATION OF THE PURCHASED ASSETS, INCLUDING THE GENERATION FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS, RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. CPS FURTHER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO DUE DILIGENCE MATERIALS OR OTHER INFORMATION OR MATERIAL PROVIDED BY, OR COMMUNICATION MADE BY, SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.

Section 5.10 No Knowledge of Seller's Breach. Except as set forth on Schedule 5.10, CPS has no Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse CPS from its timely performance of its obligations hereunder.

Section 5.11 CPS Financial Statements. CPS has provided Seller with true and correct copies of its balance sheet, income statement and statement of changes in cash flows for each of that CPS's last three completed fiscal years, together with the related reports of its independent accountants (collectively, the "CPS Financial Statements"). The CPS Financial Statements have been prepared in accordance with GAAP (and, except in the case of quarterly CPS Financial Statements, set forth adjustments and disclosures required in order to conform to GAAP) consistently applied and present fairly, in all material respects, the financial position of CPS as of the dates thereof and the results of operations and cash flow of CPS for the periods then ended.

Section 5.12 Inspection. CPS is an experienced and knowledgeable investor in the Texas power generation business. Prior to entering into this Agreement, CPS was advised by its counsel, accountants, financial advisors and such other Persons as it has deemed appropriate concerning this Agreement and the Transactions and CPS has relied solely on Seller's representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to, the Purchased Assets, the Generation Facility and the Assumed Liabilities. CPS (i) acknowledges that, prior to its Execution of this Agreement, it has been afforded access to and the opportunity to inspect the Generation Facility, and has been or will be deemed for all purposes to have been afforded access to and the opportunity to inspect the Generation Facility Contracts and all other Due Diligence Materials, (ii) has inspected the Generation Facility and reviewed the Generation Facility Contracts and the Due Diligence Materials, and as of the Closing Date, it will have inspected the Generation Facility and reviewed the Generation Facility Contracts and all other Due Diligence Materials, to the extent it deems necessary or advisable, and (iii) is relying solely upon Seller's representations and warranties expressly contained herein and its own inspections and investigation in order to satisfy itself as to the condition and suitability of the Purchased Assets and the Generation Facility.

Section 5.13 CPS's ERCOT Generation. Schedule 5.13 sets forth a complete listing of the generating assets directly or indirectly owned, controlled or under construction by CPS and located in the ERCOT Region and CPS's firm transmission reservations over the HVDC transmission lines interconnecting the ERCOT Region and the SPP Region.

Section 5.14 HSR Act. CPS is, and at all times prior to the Closing Purchaser will continue to be, a political subdivision of a State of the United States (other than a corporation engaged in commerce) within the meaning of 16 C.F.R.
Section 801.1(a)(2) and thus CPS is not, and at all times prior to the Closing CPS will not be, an "entity" (as defined in 16 C.F.R. Section 801.1(a)(2)) that is subject to the HSR Act.

ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF TEXAS GENCO

Texas Genco represents, warrants and, where specified, disclaims to Seller, as of the Effective Date and as of the Closing Date, as follows:

Section 6.1 Organization and Existence. Texas Genco is a limited partnership duly organized, validly existing and in good standing under the laws of Texas, and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 6.2 Execution, Delivery and Enforceability. Texas Genco has all requisite partnership power and authority to execute and deliver, and to perform its obligations under, this Agreement and the Ancillary Agreements to which Texas Genco is or becomes a party and to consummate the transactions contemplated hereby and thereby. The Execution, delivery and performance by Texas Genco of this Agreement and of the Ancillary Agreements to which Texas Genco is or becomes a party, and the consummation of the transactions contemplated hereby and thereby, has been duly and validly authorized by all necessary action required on the part of Texas Genco and/or its general and limited partners, and no other proceedings on its general and limited partners' part are necessary to authorize this Agreement and the Ancillary Agreements to which Texas Genco is or becomes a party or to consummate the transactions contemplated hereby and thereby. Assuming the due authorization, Execution and delivery by Seller of this Agreement and the Ancillary Agreements to which Seller is or becomes a party when Executed by Seller, this Agreement constitutes, and the Ancillary Agreements to which Texas Genco is or becomes a party when Executed and delivered by Texas Genco will constitute, the valid and legally binding obligations of such Texas Genco, enforceable against such Texas Genco in accordance with its and their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

Section 6.3 No Violation. Subject to Texas Genco obtaining Texas Genco's Required Regulatory Approvals and Texas Genco's Required Consents, except for its compliance with the requirements of the HSR Act, none of the Execution and delivery by Texas Genco of this Agreement or any of the Ancillary Agreements to which Texas Genco is or becomes a party, Texas Genco's compliance with any provision hereof or thereof, or Texas Genco's consummation of the transactions contemplated hereby or thereby will:

(a) violate, or conflict with, or result in a breach of any provisions of the certificate of limited partnership or the partnership agreement of Texas Genco or similar constitutive documents of any partner of Texas Genco;

(b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement or other instrument or obligation to which Texas Genco is a party or by which Texas Genco may be bound, except for such defaults (or rights of termination, cancellation or acceleration) (i) with respect to which requisite waivers or consents have been, or prior to the Closing will have been, obtained or (ii) that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect;

(c) violate any Law, rule, regulation, order, writ, injunction or decree, applicable to Texas Genco or any of its assets, except such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect and do not affect the validity or enforceability of this Agreement or the Ancillary Agreements or the validity of the transactions contemplated hereby or thereby;

(d) require the consent, approval or authorization of, filing with, or notice to any Person which, if not obtained, would prevent Texas Genco from performing its obligations hereunder; or

(e) be rendered void or ineffective by or under any of the terms, conditions or provisions of any agreement, instrument or obligation to which Texas Genco is a party or by which Texas Genco is bound.

Section 6.4 Litigation. There is no claim, action, proceeding or investigation pending or, to Texas Genco's Knowledge, threatened against or relating to Texas Genco or its Affiliates before any court, arbitrator or Governmental Authority, or any judgment, decree or order of any court, arbitrator or Governmental Authority that, individually or in the aggregate, (a) is reasonably likely to result, or has resulted, in (i) the institution of legal proceedings to prohibit or restrain the performance by Texas Genco of this Agreement or any of the Ancillary Agreements to which Texas Genco is or becomes a party, or the consummation of the transactions contemplated hereby or thereby, (ii) a claim against Seller or any of its Affiliates for damages as a result of Texas Genco entering into this Agreement or Texas Genco entering into any of the Ancillary Agreements to which it is or becomes a party or the consummation by Texas Genco of the transactions contemplated hereby or thereby, or (iii) a material impairment of Texas Genco's ability to perform its obligations under this Agreement or the ability of Texas Genco to perform its obligations under any of the Ancillary Agreements to which it is or becomes a party; or (b) is reasonably likely to have a Material Adverse Effect.

Section 6.5 Texas Genco's Qualified Decommissioning Funds. There has been and will be no failure on Texas Genco's part to comply with regulations of any Governmental Authority that will result in the transfer of Texas Genco's Proportionate Share of Seller's Qualified Decommissioning Funds not qualifying for the tax consequences specified in Treasury Reg. ss. 1.468A-6(c). As of the Closing Date, all of Texas Genco's Qualified Decommissioning Funds shall have been established for the exclusive purpose of providing funds for the Decommissioning of the Generation Facility within the meaning of Treas. Reg.
Section 1.468A-5(a) and, assuming the accuracy of Seller's representations and warranties in Section 4.7 and satisfaction of the condition set forth in Section 10.9, Texas Genco's Qualified Decommissioning Funds will satisfy the requirements necessary for it to be treated as a "Nuclear Decommissioning Reserve Fund" within the meaning of Code Section 468A(a) and as a "nuclear decommissioning fund" and a "qualified nuclear decommissioning fund" within the meaning of Treas. Reg. Section 1.468A-1(b)(3).

Section 6.6 Brokers. All negotiations relating to this Agreement and the Transactions have been carried on by Texas Genco in such a manner as not to give rise to any valid claim against Seller or any of its Affiliates (by reason of Texas Genco's actions) for a brokerage commission, finder's fee or other like payment to any Person.

Section 6.7 Financing. Texas Genco has now and shall at all times until payment of same at Closing continuously have liquid capital or committed sources therefor sufficient to permit Texas Genco to perform timely its obligations hereunder and under the Ancillary Agreements to which said Texas Genco is or becomes a party.

Section 6.8 Texas Genco Qualifications. To Texas Genco's Knowledge, Texas Genco is qualified to obtain Texas Genco's Required Regulatory Approvals and Texas Genco's Required Consents and there are no conditions in existence which could reasonably be expected to delay, impede or condition the receipt by Texas Genco of any of Texas Genco's Required Regulatory Approvals and Texas Genco's Required Consents. Guarantor is an Acceptable Guarantor as of the Effective Date and, as of the Closing Date, either Guarantor is an Acceptable Guarantor or Texas Genco has delivered to Seller an Acceptable Letter of Credit issued by an Eligible Financial Institution.

Section 6.9 "As Is" Sale. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, TEXAS GENCO UNDERSTANDS AND AGREES THAT THE PURCHASED ASSETS, INCLUDING, THE STP INTEREST, ARE BEING ACQUIRED, "AS IS, WHERE IS" ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE "WITH ALL FAULTS," AND THAT TEXAS GENCO IS RELYING ON ITS OWN EXAMINATION OF THE PURCHASED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, TEXAS GENCO UNDERSTANDS AND AGREES THAT SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO LIABILITIES, OPERATION OF THE PURCHASED ASSETS, INCLUDING THE GENERATION FACILITY, TITLE, CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS OR THE PROSPECTS, RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS AND ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT. TEXAS GENCO FURTHER AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY AGREEMENT, NO DUE DILIGENCE MATERIALS OR OTHER INFORMATION OR MATERIAL PROVIDED BY, OR COMMUNICATION MADE BY, SELLER OR ANY REPRESENTATIVE OF SELLER WILL CONSTITUTE, CREATE OR OTHERWISE CAUSE TO EXIST ANY REPRESENTATION OR WARRANTY WHATSOEVER, WHETHER OR NOT EXPRESSLY DISCLAIMED BY THE FOREGOING.

Section 6.10 No Knowledge of Seller's Breach. Except as set forth on Schedule 6.10, neither Texas Genco nor any of its Affiliates or representatives has Knowledge of any breach of any representation or warranty by Seller or of any other condition or circumstance that would excuse Texas Genco from its timely performance of its obligations hereunder.

Section 6.11 Texas Genco Holdings Financial Statements. Texas Genco has provided Seller with true and correct copies of Texas Genco Holdings' balance sheet, income statement and statement of changes in cash flows for each of Texas Genco Holdings' last three completed fiscal years, together with the related reports of its independent accountants, each as filed with the Securities and Exchange Commission (collectively, the "Texas Genco Holdings Financial Statements"). The Texas Genco Holdings Financial Statements have been prepared in accordance with GAAP (and, except in the case of quarterly Texas Genco Financial Statements, set forth adjustments and disclosures required in order to conform to GAAP) consistently applied and present fairly, in all material respects, the financial position of Texas Genco Holdings as of the dates thereof and the results of operations and cash flow of Texas Genco Holdings for the periods then ended.

Section 6.12 Inspection. Texas Genco is an experienced and knowledgeable investor in the North American power generation business. Prior to entering into this Agreement, Texas Genco was advised by its counsel, accountants, financial advisors and such other Persons as it has deemed appropriate concerning this Agreement and the Transactions and Texas Genco has relied solely on Seller's representations and warranties expressly contained herein and an independent investigation and evaluation of, and appraisal and judgment with respect to, the Purchased Assets, the Generation Facility and the Assumed Liabilities. Texas Genco (i) acknowledges that, prior to its Execution of this Agreement, it has been afforded access to and the opportunity to inspect the Generation Facility, and has been or will be deemed for all purposes to have been afforded access to and the opportunity to inspect the Generation Facility Contracts and all other Due Diligence Materials, (ii) has inspected the Generation Facility and reviewed the Generation Facility Contracts and the Due Diligence Materials, and as of the Closing Date, it will have inspected the Generation Facility and reviewed the Generation Facility Contracts and all other Due Diligence Materials, to the extent it deems necessary or advisable, and (iii) is relying solely upon Seller's representations and warranties expressly contained herein and its own inspections and investigation in order to satisfy itself as to the condition and suitability of the Purchased Assets and the Generation Facility.

Section 6.13 Texas Genco's ERCOT Generation. Schedule 6.13 sets forth a complete listing of the generating assets directly or indirectly owned, controlled or under construction by Texas Genco and located in the ERCOT Region and Texas Genco's firm transmission reservations over the HVDC transmission lines interconnecting the ERCOT Region and the SPP Region.

ARTICLE 7

                             COVENANTS OF EACH PARTY

Section 7.1 Efforts to Close. Subject to the terms and conditions herein, each of the Parties hereto shall use their Commercially Reasonable Efforts to consummate and make effective, as soon as reasonably practicable, and in any event prior to the Termination Date, the Transactions, including the satisfaction of all conditions thereto set forth herein, and, if and to the extent practicable, to do so at a single Closing. Such actions shall include, without limitation, exercising its Commercially Reasonable Efforts to obtain each of the consents, authorizations and approvals of any Governmental Authority or other Person which is reasonably necessary to effectuate the Transactions, including, in the case of Seller, Seller's Required Regulatory Approvals and Seller's Required Consents, in the case of CPS, CPS's Required Regulatory Approvals and CPS's Required Consents, and in the case of Texas Genco, Texas Genco's Required Regulatory Approvals and Texas Genco's Required Consents, and effecting all other necessary registrations and filings, including, without limitation, filings under applicable Laws, including the HSR Act and all other necessary filings with any Governmental Authority. Any appearances, presentations, briefs, filings, and proposals made or submitted by or on behalf of two or more Parties jointly seeking a Required Regulatory Approval or by a Party before any Governmental Authority to support another Party seeking a Required Regulatory Approval hereunder shall be subject to the joint approval or disapproval in advance and the joint control of each involved Party, acting with the advice of their respective counsel, and each involved Party will consult and fully cooperate with the other Party or Parties, and consider in good faith the views of the other Party or Parties, in connection with any such appearance, presentation, brief, or proposal, provided that nothing will prevent a Party from responding to a subpoena or other legal process as required by Law or submitting factual information in response to a request therefor. Each Party will provide the other with copies of all written communications from Governmental Authorities relating to any of its Required Regulatory Approvals or with respect to a Party's supporting filing for another Party's Required Regulatory Approvals.

Section 7.2 Expenses. Whether or not the Transactions are consummated, except as otherwise provided in the Adjustment Sections or any other provision of this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, (i) the costs and expenses of obtaining the Title Policy and any survey with respect to the Owned Real Property required to obtain the Title Policy shall be paid by Seller, (ii) the cost of recording each Purchaser's Deed and any amendments to recorded memoranda of leases shall be paid by such Purchaser, (iii) the cost of recording any deeds of trust or other loan documents shall be paid by such Purchaser, (iv) all Transfer Taxes, other than Transfer Taxes described in Section 3.8(e), incurred in connection with this Agreement and the Transactions shall be paid by such Purchaser as provided in Section 3.8(d), (v) all Transfer Taxes described in Section 3.8(e) incurred in connection with this Agreement and the Transactions shall be paid by such Purchaser as provided in Section 3.8(e), (vi) fees (other than legal fees), costs and expenses associated with the IRS ruling request described in Section 7.8(b) shall be borne one-third by each Party and (vii) except as otherwise specifically set forth in Section 7.6, all fees, charges and costs of economists and other experts, if any, jointly retained by such Purchaser and Seller in connection with submissions made to any Governmental Authority and advice in connection therewith respecting approval of the Transactions, and all escrow fees, will be borne one-half by such Purchaser and one-half by Seller. All such charges and expenses shall be promptly settled between the Parties at the Closing or upon termination or expiration of further proceedings under this Agreement, or with respect to such charges and expenses not determined as of such time, as soon thereafter as is reasonably practicable.

Section 7.3       Updating.

(a) Seller shall notify each Purchaser in writing of the existence of any matter of which Seller acquires Knowledge and which, if in existence on the Effective Date or the Closing Date could reasonably be expected to cause (i) any of the representations or warranties of Seller set forth in ARTICLE 4 that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) to be untrue or incorrect or (ii) any of the representations or warranties of Seller set forth in ARTICLE 4 that are not so qualified to be untrue or incorrect in any material respect. The written notice pursuant to this Section 7.3(a) shall be set forth on an amended Seller's Schedule or Seller's Schedules which shall be deemed to replace the original Seller's Schedule or Seller's Schedules as of the Effective Date and the Closing Date, to have qualified the relevant representations and warranties of Seller set forth in ARTICLE 4 as of the Effective Date and the Closing Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

(b) Each Purchaser shall notify Seller in writing of the existence of any matter of which such Purchaser acquires Knowledge and which, if in existence on the Effective Date or the Closing Date, could reasonably be expected to cause (i) any of the representations or warranties of such Purchaser set forth in ARTICLE 5 or ARTICLE 6, as applicable, that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) to be untrue or incorrect or (ii) any of the representations or warranties of such Purchaser set forth in ARTICLE 5 or ARTICLE 6, as applicable, that are not so qualified to be untrue or incorrect in any material respect. The written notice pursuant to this
Section 7.3(b) shall be set forth on each Purchaser's amended Purchasers' schedule which shall be deemed to replace the original Purchaser's schedule as of the Effective Date and the Closing Date, to have qualified the representations and warranties contained in ARTICLE 5 or ARTICLE 6, as applicable, as of the Effective Date and the Closing Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter.

(c) Without limiting the generality of the foregoing, (i) Seller shall notify each Purchaser promptly of the occurrence of (A) any material casualty, physical damage, destruction or physical loss respecting, or any material adverse change in the physical condition of, the Generation Facility, subject to ordinary wear and tear and to routine maintenance, reasonably likely to result in a Material Adverse Effect of which Seller has Knowledge, and (B) any other material event reasonably likely to impair Seller's ability to perform its obligations under this Agreement, if the occurrence is one of which Seller has Knowledge, and (ii) each Purchaser shall notify Seller promptly of (A) any breach of any representation or warranty by Seller or of any other condition or circumstance of which such Purchaser has Knowledge that would excuse such Purchaser from its timely performance of its obligations hereunder and (B) any other material event reasonably likely to impair such Purchaser's ability to perform its obligations under this Agreement, if the occurrence is one of which such Purchaser has Knowledge.

Section 7.4 Conduct Pending Closing. Prior to consummation of the Transactions or the termination or expiration of this Agreement pursuant to its terms, unless each Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, and except (i) for actions previously approved by both CPS and Texas Genco as current STP Owners, (ii) for actions which are required by Law, (iii) for reasonable actions taken in connection with any emergency or other force majeure event, (iv) for actions which arise from or are related to any of the Excluded Assets or the Excluded Liabilities or the anticipated transfer of the Purchased Assets or the Assumed Liabilities, (v) as otherwise contemplated by this Agreement or disclosed on
Schedule 7.4 or another Schedule to this Agreement, or (vi) for actions not reasonably likely to have a Material Adverse Effect or materially impair Seller's authority, right or ability to consummate the Transactions, Seller shall, in its capacity as an STP Owner, exercise its rights and discharge its obligations under the STP Project Documents in good faith, taking into account (but not being bound by) each Purchaser's views on matters to be voted upon by the STP Owners, and in such a manner so as to endeavor to cause the STP Owners, and the Operating Agent, as the case may be, to:

(a) Operate and maintain the Generation Facility, or cause the Generation Facility to be operated and maintained, in all material respects in accordance with the ordinary course of business consistent with past practices and Good Utility Practices;

(b) Except as required by their terms, not amend, terminate, renew, or renegotiate in any material respect any existing Generation Facility Contract required to be listed on Schedule 2.1(f) or enter into any new Generation Facility Contract that would (if it existed on the date hereof) have been required to be listed on Schedule 2.1(f), except in the ordinary course of business consistent with past practices, or default (or take or omit to take any action that with or without the giving of notice or passage of time, would constitute a default) under any of the STP Owners' or the Operating Agent's obligations, as applicable, under any such Generation Facility Contract;

(c) Other than pursuant to the requirements of any existing Generation Facility Contract, not sell, lease, transfer or dispose of, or make any contract for the sale, lease, transfer or disposition of, any material assets or properties which would be included in the Purchased Assets, except sales, leases, transfers or dispositions in the ordinary course of business consistent with past practices and Good Utility Practices;

(d) Not (i) incur any obligations for borrowed money or guarantee or otherwise become liable for the obligations of, or make any loans or advances to, any Person, except as would after the Closing constitute an Excluded Liability or
(ii) delay the payment or discharge of any liability which, upon Closing, would be an Assumed Liability, because of the Transactions;

(e) Except as otherwise required by the terms of the Employee Plans or applicable Law, not (i) materially increase the salaries or wages of Employees prior to the Closing, (ii) take any action prior to the Closing to effect a material change in the Employee Plans, (iii) take any action prior to the Closing to materially increase the aggregate benefits payable to Employees, or
(iv) hire at, or transfer to the Generation Facility, any new employees prior to the Closing, other than to fill vacancies in existing positions in the reasonable discretion of Seller;

(f) Not grant any express Encumbrance on any Purchased Assets, except Permitted Encumbrances or to the extent (i) required or permitted incident to the operation of the Purchased Assets, or (ii) required or evidenced by any existing Generation Facility Contract;

(g) Maintain or cause to be maintained in force and effect the material property and liability insurance policies related to the Generation Facility;

(h) Not make any material change in the levels of Inventory maintained at the Generation Facility except in accordance with the ordinary course of business consistent with past practices or except for such material changes which are consistent with Good Utility Practices;

(i) Use Commercially Reasonable Efforts to maintain customary business relationships with any lessor, licensor, customer or supplier of Seller, each in accordance with the ordinary course of business consistent with past practices; and

(j) Promptly give notice to each Purchaser upon acquiring Knowledge of the occurrence or impending occurrence of any event which could reasonably be expected to (i) cause any of the representations and warranties of Seller contained herein to be untrue in any material respect, (ii) constitute a breach of any of the covenants of Seller contained in this Agreement, or (iii) cause a Material Adverse Effect, including any damage, destruction or casualty loss affecting the Generation Facility, whether or not covered by insurance, that would cause a Material Adverse Effect and that has not been otherwise disclosed to each Purchaser; provided that notice will be deemed given pursuant to this
Section 7.4(j) of any event disclosed at any meeting of the Owners Committee (as such term is defined in the STP Participation Agreement) at which one or more representatives of each Purchaser is in attendance; and

(k) Provided, however, that nothing in this Section 7.4 shall (i) obligate Seller to make expenditures other than in the ordinary course of business consistent with past practices, Good Utility Practices or applicable Law or to otherwise suffer any economic detriment, (ii) preclude Seller from paying, prepaying or otherwise satisfying any liability which, if outstanding as of the Closing Date, would be an Assumed Liability or an Excluded Liability, (iii) preclude Seller from incurring any liabilities or obligations to any third party in connection with obtaining such Party's consent to any transaction contemplated by this Agreement or the Ancillary Agreements provided that such liabilities and obligations incurred under this clause (iii) shall be Excluded Liabilities pursuant to Section 2.4 hereof if not approved in advance by each Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed) or (iv) preclude Seller from instituting, participating in or completing any program designed to promote compliance or comply with Laws or Good Utility Practices with respect to the Generation Facility or Purchased Assets.

Section 7.5       Regulatory Approvals.

(a) Subject to Section 7.1, promptly after the Effective Date, but taking into account the anticipated Closing Date, Seller and Texas Genco shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice all notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the Transactions. Seller and Texas Genco shall consult with each other as to the appropriate time of filing such notifications and shall agree in good faith upon the timing of such filings, respond promptly to any requests for additional information made by either of such agencies, and use Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) Subject to Section 7.1, promptly after the Effective Date, Purchasers and Seller shall jointly submit applications to the NRC requesting the NRC Approvals, and the Parties shall respond promptly to any requests for additional information made by the NRC, cooperate in connection with any presentation or proceeding associated with such NRC application and use their respective Commercially Reasonable Efforts to cause the NRC Approvals to be obtained at the earliest possible date after the date of filing. The Parties shall consult with each other as to the appropriate time of filing such applications and shall agree in good faith upon the timing of such applications. Each Party will bear its own costs of the preparation of any such filing, and Purchasers (ratably in accordance with their Proportionate Shares), on the one hand, and Seller, on the other hand, will share equally the cost of all filing fees with respect to any NRC filings required to consummate the Transactions.

(c) Without limiting the generality of Texas Genco's undertakings pursuant to Section 7.5(a), each Purchaser shall:

(i) take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of any Governmental Authority regarding the legality under any Law of such Purchaser's acquisition of the Purchased Assets: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses, of such Purchaser or its Affiliates, or agreeing to dispose of one or more assets or properties (whether owned by such Purchaser or its Affiliates) whether before or after the Closing; provided, however, that nothing in this Agreement shall require such Purchaser or its Affiliates to dispose of or sell assets or properties, hold separate particular assets or categories of assets, or businesses, or agree to dispose of or hold separate one or more assets or properties, except that Texas Genco or its Affiliates shall, if required, agree to dispose of or sell assets or properties with an aggregate fair market value of U.S. $10 million or less and agree to such reasonable undertakings necessary to consummate such dispositions or sales as a condition to eliminating a Governmental Authority's concerns regarding the legality under any Law of such Purchaser's acquisition of the Purchased Assets;

(ii) use Commercially Reasonable Efforts (including taking the steps contemplated by Section 7.5(c)(i)) to prevent the entry in a judicial or administrative proceeding brought under any Law by any Governmental Authority or any other party for a permanent or preliminary injunction or other order that would make consummation of the Transactions unlawful or that would prevent or delay such consummation;

(iii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all Commercially Reasonable Efforts, including the appeal thereof or the posting of a bond or the steps contemplated by Section 7.5(c)(i) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;

(iv) subject to Section 7.1, have the primary responsibility for securing the transfer, reissuance, procurement or modification, as applicable, of the Permits, Seller Licenses and STP Owners Licenses included in Purchaser's Required Regulatory Approvals effective as of the Closing Date. Seller shall use Commercially Reasonable Efforts to cooperate with each Purchaser's efforts in this regard and assist in any transfer of Transferable Permits;

(v) take such actions, if required under the Acid Rain Requirements, to notify the USEPA, TCEQ and any other Governmental Authority of the change of ownership of the STP Interest and the appointment by each Purchaser of one or more replacement Designated Representative(s), effective at 12:00 a.m. on the day following the Closing Date; and

(vi) take, along with Seller, all Commercially Reasonable Efforts, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, for each Purchaser to obtain all, or the rights to all, Emission Allowances that are to be transferred to it pursuant to Section 2.1(p), Section 2.1(q) and
         Section 2.1(r), including the right to receive such Emission Allowances that are to be allocated or issued in the future.

Each Purchaser and Seller further acknowledge and agree that such actions may be required prior to, on or after the Closing Date.

Section 7.6       Tax Matters.

(a)      With respect to Property Taxes to be prorated in accordance with
         Section 3.4 of this Agreement:

(i) Texas Genco and CPS shall prepare and timely file all Tax Returns required of each to be filed after the Closing with respect to their separately acquired Purchased Assets, if any, and shall duly and timely pay all such Taxes arising from the filing of such Tax Returns. Texas Genco and CPS's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld or delayed. Texas Genco and CPS shall make such Tax Returns available for Seller's review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing any such Tax Returns, it being understood that Seller's failure to approve any such Tax Returns shall not limit Texas Genco and CPS's individual obligation to timely file any such Tax Returns and duly and timely pay all Taxes due as a result of filing such Tax Returns.

(ii) Notwithstanding the provisions of Section 7.6(a)(i), if the provisions of Title 1, Texas Tax Code Section 26.11 apply for the calendar year in which the Closing occurs with respect to Purchased Assets purchased by CPS, Seller shall prepare and timely file all Tax Returns required to be filed after the Closing, if any, and shall duly and timely pay all such Taxes arising from the filing of such Tax Returns. Seller will cooperate with CPS in obtaining Tax treatment available to CPS under the applicable laws and regulations. CPS will cooperate with Seller in the preparation of any required Tax Returns.

(iii) Seller shall prepare and timely file all Tax Returns required to be filed prior to the Closing with respect to the Purchased Assets, if any, and shall duly and timely pay (if prior to Closing) all such Taxes arising from the filing of such Tax Returns. Seller's preparation of any such Tax Return shall be subject to Purchasers' approval, which approval shall not be unreasonably withheld or delayed. Seller shall make such Tax Returns available for Purchasers' review and approval (which approval shall not be unreasonably withheld or delayed) no later than fifteen (15) Business Days prior to the due date for filing such Tax Returns, it being understood that Purchasers' failure to approve any such Tax Returns shall not limit Seller's obligation to timely file any such Tax Returns and duly and timely pay all Taxes due as a result of filing such returns.

(iv) Upon the receipt of Property Tax notices (bills), Purchasers shall provide a copy of each such notice to Seller. Prior to payment of Property Taxes subject to proration as determined under Section 3.4(b), each Purchaser shall provide a schedule of the payments and a calculation of the prorated Property Taxes allocated to Seller.
         If the amount of prorated Property Taxes allocated to Seller under
         Section 3.4(b) and previously used as an adjustment to the Purchase Price is greater than the Property Taxes allocated on such Purchaser's schedule, such Purchaser will pay to Seller the difference five (5) days prior to payment of the Property Taxes to the Taxing Authority.
         If the amount of prorated Property Taxes allocated to Seller under
         Section 3.4(b) and previously used as an adjustment to the Purchase Price is less than the Property Taxes allocated on such Purchaser's schedule, Seller will pay to such Purchaser the difference five (5) days after receipt of the schedule from such Purchaser.

(b) Each Purchaser and Seller shall provide the other Parties with such assistance as may reasonably be requested by the other Parties in connection with the preparation of any Tax Return, any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Likewise, each Purchaser and Seller shall promptly notify each other of any proposed audit adjustment by any Taxing Authority that would result in an adjustment to the Purchase Price and/or such Purchaser's or Seller's liability for Transfer Taxes. Any information obtained pursuant to this Section 7.6 or pursuant to any other Section hereof providing for the sharing of information relating to or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties hereto in accordance with
         Section 7.10.

(c) Except as provided in Section 7.8(f) with respect to the Final Tax Returns of Seller's Qualified Decommissioning Funds, any refund of Taxes, other than Transfer Taxes resulting from this transaction and Property Taxes subject to the provisions of Section 7.6(f) below, paid or payable with respect to Taxes attributable to any of the Purchased Assets shall be promptly paid to Seller if attributable to Taxes with respect to any Tax year or portion thereof ending before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending prior to the Closing Date) and (ii) to the applicable Purchaser if attributable to Taxes with respect to any Tax year or portion thereof beginning on or after the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning on and ending after the Closing Date).

(d) Any additional Property Tax liability(ies) for any pre-Closing Tax period resulting from a post-Closing change in the usage of the Purchased Assets (including but not limited to any change in usage for which notice is provided in Section 13.2 of this Agreement) is(are) the liability of the Purchasers and are not subject to the refund provisions of Section 7.6(c) above.

(e) In the event that a dispute arises between Seller and one or more Purchasers as to the amount of Taxes, the affected Parties shall attempt in good faith to resolve such dispute, and any amount so agreed upon shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days thereafter, the Parties shall submit the dispute to the Independent Accounting Firm for resolution in accordance with the provisions of Section 3.7, which resolution shall be final, conclusive and binding on the Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Seller and the Purchaser party to such dispute. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

Section 7.7 Risk of Loss. From the date hereof until the Closing, all risk of loss or damage to the assets and properties included in the Purchased Assets, including the Generation Facility, shall be borne by Seller.

Section 7.8       Decommissioning Funds.

(a) Between the Effective Date and the Closing Date, Seller shall continue to make cash deposits to Seller's Qualified Decommissioning Funds or Seller's Non-Qualified Decommissioning Funds of amounts of decommissioning costs collected from customers as determined by the PUCT or FERC, and Seller shall not withdraw any funds (except for expenses described in Code Section 468A(e)(4)(B)) from Seller's Qualified Decommissioning Funds or Seller's Non-Qualified Decommissioning Funds.

(b) Subject to Section 7.1, as promptly as practicable after the Effective Date of this Agreement, the applicable Purchaser and Seller shall jointly submit a ruling request to the IRS for the IRS PLR (Decommissioning Funds Transfer), the IRS PLR (Texas Genco Decommissioning Collections), and the IRS PLR (CPS Decommissioning Collections). In the ruling requests for the IRS PLR (Decommissioning Funds Transfer) the Parties shall request the rulings as described in Schedule 7.8(b). All proceedings in connection with such ruling requests shall be subject to Section 7.1, and without limiting the generality of the foregoing, all appearances, presentations, briefs, and proposals made or submitted by or on behalf of any Party before the IRS in connection with such ruling requests and rulings shall be subject to the joint approval or disapproval in advance and the joint control of the applicable Purchaser and Seller, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such appearance, presentation, brief, and proposal. Subject to Section 7.1, the Parties shall respond reasonably promptly to any requests for additional information made by the IRS and use their respective Commercially Reasonable Efforts to cause the IRS to issue the requested rulings at the earliest possible date after the request and in any event, in the case of the IRS PLR (Decommissioning Funds Transfer), prior to the Closing Date. If the IRS PLR (Texas Genco Decommissioning Collections) or the IRS PLR (CPS Decommissioning Collections) shall not have been issued on or before the Closing Date and the applicable Purchaser's Initial Purchase Price shall have been reduced by the Initial Tax Adjustment Amount, the Parties shall thereafter continue to use Commercially Reasonable Efforts to cause the IRS to issue the IRS PLR (Texas Genco Decommissioning Collections) or the IRS PLR (CPS Decommissioning Collections) at the earliest possible date.

(c) Prior to the Closing Date, each Purchaser shall have established and designated to Seller by written notice (i) if applicable, a qualified decommissioning trust fund or subaccounts thereof (each, a "Purchaser's Qualified Decommissioning Fund") for each STP Unit and (ii) a nonqualified decommissioning trust fund (each, a "Purchaser's Nonqualified Decommissioning Fund" for each STP Unit, together with Purchaser's Qualified Decommissioning Fund referred to as "Purchaser's Decommissioning Funds"), with respect to the Generation Facility and the STP Interest.

(d) At the Closing, (i) Seller shall assign and transfer or cause to be assigned and transferred (1) to Texas Genco's Qualified Decommissioning Fund or subaccounts thereof for the applicable STP Unit the applicable Proportionate Share of the assets comprising Seller's Qualified Decommissioning Fund, including all income, interest and other earnings accrued thereon, net of expenses accrued in the ordinary course of business, and (2) to Texas Genco's Nonqualified Decommissioning Fund for the applicable STP Unit the Proportionate Share of the assets comprising Seller's Nonqualified Decommissioning Fund, which shall have been converted to cash prior to Closing, including all income, interest and other earnings accrued thereon, net of expenses accrued in the ordinary course of business (other than income taxes), and (ii) Seller shall assign and transfer or cause to be assigned and transferred to CPS's Nonqualified Decommissioning Fund for the applicable STP Unit (1) the applicable Proportionate Share of the assets comprising Seller's Qualified Decommissioning Fund, including all income, interest and other earnings accrued thereon, net of expenses accrued in the ordinary course of business, and (2) the Proportionate Share of the assets comprising Seller's Nonqualified Decommissioning Fund, which shall have been converted to cash prior to Closing, including all income, interest and other earnings accrued thereon, net of expenses accrued in the ordinary course of business (other than income taxes). Between the Effective Date and the Closing Date, and subject to the terms and conditions hereof, Seller and such Purchaser shall work cooperatively and exercise their respective Commercially Reasonable Efforts to accomplish such assignments and transfers from such Persons empowered to execute the same, including the adoption of any and all amendments to the governing instruments of Seller's Decommissioning Funds necessary to achieve such result.

(e) At the Closing, Seller and each Purchaser shall execute and deliver the Decommissioning Funds Collection Agreement.

(f) Seller shall be responsible for causing the Trustee of Seller's Qualified Decommissioning Funds to file any final Income Tax returns ("Final Tax Returns") and to determine any final Income Tax liability or Income Tax refund for the Seller's Qualified Decommissioning Funds. Seller shall cause the Trustee of Seller's Qualified Decommissioning Funds to notify each Purchaser in writing of any such Income Tax due or any such refund on the Final Tax Returns. If Income Tax is due on the Final Tax Returns, the affected Purchaser will direct the trustee of its Decommissioning Funds to pay such Tax out of the assets of its Decommissioning Funds. Such Purchaser agrees to ensure that its trust agreements allow for the payment of the applicable Proportionate Share of such final Income Tax liability of Seller's Qualified Decommissioning Funds. Seller further agrees that any Income Tax refund received on or after the Closing Date by the Trustee of Seller's Qualified Decommissioning Funds or by Seller in respect of Seller's Qualified Decommissioning Funds is property of such Purchaser's Decommissioning Funds for the benefit of such Purchaser's Decommissioning Funds, such refunds to be distributed in proportion to such Purchaser's Proportionate Share.

(g) To the extent practicable before the Closing Date, Seller shall cause the Trustee of Seller's Decommissioning Funds to pay: (i) final expenses for trustee and investment management fees and other administrative expenses of Seller's Decommissioning Funds, and, (ii) the IRS the estimated amount of Tax for which Seller's Qualified Decommissioning Funds will be liable as a result of the transfer of a proportionate amount of the assets of Seller's Qualified Decommissioning Funds to CPS's Nonqualified Decommissioning Funds. Seller shall cause the Trustee of Seller's Decommissioning Funds to notify the applicable Purchaser in writing of any expenses for trustee and investment management fees and other administrative expenses due on or after the Closing Date. Such Purchaser agrees to direct the trustee of such Purchaser's Decommissioning Funds to pay final expenses for trustee and investment management fees and other administrative expenses of Seller's Decommissioning Funds to the extent not paid before the Closing Date. Such Purchaser agrees to ensure that its trust agreements allow for the payment of such expenses of Seller's Decommissioning Funds. Seller further agrees that any refund of trustee and investment management fees and other administrative expenses received on or after the Closing Date by the Trustee of Seller's Decommissioning Funds is property of such Purchaser's Decommissioning Funds for the benefit of such Purchaser's Decommissioning Funds.

Section 7.9       Insurance.

(a) Each Purchaser acknowledges and agrees that the Generation Facility Insurance Policies listed in Schedule 7.9(a) are Excluded Assets and, except as otherwise provided in Section 7.9(b), effective upon Closing, shall be terminated or modified to exclude coverage of the Purchased Assets and the Generation Facility. Seller intends to retain (but shall have no obligation hereunder to retain) NEIL membership and other coverages for Seller's benefit. Promptly after the receipt thereof, each Purchaser shall disburse to Seller any refunds received by such Purchaser of premiums actually paid by Seller with respect to NEIL or ANI, and any distribution with respect to Seller's Policyholder Insurance Record maintained by NEIL.

(b) With respect to any of the Generation Facility Contracts listed or required to be listed on Schedule 2.1(f) (other than the Project Agreements), each Purchaser shall be obligated at or before Closing to continue or obtain at its sole cost and expense replacement insurance for any insurance required to be maintained by or for the benefit of Seller or any of its Affiliates under any of the Generation Facility Contracts listed or required to be listed on Schedule 2.1(f), as described (i) in the case of any insurance required under any such Generation Facility Contract entered into on or before the Effective Date, in a written notice provided by Seller to each Purchaser within ninety (90) days after the Effective Date and (ii) in the case of any insurance required under any such Generation Facility Contract entered into after the Effective Date, in a written notice provided by Seller to each Purchaser promptly after Seller acquires Knowledge that such Generation Facility Contract has been entered into. Each Purchaser further acknowledges and agrees that such Purchaser may need to provide to certain Governmental Authorities and the counterparty(ies) to any such Generation Facility Contracts evidence of such replacement or substitute insurance coverage for the continued operation of the Purchased Assets or the Generation Facility following the Closing. Notwithstanding Section 2.2(i), but subject to the last sentence of this Section 7.9(b), if any claims are made or losses are incurred arising from events that occur after the Effective Date and prior to the Closing Date that do not arise out of damage to or destruction of the Generation Facility and that relate solely to the Purchased Assets and such claims, or the claims associated with such losses, may be made against the policies maintained by Seller or its Affiliates prior to the Closing or under policies otherwise retained by Seller or its Affiliates after the Closing, then Seller shall, if required by such Purchaser, use its Commercially Reasonable Efforts so that such Purchaser can file, notice, and otherwise continue to pursue such claims and recover proceeds under the terms of such policies. Seller and its Affiliates shall be reimbursed by such Purchaser (or otherwise indemnified and held harmless) for any Losses or other costs incurred by Seller or its Affiliates (including by way of any reduction in, or loss of, available insurance to cover other insurable losses or associated expenses of Seller or its Affiliates) arising out of claims under the Generation Facility Insurance Policies, provided that such Losses or other costs shall be agreed upon by such Purchaser and Seller before filing any such claim under the Generation Facility Insurance Policies, and in the absence of such agreement no such claim is required to be made by Seller.

(c) As provided in the STP Participation Agreement, each Purchaser shall be obliged to support the maintenance by the Operating Agent of policies of liability and property insurance with respect to the Purchased Assets and the ownership, operation, and maintenance of the Generation Facility which shall afford protection against the insurable hazards and risks with respect to which units of similar size and type customarily maintain insurance, and which meets the requirements of 10 C.F.R. 50.54(w) and 10 C.F.R. Part 140. Such coverage shall include nuclear liability insurance, in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. In the event that the nuclear liability protection system contemplated by
Section 170 of the Atomic Energy Act is repealed or changed, each Purchaser shall obtain and maintain, to the maximum extent and in the maximum amount available on commercially reasonable terms but in no event less than the amount required for units of similar size and type by Nuclear Laws, alternate protection against Nuclear Liability. Each Purchaser shall cooperate in retaining Seller as a named or additional insured under existing insurance contracts; provided, however, the Seller shall pay any increased costs associated with remaining a named or additional insured under such insurance policies. In addition, each Purchaser shall be able to provide the financial assurance consistent with the requirements of 10 CFR Section 140.21 that it will be able to pay the retrospective premiums for the Generation Facility as prescribed by Section 170 of the Atomic Energy Act.

Section 7.10 Announcements; Confidentiality. Subject to Section 7.1, prior to the Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the Transactions shall be issued or made by either Purchaser or Seller without first consulting with the other Parties concerning the content and timing of any such announcement and taking into account any reasonably requested modifications as to the content or timing thereof; provided that a press release or other public announcement, regulatory filing, statement or comment made without such prior consultation shall not be in violation of this Section 7.10 if it is made in order for the disclosing Party or any of its Affiliates to comply with applicable Laws or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior consultation, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such Laws or rules; and provided further that in all instances prompt notice from one Party to the other shall be given with respect to any such release, announcement, statement or comment. In respect of information (i) obtained from the other either before or after the date of this Agreement or (ii) related to any Purchaser's proposed purchase of the Purchased Assets, Seller's proposed sale of the Purchased Assets, the contents of this Agreement or any of the Ancillary Agreements or the negotiation of this Agreement or any of the Ancillary Agreements, each Party shall (A) keep confidential all such information not otherwise available to such Party as a result of being a STP Owner, and none of the Parties shall reveal such information to, nor produce copies of any written information for, any Person outside its management group or its professional advisors (including lenders and prospective financing sources) without the prior written consent of the other Parties and (B) keep confidential all such information available to such Party as a result of being a current STP Owner to the same extent and in accordance with the confidentiality provisions in the applicable STP Project Documents; provided, however, that a Party may disclose information if compelled by judicial or administrative process or by any other requirements of Law, or disclosure is reasonably necessary to obtain the approval of any Governmental Authority or third party necessary to consummate the Transactions. If the Transactions in respect of any Purchaser should fail to close for any reason, each of Seller and such Purchaser shall return to the other as soon as practicable all originals and copies of written or recorded information provided to such Party by or on behalf of the other Party and none of such information shall be used by such Party, or its employees, agents or representatives, in the business or operations of any Person. Notwithstanding the foregoing, (w) Texas Genco may provide copies of this Agreement to GC Power Acquisition LLC and any of its officers, directors, employees, representatives or agents (it being understood that GC Power Acquisition LLC shall be informed by Texas Genco of the confidential nature of such information and shall be directed by Texas Genco, and shall expressly agree, to treat such information confidentially in accordance with this Agreement), (x) after the Effective Date, Seller may provide copies of this Agreement to Cameco Corporation, any of Cameco Corporation's subsidiaries, including Cameco South Texas Project LP, and any of its or their officers, directors, employees, representatives or agents, (y) each Party's obligations under this Section 7.10 shall not apply to any information or document insofar as it is or becomes the subject of a subpoena or other legal process or otherwise is or becomes available to the public other than as a result of a disclosure by the other Party in violation of this Agreement or other obligation of confidentiality under which such information may be held or becomes available to the Party on a non-confidential basis from a source other than the other Party or its officers, directors, employees, representatives or agents and (z) except as may be required by Law, the Parties shall seek appropriate protective orders or confidential treatment for the Schedules to this Agreement in connection with any filing with or disclosure to any Governmental Authority. The Parties' obligations under this Section 7.10 shall survive for seven (7) years following the Closing Date or the Termination Date, as applicable; provided that, from and after the Closing Date at which the Transactions in respect of all of the STP Interest shall have been consummated, the obligations of each Purchaser under this Section 7.10, to the extent relating to any Due Diligence Materials, shall be deemed to be governed by the applicable provisions of the STP Project Documents and shall no longer be governed by the provisions of this
Section 7.10.

Section 7.11 Post Closing - Further Assurances. At any time or from time to time after the Closing, each Party will, upon the reasonable request of another Party, execute and deliver any further instruments or documents, and exercise Commercially Reasonable Efforts to take such further actions as may reasonably be required, to fulfill and implement the terms of this Agreement. After the Closing, and upon prior reasonable request, each Party shall exercise Commercially Reasonable Efforts to cooperate with the other Parties, at the requesting Party's expense (including out-of-pocket expenses to third parties incurred by any Party or its Affiliates and the reasonable value of the time expended by its personnel or the personnel of any of its Affiliates, including the wages or other benefits paid or payable to its officers, directors or employees, that are reasonably attributable to furnishing assistance requested by either Purchaser hereunder), in furnishing non-privileged records, information, testimony and other assistance in connection with any inquiries, actions, audits, proceedings, including any "true-up" proceeding before the PUCT involving Seller, or disputes involving any of the Parties hereto (other than in connection with disputes between the Parties hereto) and based upon contracts, arrangements or acts of Seller, a Purchaser, the other STP Owners or the Operating Agent on behalf of one or more of the STP Owners, which were in effect or occurred on, prior to, or after the Closing and which relate to the Purchased Assets or the Transactions, including, without limitation, arranging discussions with (and calling as a witness) officers, directors, employees, agents and representatives of either Purchaser or Seller, including either or both of Seller's Employees.

Section 7.12 Pre-Closing and Post-Closing - Information, Records and Access.

(a) For a period of seven (7) years after the Closing Date, each Purchaser will not dispose of any books, records, documents or information reasonably relating to the Purchased Assets delivered to it by Seller without first giving thirty
(30) days prior written notice to Seller thereof and permitting Seller (at its cost) to retain or copy such books and records as it may select. During such period, each Purchaser (i) will permit Seller to examine and make copies, at Seller's expense, of such books, records, documents and information for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller or its Affiliates, or the preparation of income or other Tax Returns and (ii) will provide to Seller, upon reasonable notice, such reasonable access to the Generation Facility and all individuals who regularly work at or in support of the Generation Facility during normal business hours as Seller may request in any such notice for any reasonable purpose; provided, however, that all such examinations by Seller shall occur and all such access shall be provided to Seller at times and places reasonably set by each Purchaser, and in no event shall Seller interfere with the Operating Agent's operation of the Generation Facility or the conduct of its business.

(b) During such seven (7) year time period, each Purchaser will provide to Seller, at Seller's expense, copies of such books, records, documents and information reasonably relating to the Purchased Assets delivered to it by Seller for any reasonable purpose, including any litigation now pending or hereafter commenced against Seller or its Affiliates by any Person (including a Purchaser). Seller will provide reasonable notice to such Purchaser of its need to access such books, records, documents or other information. After the expiration of such seven (7) year time period, each Purchaser will not dispose of any of the books, records, documents or information which are subject to this
Section 7.12 without providing at least thirty (30) days' prior notice to Seller describing in reasonable detail the books, records, documents or information such Purchaser intends to dispose of and specifying the date such Purchaser intends to dispose of the same. If requested in writing by Seller at any time prior to the date specified in such notice, such Purchaser shall deliver or cause to be delivered to Seller (or to any location designated by Seller in such written request), at Seller's expense, the books, records, documents and information described in such notice.

(c) If privileged and/or attorney work product documents or information, including communications between any Party and its counsel, are disclosed to another Party in the books, records, documents or other information delivered by the disclosing Party, the receiving Party agrees (i) such disclosure is inadvertent, (ii) such disclosure will not constitute a waiver, in whole or in part, of any privilege or work product, (iii) such information will constitute confidential information subject to the provisions of Section 7.10, and (iv) it will promptly return to the disclosing Party all copies of such books, records, documents or other information in the possession of such Party or its Affiliates, agents, employees or representatives (including lenders and financial advisors).

Section 7.13 Release. Except for the Excluded Liabilities (including any Excluded Liabilities described in Section 2.4(c) arising under the STP Project Documents) and Seller's obligations hereunder or under any Ancillary Agreement (as applicable), including, without limitation, under ARTICLE 8, except for obligations and liabilities of the Operating Agent or any STP Owner other than Seller under the STP Project Documents, and except for intentional fraud, each Purchaser on behalf of itself and each of its Affiliates, and on behalf of each of its and their successors and assigns, hereby waives its right to recover from Seller or from any Affiliate of Seller or any Person acting on behalf of Seller or any such Affiliate, and forever releases and discharges each of Seller and each such Affiliate and each such other Person, from any and all damages, claims, losses, liabilities, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Assumed Liabilities or the Purchased Assets, including without limitation,

(a) all liabilities or obligations under or related to Environmental Laws including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq. or relating to any claim in respect of Environmental Conditions or Hazardous Substances arising under Laws, including Environmental Laws, and

(b) all liabilities that in any way arise out of or are related to or associated with the ownership, possession, use or operation of any of the Purchased Assets, including the STP Interest, or the Generation Facility, before or after the Closing. In this regard, each Purchaser, on behalf of itself and each of its parent, subsidiary and sister entities, and each of its and their successors and assigns, expressly waives any and all rights and benefits that it now has or they now have, or in the future may have, conferred upon it or them by virtue of any statute or common law principle which provides that a general release does not extend to claims which a party does not know or suspect to exist in its favor at the time of executing the release, if knowledge of such claims would have materially affected such party's settlement with the obligor. Each Purchaser, on behalf of itself and each of its parent, subsidiary and sister entities, and each of its and their successors and assigns, hereby further acknowledges that it is aware that factual matters now unknown to it or them may have given or may hereafter give rise to claims, losses and liabilities that are presently unknown, unanticipated and unsuspected, that the release contained herein has been negotiated and agreed upon in light of such awareness, and that it nevertheless hereby intends to be bound and to bind each of its parent, subsidiary and sister entities, and each of its and their successors and assigns, to the release set forth above.

Section 7.14 Use of AEP Marks. AEP Marks will appear on some of the Purchased Assets, including on supplies, materials, stationery, brochures, advertising materials, manuals and similar consumable items located at the Generation Facility. Each Purchaser acknowledges and agrees that it has and, upon consummation of the Transactions shall have, no right, title, interest, license, or any other right whatsoever to use the AEP Marks. Each Purchaser shall, (i) within ninety (90) days after the Closing Date, remove the AEP Marks from the Purchased Assets, and provide written verification thereof to Seller promptly after completing such removal and (ii) within two (2) weeks after the Closing Date, return or destroy (with proof of destruction) all other Purchased Assets that contain any AEP Marks that are not removable; provided, however, that neither Purchaser shall be required to redact AEP Marks from any documentation obtained in connection with the Transactions to the extent such Purchaser retains such documentation solely for archival purposes. Each Purchaser agrees never to challenge Seller's or any of Seller's Affiliates' ownership of the AEP Marks or any application for registration thereof or any registration thereof or any rights of any of Seller or any of its Affiliates therein as a result, directly or indirectly, of its ownership of the Purchased Assets including the STP Interest. Each Purchaser will not conduct any business or offer any goods or services under any AEP Marks. Each Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any AEP Marks or otherwise operate any of the Purchased Assets in any manner which would or might reasonably be expected to confuse any Person into believing that such Purchaser has any right, title, interest or license to use any AEP Marks.

Section 7.15 Additional Covenants of Purchasers. Each Purchaser hereby agrees with and covenants to Seller that:

(a) Each Purchaser hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which any of the Purchased Assets are located and all other similar Laws applicable to bulk sales and transfers.

(b) Each Purchaser hereby agrees to indemnify and hold harmless Seller and each of its Affiliates, in accordance with the provisions of Section 8.3(a)(i), against any and all Losses, as incurred, arising out of the offer or sale of securities by such Purchaser, except to the extent that such Losses arise from any untrue statement or alleged untrue statement of a material fact contained in any such securities offering materials or prospectus used by such Purchaser or any of its representatives, or from the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue or alleged untrue statement or omission or alleged omission is made in reliance upon and in conformity with written information furnished to such Purchaser by Seller under a cover letter from Seller's counsel stating that such information is expressly for use in such offering materials or prospectus.

(c) Without the prior written consent of Deloitte & Touche LLP, neither Purchaser shall, and shall cause its Affiliates not to, (i) publish, reproduce, include or incorporate by reference the independent auditors' report of Deloitte & Touche LLP related to the STP Statements for the years ended December 31, 2002 and 2001 in any document or electronic site or (ii) otherwise make reference to Deloitte & Touche LLP in a document or on an electronic site that contains other information in addition to the STP Statements, thereby associating Deloitte & Touche LLP with such document.

Section 7.16      [Intentionally left blank]

Section 7.17 Emission Allowances. Notwithstanding anything to the contrary herein, each Purchaser and Seller shall take all necessary actions, including executing any required forms or providing appropriate notices to Governmental Authorities, in a timely fashion, to ensure that each Purchasers will obtain all, or the rights to all, Emission Allowances that are to be transferred pursuant to Section 2.1(p), Section 2.1(q) and Section 2.1(r) hereof, including the right to receive such Emission Allowances that are to be allocated or issued by a Governmental Authority in the future. Each Purchaser and Seller further acknowledge and agree that such actions may be required before, on or after the Closing Date.

Section 7.18      Tax Exempt Financing.

(a)      Each Purchaser understands and agrees that:

(i) the Pollution Control Facilities have been financed, and refinanced, in whole or in part, with the proceeds of the issuance and sale by various Governmental Authorities of industrial development revenue bonds or private activity bonds (collectively, the "Revenue Bonds") the interest on which, with certain exceptions, is excluded from gross income for purposes of federal income taxation; and Seller is the economic obligor in respect of such bonds;

(ii) the basis for such exclusion is the use of the Pollution Control Facilities for the purpose of (A) the abatement or control of atmospheric pollution or contamination, (B) the abatement or control of water pollution or contamination, (C) sewage disposal and/or (D) the disposal of solid waste, such qualifying purposes being discussed in more detail in Section 7.18(b) below;

(iii) the use of the Pollution Control Facilities for a purpose other than a qualifying purpose indicated in subsection (ii) above could impair (A) such exclusion from gross income of the interest on such bonds, possibly with retroactive affect, unless appropriate remedial action (which could include prompt redemption or defeasance of such bonds) were taken and/or (B) the deductibility of Seller's payment of interest based on the restrictions in Section 150(b) of the Code; and

(iv) any breach by such Purchaser of its obligations under this Section 7.18 could result in the incurrence by Seller of additional costs and expenses, including without limitation, increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing redemption and/or defeasance of all or part of the Revenue Bonds, and such Purchaser shall be liable to Seller for such additional costs and expenses.

(b) Each Purchaser agrees that it shall not use, or permit the use of, any of the Pollution Control Facilities for any purpose other than:

(i) abating or controlling atmospheric or water pollution or contamination by removing, altering, disposing of or storing pollutants, contaminants, waste or heat, all as contemplated in U.S. Treasury Regulations Section 1.103-8(g);

(ii) the collection, storage, treatment, utilization, processing or final disposal of solid waste, all as contemplated in U.S. Treasury Regulations Section 1.103-8(f); or

(iii) the collection, storage, treatment, utilization, processing or final disposal of sewage, all as contemplated in U.S. Treasury Regulations
         Section 1.103-8(f); unless, in each such case, such Purchaser has obtained and delivered to Seller at such Purchaser's expense an opinion addressed to Seller of nationally recognized bond counsel reasonably acceptable to Seller ("Bond Counsel") that such use will not impair
         (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code. Each Purchaser reasonably expect, as of the Effective Date and as of the Closing Date, that the Pollution Control Facilities will continue to be used for the qualifying purposes set forth in subsection (i) above, and for no other purpose, for the remainder of their useful lives. Each Purchaser covenants (i) to refrain from using the Pollution Control Facilities in a manner that would result in the Revenue Bonds not being "exempt facility bonds" within the meaning of Section 103(b)(4) of the Internal Revenue Code of 1954, and (ii) to refrain from taking any action that would result in the Revenue Bonds being "federally guaranteed" within the meaning of Section 149(b) of the Code.

(c) It is expressly understood and agreed that the provisions of Section 7.18(b) above shall not prohibit either Purchaser from suspending the operation of the Pollution Control Facilities on a temporary basis, or from terminating the operation of the Pollution Control Facilities on a permanent basis and shutting down, retiring, abandoning and/or decommissioning the Pollution Control Facilities; provided, however, that if the Pollution Control Facilities, in whole or in part, are dismantled and sold, including any sale for scrap, and if the operation of the Generation Facility shall not theretofore have been, and is not then being, terminated on a permanent basis, then the proceeds of such sale of the Pollution Control Facilities shall, within six months from the date of sale, be expended to acquire replacement property to be used for the same qualifying purpose as the Pollution Control Facilities so sold, unless such Purchaser has obtained and delivered to Seller, at such Purchaser's expense, an opinion addressed to Seller of Bond Counsel that the failure to take this action will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for federal income tax purposes or (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code. Each Purchaser covenants to maintain such records as will enable Seller to fulfill its responsibilities under Section 148 of the Code and to retain such records for at least six years following the actual final payment of principal and interest on the Revenue Bonds.

(d) Texas Genco agrees that it shall not issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Pollution Control Facilities; provided that it is expressly understood and agreed that this Section 7.18(d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Pollution Control Facilities made after the date of acquisition or to any assets other than the Pollution Control Facilities.

(e) CPS agrees that it shall not issue, or have issued on behalf of the City of San Antonio or CPS, any tax-exempt bonds, other than any "State or local bond" (as defined in Section 103(c)(1) of the Code) that is not a "private activity bond" (within the meaning of Section 141 of the Code), to finance or refinance its acquisition of the Pollution Control Facilities; provided that it is expressly understood and agreed that this Section 7.18(d) shall not prohibit the use of tax-exempt bonds to finance or refinance any improvement to the Pollution Control Facilities made after the date of acquisition or to any assets other than the Pollution Control Facilities.

(f) Each Purchaser agrees that it shall give Seller at least 180 days' prior written notice of any suspension or termination of the operation of any of the Pollution Control Facilities, or any part thereof, and of any sale, exchange, transfer or other disposition of the Pollution Control Facilities, or any part thereof, including, but not limited to, a sale for scrap.

(g) If Seller shall desire to refund any Revenue Bonds, each Purchaser shall cooperate with Seller and with Bond Counsel with respect to the refunding bonds and shall provide upon request any representations, agreements or covenants that are reasonably requested concerning its compliance to such date and/or in the future with the representations, agreements and covenants made herein. If a Purchaser shall desire to cause an opinion of Bond Counsel to be delivered to Seller pursuant to
         Section 7.18(b) or Section 7.18(c), Seller shall cooperate with such Purchaser and with Bond Counsel and shall provide upon request copies of documents relating to the Revenue Bonds and any representations relating to the Revenue Bonds and Seller's prior use of the Pollution Control Facilities and compliance with the terms of the agreements underlying or relating to the Revenue Bonds that are reasonably requested.

(h) If a Purchaser shall sell, exchange, transfer or otherwise dispose of any of the Pollution Control Facilities to a third party, such Purchaser shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party substantially identical to those on the part of such Purchaser contained in this Section 7.18.

(i) The covenants and agreements on the part of each Purchaser contained in this Section 7.18 shall continue in effect so long as any Revenue Bonds, including any refunding bonds issued hereafter to refund any Revenue Bonds, shall remain outstanding. Seller shall notify each Purchaser promptly when there shall be no Revenue Bonds outstanding.

Section 7.19 Certain STP Matters. Notwithstanding anything herein to the contrary, (i) upon the Closing, the applicable Purchaser will assume and will fully perform and discharge all of the obligations and liabilities of Seller under the STP Participation Agreement and such Purchaser will agree to be bound by the terms of the STP Operating Agreement; (ii) at the Closing, such Purchaser shall execute and deliver to Seller and the other STP Owners the Assignment and Assumption Agreement (STP Interest), properly Executed by such Purchaser, and Seller shall execute and deliver to such Purchaser and the other STP Owners the Assignment and Assumption Agreement (STP Interest), properly Executed by Seller;
(iii) within ninety (90) days of the Closing, such Purchaser shall notify each of the other STP Owner(s) of the consummation of the transfer of the STP Interest to such Purchaser in accordance with Section 16.4 of the STP Participation Agreement; and (iv) at the Closing or at any time after the Closing, such Purchaser shall furnish to any of the other STP Owners such further evidence of the consummation of such transfer as such STP Owner may reasonably request pursuant to Section 16.4 of the STP Participation Agreement.

Section 7.20      Acceptable Credit Support.

(a) Each Purchaser shall, at all times after the Effective Date until the payment in full of the Purchase Price, cause an Acceptable Credit Support to be maintained in full force and effect; provided that CPS shall be deemed to have satisfied the foregoing obligation so long as the rating of its Electrical and Gas Systems Revenue Bonds is not less than BBB- by S&P or Baa3 by Moody's. If, at any time prior to the payment in full of the Purchase Price, a Guarantor, in respect of any Purchaser, shall cease to be an Acceptable Guarantor, then such Purchaser shall, within ten (10) days after the earlier of the date on which (i) such Purchaser shall have been given notice of such cessation by Seller or (ii) such Purchaser shall have Knowledge of such cessation, deliver to Seller, at such Purchaser's election, either (x) a replacement Guaranty issued by an Acceptable Guarantor or (y) an Acceptable Letter of Credit which shall be maintained pursuant to the terms of Section 7.20(b) and Section 7.20(c).

(b) If the applicable Purchaser shall have elected to deliver an Acceptable Letter of Credit pursuant to Section 7.20(a), then at all times thereafter until the payment in full of the Purchase Price, such Purchaser shall maintain in full force and effect an Acceptable Letter of Credit. If, at any time prior to the payment in full of the Purchase Price, the Issuing Bank of an Acceptable Letter of Credit issued on behalf of a Purchaser shall cease to be an Eligible Financial Institution, such Purchaser shall, within ten (10) days after the earlier of the date on which (i) such Purchaser shall have been given notice of such cessation by Seller or (ii) such Purchaser shall have Knowledge of such cessation, deliver to Seller, at such Purchaser's election, either (x) a replacement Acceptable Guaranty, which will be maintained pursuant to the terms of Section 7.20(a) or (y) an Acceptable Letter of Credit to be issued by an Issuing Bank that is an Eligible Financial Institution at such time. Upon the delivery of a replacement Acceptable Guaranty or issuance of a replacement Acceptable Letter of Credit, as the case may be, Seller shall surrender to the applicable Purchaser the original of the Guaranty or letter of credit being replaced.

(c) The applicable Purchaser shall give Seller notice of the scheduled expiration of each Acceptable Letter of Credit not more than sixty (60) days nor less than thirty (30) days prior to the scheduled expiration date of such Acceptable Letter of Credit. Such Purchaser shall provide to Seller a copy of any written commitment for a replacement or renewal of an existing Acceptable Letter of Credit not less than thirty (30) days prior to the relevant scheduled expiration date and, if such Purchaser has not secured a commitment for a replacement or renewal of an expiring Acceptable Letter of Credit at least thirty (30) days prior to the scheduled expiration of such Acceptable Letter of Credit, such Purchaser shall promptly notify Seller of such fact. In addition, the applicable Purchaser shall deliver to Seller a replacement or renewal Acceptable Letter of Credit not less than ten (10) days prior to the scheduled expiration date of any Acceptable Letter of Credit then held by Seller. Upon the issuance of any such replacement or renewal Acceptable Letter of Credit, Seller shall surrender to such Purchaser the original of the Acceptable Letter of Credit being so replaced or renewed.

(d) Each Purchaser shall, until the payment in full of the Purchase Price or the termination of this Agreement in accordance with its terms promptly notify Seller of any downgrade in or credit watch or similar adverse review with respect to the credit rating of Guarantor or Issuing Bank, as applicable, in respect of such Purchaser.

(e) From and after the payment in full of the Purchase Price until the second anniversary of the Closing Date, (i) Texas Genco shall cause an Acceptable Credit Support to be maintained in full force and effect, subject to such Acceptable Credit Support being limited to a maximum of Texas Genco's Proportionate Share of Twenty Million Dollars ($20,000,000) and (ii) CPS shall cause an Acceptable Credit Support to be maintained in full force and effect, subject to such Acceptable Credit Support being limited to a maximum of CPS's Proportionate Share of Twenty Million Dollars ($20,000,000); provided that CPS shall be deemed to have satisfied the foregoing obligation so long as the rating of its Electrical and Gas Systems Revenue Bonds is not less than BBB- by S&P or Baa3 by Moody's.

(f) From and after the Effective Date until the tenth (10th) anniversary of the Closing Date, Texas Genco shall maintain a minimum partners' equity, determined in accordance with GAAP, of Three Hundred Million Dollars ($300,000,000). In connection with any sale, assignment, conveyance or other transfer (regardless of form and whether by operation of law or otherwise) by either Purchaser of all or any portion of any of the right, title and interest in, to and under the Texas Genco Purchased Interest or the CPS Purchased Interest, as applicable (an "Interest Transfer"), by such Purchaser after the Closing, such Purchaser agrees: (i) to include in the relevant agreement(s) relating to any such Interest Transfer covenants by the transferee in favor of such Purchaser and Seller to perform and observe all terms, conditions and provisions of the STP Participation Agreement and the STP Operating Agreement and a covenant on the part of such transferee to include the provisions of this Section 7.20(f)(i), mutatis mutandis, in any agreement relating to any Interest Transfer by such transferee (with the effect thereof being that Seller, such Purchaser and all other predecessors in interest of each subsequent transferee shall have the benefit of the covenants and provisions described in this Section 7.20(f)(i)); and (ii) to use Commercially Reasonable Efforts to include in the relevant agreement(s) relating to any such Interest Transfer provisions extending to Seller the benefits of, and making directly enforceable by Seller, (A) a covenant by the transferee that is the same, in all material respects, as the covenant by such Purchaser in favor of Seller set forth in the first sentence of this Section 7.20(f), (B) any indemnities, covenants or similar provisions that protect such Purchaser from liabilities arising from a breach of such covenant, provided however, that, in any event, any protections afforded to such Purchaser by the transferee with respect to credit support shall be expressly afforded to Seller as a third party beneficiary, and (C) a covenant on the part of such transferee to include the provisions of this Section 7.20(f)(ii), mutatis mutandis, in any agreement relating to any Interest Transfer by such transferee (with the effect thereof being that Seller, such Purchaser and all other predecessors in interest of each subsequent transferee shall have the benefit of the covenants and provisions described in this Section 7.20(f)(ii)).

ARTICLE 8

                                 INDEMNIFICATION

Section 8.1 Exclusivity. Except for intentional fraud, the rights and remedies of Seller and members of the Seller Group, on the one hand, and the applicable Purchaser and members of the CPS Group or the Texas Genco Group on the other hand, for money damages under this Article are, solely as between Seller and the Seller Group on the one hand, and such Purchaser and the CPS Group or the Texas Genco Group on the other hand, exclusive and in lieu of any and all other rights and remedies for money damages which each of Seller and members of the Seller Group on the one hand, and such Purchaser and members of the CPS Group or the Texas Genco Group on the other hand, may have under this Agreement or under applicable Law with respect to any Indemnifiable Claim, whether at common law or in equity.

Section 8.2       Indemnification by Seller.

(a) CPS Claims. Seller will indemnify, defend and hold harmless the CPS Group from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses ("Losses"), including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise or result from the following (collectively, "Purchaser Claims"), IN EACH CASE, EVEN IF SUCH LOSSES ARE CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY PERSON INCLUDED IN THE CPS GROUP, EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH PERSON:

(i) any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made, as of the Closing Date, by Seller in this Agreement in ARTICLE 4;

(iii) if the Closing occurs as to CPS, Seller's ownership, operation or use of the Excluded Assets;

(iv) if the Closing occurs as to CPS, the failure of Seller to pay, discharge or perform any of the Excluded Liabilities as and when due; or

(v) any claims or attachments of Seller or any creditor of Seller against Seller's Decommissioning Fund after the Closing.

(b) Texas Genco Claims. Seller will indemnify, defend and hold harmless the Texas Genco Group from and against any and all demands, suits, penalties, obligations, damages, claims, losses, liabilities, payments, costs and expenses ("Losses"), including reasonable legal, accounting and other expenses in connection therewith and costs and expenses incurred in connection with investigations and settlement proceedings, which arise or result from the following (collectively, "Purchaser Claims"), IN EACH CASE, EVEN IF SUCH LOSSES ARE CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY PERSON INCLUDED IN THE TEXAS GENCO GROUP, EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH PERSON:

(i) any breach or violation of any covenant, obligation or agreement of Seller set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made, as of the Closing Date, by Seller in this Agreement in ARTICLE 4;

(iii) if the Closing occurs as to Texas Genco, Seller's ownership, operation or use of the Excluded Assets;

(iv) if the Closing occurs as to Texas Genco, the failure of Seller to pay, discharge or perform any of the Excluded Liabilities as and when due; or

(v) any claims or attachments of Seller or any creditor of Seller against Seller's Decommissioning Fund after the Closing.

(c) Seller Limitations. Except for a breach by Seller of its obligations under Section 7.10, none of CPS, Texas Genco, the CPS Group or the Texas Genco Group will be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Purchaser Claims (other than punitive, incidental, indirect, special or consequential damages awarded against a Purchaser as a result of a Third Party Claim), including damages for lost revenues, income, or profits, diminution in value of the Generation Facility or any other damage or loss resulting from the disruption to or loss of operation of the Generation Facility. The aggregate damages to which each Purchaser will be entitled under Section 8.2(a)(ii) and Section 8.3(a)(ii) shall be limited to such Purchaser's Proportionate Share of Twenty Million Dollars (U.S. $20,000,000).

Section 8.3       Indemnification by Purchasers.

(a) Seller Claims Against CPS. CPS will indemnify, defend and hold harmless Seller, its parents and Affiliates and each of their respective officers, directors, employees, attorneys, agents and successors and assigns and each Person included in the Seller Group from and against any and all Losses which arise or result from the following (collectively, "Seller Claims"), IN EACH CASE, EVEN IF SUCH LOSSES ARE CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY PERSON INCLUDED IN THE SELLER GROUP, EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH
         PERSON:

(i) any breach or violation of any covenant, obligation or agreement of CPS set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made, as of the Closing Date, by CPS in this Agreement in ARTICLE 5; provided, that for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty, and the amount of Losses sustained or incurred, for purposes of this Section 8.3(a), such representations and warranties shall be interpreted without giving effect to the words "material", "materially", "Material Adverse Effect", or words of similar effect; or

(iii) if the Closing occurs as to CPS, the design, construction, ownership, operation or use of any of the Purchased Assets or the Generation Facility (but excluding the Excluded Assets), the failure to pay, perform or discharge any Assumed Liabilities as and when due or any other matter relating to or arising out of the Purchased Assets or the Generation Facility, in each case whether relating to periods of time prior to or after the Closing, to the extent CPS is not entitled to indemnification by Seller against such Losses under Section 8.2(a) (subject to the limitations in this Agreement).

(b) Seller Claims Against Texas Genco. Texas Genco will indemnify, defend and hold harmless Seller, its parents and Affiliates and each of their respective officers, directors, employees, attorneys, agents and successors and assigns and each Person included in the Seller Group from and against any and all Losses which arise or result from the following (collectively, "Seller Claims"), IN EACH CASE, EVEN IF SUCH LOSSES ARE CAUSED BY THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY PERSON INCLUDED IN THE SELLER GROUP, EXCEPT TO THE EXTENT CAUSED BY THE WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF SUCH PERSON:

(i) any breach or violation of any covenant, obligation or agreement of Texas Genco set forth in this Agreement;

(ii) any breach or inaccuracy of any of the representations or warranties made, as of the Closing Date, by Texas Genco in this Agreement in
         ARTICLE 5; provided, that for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty, and the amount of Losses sustained or incurred, for purposes of this
         Section 8.3(b), such representations and warranties shall be interpreted without giving effect to the words "material", "materially", "Material Adverse Effect", or words of similar effect; or

(iii) if the Closing occurs as to Texas Genco, the design, construction, ownership, operation or use of any of the Purchased Assets or the Generation Facility (but excluding the Excluded Assets), the failure to pay, perform or discharge any Assumed Liabilities as and when due or any other matter relating to or arising out of the Purchased Assets or the Generation Facility, in each case whether relating to periods of time prior to or after the Closing, to the extent Texas Genco is not entitled to indemnification by Seller against such Losses under Section 8.2(b) (subject to the limitations in this Agreement).

(c) Purchaser Limitations. Except for a breach by a Purchaser of its obligations under Section 7.10, the Seller Group will not be entitled to any punitive, incidental, indirect, special or consequential damages resulting from or arising out of any Seller Claim (other than punitive, incidental, indirect, special or consequential damages awarded against Seller as a result of a Third Party Claim), including damages for lost revenues, income, profits, or any other damage or loss resulting from the disruption to or loss of operation of the Generation Facility (except to the extent otherwise provided in Section 8.7(b)). The aggregate damages to which the Seller Group will be entitled from a Purchaser, in the aggregate, under Section 8.3(a)(ii) or Section 8.3(b)(ii), as applicable, shall be limited to such Purchaser's Proportionate Share of Twenty Million Dollars (U.S. $20,000,000).

Section 8.4 Notice of Claim. Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of any suit, action or proceeding that is a Third Party Claim against CPS, Texas Genco, or any member of the CPS Group or the Texas Genco Group or the Seller Group entitled to indemnification under Section 8.2 or Section 8.3, respectively, such Person entitled to indemnification hereunder (the "Indemnitee") will promptly notify the Party against whom indemnification is sought (the "Indemnitor") in writing of any damage, claim, loss, liability or expense which the Indemnitee has determined has given or could give rise to a claim under Section 8.2 or
Section 8.3. Such written notice is herein referred to as a "Notice of Claim." A Notice of Claim will specify, in reasonable detail, the facts known to the Indemnitee regarding the claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee's rights to indemnification; provided, however, that the Indemnitor is not obligated to indemnify the Indemnitee for the increased amount of any claim which would otherwise have been payable to the extent that the increase resulted from the failure to deliver timely a Notice of Claim.

Section 8.5 Defense of Third Party Claims. The Indemnitor will defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and the Indemnitee, at its expense, may participate in the defense (recognizing, however, that such defense will be controlled and administered by the Indemnitor). The Indemnitee may not settle or compromise any Third Party Claim so long as the Indemnitor is defending it in good faith. If the Indemnitor elects not to contest a Third Party Claim, the Indemnitee may undertake its defense, and the Indemnitor will be bound by the result obtained by the Indemnitee. The Indemnitor may at any time request the Indemnitee to agree to the abandonment of the contest of the Third Party Claim or to the payment or compromise by the Indemnitor of the asserted claim or demand. If the Indemnitee does not object in writing within fifteen (15) days of the Indemnitor's request, the Indemnitor may proceed with the action stated in the request. If, within that fifteen (15) day period, the Indemnitee notifies the Indemnitor in writing that it has determined that the contest should be continued, the Indemnitor will be liable under this ARTICLE 8 only for an amount up to the amount which the Indemnitor had proposed be accepted in payment or compromise. This Section 8.5 is subject to the rights of any insurance carrier of Indemnitee that is defending the Third Party Claim.

Section 8.6 Cooperation. The Party defending the Third Party Claim will (a) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim and (b) afford the other Party the opportunity to be associated in the defense of the Third Party Claim. The Parties will cooperate in the defense of the Third Party Claim. The Indemnitee will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee). If requested by the Indemnitor, the Indemnitee will cooperate with the Indemnitor and its counsel in contesting any Third Party Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the Person asserting the claim or demand, or any cross-complaint against any Person. The Indemnitor will reimburse the Indemnitee for any expenses incurred by Indemnitee in cooperating with or acting at the request of the Indemnitor.

Section 8.7 Mitigation and Limitation of Claims. As used in this Agreement, the term "Indemnifiable Claim" means any Purchaser Claim or Seller Claim. Notwithstanding anything to the contrary contained herein:

(a) Reasonable Steps to Mitigate. The Indemnitee will take all reasonable steps to mitigate all Losses relating to an Indemnifiable Claim, including availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity, and will provide such evidence and documentation of the nature and extent of the Indemnifiable Claim as may be reasonably requested by the Indemnitor. The Indemnitee's reasonable steps include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due under this
ARTICLE 8, and the Indemnitor will reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation, together with interest thereon from the date of payment to the date of repayment at a variable rate of interest equal to the "prime rate" as published in The Wall Street Journal from time to time during the applicable period.

(b) Limitations. Any Indemnifiable Claim shall be limited to the amount of actual damages sustained by the Indemnitee, net of insurance recoveries, provided that a Seller Claim for a breach of this Agreement by a Purchaser that results in a termination of this Agreement with respect to such Purchaser or other failure to consummate the Transactions may include any excess of the consideration to be received by Seller from such Purchaser for the Purchased Assets under this Agreement over the consideration to be received by Seller from the sale of the Purchased Assets to a third Person in any subsequent transaction or over the value of the Purchased Assets if they are not subsequently sold.

(c) Minimum Claim. If the Closing occurs, no Party shall have any liability or obligation to indemnify under Section 8.2(a)(ii) or Section 8.3(a)(ii), as the case may be, for or with respect to any Indemnifiable Claims, unless the aggregate amount for which such Party would be liable thereunder, but for this provision, for or with respect to any Indemnifiable Claims exceeds Two Million Dollars (the "Deductible Amount") and recovery shall be limited only to such amounts as exceed the Deductible Amount. Nothing in this Section 8.7(c) is intended to modify or limit a Party's liability or obligation hereunder for other Indemnifiable Claims.

Section 8.8 Specific Performance. Seller acknowledges that the Transactions are unique and that each Purchaser will be irreparably injured should such Transactions applicable to such Purchaser not be consummated in a timely fashion. Consequently, such Purchaser will have no adequate remedy at law if Seller shall fail to sell the Purchased Assets when required to do so hereunder. In such event, such Purchaser shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by Seller, subject to such Purchaser's performance of its obligations hereunder. Each Purchaser acknowledges that the Transactions are unique and that Seller will be irreparably injured should such Transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at law if such Purchaser shall fail to purchase the Purchased Assets when required to do so hereunder. In such event, Seller shall have the right, in addition to any other remedy available in equity or law, to specific performance of such obligation by such Purchaser, subject to Seller's performance of its obligations hereunder.

ARTICLE 9

                           CPS'S CONDITIONS TO CLOSING

The obligation of CPS to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent CPS waives such fulfillment in writing:

Section 9.1 Compliance with Provisions. Seller shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

Section 9.2       [Intentionally left blank]

Section 9.3       No Restraint.  There shall be no:

(a) Injunction, restraining order or order of any nature issued by any Governmental Authority of competent jurisdiction over the Parties that prevents the consummation of the Transactions as herein provided; or

(b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which prohibits the consummation of the Transactions as herein provided; provided, however, that the Parties will use their Commercially Reasonable Efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

Section 9.4 Required Regulatory Approvals and Consents. Without limiting the generality of Section 7.1 and Section 7.5, with respect to the purchase and sale of the Purchased Assets, (a) CPS shall have received all of CPS's Required Regulatory Approvals described in clause (i) of the definition thereof and all of CPS's Required Consents and (b) Seller shall have received all of Seller's Required Regulatory Approvals described in clause (i) of the definition thereof and the Seller's Required Consents. In the event that any of CPS's Required Regulatory Approvals or such Seller's Required Regulatory Approvals requires any modification to this Agreement or any Ancillary Agreement Executed by CPS or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon CPS's ownership of the STP Interest, then CPS shall have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Ancillary Agreements and, individually or in the aggregate, are reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of CPS and its subsidiaries (if any) taken as a whole, it being agreed that CPS shall be deemed to have approved of any such modifications, conditions or restrictions that are not disapproved by CPS in a written notice to Seller given no later than fifteen
(15) Business Days following CPS's acquiring Knowledge of such modification, condition or restriction.

Section 9.5 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, except to the extent that any failure thereof to be true and correct shall have been agreed or determined to be a Material Adverse Effect for which CPS's Initial Purchase Price has been or will be adjusted in accordance with Section 3.3(e), and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date.

Section 9.6 Title Insurance. Title to the Owned Real Property shall have been evidenced by the willingness of First American Title Insurance Company (collectively with any co-insurer or re-insurer, as applicable, the "Title Insurer"), acting through its agent, Republic Title of Texas, Inc. (the "Title Agent"), to issue a policy or policies of title insurance in the name of CPS on the policy form issued in the State of Texas in amounts equal to the portion of the Purchase Price allocated to the Owned Real Property covered by such policies showing title to such interests in such Owned Real Property vested in Purchaser subject only to transfer of such interest to CPS, and that will include only the exceptions to coverage listed in the Preliminary Title Commitment, excluding those exceptions, and including those endorsements, listed on Schedule 9.6 (the "Title Policy"). The willingness of the Title Insurer to issue the Title Policy shall be evidenced by the Title Insurer's delivery of marked title commitments or pro forma title policies, dated as of the Closing Date, committing the Title Insurer to issue the Title Policy within a reasonable time after the Closing Date. If the Title Insurer is unwilling to issue the Title Policy, it shall be required to provide CPS and Seller, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable. Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to thirty (30) days to provide to Seller the opportunity to cure.

Section 9.7 Officer's Certificate. CPS shall have received a certificate from Seller, Executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 11.1, Section 11.4 (to the extent relating to Seller's Required Regulatory Approvals) and Section 11.5 have been satisfied by Seller.

Section 9.8       [Intentionally left blank]

Section 9.9 Material Adverse Effect. Except for (a) matters the subject of Seller's representations and warranties in ARTICLE 4 (which representations and warranties constitute CPS's exclusive assurance with respect to the subject matters thereof), (b) facts or circumstances of which CPS or any of its Affiliates or representatives has knowledge on the Effective Date or disclosed on any of the Schedules, and in either case not required to be corrected or remediated on or before the Closing Date and (c) matters resulting from acts or omissions of CPS or any of its Affiliates or representatives, since the Effective Date there shall have occurred and be continuing no Material Adverse Effect for which CPS's Initial Purchase Price has not been or will not be adjusted in accordance with Section 3.3(e).

Section 9.10 IRS Letter Ruling. The IRS PLR (Decommissioning Funds Transfer), insofar as it relates to CPS, shall have been received with no condition or limitation thereon that is not reasonably acceptable to CPS.

Section 9.11 Legal Opinion. CPS shall have received an opinion or opinions from Seller's counsel dated the Closing Date substantially as to the matters set forth on Schedule 9.11, subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 9.12 No Termination. Neither CPS nor Seller shall have exercised any termination right such Party is entitled to exercise pursuant to Section 12.1.

Section 9.13 Termination of AEP-Cameco PSA. The AEP-Cameco PSA shall have been terminated by Seller as provided in Section 2.7 and Seller shall have delivered to CPS a copy of the notice of termination.

Section 9.14 Receipt of Other Documents. CPS shall have received the following:

(a) certificate of active status as of a recent date issued by the Secretary of State of Texas for Seller, a certificate of good standing issued by the Texas Comptroller of Public Accounts for Seller, and a certified copy of the certificate of incorporation of Seller issued by the Secretary of State of Texas;

(b) certified copies of the articles of incorporation and bylaws of Seller, together with a certificate of the Secretary or an Assistant Secretary of Seller that none of such documents have been amended;

(c) to the extent readily available and in Seller's possession, originals (or if not readily available, true and correct copies) of all the Generation Facility Contracts to which Seller has Knowledge that it is a party and the Transferable Permits issued to Seller and of which it has Knowledge;

(d) copies, certified by the Secretary or an Assistant Secretary of Seller of corporate resolutions of Seller authorizing the Execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be Executed and delivered by Seller in connection herewith;

(e) a certificate of the Secretary or an Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;

(f) a Decommissioning Funds Collection Agreement, unless not required pursuant to Section 7.8(e), and, if required pursuant to Section 3.5(c), the Escrow Agreement, properly Executed by Seller;

(g) if required pursuant to Section 3.5(d), the Decommissioning Adjustment Escrow Agreement, properly Executed by Seller;

(h) a certificate of non-foreign status of Seller pursuant to Section 1445 of the Code; and

(i) following confirmation of delivery of CPS's Initial Purchase Price by CPS as adjusted by the Closing Adjustment, a receipt for CPS's Initial Purchase Price as adjusted by the Closing Adjustment.

ARTICLE 10

                       TEXAS GENCO'S CONDITIONS TO CLOSING

         The obligation of Texas Genco to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, except to the extent Texas Genco waives such fulfillment in writing:

Section 10.1 Compliance with Provisions. Seller shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement and the Ancillary Agreements on its part required to be performed or complied with at or prior to the Closing.

Section 10.2 HSR Act. The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby between Seller and Texas Genco shall have expired or been terminated.

Section 10.3      No Restraint.  There shall be no:

(a) Injunction, restraining order or order of any nature issued by any Governmental Authority of competent jurisdiction over the Parties that prevents the consummation of the Transactions as herein provided; or

(b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over the Parties which prohibits the consummation of the Transactions as herein provided; provided, however, that the Parties will use their Commercially Reasonable Efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

Section 10.4 Required Regulatory Approvals and Consents. Without limiting the generality of Section 7.1 and Section 7.5, with respect to the purchase and sale of the Purchased Assets, (a) Texas Genco shall have received all of Texas Genco's Required Regulatory Approvals described in clause (i) of the definition thereof and all of Texas Genco's Required Consents and (b) Seller shall have received all of Seller's Required Regulatory Approvals described in clause (i) of the definition thereof and the Seller's Required Consents. In the event that any of Texas Genco's Required Regulatory Approvals or such Seller's Required Regulatory Approvals requires any modification to this Agreement or any Ancillary Agreement Executed by Texas Genco or the Transactions, imposes any condition to the effectuation of the Transactions, or places any restrictions upon Texas Genco's ownership of the STP Interest, then Texas Genco shall have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and the Ancillary Agreements and, individually or in the aggregate, are reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of Texas Genco and its subsidiaries (if any) taken as a whole, it being agreed that Texas Genco shall be deemed to have approved of any such modifications, conditions or restrictions that are not disapproved by Texas Genco in a written notice to Seller given no later than fifteen (15) Business Days following Texas Genco's acquiring Knowledge of such modification, condition or restriction.

Section 10.5 Representations and Warranties. The representations and warranties of Seller set forth in this Agreement that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, except to the extent that any failure thereof to be true and correct shall have been agreed or determined to be a Material Adverse Effect for which Texas Genco's Initial Purchase Price has been or will be adjusted in accordance with Section 3.3(e), and the representations and warranties of Seller set forth in this Agreement that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date.

Section 10.6 Title Insurance. Title to the Owned Real Property shall have been evidenced by the willingness of First American Title Insurance Company (collectively with any co-insurer or re-insurer, as applicable, the "Title Insurer"), acting through its agent, Republic Title of Texas, Inc. (the "Title Agent"), at the option of Purchaser, to issue a policy or policies of title insurance in the name of Texas Genco on the policy form issued in the State of Texas in amounts equal to the portion of the Purchase Price allocated to the Owned Real Property covered by such policies showing title to such interests in such Owned Real Property vested in Purchaser subject only to transfer of such interest to Purchaser, and that will include only the exceptions to coverage listed in the Preliminary Title Commitment, excluding those exceptions, and including those endorsements, listed on Schedule 9.6 (the "Title Policy"). The willingness of the Title Insurer to issue the Title Policy shall be evidenced by the Title Insurer's delivery of marked title commitments or pro forma title policies, dated as of the Closing Date, committing the Title Insurer to issue the Title Policy within a reasonable time after the Closing Date. If the Title Insurer is unwilling to issue the Title Policy, it shall be required to provide Texas Genco and Seller, in writing, notice setting forth the reason(s) for such unwillingness as soon as practicable. Seller shall have the right to seek to cure any defect which is the reason for such unwillingness, and to extend the Closing and the Termination Date, if necessary, for a period of up to thirty
(30) days to provide to Seller the opportunity to cure.

Section 10.7 Officer's Certificate. Texas Genco shall have received a certificate from Seller, Executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 11.1,
Section 11.4 (to the extent relating to Seller's Required Regulatory Approvals) and Section 11.5 have been satisfied by Seller.

Section 10.8      [Intentionally left blank]

Section 10.9 Material Adverse Effect. Except for (a) matters the subject of Seller's representations and warranties in ARTICLE 4 (which representations and warranties constitute the applicable Purchaser's exclusive assurance with respect to the subject matters thereof), (b) facts or circumstances of which Texas Genco or any of its Affiliates or representatives has knowledge on the Effective Date or disclosed on any of the Schedules, and in either case not required to be corrected or remediated on or before the Closing Date and (c) matters resulting from acts or omissions of Texas Genco or any of its Affiliates or representatives, since the Effective Date there shall have occurred and be continuing no Material Adverse Effect for which Texas Genco's Initial Purchase Price has not been or will not be adjusted in accordance with Section 3.3(e).

Section 10.10 IRS Letter Ruling. The IRS PLR (Decommissioning Funds Transfer), insofar as it relates to Texas Genco, shall have been received with no condition or limitation thereon that is not reasonably acceptable to Texas Genco.

Section 10.11 Legal Opinion. Texas Genco shall have received an opinion or opinions from Seller's counsel dated the Closing Date substantially as to the matters set forth on Schedule 10.11, subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 10.12 No Termination. Neither Texas Genco nor Seller shall have exercised any termination right such Party is entitled to exercise pursuant to
Section 12.1.

Section 10.13 Termination of AEP-Cameco PSA. The AEP-Cameco PSA shall have been terminated by Seller as provided in Section 2.7 and Seller shall have delivered to Texas Genco a copy of the notice of termination.

Section 10.14 Receipt of Other Documents. Texas Genco shall have received the following:

(a) certificate of active status as of a recent date issued by the Secretary of State of Texas for Seller, a certificate of good standing issued by the Texas Comptroller of Public Accounts for Seller, and a certified copy of the certificate of incorporation of Seller issued by the Secretary of State of Texas;

(b) certified copies of the articles of incorporation and bylaws of Seller, together with a certificate of the Secretary or an Assistant Secretary of Seller that none of such documents have been amended;

(c) to the extent readily available and in Seller's possession, originals (or if not readily available, true and correct copies) of all the Generation Facility Contracts to which Seller has Knowledge that it is a party and the Transferable Permits issued to Seller and of which it has Knowledge;

(d) copies, certified by the Secretary or an Assistant Secretary of Seller of corporate resolutions of Seller authorizing the Execution and delivery by Seller of this Agreement and of the Ancillary Agreements to which it is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be Executed and delivered by Seller in connection herewith;

(e) a certificate of the Secretary or an Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and the other agreements and instruments contemplated hereby;

(f) a Decommissioning Funds Collection Agreement, unless not required pursuant to Section 7.8(e), and, if required pursuant to Section 3.5(c), the Escrow Agreement, properly Executed by Seller;

(g) if required pursuant to Section 3.5(d), the Decommissioning Adjustment Escrow Agreement, properly Executed by Seller;

(h) a certificate of non-foreign status of Seller pursuant to Section 1445 of the Code; and

(i) following confirmation of delivery of Texas Genco's Initial Purchase Price by Texas Genco as adjusted by the Closing Adjustment, a receipt for Texas Genco's Initial Purchase Price as adjusted by the Closing Adjustment.

ARTICLE 11

                         SELLER'S CONDITIONS TO CLOSING

         The obligation of Seller to consummate the Transactions with any Purchaser shall be subject to fulfillment at or prior to the applicable Closing of the following conditions, except to the extent Seller waives such fulfillment in writing:

Section 11.1 Compliance with Provisions. Such Purchaser shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement and the Ancillary Agreements to which it is a Party on its part required to be performed or complied with at or prior to the Closing and, as the context requires, Guarantor shall have performed or complied in all material respects with all covenants and agreements contained in the Guaranty on its part that are required to be performed or complied with at or prior to the Closing.

Section 11.2 HSR Act. In the case of any Closing of the Transactions with Texas Genco, the waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby by Seller to Texas Genco shall have expired or been terminated.

Section 11.3      No Restraint.  There shall be no:

(a) Injunction, restraining order or order of any nature issued by any Governmental Authority of competent jurisdiction over Seller and such Purchaser that prevents the consummation of the Transactions as herein provided; or

(b) Action taken, or Law enacted, promulgated or deemed applicable to the Transactions, by any Governmental Authority of competent jurisdiction over Seller and such Purchaser which prohibits the consummation of the Transactions as herein provided; provided, however, that Seller and such Purchaser will use their Commercially Reasonable Efforts to litigate against, and to obtain the lifting of, any such injunction, restraining or other order, restraint, prohibition, action, suit, Law or penalty.

Section 11.4 Required Regulatory Approvals and Consents. Without limiting the generality of Section 7.1 or Section 7.5, with respect to the purchase and sale of the Purchased Assets, Seller shall have received all of Seller's Required Regulatory Approvals described in clause (i) of the definition thereof and all of Seller's Required Consents and such Purchaser shall have received all of Purchaser's Required Regulatory Approvals described in clause (i) of the definition thereof. In the event that any of such Seller's Required Regulatory Approvals or such Purchaser's Required Regulatory Approvals requires any modification to this Agreement or any Ancillary Agreement Executed by Seller or to the Transactions imposes any condition to the effectuation of such Transactions, or places any restrictions on Seller's or any of its Affiliates' conduct of their respective businesses after the Closing, then Seller shall have approved such modifications, conditions and restrictions to the extent that such modifications, conditions and restrictions, if any, are not contemplated by this Agreement and such Ancillary Agreements and individually or in the aggregate, are reasonably likely to be materially adverse to the business, assets, properties, financial condition or results of operations of Seller and its subsidiaries taken as a whole or materially impair Seller's authority, right or ability to consummate the Transactions, or otherwise materially adversely affect Seller's or any of its Affiliates' conduct of their respective businesses after the Closing, it being agreed that Seller shall be deemed to have approved of any such modifications, conditions or restrictions that are not disapproved by Seller in a written notice to such Purchaser given no later than fifteen (15) Business Days following Seller's acquiring Knowledge of such modification, condition or restriction.

Section 11.5 Representations and Warranties. The representations and warranties of such Purchaser set forth in this Agreement and, as the context requires, of Guarantor set forth in the Guaranty that are qualified with respect to materiality (whether by reference to Material Adverse Effect or otherwise) shall be true and correct, and the representations and warranties that are not so qualified shall be true and correct in all material respects, on and as of the Closing Date.

Section 11.6 Officer's Certificate. Seller shall have received a certificate from such Purchaser, Executed on its behalf by an authorized officer, dated the Closing Date, to the effect that the conditions set forth in Section 9.1 or
Section 10.1, as applicable, Section 9.4 or Section 10.4 (to the extent relating to such Purchaser's Required Regulatory Approvals), as applicable, and Section
9.5 or Section 10.5, as applicable, have been satisfied by such Purchaser.

Section 11.7 Legal Opinion. Seller shall have received an opinion or opinions from such Purchaser's counsel dated the Closing Date substantially as to the matters set forth on Schedule 11.7(a) in the case of an opinion or opinions of CPS's counsel, or Schedule 11.7(b) in the case of an opinion or opinions of Texas Genco's counsel, and in each case, each subject to the conditions and limitations therein and to other customary conditions and limitations.

Section 11.8 No Termination. Neither such Purchaser nor Seller shall have exercised any termination right such Party is entitled to exercise pursuant to
Section 12.1.

Section 11.9 IRS Letter Ruling. The IRS PLR (Decommissioning Funds Transfer) shall have been received with no condition or limitation thereon that is not reasonably acceptable to Seller.

Section 11.10     Receipt of Other Documents.

(a)      Seller shall have received from Texas Genco the following:

(i) a Certificate of Good Standing with respect to Texas Genco and, as the context requires, Guarantor, as of a recent date, issued by the pertinent government officials of its jurisdiction of formation;

(ii) certified copies of the certificate of formation of Texas Genco and the articles of incorporation and by-laws or similar constitutive documents of Texas Genco and, as the context requires, Guarantor, together with a certificate of a duly authorized officer of Texas Genco and, as the context requires, of Guarantor that none of such documents have been amended;

(iii) copies, certified by the appropriate officer of Texas Genco and, as the context requires, Guarantor, of resolutions of Texas Genco and the respective governing boards of Texas Genco and, as the context requires, Guarantor, authorizing the Execution and delivery by Texas Genco of this Agreement, and each of the Ancillary Agreements to which Texas Genco is a party and the authorization or ratification of all of the other agreements and instruments, in each case, to be Executed and delivered by Texas Genco in connection herewith and, as the context requires, authorizing the Execution and delivery by Guarantor of the Guaranty;

(iv) a certificate of the appropriate officer of Texas Genco, and, as the context requires, Guarantor, identifying the name and title and bearing the signatures of the officers of Texas Genco authorized to execute and deliver this Agreement on behalf of Texas Genco, and each Ancillary Agreement to which Texas Genco is a party and the other agreements and instruments contemplated hereby, and, as the context requires, identifying the name and title and bearing the signature(s) of the officer(s) of Guarantor authorized to execute and deliver the Guaranty, as applicable;

(v) a Decommissioning Funds Collection Agreement and, if required pursuant to Section 3.5(c), the Escrow Agreement, properly Executed by Texas Genco and, in the case of the Escrow Agreement, the Escrow Agent; and

(vi) if required pursuant to Section 3.3(f), a Decommissioning Adjustment Escrow Agreement, properly Executed by Texas Genco and the Escrow Agent.

(b)      Seller shall have received from CPS the following:

(i) Certified copies of the charter of the City and the most recent bond ordinance for the issuance of City of San Antonio Electric and Gas System Revenue Bonds or other documentation evidencing official action by the City to form or establish CPS, with a certificate of a duly authorized officer of the City that none of such documents have been amended;

(ii)     a certified copy of the CPS Required Regulatory Approval set forth in item 3 of Part I of Schedule 1.1B;

(iii) certified copies of resolutions of CPS and its Board authorizing CPS to execute this Agreement and take all necessary action to acquire the CPS Purchased Interest, with a certificate of a duly authorized officer of CPS that none of such documents have been amended;

(iv) a certificate of the appropriate officer of CPS identifying the name and title and bearing the signatures of the officers of CPS authorized to execute and deliver this Agreement on behalf of CPS, and each Ancillary Agreement to which CPS is a party and the other agreements and instruments contemplated hereby;

(v) a Decommissioning Funds Collection Agreement and, if required pursuant to Section 3.5(c), the Escrow Agreement, properly Executed by CPS and, in the case of the Escrow Agreement, the Escrow Agent; and

(vi) if required pursuant to Section 3.3(f), a Decommissioning Adjustment Escrow Agreement, properly Executed by CPS and the Escrow Agent.

ARTICLE 12

                                   TERMINATION

Section 12.1 Rights to Terminate. To the extent set forth in Section 12.2, or to the extent specifically permitted herein a portion thereof, this Agreement may be terminated by or with respect to a particular Purchaser according to this
Section 12.1. With respect to each Purchaser, any event, action, omission, notice or other item giving rise to a right to terminate by Seller under this
Article 12 shall be between Seller and the Purchaser responsible for such right of termination. Seller shall not have the right to terminate as to the other Purchaser unless such right to terminate is directly related actions arising from or a failure to act on the part of both Purchasers. Subject to the preceding sentence, this Agreement may be terminated by or with respect to a particular Purchaser:

(a) At any time prior to Closing, by mutual written consent of Seller and such Purchaser;

(b) Prior to the Closing, by Seller if there has been a material default or breach under this Agreement by such Purchaser that is not cured by the earlier of the Closing Date or the date thirty (30) days after notice from Seller specifying with particularity such breach or default;

(c) Prior to the Closing, by such Purchaser upon written notice to Seller if there has been a material default or breach under this Agreement by Seller that is not cured by the Termination Date;

(d) Prior to the Closing, upon the written notice of such Purchaser or Seller, in the event a Material Adverse Effect occurs or is first manifest subsequent to the Effective Date (as determined by the express written agreement of Seller and such Purchaser, or, failing such express written agreement, upon a determination made in accordance with Section 3.5(c) and/or Section 13.7 hereof) and continues without cure until the Termination Date and the MAE Adjustment Amount (as defined in Section 3.3(e) hereof) resulting therefrom exceeds such Purchaser's Proportionate Share of Fifty Million Dollars (U.S. $50,000,000);

(e) By such Purchaser or Seller upon written notice to the other: (i) at any time prior to the Closing if any court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final without the possibility of appeal; (ii) at any time prior to the Closing if any applicable Law shall have been enacted or issued by any Governmental Authority having jurisdiction over the Transactions which, directly or indirectly, prohibits the consummation of the Transactions; or (iii) if the conditions of the terminating Party for Closing cannot reasonably be fulfilled or have not been fulfilled or waived by 11:59 p.m. Central prevailing time on June 30, 2005 (such date or, if it shall have been extended to a later date pursuant to the following provisions of this Section 12.1(e), such later date to which it shall have been extended, the "Termination Date"), unless the failure of any condition to be fulfilled is the result of the material breach of this Agreement by the Party seeking to terminate; provided, however, that if (A) in respect of Texas Genco, on June 30, 2005 any of the conditions set forth in
Section 10.2 or Section 11.2 shall not have been fulfilled or, in respect of each Purchaser, to the extent relating to such Purchaser's Required Regulatory Approvals or Seller's Required Regulatory Approvals, Section 9.4, Section 10.4 or Section 11.4, as applicable, shall not have been fulfilled and (B) all conditions set forth in ARTICLE 9, ARTICLE 10 and ARTICLE 11, as applicable, other than those described in the preceding clause (A) and the condition set forth in Section 9.9 or Section 10.9, as applicable, shall have been fulfilled or waived or shall be capable of being fulfilled, and the condition set forth in
Section 9.9 or Section 10.9, as applicable, shall be capable of being fulfilled on or before October 31, 2005, then such Purchaser or Seller may extend the Termination Date to October 31, 2005, and provided, further, however, that Seller or either Purchaser may extend the Termination Date to the end of the thirty (30) day period referred to in either of the provisos set forth in the first sentence of Section 3.1 if the Termination Date would otherwise occur prior to the end of either such thirty (30) day period;

(f) By such Purchaser upon written notice to Seller if: (i) Seller has within the then-previous fifteen (15) days given such Purchaser any notice pursuant to
Section 7.3(a), (ii) such Purchaser has notified Seller of its intent to terminate pursuant to this Section 12.1(f), and (iii) the matter that is the subject of such notice continues to exist for a period of 30 days after such notice by such Purchaser without Seller having commenced and diligently continued in good faith actions to cure such matter on or before the Termination Date, or

(g) By Seller upon written notice to such Purchaser if: (i) such Purchaser has within the then-previous fifteen (15) days given Seller any notice pursuant to
Section 7.3(b), (ii) Seller has notified such Purchaser of its intent to terminate pursuant to this Section 12.1(g), and (iii) the matter that is the subject of such notice continues to exist for a period of thirty (30) days after such notice by Seller without such Purchaser having commenced and diligently continued in good faith actions to cure such matter on or before the Termination Date.

Section 12.2      Effect of Termination.

(a) If there has been a termination of this Agreement as to the Purchased Interests of both Purchasers pursuant to this ARTICLE 12, all further obligations of the Parties hereunder shall terminate, except that the obligations set forth in Section 7.2, Section 7.10 and in ARTICLE 8 and ARTICLE 12 shall survive. In the event of such termination of this Agreement in its entirety, then with respect to each Party, there shall be no liability for damages on the part of such Party to any other Party under and by reason of this Agreement or the Transactions except as set forth in ARTICLE 8 and except for intentionally fraudulent acts by a Party, the remedies for which shall not be limited by the provisions of this Agreement.

(b) If there has been a termination with respect to a particular Purchaser (the "Terminated Purchaser") but not the other Purchaser, pursuant to this ARTICLE 12, then this Agreement shall be terminated only as between the Terminated Purchaser and Seller, except that the obligations set forth in Section 7.2,
Section 7.10 and in ARTICLE 8 and ARTICLE 12 shall survive as to Seller and the Terminated Purchaser. In the event of termination of this Agreement, between Seller and the Terminated Purchaser, there shall be no liability for damages on the part of either such Party to one another under and by reason of this Agreement or the Transactions except as set forth in ARTICLE 8 and except for intentionally fraudulent acts by either such Party, the remedies for which shall not be limited by the provisions of this Agreement.

(c) No provision of this ARTICLE 12 shall limit or restrict the availability of specific performance or other injunctive or equitable relief, to the extent that specific performance or such other relief would otherwise be available to a Party under this Agreement.

ARTICLE 13

                               GENERAL PROVISIONS

Section 13.1 Entire Document. This Agreement (including the Exhibits and Schedules to this Agreement) and the Ancillary Agreements contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, contracts and writings (except for the STP Project Documents) prior to the Execution date of this Agreement with respect to the Transactions, written or oral. Except to the extent expressly provided in Article 8 of this Agreement, all other existing agreements between Seller and Purchaser, including the STP Project Documents, shall remain in full force and effect and all rights and obligations thereunder shall remain unaltered. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the affected Parties referring specifically to this Agreement.

Section 13.2 Schedules. For purposes of determining whether a Purchaser's conditions set forth in Section 9.5 or Section 10.5 or Seller's conditions set forth in Section 11.5 have been fulfilled, the Schedules shall be deemed to include only (i) the information contained therein on the date of this Agreement and (ii) all information contained in any amendment thereto or amended Schedule to the extent such information relates to periods after the as of dates of the Schedules attached to this Agreement on the Effective Date or to the extent such information relates to any conditions or matters that are not reasonably likely to have a Material Adverse Effect for which the Initial Purchase Price has not been or will not be adjusted in accordance with Section 3.3(e), but if Closing shall occur, then all matters disclosed by Seller or such Purchaser pursuant to any such amendment or amended Schedule at or prior to the Closing shall be deemed to be matters of which the opposite Party had Knowledge for purposes of
Section 13.13.

Section 13.3 Counterparts. This Agreement may be Executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument.

Section 13.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. To the extent permitted by Law, the Parties waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

Section 13.5 Assignment. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by a Purchaser or Seller without the prior written consent of in the case of Seller, such Purchaser, and in the case of a Purchaser, Seller, which consent may be granted or withheld in such other Party's sole discretion; and nothing contained in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties hereto, their permitted successors-in-interest and permitted assignees and any Person benefiting from the indemnities provided herein, any rights or remedies under or by reason of this Agreement unless so stated to the contrary. Notwithstanding the foregoing, a Purchaser may (i) grant to its lenders a security interest in its rights under this Agreement, (ii) assign (after Closing) its rights hereunder to any Person or Persons acquiring the Purchased Assets, or (iii) assign all of its rights hereunder prior to the Closing either to an Affiliate or as otherwise may be necessary or appropriate for a lease financing or similar financing; provided that neither the grant of any such interest, nor the foreclosure of any such interest, shall in any way release, reduce or diminish the obligations of such Purchaser to Seller hereunder. Any assignment shall be conditioned on the assignee's agreement in writing to assume the assigning Party's duties and obligations under this Agreement and the Ancillary Agreements subject to any and all restrictions, terms and conditions of the Generation Facility Contracts. Any assignment effected in accordance with this Section 13.5 will not relieve the assigning Party of its obligations and liabilities under this Agreement and the Ancillary Agreements or, as the context requires, Guarantor's duties and obligations under the Guaranty.

Section 13.6 Captions. The captions of the various Articles, Sections, Exhibits and Schedules of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 13.7 Governing Law. The validity, interpretation and effect of this Agreement are governed by and will be construed in accordance with the laws of the State of Texas without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law.

Section 13.8 Dispute Resolution. Except for matters that are covered by Section 3.6, Section 3.7, Section 7.6, or Section 13.17, any claim, counterclaim, demand, cause of action, dispute, and controversy arising out of or relating to this Agreement (or any Ancillary Agreement or any other document delivered in connection with this Agreement) or in any way relating to the subject matter of this Agreement involving Seller and a Purchaser or their representatives and that only involves one or more claims or demands for money damages of less than Three Million Dollars (U.S. $3,000,000) individually or in the aggregate (provided that such limitation shall not apply to any claim or demand arising under Section 3.3(e), Section 3.3(f) or Section 3.5(d)), and does not involve a Seller Claim for a breach of this Agreement that results in a termination of this Agreement or other failure to consummate the Transactions (each a "Dispute"), even if such Disputes allegedly are extra-contractual in nature, sound in contract, tort or otherwise, or arise under state or federal law, shall be resolved by final and binding arbitration. Arbitration shall be conducted in accordance with the rules of arbitration of the Federal Arbitration Act and, to the extent an issue is not addressed by the federal law on arbitration, by the commercial arbitration rules of the AAA. The validity, construction and interpretation of this Agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrators. The arbitrators shall have no authority to award treble, consequential, exemplary, or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal law, or under the Federal Arbitration Act, or under the commercial arbitration rules of the AAA, Seller and such Purchaser hereby waiving their right, if any, to recover any such damages or to appeal or object to the enforcement of any decision or award by the arbitrators. Seller and such Purchaser agree that any arbitration award against it may be enforced in any jurisdiction in which such Party holds or keeps assets and that judgment on any arbitration award may be entered by any court having jurisdiction. The arbitration proceeding shall be conducted in Dallas, Texas, or another mutually acceptable location. Within thirty (30) days of the notice of initiation of the arbitration proceeding, (i) Seller and such Purchaser shall each select one arbitrator and (ii) Seller and such Purchaser shall deliver to the chosen arbitrators a joint letter stating each of the issues that are the subject of the Dispute and each such Party's final position with respect to each of such issues, directing the chosen arbitrators to select a third arbitrator and further directing the two chosen arbitrators and the third arbitrator to consider only the final positions of Seller and such Purchaser set forth in such joint letter. The two chosen arbitrators shall select a third arbitrator. The third arbitrator shall be a Person who has over ten (10) years professional experience with the power generation business and with transactions involving the purchase and sale of generating stations and who is not an Affiliate of Seller or such Purchaser, and who has not previously been employed by Seller or such Purchaser and does not have a direct or indirect interest in Seller or such Purchaser or in any Person having an ownership interest in Seller or such Purchaser or the subject matter of the arbitration. While the third arbitrator shall be neutral, the two Party appointed arbitrators are not required to be neutral, and it shall not be grounds for removal of either of the two Party appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the Party that appointed such arbitrator. In deciding the substance of the Dispute, the arbitrators shall refer to the governing law and shall choose a final position of Seller or such Purchaser as the decision of the arbitrators upon each issue rather than effect a compromise. To the fullest extent permitted by Law, any arbitration proceeding and the arbitrators' award shall be maintained in confidence by Seller and such Purchaser.

Section 13.9 Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be (i) delivered in person,
(ii) sent by facsimile transmission (with confirmation of receipt and with a copy, which shall not be required to effect notice, to follow by mail), or (iii) sent by overnight delivery, and, in each instance, properly addressed as follows:

         If to Seller:              AEP Texas Central Company
                                    1 Riverside Plaza
                                    Columbus, Ohio  43215
                                    Attention: Timothy A. King
                                    Telephone:  614-716-1643
                                    Facsimile:  614-716-1687

         With copies to:            American Electric Power Company
                                    1 Riverside Plaza
                                    Columbus, Ohio  43215
                                    Attention:  General Counsel
                                    Telephone:  614-223-1556
                                    Facsimile:  614-223-2014

                                    and
                                    Jones Day
                                    222 East 41st Street
                                    New York, New York  10017-6702
                                    Attention: William F. Henze II
                                    Telephone: 212-326-3603
                                    Facsimile: 212-755-7306

         If to CPS:                 City Public Service
                                    145 Navarro
                                    P.O. Box 1771
                                    San Antonio, TX 78296-1771
                                    Attn: James J. Nesrsta, Jr.
                                    Telephone:  210-353-3068
                                    Facsimile:  210-353-6368

         With copies to:            City Public Service
                                    145 Navarro
                                    P.O. Box 1771
                                    San Antonio, TX 78296-1771
                                    Attn: N. Beth Emery
                                    Telephone:  210-353-2406
                                    Facsimile:  210-353-2449

                                    and
                                    McGuire Woods, LLP
                                    Washington Square
                                    1050 Connecticut Avenue N.W.
                                    Suite 1200
                                    Washington, DC 20036-5317
                                    Telephone:  202-857-1752
                                    Facsimile:  202-828-2964
                                    Attn: Janice R.  Moore

                                    and
                                    Cox Smith Matthews, Inc.
                                    112 E. Pecan, Suite 1100
                                    San Antonio, Texas 78205-1564
                                    Telephone:  (210) 357-9301
                                    Facsimile:  (210) 357-9324
                                    Attn: Jon C.  Wood

         If to Texas Genco:         Texas Genco LP
                                    P.O. Box 2846
                                    1111 Louisiana Street
                                    Houston, Texas  77002
                                    Attention: David G. Tees, President
                                    Telephone:  (713) 207-6611
                                    Facsimile:  (713) 207-9632

         With copies to:            CenterPoint Energy
                                    P.O. Box 4567
                                    Houston, Texas  77210-4567
                                    Attention:  David M. McClanahan
                                    Telephone:  (713) 207-5899
                                    Facsimile:  (713) 207-7021

                                    and

                                    CenterPoint Energy
                                    1111 Louisiana Street
                                    Houston, Texas  77002
                                    Attention: Rufus Scott
                                    Telephone: (713) 207-7451
                                    Facsimile: (713) 207-0490

                                    and

                                    Graves, Dougherty, Hearon & Moody
                                    P.O. Box 98
                                    Austin, Texas  78701
                                    Attention:  R. Clarke Heidrick and
                                                  Robert J. Hearon, Jr.
                                    Telephone:  (512) 480-5607
                                    Facsimile:  (512) 472-8389


Any Party may from time to time change its address (or facsimile or telephone number) for the purpose of notices to that Party by a similar notice specifying a new address (or facsimile or telephone number), but no such change is effective until it is actually received by the Party sought to be charged with its contents. All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 13.9 shall be effective upon delivery, if delivered personally or by facsimile transmission or by overnight delivery, and are effective five (5) days following deposit in the United States mail, postage prepaid, if delivered by mail.

Section 13.10 No Third Party Beneficiaries. Except as may be specifically set forth in this Agreement, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 13.11 Several Obligations; No Joint Venture. The Parties intend that the purchase and sale of the CPS Purchased Interest by CPS and the related transactions contemplated in this Agreement and the Ancillary Agreements on one hand and the purchase and sale of the Texas Genco Purchased Interest by Texas Genco and the related transactions contemplated in this Agreement and the Ancillary Agreements on the other hand constitute separate Transactions. The covenants, representations and warranties, conditions and other obligations of each Purchaser under this Agreement and the other Ancillary Agreements are several and not joint. Each Purchaser shall be separately liable for its own covenants, representations and warranties, conditions and other obligations as herein or therein provided and, in the event of a failure by a Purchaser to perform any of its covenants, conditions or other obligations hereunder or thereunder or any of the representation or warranty made by or on behalf of a Purchaser in or in connection with this Agreement or any Ancillary Agreement shall prove to have been incorrect when made or deemed made, the other Purchaser shall have no liability under this Agreement or any Ancillary Agreement, as the case may be, as a consequence thereof. Neither Purchaser shall be under the control of or shall be deemed to control the other Purchaser. Neither Purchaser as such shall be the agent of or have a right or power to bind the other Purchaser. Nothing contained in this Agreement creates or is intended to create an association, trust, partnership, or joint venture or impose a trust or partnership duty, obligation, or liability on or with regard to any Party.

Section 13.12 Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 13.13 Closing Over Breaches or Unsatisfied Conditions. Notwithstanding anything to the contrary contained in this Agreement, if Seller or a Purchaser elects to proceed with the Closing with Knowledge by it of any failure of any condition to be satisfied in its favor or the breach of any representation, warranty or covenant by the other Party, the condition that is unsatisfied or the representation, warranty or covenant which is breached at the Closing Date will be deemed waived by such Party, and such Party will be deemed to fully release and forever discharge the other Party(ies) on account of any and all claims, demands or charges, known or unknown, with respect to the same.

Section 13.14 Waiver of Compliance. Subject to the provisions of Section 13.13, to the extent permitted by applicable Law, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth herein may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 13.15     Survival.

(a) The representations and warranties given or made by any Party in ARTICLE 4,
ARTICLE 5 or ARTICLE 6 hereof or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of twenty-four
(24) months after the Closing Date and shall thereafter terminate and be of no further force or effect, except that any representation or warranty as to which a claim (including a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Subject to Section 5.9,
Section 5.10, Section 6.9, Section 6.10, and Section 13.13, each Party shall be entitled to rely upon the representations and warranties of the other Party set forth herein, notwithstanding any investigation or audit conducted before or after the Closing or the decision of any Party to complete the Closing.

(b) The covenants and agreements of the Parties contained in this Agreement, including those set forth in ARTICLE 8, shall survive the Closing indefinitely, unless otherwise specified herein.

Section 13.16 Waiver of Jury Trial; Submission to Jurisdiction. EACH PARTY HERETO HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BOTH PARTIES. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF ANY COURT OF COMPETENT JURISDICTION SITTING IN THE COUNTY OF DALLAS, TEXAS ("TEXAS COURT") AND AGREES NOT TO SEEK ADJUDICATION OF ANY ACTION, CLAIM OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT ENTERED INTO IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS IN ANY OTHER COURT. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY TEXAS COURT AND WAIVES ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING IN ANY TEXAS COURT, ANY OBJECTION TO VENUE WITH RESPECT TO ANY SUCH ACTION OR PROCEEDING AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF THE PLACE OF RESIDENCE OR DOMICILE OF ANY PARTY HERETO. NOTWITHSTANDING THE FOREGOING, EACH PARTY AGREES THAT ANY JUDGMENT AGAINST IT RENDERED BY A TEXAS COURT AND ANY ARBITRATION AWARD AGAINST IT MAY BE ENFORCED IN ANY JURISDICTION IN WHICH SUCH PARTY HOLDS OR KEEPS ASSETS AND THAT JUDGMENT ON ANY ARBITRATION AWARD AGAINST IT MAY BE ENTERED BY ANY COURT HAVING JURISDICTION.

Section 13.17     Expedited Dispute Resolution.

(a) Any dispute or need of interpretation involving or arising between Seller and a Purchaser under Section 3.3(e), Section 3.5(c) or Section 12.1(d) of this Agreement (an "MAE Dispute") shall be resolved pursuant to the provisions of this Section 13.17.

(b) Within three (3) Business Days after the delivery by Operating Agent to the Parties of any final report pursuant to Section 3.5(c), unless Seller and such Purchaser shall have agreed upon whether any adjustment under Section 3.3(e) is required due to the event, condition or circumstance that is the subject of such report and, if so, the amount of such adjustment, Seller and such Purchaser shall attempt to resolve their differences with respect to the subject matter of such report and any related adjustment under
    Section 3.3(e) by negotiation. Within such three (3) Business Days after delivery of such final report concerning which disagreement exists, Seller shall designate a senior vice president of Seller or of AEP, and such Purchaser shall designate a senior vice president of such Purchaser, as its primary representative for purposes of such negotiation and each Party shall deliver to the other written notice setting forth (i) a statement of such Party's position and a summary of arguments and information supporting that position with respect to the disputed matters and (ii) the name and title of such Party's primary representative. Within two (2) Business Days thereafter the two primary representatives shall meet in Dallas, Texas or another mutually acceptable location, and negotiate in good faith for a period of five (5) consecutive Business Days in an effort to resolve the dispute. All reasonable requests for information made by one Party to the other will be honored. If the dispute has not been resolved within five (5) consecutive Business Days, each of Seller and such Purchaser shall by further notice to the other designate a successor primary representative for purposes of further negotiation to resolve the dispute, who shall be an executive vice president of Seller or AEP, and in the case of Seller, or a senior officer one level above the first primary representative of such Purchaser, in the case of such Purchaser. Within three (3) Business Days thereafter the two successor representatives shall meet at least once in Dallas, Texas or another mutually acceptable location, and negotiate in good faith. If the dispute shall not have been resolved by negotiation at the conclusion of such meeting or the next Business Day, whichever first occurs, the dispute shall be submitted to binding arbitration in accordance with the provisions of Section 13.17(d)-(h), except to the extent Seller and such Purchaser agree that the disputed matters solely involve computation or valuation of the amount of expenditures reasonably likely to be required by such Purchaser or the net present value of the reasonably anticipated loss of revenue to such Purchaser, in which event the disputed matters shall be referred to the Independent Accounting Firm pursuant to Section 13.17(c).

(c) If Seller and such Purchaser or the arbitrator refer any disputed computation or valuation matters to the Independent Accounting Firm for resolution, the Independent Accounting Firm shall be instructed to determine the disputed matters within fifteen (15) Business Days after referral. Within ten (10) Business Days after the date of referral, Seller and such Purchaser shall submit to the Independent Accounting Firm such memoranda, arguments, briefs and evidence in support of their respective positions, and in accordance with such procedures, as the Independent Accounting Firm may determine. Within five (5) Business Days following the due date of such submissions, the Independent Accounting Firm shall determine each disputed computation or valuation referred to it. Such determination by the Independent Accounting Firm shall be final and binding between Seller and such Purchaser and shall not be subject to further challenge by Seller or such Purchaser pursuant to Section 13.8 hereof or otherwise.

(d) Any arbitration pursuant to this Section 13.17 shall be conducted by one arbitrator who has at least fifteen (15) years experience as an attorney practicing in utility or energy matters or is a retired federal judge, who has not previously been employed by Seller or such Purchaser, and who does not have a direct or indirect interest in Seller or such Purchaser or the subject matter of the arbitration. Such arbitrator shall either be mutually agreed upon by Seller and such Purchaser within ten (10) days after written notice from Seller or such Purchaser to the other requesting arbitration, or failing agreement, the arbitration shall be conducted by one arbitrator having the qualifications set forth in the preceding sentence, selected as provided in the next sentence. Within five (5) days of the failure to mutually agree upon one arbitrator, Seller and such Purchaser shall designate a representative and the designated representatives shall meet in Dallas, Texas or another mutually acceptable location and deliver to each other a list of three (3) potential arbitrators, all of whom shall have the qualifications set forth in the first sentence of this Section 13.17(d), the designated representatives shall then determine by coin toss which Party's representative shall take the first turn in striking the name of one (1) potential arbitrator from the combined list of six (6) potential arbitrators, the representative of the party who wins the coin toss shall take the first turn in striking one (1) name from the combined list, the representatives of the Parties shall then alternate turns striking the name of one (1) potential arbitrator from the combined list until the name of only one (1) potential arbitrator remains, who shall be the selected arbitrator. The arbitrator must agree in writing with Seller and such Purchaser to arbitrate the dispute in accordance with the applicable provisions of this Agreement, including this Section 13.17. Seller and such Purchaser hereby agree that the expedited procedures of AAA's commercial arbitration rules shall apply to the extent not inconsistent with the rules herein specified.

(e) Such arbitration shall be held in Dallas, Texas. Seller and such Purchaser shall divide equally the cost and expense of the arbitrator, and Seller and such Purchaser shall be responsible for its own expenses and those of its counsel or other representative.

(f) The arbitration shall be conducted according to the following:

(i) the arbitration hearing shall be conducted over a period of no more than three (3) consecutive Business Days, without continuance or adjournment, under time constraints imposed by the arbitrator to give each Party equal time;

(ii)there shall be no pre-hearing written interrogatories, written requests for admission or discovery depositions;

(iii)the arbitrator may require Seller or such Purchaser to respond to limited and reasonable requests for pre-hearing production of documents from the opposing Party; however, and the arbitrator shall require such document production only where necessary to avoid injustice, the arbitrator shall require that a Party requesting pre-hearing production of documents reimburse the producing Party for the costs associated with responding to such requests;

(iv)Seller and such Purchaser may submit brief statements of their arguments, not more than ten (10) pages in length, no later than five (5) days prior to the hearing date;

(v) to the extent mutually agreed by Seller and such Purchaser or determined by the arbitrator that the matters in dispute involve computation or valuation of the expenditures reasonably likely to be required by Purchaser or the net present value of the reasonably anticipated loss of revenue to such Purchaser, the arbitrator shall refer the disputed matters to the Independent Accounting Firm for determination pursuant to Section 13.17(c); and

(vi)in addition to the expedited procedures of AAA's commercial arbitration rules, the following shall apply:

(A) unless otherwise agreed by Seller and such Purchaser, the award shall be rendered not later than seven (7) days from the date of the closing of the hearing or, if oral hearings have been waived, from the date of Seller and such Purchaser's transmittal of the final statements and proofs to the arbitrator; and

(B) in cases in which a hearing is to be held, the arbitrator shall set the date, time and place of the hearing, to be scheduled to take place within fifteen (15) days of confirmation of the arbitrator's appointment.

(g) The validity, construction and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant hereto shall be decided by the arbitrator. In deciding the substance of the Parties' claims, the arbitrator shall refer to the governing law referenced in this Agreement. It is agreed that the arbitrator shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances whether or not such damages may be available under state or federal Law, or the rules of the AAA. The arbitrator shall have the right only to interpret and apply the terms and conditions of this Agreement, but may not change any term or condition of this Agreement, deprive Seller or such Purchaser of any right or remedy expressly provided hereunder, or provide any right or remedy that has been excluded hereunder. To the fullest extent permitted by Law, any arbitration proceeding and subsequent arbitration award shall be maintained in confidence by Seller and such Purchaser.

(h) Each Party understands that this Agreement contains an agreement to arbitrate. Each Party agrees to submit any MAE Dispute to arbitration. Any award of the arbitrator may be entered as a judgment and enforced by any court of competent jurisdiction and shall not be subject to any appeal. Any award of the arbitrators may be enforced in any court of competent jurisdiction by the Party in whose favor such award is made. The Parties expressly waive their rights, if any, to vacate, modify or correct any award of the arbitrator, pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Sec. 1, et seq., or similar provisions of state Law. It is the express intent of Seller and such Purchaser that any award of the arbitrator shall be enforceable immediately, and that all potential defenses to the enforcement of any such award be waived. The Parties also waive their rights, if any, to appeal from any judgment enforcing any award of the arbitrator. The Parties mutually covenant that they shall take all steps necessary for the immediate enforcement of any award of the arbitrator, and further covenant that they shall take no steps inconsistent with this provision (as, for example, by opposing entry of judgment on any such award, by motion to vacate, modify or correct any such award, by appeal from a judgment enforcing any such award, or any other steps inconsistent with immediate enforcement of any such award).

ARTICLE 14

                                     NOTICES

Section 14.1      Notice Regarding Possible Annexation.  Pursuant to Section
5.011 of the Texas Property Code, Seller hereby provides the following notice to Purchasers:

         NOTICE REGARDING POSSIBLE ANNEXATION: If any of the property that is the subject of this Agreement is located outside the limits of a municipality, such property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the property is located within a municipality's extraterritorial jurisdiction or is likely to be located within a municipality's extraterritorial jurisdiction, contact all municipalities located in the general proximity of the property for further information.

Section 14.2 Notice of Additional Tax Liability. Pursuant to Section 5.010 of the Texas Property Code, Seller hereby provides the following notice to
Purchasers:

         NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES: If for the current ad valorem tax year the taxable value of the land that is the subject of this Agreement is determined by a special appraisal method that allows for appraisal of the land at less than its market value, the person to whom the land is transferred may not be allowed to qualify the land for that special appraisal in a subsequent tax year and the land may then be appraised at its full market value. In addition, the transfer of the land or a subsequent change in the use of the land may result in the imposition of an additional tax plus interest as a penalty for the transfer or the change in the use of the land. The taxable value of the land and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the land is located.

Section 14.3 Notice Regarding Underground Storage Tanks. Pursuant to Texas Administrative Code Title 30, Chapter 334, Seller hereby provides the following notice to Purchasers:

         NOTICE REGARDING UNDERGROUND STORAGE TANKS: The underground storage tanks included in the conveyance contemplated by this Agreement are presumed to be regulated by the Texas Natural Resource Conservation Commission (now known as the Texas Commission on Environmental Quality) and may be subject to certain registration, compliance self-certification, and construction notification requirements found in Title 30 Texas Administrative Code, Chapter 334. The name and address of Seller and Purchasers are as set forth in Section 13.9 of this Agreement. The underground storage tanks included in this conveyance are as follows:

         South Texas Project (Generation Facility Identification Number 0033321-1): One (1) tank:

         4,000 gallon steel tank that previously stored diesel fuel that has been closed in place in accordance with 30 TAC ss. 334.55.

         In addition, eight (8) other underground storage tanks previously located at the South Texas Project were closed by removal, seven in accordance with 30 TAC ss. 334.55 and one in 1987, before the aforementioned regulation was effective.

Section 14.4 Coastal Area Property Notice. Pursuant to Section 33.135 of the Texas Natural Resources Code, Seller hereby provides the following notice to Purchasers:

         NOTICE REGARDING COASTAL AREA PROPERTY: (1) The Owned Real Property described in and subject to this Agreement commonly known as the South Texas Project adjoins and shares a common boundary with the tidally influenced submerged lands of the State of Texas. The boundary is subject to change and can be determined accurately only by a survey on the ground made by a licensed state land surveyor in accordance with the original grant from the sovereign. The owner of this property may gain or lose portions of the tract because of changes in the boundary.

         (2) The seller, transferor, or grantor has no knowledge of any prior fill as it relates to the property described in and subject to this contract other than in connection with construction and support of the Generation Facility located thereon, as routine maintenance with respect to low spots and drainage problems.

         (3) Texas state law prohibits the use, encumbrance, construction, or placing of any structure in, on, or over state-owned submerged lands below the applicable tide line, without proper permission.

         (4) Purchasers are hereby advised to seek the advice of an attorney or other qualified person as to the legal nature and effect of the facts set forth in this notice on the property described in this Section
         14.4. Information regarding the location of the applicable tide line as to the property described in and subject to this Section 14.4 may be obtained from the surveying division of the General Land Office in Austin, Texas.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, Seller and Purchasers have Executed this Agreement as of the date first above written.



                     AEP TEXAS CENTRAL COMPANY,
                     a Texas Corporation



                     By:     /s/ Susan Tomasky
                             ----------------------------------------
                             Name: Susan Tomasky
                             Title: Vice President

                     CITY OF SAN ANTONIO,
                     acting by and through the City Public Service Board, a municipal board of the City of San Antonio



                     By:     /s/ Ronald B. Seidel
                             ----------------------------------------
                             Name: Ronald B. Seidel
                             Title: Senior Vice President, Energy Supply

                     TEXAS GENCO, L.P.,
                     a Texas limited partnership

                     By:     Texas Genco GP, LLC,
                             Its General Partner


                     By:     /s/ David G. Tees
                             ----------------------------------------
                             Name: David G. Tees
                             Title: Manager and President


                                                      EXHIBIT A

                                                GENERATION FACILITY



----------------------------------------------------------------------------------------------------------------------

         GENERATION
        FACILITY NAME                                DESCRIPTION                                     LOCATION
----------------------------------------------------------------------------------------------------------------------

South Texas Project          Two (2) nuclear steam electric generating units, Unit 1         Matagorda County, Texas
                             and Unit 2, each having a capacity of approximately 1250
                             MW; all auxiliary equipment associated with the units;
                             railroad strip and railroad spur and associated
                             facilities; administrative and service facilities; river
                             makeup pumping facility and all associated equipment; main cooling reservoir discharge station and all associated
                             equipment; visitor center and all associated equipment;
                             and certain ancillary equipment and related assets.


                            INTRODUCTION TO SCHEDULES

         The Schedules to the Purchase and Sale Agreement, dated as of September 3, 2004 (the "Agreement"), by and between AEP TEXAS CENTRAL COMPANY, a Texas corporation f/k/a Central Power and Light Company ("Seller"), the CITY OF SAN ANTONIO, a municipal corporation and a subdivision of the State of Texas (the "City"), acting by and through the City Public Service Board of San Antonio (the "Board") (as used hereinafter, the term "CPS" shall mean the City, acting by and through the Board), and TEXAS GENCO, L.P., a Texas limited partnership ("Texas Genco"), CPS and Texas Genco being sometimes hereinafter referred to individually as a "Purchaser" and collectively as the "Purchasers," are set forth on the following pages. All capitalized terms used and not otherwise defined in the Schedules have the meaning ascribed in the Agreement.

         To the extent that any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters which are the subject of such representation or warranty, the inclusion of any matter in these Schedules does not constitute a determination by Seller that such matter is material. Nor in such cases where a representation or warranty is given or other information is provided shall the disclosure of any matter in these Schedules imply that any other, undisclosed matter having a greater value or other significance is material.

         The inclusion in these Schedules of any matter or document shall not imply any representation, warranty or undertaking not expressly given in the Agreement nor shall such disclosure be taken as extending the scope of any such representation or warranty. Nothing in these Schedules constitutes an admission of any liability or obligation of Seller to any third party, nor an admission against Seller's interests.

         All references in the Schedules to section numbers are to sections of the Agreement, unless otherwise stated.

         The fact that any item of information is disclosed in any of the Schedules may not be construed to mean that such disclosure is required by the Agreement, including without limitation in order to render any representation or warranty true or correct.

         The inclusion in any Seller's Schedule of any matter or document shall constitute its inclusion in all of Seller's Schedules to which such matter or document is relevant, to the extent the relevance is reasonably apparent.

         The headings and descriptions in these Schedules of any representations, warranties or covenants expressly given in the Agreement are for descriptive purposes and convenience of reference only and shall be deemed not to affect such representations, warranties or covenants or to limit the exceptions made hereby or the provisions hereof.

         The annexes, attachments and exhibits to these Schedules form an integral part of these Schedules and are incorporated by reference for all purposes as if set forth fully herein.

         The date of all Schedules is the date set forth above, unless specified otherwise.

                                  Schedule 1.1A

                             CPS's Required Consents
                             -----------------------

None.



                                  Schedule 1.1B

                       CPS's Required Regulatory Approvals
                       -----------------------------------

Part I
------

1.       The NRC Approvals

2. IRS PLR (Decommissioning Funds Transfer) shall have been received with no condition or limitation thereon that is not reasonably acceptable to CPS.

3. Approval by the City of San Antonio of retail rates and charges reflecting the addition of the Purchased Assets to the CPS electric system.

4. If and to the extent (if any) required by the Decommissioning Rule, approval by the PUCT of the Decommissioning Funds
         Collection Agreement.



Part II
-------

1. To the extent required under applicable Law, approval by the applicable Governmental Authority with respect to the transfer or reissuance to CPS of the Permits or modification of the Permits to reflect the consummation of the Transactions and, to the extent required under applicable Law, approval by the USEPA, TCEQ or other applicable Governmental Authority with respect to the transfer or reissuance to CPS of the Seller Licenses and the STP Owners Licenses or modification of the Seller Licenses and STP Owners Licenses to reflect the consummation of the Transactions.



                                  Schedule 1.1C

                             Due Diligence Materials
                             -----------------------

1. All materials provided to the applicable Purchaser at any management presentation attended by representatives of such Purchaser in connection with the Auction.

2. See Annex 1.1C for a list of all materials listed and made available for viewing by the applicable Purchaser in the section entitled "South Texas Project" on the Datasite Index for the electronic AEP Texas Central Company data room, dated as of September 3, 2004.

3. See Annex 1.1C for a list of all materials listed and made available for viewing by the applicable Purchaser in the section entitled "General" on the Datasite Index for the electronic AEP Texas Central Company data room, dated as of September 3, 2004.



                                  Schedule 1.1D

                               Purchased Inventory
                               -------------------
None.


                                  Schedule 1.1E

                         Persons with Seller's Knowledge
                         -------------------------------

Part I
------

         Rocky Miracle,
         Director - Commercial Analysis

         David G. Carpenter
         Director - Regulatory Services

         Charles E. Zebula,
         Senior Vice President

Part II
-------

         Robert P. Powers
         Executive Vice President - Generation

         For Section 4.15 and Schedule 4.15 only: Thomas E. Webb,
         Director - Waste Management and Mitigation Services

         Kenneth M. Tamms,
         Manager - Business Planning, Portfolio Management and Optimization


Part III
--------

         Jacinta R. Albrecht,
         Manager - Business Oversight

         Chris A. Johnson,
         Director - STP Oversight



                                  Schedule 1.1F

                       Persons with Purchasers' Knowledge
                       ----------------------------------

IN RESPECT OF CPS:
------------------

Milton B. Lee,
General Manager and CEO

Richard E. Williamson,
Treasurer

James J. Nesrsta, Jr.,
Director of Generation Planning and Alliance




IN RESPECT OF TEXAS GENCO:
--------------------------

David G. Tees,
President and Chief Executive Officer

Gary L. Whitlock,
Executive Vice President and Chief Financial Officer

Sean Skinner,
Director of Finance


                                  Schedule 1.1G

                         Certain Permitted Encumbrances
                         ------------------------------

1. As of any time prior to ten (10) Business Days following the Effective Date, any Encumbrances under that certain Purchase and Sale Agreement, dated as of February 27, 2004 (the "AEP-Cameco PSA"), by and between Seller and Cameco South Texas Project LP, a Texas limited partnership ("CSTP").


                                  Schedule 1.1H

                          Pollution Control Facilities
                          ----------------------------

The Pollution Control Facilities at Units 1 and 2 consist of:

         a.       Chemical waste system
         b.       Metal cleaning waste system
         c.       Oily waste system
         d.       Cooling water reservoir system
         e.       Liquid radwaste processing systems
         f.       Boron recycle systems
         g.       Solid waste processing systems
         h.       Sanitary waste system
         i.       Non-radioactive chemical waste system
         j.       Fuel Handling System
         k.       Resin regeneration system
         l.       Gaseous waste processing system
         m.       Steam generator blowdown system



                                  Schedule 1.1I

                          Preliminary Title Commitment
                          ----------------------------


                                         COMMITMENT
                    ISSUER                 NUMBER             EFFECTIVE DATE
                    ------               ----------           --------------

First American Title Insurance Company    03R18653           August 10, 2004



                                  Schedule 1.1J

                           Seller's Required Consents
                           --------------------------

None.


                                  Schedule 1.1K

                     Seller's Required Regulatory Approvals
                     --------------------------------------
Part I
------

1.       The NRC Approval.

2. The IRS PLR (Decommissioning Funds Transfer) shall have been received with no condition or limitation thereon that is not reasonably acceptable to Seller.

3. Federal Energy Regulatory Commission approval under Section 203 of the Federal Power Act.

4.       Securities and Exchange Commission approval under the PUHCA.

5. With respect to Texas Genco, confirmation from the staff of the FERC, in form and substance reasonably satisfactory to Seller, that Texas Genco will continue to be an EWG as of the Closing Date, after giving effect to the consummation of the Transactions.

6. If and to the extent (if any) required by the Decommissioning Rule, approval by the PUCT of the Decommissioning Funds Collection Agreement and each proposed trust agreement, investment management agreement, administration agreement and similar or other agreement with the institutional trustee and investment manager(s) for each Purchaser's Decommissioning Funds.

Part II
-------

1.       Notice filings with the Public Utility Commission of Texas.

2. Federal Communications Commission approval for the transfer of the licenses for the conventional radio systems, wireless systems and microwave systems associated with operation of STP.

3. Notice to or, to the extent required under applicable Law, approval by, the applicable Governmental Authority with respect to the transfer or reissuance to the applicable Purchaser of the Permits or modification of the Permits to reflect the consummation of the Transactions and notice to or, to the extent required under applicable Law, approval by, the USEPA, TCEQ or other applicable Governmental Authority with respect to the transfer or reissuance to such Purchaser of the Seller Licenses and the STP Owners Licenses or modification of the Seller Licenses and the STP Owners Licenses to reflect the consummation of the Transactions.



                                  Schedule 1.1L

                         Texas Genco's Required Consents
                         -------------------------------
None.


                                  Schedule 1.1M

                   Texas Genco's Required Regulatory Approvals
                   -------------------------------------------
Part I
------
1.       The NRC Approvals

2. The IRS PLR (Decommissioning Funds Transfer) shall have been received with no condition or limitation thereon that is not reasonably acceptable to Texas Genco.

3. If and to the extent (if any) required by the Decommissioning Rule, approval by the PUCT of the Decommissioning Funds
         Collection Agreement.

Part II
-------

1. To the extent required under applicable Law, approval by the applicable Governmental Authority with respect to the transfer or reissuance to Texas Genco of the Permits or modification of the Permits to reflect the consummation of the Transactions and, to the extent required under applicable Law, approval by the USEPA, TCEQ or other applicable Governmental Authority with respect to the transfer or reissuance to Texas Genco of the Seller Licenses and the STP Owners Licenses or modification of the Seller Licenses and STP Owners Licenses to reflect the consummation of the Transactions.



                                 Schedule 2.1(a)

                               Owned Real Property

See Schedule 4.11.


                                 Schedule 2.1(b)

                               Purchased Equipment


Part I
------

None.

Part II
-------

All interconnection equipment described as "GIF" in the South Texas Project Interconnection Agreement, dated August 15, 2002, among Reliant Energy, Incorporated; Central Power and Light Company; the City of San Antonio, acting through the City Public Service Board of San Antonio; the City of Austin; and the STP Nuclear Operating Company, on behalf of and as agent for the Owners of the South Texas Project.


                                 Schedule 2.1(f)

                    Purchased Generation Facility Contracts
                    ---------------------------------------

         Project Agreements
         ------------------

1.       STP Participation Agreement.

2.       STP Operating Agreement.

3. South Texas Project Transmission Lines Maintenance Agreement, dated effective as of November 17, 1997, by and among the STP Owners.

4. Switchyard Maintenance Agreement, dated effective as of November 17, 1997, by and among the STP Owners.

5. Interim Restructuring Agreement, dated August 15, 2002, by and among the STP Owners.

6. South Texas Project Interconnection Agreement, dated August 15, 2002, among Reliant Energy, Incorporated; Central Power and Light Company; the City of San Antonio, acting through the City Public Service Board of San Antonio; the City of Austin; and the STP Nuclear Operating Company, on behalf of and as agent for the Owners of the South Texas Project.

7. Agreement for Master Qualified Scheduling Entity Services, dated December 21, 2001.

         Fuel and Fuel-Related Agreements
         --------------------------------

1. Contract for Nuclear Fuel Fabrication, dated July 19, 2000, between STPNOC, acting as agent for the STP Owners, and Westinghouse Electric Company LLC ("Westinghouse Electric").

2. STP Nuclear Operating Company Blanket Contract No. B02642, dated June 12, 2002, between STPNOC and Westinghouse Electric.

    (a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02642, dated March 17, 2003, between STPNOC and Westinghouse Electric.

    (b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02642, dated June 11, 2003, between STPNOC and Westinghouse Electric.

    (c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02642, dated August 7, 2003, between STPNOC and Westinghouse Electric.

    (d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02642, dated September 4, 2003, between STPNOC and Westinghouse Electric.

    (e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02642, dated October 15, 2003, between STPNOC and Westinghouse Electric.

    (f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02642, dated December 2, 2003, between STPNOC and Westinghouse Electric.

3. STP Nuclear Operating Company Blanket Contract No. B02425, dated October 2, 2001, between STPNOC and Cogema, Inc.

4. Uranium Enrichment Services Contract, dated August 28, 2002, between STPNOC and Urenco Limited, Urenco (Capenhurst) Ltd., Urenco Deutschland GmbH, and Urenco Nederland BV.

5. General Services Agreement, dated September 11, 2001, between STPNOC, as agent for the STP Owners, and Cameco Inc. ("Cameco").

6. Concentrates Supply Agreement, dated September 27, 2001, between STPNOC, as agent for the STP Owners, and Cameco.

7. UF6 Conversion Services Agreement, dated August 28, 2002, between STPNOC, as agent for the STP Owners, and Cameco.

8. Letter Agreement, dated July 30, 2002, between STPNOC and Westinghouse Electric.

9. Letter Agreement, dated July 31, 2002, between STPNOC and Westinghouse Electric.

         Water Agreements
         ----------------

1. Contract, dated as of January 1, 1976, by and between Lower Colorado River Authority ("LCRA") and Houston Lighting & Power Company ("HL&P"), on behalf of itself and the other Participants in the South Texas Project.

2. Amendment to Contract, dated January 23, 1976, between LCRA and HL&P, on behalf of itself and the other Participants in the South Texas Project.

3. Letter Agreement, dated January 30, 1979, between LCRA and HL&P, on behalf of itself and the other Participants in the South Texas Project.

         Lease Agreements
         ----------------

1. Lease Agreement, dated effective as of January 1, 2001, between STPNOC, on behalf of the STP Owners, and Joe A. Birkner, Jr.

2. Lease Agreement, dated effective as of January 1, 2001, between STPNOC, on behalf of the STP Owners, and Johnnie Carroll.

3. Lease Agreement, dated effective as of January 1, 2001, between STPNOC, on behalf of the STP Owners, and Johnnie Carroll.

4. Lease Agreement, dated effective as of January 1, 2001, between STPNOC, on behalf of the STP Owners, and Carmel Harrison & George Harrison.

5. Oil, Gas and Mineral Lease, dated May 19, 1948, between Victor A. Driscoll and J.F. Taylor.

6. Oil, Gas and Mineral Lease, dated May 19, 1948, between Evelyn Davis Driscoll and J.F. Taylor.

7. Oil, Gas and Mineral Lease, dated November 1, 1972, between Mary Culver Mecklenburg & H.W. Mecklenburg and Amoco Production Company.

8. Oil, Gas and Mineral Lease, dated November 1, 1972, between Nellie M. Lawson and Amoco Production Company.

9. Oil, Gas and Mineral Lease, dated February 2, 1973, between Harry E. Norris & James O. Carpenter and Amoco Production Company.

10. Oil, Gas and Mineral Lease, dated June 4, 1973, between Jake E. Foltyn & Rosemary Foltyn and Amoco Production Company.

11. Oil, Gas and Mineral Lease, dated June 4, 1973, between Mary Alice Pennybacker, individually and as independent executrix of the Estate of Percy V. Pennybacker, Deceased, Ruth Pennybacker & the Austin National Bank, Trustee of the Paul Bonner Pennybacker Trust Fund, and Amoco Production Company.

12. Oil, Gas and Mineral Lease, dated June 29, 1973, between Lucy Rivers Vineyard, individually and as Trustee for Robert Royal Vineyard, Carter Rivere Vineyard under the Will of Robert Hawes Vineyard, Deceased, Robert Royal Vineyard, Individually, and Amoco Production Company.

13. Crop-Share-Cash Farm Lease, dated October 1, 1972, between Fred Broughton and Michael Ledwig.

         Miscellaneous Agreements
         ------------------------

1. Agreement for the Relocation of Farm to Market Road 521, dated August 26, 1975, by and among the STP Owners and the State of Texas, acting by and through the State Highway and Public Transportation Commission of the State of Texas.

         STP Nuclear Operating Company Blanket Contracts
         -----------------------------------------------

1. STP Nuclear Operating Company Blanket Contract No. 01057, dated December 6, 1999, between STPNOC and LCRA.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. 01057, dated January 17, 2001, between STPNOC and LCRA.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. 01057, dated December 4, 2001, between STPNOC and LCRA.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. 01057, dated December 31, 2002, between STPNOC and LCRA.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. 01057, dated January 6, 2004, between STPNOC and LCRA.

2. STP Nuclear Operating Company Blanket Contract No. 01061, dated December 13, 1999, between STPNOC and High Tech Document Services, Inc. ("High Tech").

(a) Revision No. 1 STP Nuclear Operating Company Blanket Contract No. 01061, dated September 11, 2000, between STPNOC and High Tech.

(b) Revision No. 2 STP Nuclear Operating Company Blanket Contract No. 01061, dated September 11, 2000, between STPNOC and High Tech.

(c) Revision No. 3 STP Nuclear Operating Company Blanket Contract No. 01061, dated November 20, 2000, between STPNOC and High Tech.

(d) Revision No. 4 STP Nuclear Operating Company Blanket Contract No. 01061, dated January 15, 2001, between STPNOC and High Tech.

(e) Revision No. 5 STP Nuclear Operating Company Blanket Contract No. 01061, dated January 15, 2001, between STPNOC and High Tech.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. 01061, dated March 22, 2001, between STPNOC and High Tech.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. 01061, dated December 27, 2001, between STPNOC and High Tech.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. 01061, dated January 14, 2002, between STPNOC and High Tech.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. 01061, dated August 29, 2002, between STPNOC and High Tech.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. 01061, dated September 5, 2002, between STPNOC and High Tech.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. 01061, dated December 31, 2002, between STPNOC and High Tech.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. 01061, dated December 31, 2002, between STPNOC and High Tech.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. 01061, dated January 6, 2004, between STPNOC and High Tech.

3. STP Nuclear Operating Company Blanket Contract No. 01130, dated March 23, 2000, between STPNOC and Associated
         Engineering Resource ("Associated Engineering").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. 01130, dated March 13, 2001, between STPNOC and Associated Engineering.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. 01130, dated November 20, 2001, between STPNOC and Associated Engineering.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. 01130, dated January 31, 2002, between STPNOC and Associated Engineering.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. 01130, dated January 8, 2003, between STPNOC and Associated Engineering.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. 01130, dated February 12, 2004, between STPNOC and Associated Engineering.

4. STP Nuclear Operating Company Blanket Contract No. 01147, dated April 20, 2000, between STPNOC and Department of Energy - Nuclear Waste Fund ("Dept. of Energy").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. 01147, dated January 23, 2001, between STPNOC and Dept. of Energy.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. 01147, dated January 28, 2002, between STPNOC and Dept. of Energy.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. 01147, dated January 29, 2003, between STPNOC and Dept. of Energy.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. 01147, dated April 26, 2004, between STPNOC and Dept. of Energy.

5. STP Nuclear Operating Company Blanket Contract No. 01162, dated May 10, 2000, between STPNOC and Westinghouse Electric Company LLC ("Westinghouse Electric").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. 01162, dated October 11, 2000, between STPNOC and Westinghouse Electric.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. 01162 dated October 16, 2000, between STPNOC and Westinghouse Electric.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. 01162, dated November 7, 2000, between STPNOC and Westinghouse Electric.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. 01162, dated February 19, 2001, between STPNOC and Westinghouse Electric.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. 01162, dated February 19, 2001, between STPNOC and Westinghouse Electric.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. 01162, dated May 15, 2001, between STPNOC and Westinghouse Electric.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. 01162, dated February 14, 2002, between STPNOC and Westinghouse Electric.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. 01162, dated January 28, 2003, between STPNOC and Westinghouse Electric.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. 01162, dated January 19, 2004, between STPNOC and Westinghouse Electric.

6. STP Nuclear Operating Company Blanket Contract No. 01184, dated June 26, 2000, between STPNOC and Ondeo Nalco Chemical ("Nalco").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. 01184, dated April 30, 2001, between STPNOC and Nalco.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. 01184, dated April 30, 2001, between STPNOC and Nalco.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. 01184, dated April 30, 2001, between STPNOC and Nalco.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. 01184, dated December 12, 2001, between STPNOC and Nalco.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. 01184, dated December 12, 2001, between STPNOC and Nalco.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. 01184, dated October 1, 2002, between STPNOC and Nalco.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. 01184, dated October 7, 2002, between STPNOC and Nalco.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. 01184, dated October 7, 2002, between STPNOC and Nalco.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. 01184, dated November 24, 2003, between STPNOC and Nalco.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. 01184, dated November 24, 2003, between STPNOC and Nalco.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. 01184, dated November 24, 2003, between STPNOC and Nalco.


7. Houston Lighting & Power Company Purchase Order No. AM0329000, dated effective May 19, 1996, between STPNOC (as successor to Houston Lighting & Power Company) and Oracle Corporation
         ("Oracle").

(a) Supplement No. 1 to Houston Lighting & Power Company Purchase Order No. AM0329000, dated October 24, 1996, between STPNOC and Oracle.

(b) Supplement No. 2 to Houston Lighting & Power Company Purchase Order No. AM0329000, dated May 22, 1997, between STPNOC and Oracle.

(c) Supplement No. 3 to STP Nuclear Operating Company Purchase Order No. AM0329000, dated March 3, 1998, between STPNOC and Oracle.

(d) Supplement No. 4 to STP Nuclear Operating Company Purchase Order No. AM0329000, dated October 20, 1998, between STPNOC and Oracle.

(e) Supplement No. 5 to STP Nuclear Operating Company Purchase Order No. AM0329000, dated March 29, 1999, between STPNOC and Oracle.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated December 7, 1999, between STPNOC and Oracle.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated December 30, 1999, between STPNOC and Oracle.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated May 3, 2000, between STPNOC and Oracle.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated November 7, 2000, between STPNOC and Oracle.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated November 20, 2000, between STPNOC and Oracle.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated December 7, 2000, between STPNOC and Oracle.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated April 30, 2001, between STPNOC and Oracle.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated September 18, 2001, between STPNOC and Oracle.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated May 9, 2002, between STPNOC and Oracle.

(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. AM0329000, dated September 11, 2002, between STPNOC and Oracle.

8. Houston Lighting & Power Company Purchase Order No. AM0358000, dated effective December 9, 1996, between STPNOC (as successor to HL&P) and People Soft.

(a) Supplement No. 1 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated February 7, 1997, between STPNOC and People Soft.

(b) Supplement No. 2 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated June 10, 1998, between STPNOC and People Soft.

(c) Supplement No. 3 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated July 8, 1998, between STPNOC and People Soft.

(d) Supplement No. 4 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated October 27, 1998, between STPNOC and People Soft.

(e) Supplement No. 5 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated December 16, 1998, between STPNOC and People Soft.

(f) Supplement No. 6 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated February 11, 1999, between STPNOC and People Soft.

(g) Supplement No. 7 to STP Nuclear Operating Company Purchase Order No. AM0358000, dated April 23, 1999, between STPNOC and People Soft.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated December 29, 1999, between STPNOC and People Soft.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated March 21, 2000, between STPNOC and People Soft.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated August 28, 2000, between STPNOC and People Soft.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated November 7, 2000, between STPNOC and People Soft.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated December 5, 2000, between STPNOC and People Soft.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated December 7, 2000, between STPNOC and People Soft.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated February 5, 2001, between STPNOC and People Soft.

(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated March 15, 2001, between STPNOC and People Soft.

(p) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated March 26, 2001, between STPNOC and People Soft. (Cancelled)

(q) Revision No. 17 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated August 27, 2001, between STPNOC and People Soft.

(r) Revision No. 18 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated September 19, 2001, between STPNOC and People Soft.

(s) Revision No. 19 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated November 29, 2001, between STPNOC and People Soft.

(t) Revision No. 20 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated June 13, 2002, between STPNOC and People Soft.

(u) Revision No. 21 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated November 27, 2002, between STPNOC and People Soft.

(v) Revision No. 22 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated December 19, 2002, between STPNOC and People Soft.

(w) Revision No. 23 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated May 27, 2003, between STPNOC and People Soft.

(x) Revision No. 24 to STP Nuclear Operating Company Blanket Contract No. AM0358000, dated June 30, 2003, between STPNOC and People Soft.

9. Houston Lighting & Power Company Purchase Order, dated effective May 6, 1997, between STPNOC (as successor to HL&P) and Sungard Recovery Services, Inc. ("Sungard").

(a) Revision No. 1 STP Nuclear Operating Company Purchase Order No. AM0428000, dated effective May 6, 1997, between STPNOC and Sungard.

(b) Supplement No. 3 to STP Nuclear Operating Company Purchase Order No. AM0428000, dated January 26, 1999, between STPNOC and Sungard.

(c) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated April 4, 2000, between STPNOC and Sungard.

(d) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated August 24, 2000, between STPNOC and Sungard.
(e) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated December 20, 2000, between STPNOC and Sungard.

(f) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated May 16, 2001, between STPNOC and Sungard.

(g) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated February 27, 2002, between STPNOC and Sungard.

(h) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated January 8, 2003, between STPNOC and Sungard.

(i) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. AM0428000, dated January 21, 2004, between STPNOC and Sungard.

10. STP Nuclear Operating Company Blanket Contract No. B02029, dated September 14, 2000, between STPNOC and Pro-Line Water Screen Service, Inc. ("Pro-Line").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02029, dated March 26, 2001, between STPNOC and Pro-Line.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02029, dated July 17, 2001, between STPNOC and Pro-Line.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02029, dated August 28, 2001, between STPNOC and Pro-Line.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02029, dated January 16, 2002, between STPNOC and Pro-Line.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02029, dated October 1, 2003, between STPNOC and Pro-Line.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02029, dated November 10, 2003, between STPNOC and Pro-Line.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02029, dated November 19, 2003, between STPNOC and Pro-Line.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02029, dated November 25, 2003, between STPNOC and Pro-Line.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02029, dated December 18, 2003, between STPNOC and Pro-Line.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02029, dated March 24, 2004, between STPNOC and Pro-Line.

11. STP Nuclear Operating Company Blanket Contract No. B02036, dated September 21, 2000, between STPNOC and J. Conly &
         Associates, Inc.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02036, dated January 8, 2001, between STPNOC and
            J. Conly.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02036, dated January 2, 2002, between STPNOC and
            J. Conly.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02036, dated January 6, 2003, between STPNOC and
            J. Conly.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02036, dated January 6, 2004, between STPNOC and
            J. Conly.

12. STP Nuclear Operating Company Blanket Contract No. B02042, dated September 28, 2000, between STPNOC and IBM.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02042, dated December 7, 2000, between STPNOC and IBM.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02042, dated June 19, 2001, between STPNOC and IBM.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02042, dated June 28, 2001, between STPNOC and IBM.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02042, dated July 9, 2001, between STPNOC and IBM.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02042, dated January 28, 2002, between STPNOC and IBM.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02042, dated February 14, 2002, between STPNOC and IBM.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02042, dated July 10, 2003, between STPNOC and IBM. (Not issued)

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02042, dated November 13, 2003, between STPNOC and IBM.

13. STP Nuclear Operating Company Blanket Contract No. B02077, dated October 27, 2000, between STPNOC and Siemens
         Westinghouse Power Corporation ("Siemens Westinghouse").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02077, dated August 2, 2001, between STPNOC and Siemens Westinghouse.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02077, dated March 8, 2002, between STPNOC and Siemens Westinghouse.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02077, dated June 24, 2002, between STPNOC and Siemens Westinghouse.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02077, dated October 9, 2002, between STPNOC and Siemens Westinghouse.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02077, dated February 5, 2003, between STPNOC and Siemens Westinghouse.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02077, dated May 12, 2003, between STPNOC and Siemens Westinghouse.

14. STP Nuclear Operating Company Blanket Contract No. B02122, dated December 7, 2000, between STPNOC and Nalco.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02122, dated December 12, 2001, between STPNOC and Nalco.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02122, dated April 18, 2002, between STPNOC and Nalco.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02122, dated October 7, 2002, between STPNOC and Nalco.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02122, dated January 7, 2004, between STPNOC and Nalco.

15. STP Nuclear Operating Company Blanket Contract No. B02127, dated December 8, 2000, between STPNOC and Sonic Systems
         International, Inc. ("Sonic Systems").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02127, dated December 26, 2000, between STPNOC and Sonic Systems.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02127, dated December 27, 2000, between STPNOC and Sonic Systems.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02127, dated March 21, 2001, between STPNOC and Sonic Systems.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02127, dated January 14, 2002, between STPNOC and Sonic Systems.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02127, dated February 25, 2002, between STPNOC and Sonic Systems.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02127, dated May 21, 2002, between STPNOC and Sonic Systems.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02127, dated June 10, 2002, between STPNOC and Sonic Systems.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02127, dated August 14, 2002, between STPNOC and Sonic Systems.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02127, dated November 7, 2002, between STPNOC and Sonic Systems.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02127, dated March 17, 2003, between STPNOC and Sonic Systems.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02127, dated October 30, 2003, between STPNOC and Sonic Systems.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02127, dated November 11, 2003, between STPNOC and Sonic Systems.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02127, dated December 16, 2003, between STPNOC and Sonic Systems.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02127, dated December 29, 2003, between STPNOC and Sonic Systems.

16. STP Nuclear Operating Company Blanket Contract No. B02131, dated February 5, 2003, between STPNOC and Brock Specialty Services, Ltd. ("Brock Specialty Services").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02131, dated October 30, 2001, between STPNOC and Brock Specialty Services.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02131, dated November 1, 2001, between STPNOC and Brock Specialty Services.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02131, dated December 26, 2001, between STPNOC and Brock Specialty Services.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02131, dated November 7, 2002, between STPNOC and Brock Specialty Services.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02131, dated February 5, 2003, between STPNOC and Brock Specialty Services.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02131, dated November 11, 2003, between STPNOC and Brock Specialty Services.

17. STP Nuclear Operating Company Blanket Contract No. B02134, dated December 14, 2000, between STPNOC and Software Spectrum, Inc. ("Software Spectrum").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02134, dated July 11, 2001, between STPNOC and Software Spectrum.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02134, dated December 10, 2001, between STPNOC and Software Spectrum.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02134, dated July 31, 2002, between STPNOC and Software Spectrum.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02134, dated October 30, 2002, between STPNOC and Software Spectrum.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02134, dated November 16, 2002, between STPNOC and Software Spectrum.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02134, dated November 17, 2002, between STPNOC and Software Spectrum.
(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02134, dated November 25, 2002, between STPNOC and Software Spectrum.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02134, dated February 12, 2003, between STPNOC and Software Spectrum.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02134, dated March 27, 2003, between STPNOC and Software Spectrum.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02134, dated April 1, 2003, between STPNOC and Software Spectrum.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02134, dated April 2, 2003, between STPNOC and Software Spectrum.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02134, dated June 30, 2003, between STPNOC and Software Spectrum.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02134, dated August 28, 2003, between STPNOC and Software Spectrum.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02134, dated September 18, 2003, between STPNOC and Software Spectrum.

(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. B02134, dated September 18, 2003, between STPNOC and Software Spectrum.

(p) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. B02134, dated January 13, 2004, between STPNOC and Software Spectrum.

(q) Revision No. 17 to STP Nuclear Operating Company Blanket Contract No. B02134, dated January 20, 2004, between STPNOC and Software Spectrum.

18. STP Nuclear Operating Company Blanket Contract No. B02147, dated December 28, 2000, between STPNOC and Washington Group International ("Washington Group").

(a) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02147, dated December 27, 2001, between STPNOC and Washington Group.

(b) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02147, dated January 29, 2002, between STPNOC and Washington Group.

(c) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02147, dated July 10, 2002, between STPNOC and Washington Group.

(d) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02147, dated August 27, 2002, between STPNOC and Washington Group.

(e) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02147, dated November 25, 2002, between STPNOC and Washington Group.

(f) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02147, dated January 22, 2003, between STPNOC and Washington Group.

(g) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02147, dated August 4, 2003, between STPNOC and Washington Group.

(h) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02147, dated September 4, 2003, between STPNOC and Washington Group.

(i) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02147, dated October 15, 2003, between STPNOC and Washington Group.

(j) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02147, dated October 30, 2003, between STPNOC and Washington Group.

(k) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02147, dated January 20, 2004, between STPNOC and Washington Group.

19. STP Nuclear Operating Company Blanket Contract No. B02151, dated January 3, 2001, between STPNOC and GTS Duratek
         ("Duratek").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02151, dated September 10, 2001, between STPNOC and Duratek.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02151, dated June 26, 2002, between STPNOC and Duratek.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02151, dated September 18, 2002, between STPNOC and Duratek.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02151, dated October 16, 2002, between STPNOC and Duratek.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02151, dated September 15, 2003, between STPNOC and Duratek. (Cancelled)

20. STP Nuclear Operating Company Blanket Contract No. B02155, dated January 25, 2001, between STPNOC and Energy & Process Corporation.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02155, dated February 8, 2001, between STPNOC and Energy & Process Corporation.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02155, dated August 16, 2001, between STPNOC and Energy & Process Corporation.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02155, dated December 6, 2001, between STPNOC and Energy & Process Corporation.

21. STP Nuclear Operating Company Blanket Contract No. B02170, dated January 7, 2003, between STPNOC and U.S. Nuclear
         Regulatory Commission ("U.S.N.R.C.").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02170, dated January 16, 2002, between STPNOC and U.S.N.R.C.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02170, dated January 7, 2003, between STPNOC and U.S.N.R.C.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02170, dated January 13, 2004, between STPNOC and U.S.N.R.C.

22. STP Nuclear Operating Company Blanket Contract No. B02203, dated January 31, 2001, between STPNOC and Bartlett Nuclear.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02203, dated March 6, 2001, between STPNOC and Bartlett Nuclear.

(b) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02203, dated May 1, 2001, between STPNOC and Bartlett Nuclear.

(c) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02203, dated June 18, 2001, between STPNOC and Bartlett Nuclear.

(d) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02203, dated September 12, 2001, between STPNOC and Bartlett Nuclear.

(e) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02203, dated September 27, 2001, between STPNOC and Bartlett Nuclear.

(f) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02203, dated October 10, 2001, between STPNOC and Bartlett Nuclear.

(g) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02203, dated January 14, 2002, between STPNOC and Bartlett Nuclear.

(h) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02203, dated February 26, 2002, between STPNOC and Bartlett Nuclear.

(i) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02203, dated April 11, 2002, between STPNOC and Bartlett Nuclear.

(j) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02203, dated April 18, 2002, between STPNOC and Bartlett Nuclear.

(k) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02203, dated April 18, 2002, between STPNOC and Bartlett Nuclear.

(l) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02203, dated July 11, 2002, between STPNOC and Bartlett Nuclear.

(m) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02203, dated August 14, 2002, between STPNOC and Bartlett Nuclear.

(n) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. B02203, dated September 12, 2002, between STPNOC and Bartlett Nuclear.

(o) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. B02203, dated October 9, 2002, between STPNOC and Bartlett Nuclear.

(p) Revision No. 17 to STP Nuclear Operating Company Blanket Contract No. B02203, dated October 9, 2002, between STPNOC and Bartlett Nuclear.

(q) Revision No. 18 to STP Nuclear Operating Company Blanket Contract No. B02203, dated January 27, 2003, between STPNOC and Bartlett Nuclear.

(r) Revision No. 19 to STP Nuclear Operating Company Blanket Contract No. B02203, dated February 20, 2003, between STPNOC and Bartlett Nuclear.

(s) Revision No. 20 to STP Nuclear Operating Company Blanket Contract No. B02203, dated May 7, 2003, between STPNOC and Bartlett Nuclear.

(t) Revision No. 21 to STP Nuclear Operating Company Blanket Contract No. B02203, dated June 10, 2003, between STPNOC and Bartlett Nuclear.

(u) Revision No. 22 to STP Nuclear Operating Company Blanket Contract No. B02203, dated July 29, 2003, between STPNOC and Bartlett Nuclear.

(v) Revision No. 23 to STP Nuclear Operating Company Blanket Contract No. B02203, dated September 18, 2003, between STPNOC and Bartlett Nuclear.

(w) Revision No. 24 to STP Nuclear Operating Company Blanket Contract No. B02203, dated November 20, 2003, between STPNOC and Bartlett Nuclear.

(x) Revision No. 25 to STP Nuclear Operating Company Blanket Contract No. B02203, dated December 23, 2003, between STPNOC and Bartlett Nuclear.

23. STP Nuclear Operating Company Blanket Contract No. B02227, dated February 27, 2001, between STPNOC and Baker & Botts, L.L.P. ("Baker & Botts").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02227, dated April 5, 2001, between STPNOC and Baker & Botts.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02227, dated January 16, 2002, between STPNOC and Baker & Botts.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02227, dated December 20, 2002, between STPNOC and Baker & Botts.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02227, dated December 30, 2003, between STPNOC and Baker & Botts.

24. STP Nuclear Operating Company Blanket Contract No. B02230, dated February 28, 2001, between STPNOC and Morgan, Lewis and Bockius, LLP ("Morgan, Lewis and Bockius").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02230, dated January 29, 2002, between STPNOC and Morgan, Lewis & Bockius.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02230, dated January 28, 2003, between STPNOC and Morgan, Lewis & Bockius.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02230, dated January 19, 2004, between STPNOC and Morgan, Lewis & Bockius.

25. STP Nuclear Operating Company Blanket Contract No. B02231, dated February 28, 2001, between STPNOC and AON Consulting.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02231, dated January 24, 2002, between STPNOC and AON Consulting.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02231, dated December 20, 2002, between STPNOC and AON Consulting.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02231, dated October 1, 2003, between STPNOC and AON Consulting.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02231, dated January 7, 2004, between STPNOC and AON Consulting.

26. STP Nuclear Operating Company Blanket Contract No. B02242, dated March 6, 2001, between STPNOC and Matthews and
         Branscomb.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02242, dated June 10, 2001, between STPNOC and Matthews and Branscomb.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02242, dated December 20, 2001, between STPNOC and Matthews and Branscomb.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02242, dated February 5, 2002, between STPNOC and Matthews and Branscomb.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02242, dated December 5, 2002, between STPNOC and Matthews and Branscomb.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02242, dated September 24, 2003, between STPNOC and Matthews and Branscomb.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02242, dated January 21, 2004, between STPNOC and Matthews and Branscomb.

27. STP Nuclear Operating Company Blanket Contract No. B02283, dated April 18, 2001, between STPNOC and Thyssen Krupp
         Elevator.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02283, dated December 13, 2001, between STPNOC and Thyssen Krupp Elevator.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02283, dated December 20, 2002, between STPNOC and Thyssen Krupp Elevator.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02283, dated December 8, 2003, between STPNOC and Thyssen Krupp Elevator.

28. STP Nuclear Operating Company Blanket Contract No. B02300, dated May 8, 2001, between STPNOC and Matagorda County.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02300, dated February 18, 2002, between STPNOC and Matagorda County.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02300, dated August 19, 2000, between STPNOC and Matagorda County.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02300, dated January 2, 2003, between STPNOC and Matagorda County.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02300, dated January 21, 2004, between STPNOC and Matagorda County.

29. STP Nuclear Operating Company Blanket Contract No. B02304, dated May 21, 2001, between STPNOC and Matagorda County
         Hospital District.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02304, dated February 18, 2002, between STPNOC and Matagorda County Hospital District.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02304, dated August 19, 2002, between STPNOC and Matagorda County Hospital District.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02304, dated January 2, 2003, between STPNOC and Matagorda County Hospital District.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02304, dated January 21, 2004, between STPNOC and Matagorda County Hospital District.

30. STP Nuclear Operating Company Blanket Contract No. B02322, dated July 1, 2001, between STPNOC and Structural Integrity Associates, Inc. ("Structural Integrity").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02322, dated June 25, 2002, between STPNOC and Structural Integrity.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02322, dated October 29, 2002, between STPNOC and Structural Integrity.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02322, dated December 17, 2002, between STPNOC and Structural Integrity.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02322, dated December 31, 2002, between STPNOC and Structural Integrity.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02322, dated January 2, 2003, between STPNOC and Structural Integrity.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02322, dated January 9, 2003, between STPNOC and Structural Integrity.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02322, dated January 20, 2003, between STPNOC and Structural Integrity.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02322, dated February 10, 2003, between STPNOC and Structural Integrity.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02322, dated March 18, 2003, between STPNOC and Structural Integrity.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02322, dated April 3, 2003, between STPNOC and Structural Integrity.

31. STP Nuclear Operating Company Blanket Contract No. B02359, dated July 31, 2001, between STPNOC and Sorrento Electronics, Inc. ("Sorrento").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02359, dated May 29, 2002, between STPNOC and Sorrento.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02359, dated March 15, 2004, between STPNOC and Sorrento.

32. STP Nuclear Operating Company Blanket Contract No. B02362, dated August 2, 2001, between STPNOC and Brock Specialty
         Services, Ltd. ("Brock").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02362, dated December 26, 2001, between STPNOC and Brock.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02362, dated July 24, 2002, between STPNOC and Brock.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02362, dated September 5, 2002, between STPNOC and Brock.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02362, dated September 11, 2002, between STPNOC and Brock.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02362, dated November 7, 2002, between STPNOC and Brock.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02362, dated November 15, 2002, between STPNOC and Brock.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02362, dated November 19, 2002, between STPNOC and Brock.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02362, dated November 26, 2002, between STPNOC and Brock.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02362, dated April 18, 2003, between STPNOC and Brock.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02362, dated April 30, 2003, between STPNOC and Brock.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02362, dated June 3, 2003, between STPNOC and Brock.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02362, dated November 11, 2003, between STPNOC and Brock.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02362, dated November 17, 2003, between STPNOC and Brock.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02362, dated April 16, 2004, between STPNOC and Brock.

33. STP Nuclear Operating Company Blanket Contract No. B02363, dated August 6, 2001, between STPNOC and The Wackenhut
         Corporation ("Wackenhut").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02363, dated December 13, 2001, between STPNOC and Wackenhut.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02363, dated January 15, 2002, between STPNOC and Wackenhut.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02363, dated February 13, 2002, between STPNOC and Wackenhut.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02363, dated May 14, 2002, between STPNOC and Wackenhut.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02363, dated June 24, 2002, between STPNOC and Wackenhut.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02363, dated September 10, 2002, between STPNOC and Wackenhut.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02363, dated October 4, 2002, between STPNOC and Wackenhut.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02363, dated October 11, 2002, between STPNOC and Wackenhut.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02363, dated October 16, 2002, between STPNOC and Wackenhut.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02363, dated November 26, 2002, between STPNOC and Wackenhut.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02363, dated December 5, 2002, between STPNOC and Wackenhut.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02363, dated January 28, 2003, between STPNOC and Wackenhut.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02363, dated February 19, 2003, between STPNOC and Wackenhut.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02363, dated June 23, 2003, between STPNOC and Wackenhut.

(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. B02363, dated January 6, 2004, between STPNOC and Wackenhut.

(p) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. B02363, dated March 25, 2004, between STPNOC and Wackenhut.

34. STP Nuclear Operating Company Blanket Contract No. B02367, dated August 6, 2001, between STPNOC and Hurst Technologies Corporation ("Hurst").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02367, dated August 29, 2001, between STPNOC and Hurst.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02367, dated October 1, 2001, between STPNOC and Hurst.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02367, dated April 1, 2002, between STPNOC and Hurst.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02367, dated June 10, 2002, between STPNOC and Hurst.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02367, dated August 19, 2002, between STPNOC and Hurst.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02367, dated August 19, 2002, between STPNOC and Hurst.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02367, dated March 11, 2003, between STPNOC and Hurst.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02367, dated March 20, 2003, between STPNOC and Hurst.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02367, dated May 8, 2003, between STPNOC and Hurst.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02367, dated September 2, 2003, between STPNOC and Hurst.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02367, dated March 11, 2004, between STPNOC and Hurst.

35. STP Nuclear Operating Company Blanket Contract No. B02373, dated August 7, 2001, between STPNOC and Drago Supply Company ("Drago").

36. STP Nuclear Operating Company Blanket Contract No. B02408, dated September 17, 2001, between STPNOC and
         Duratek/Chem-Nuclear Systems ("Duratek/Chem-Nuclear").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02408, dated February 25, 2002, between STPNOC and Duratek/Chem-Nuclear.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02408, dated May 22, 2002, between STPNOC and Duratek/Chem-Nuclear.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02408, dated January 16, 2003, between STPNOC and Duratek/Chem-Nuclear.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02408, dated January 12, 2004, between STPNOC and Duratek/Chem-Nuclear.

37. STP Nuclear Operating Company Blanket Contract No. B02428, dated October 5, 2001, between STPNOC and Weir Valves &
         Controls USA, Inc., f/k/a Atwood and Morrill Co., Inc.
         ("Weir").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02428, dated June 22, 2002, between STPNOC and Weir.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02428, dated October 24, 2002, between STPNOC and Weir.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02428, dated October 5, 2001, between STPNOC and Weir.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02428, dated December 20, 2002, between STPNOC and Weir.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02428, dated January 23, 2003, between STPNOC and Weir.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02428, dated January 30, 2003, between STPNOC and Weir.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02428, dated November 24, 2003, between STPNOC and Weir.

38. STP Nuclear Operating Company Blanket Contract No. B02439, dated October 24, 2001, between STPNOC and Houston Service Industries ("Houston Service").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02439, dated February 19, 2003, between STPNOC and Houston Service.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02439, dated March 6, 2003, between STPNOC and Houston Service.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02439, dated December 16, 2003, between STPNOC and Houston Service.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02439, dated December 16, 2003, between STPNOC and Houston Service.

39. STP Nuclear Operating Company Blanket Contract No. B02457, dated November 29, 2001, between STPNOC and Kelly Services, Inc. ("Kelly Services").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 3, 2001, between STPNOC and Kelly Services.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 10, 2001, between STPNOC and Kelly Services.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 10, 2001, between STPNOC and Kelly Services.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 12, 2001, between STPNOC and Kelly Services.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 12, 2001, between STPNOC and Kelly Services.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 12, 2001, between STPNOC and Kelly Services.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 26, 2001, between STPNOC and Kelly Services.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 26, 2001, between STPNOC and Kelly Services.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02457, dated January 21, 2002, between STPNOC and Kelly Services.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02457, dated August 15, 2002, between STPNOC and Kelly Services.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02457, dated October 10, 2002, between STPNOC and Kelly Services.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02457, dated October 16, 2002, between STPNOC and Kelly Services.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02457, dated November 26, 2002, between STPNOC and Kelly Services.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02457, dated November 26, 2002, between STPNOC and Kelly Services.

(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. B02457, dated November 26, 2002, between STPNOC and Kelly Services.

(p) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. B02457, dated November 26, 2002, between STPNOC and Kelly Services.

(q) Revision No. 17 to STP Nuclear Operating Company Blanket Contract No. B02457, dated November 26 2002, between STPNOC and Kelly Services.

(r) Revision No. 18 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 4, 2002, between STPNOC and Kelly Services.

(s) Revision No. 19 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 12, 2002, between STPNOC and Kelly Services.

(t) Revision No. 20 to STP Nuclear Operating Company Blanket Contract No. B02457, dated December 12, 2002, between STPNOC and Kelly Services.

40. STP Nuclear Operating Company Blanket Contract No. B02458, dated November 29, 2001, between STPNOC and Sun Technical Services, Inc. ("Sun Technical").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 13, 2001, between STPNOC and Sun Technical.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 26, 2001, between STPNOC and Sun Technical.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 26, 2001, between STPNOC and Sun Technical.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 27, 2001, between STPNOC and Sun Technical.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02458, dated January 2, 2002, between STPNOC and Sun Technical.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02458, dated January 2, 2002, between STPNOC and Sun Technical.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02458, dated January 7, 2002, between STPNOC and Sun Technical.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02458, dated January 23, 2002, between STPNOC and Sun Technical.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02458, dated January 28, 2002, between STPNOC and Sun Technical.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02458, dated February 6, 2002, between STPNOC and Sun Technical.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02458, dated March 21, 2002, between STPNOC and Sun Technical.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02458, dated March 21, 2002, between STPNOC and Sun Technical.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02458, dated June 24, 2002, between STPNOC and Sun Technical.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02458, dated August 6, 2002, between STPNOC and Sun Technical.
(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. B02458, dated September 11, 2002, between STPNOC and Sun Technical.

(p) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. B02458, dated October 16, 2002, between STPNOC and Sun Technical.

(q) Revision No. 17 to STP Nuclear Operating Company Blanket Contract No. B02458, dated November 27, 2002, between STPNOC and Sun Technical.

(r) Revision No. 18 to STP Nuclear Operating Company Blanket Contract No. B02458, dated November 27, 2002, between STPNOC and Sun Technical.

(s) Revision No. 19 to STP Nuclear Operating Company Blanket Contract No. B02458, dated November 27, 2002, between STPNOC and Sun Technical.

(t) Revision No. 20 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 4, 2002, between STPNOC and Sun Technical.

(u) Revision No. 21 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 6, 2002, between STPNOC and Sun Technical.

(v) Revision No. 22 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 12, 2002, between STPNOC and Sun Technical.

(w) Revision No. 23 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 18, 2002, between STPNOC and Sun Technical.

(x) Revision No. 24 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 18, 2002, between STPNOC and Sun Technical.

(y) Revision No. 25 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 19, 2002, between STPNOC and Sun Technical.

(z) Revision No. 26 to STP Nuclear Operating Company Blanket Contract No. B02458, dated December 19, 2002, between STPNOC and Sun Technical.

(aa) Revision No. 27 to STP Nuclear Operating Company Blanket Contract No. B02458, dated February 11, 2003, between STPNOC and Sun Technical.

(bb)        Revision No. 28 to STP Nuclear Operating Company Contract No.
            B02458, dated February 19, 2003, between STPNOC and Sun
            Technical.

(cc) Revision No. 29 to STP Nuclear Operating Company Blanket Contract No. B02458, dated February 20, 2003, between STPNOC and Sun Technical.

(dd) Revision No. 30 to STP Nuclear Operating Company Blanket Contract No. B02458, dated March 11, 2003, between STPNOC and Sun Technical.

(ee) Revision No. 31 to STP Nuclear Operating Company Blanket Contract No. B02458, dated March 12, 2003, between STPNOC and Sun Technical.

(ff) Revision No. 32 to STP Nuclear Operating Company Blanket Contract No. B02458, dated March 20, 2003, between STPNOC and Sun Technical.

(gg) Revision No. 33 to STP Nuclear Operating Company Blanket Contract No. B02458, dated April 21, 2003, between STPNOC and Sun Technical.

(hh) Revision No. 34 to STP Nuclear Operating Company Blanket Contract No. B02458, dated April 22, 2003, between STPNOC and Sun Technical.

(ii) Revision No. 35 to STP Nuclear Operating Company Blanket Contract No. B02458, dated April 29, 2003, between STPNOC and Sun Technical.

(jj) Revision No. 36 to STP Nuclear Operating Company Blanket Contract No. B02458, dated May 5, 2003, between STPNOC and Sun Technical.

(kk) Revision No. 37 to STP Nuclear Operating Company Blanket Contract No. B02458, dated May 8, 2003, between STPNOC and Sun Technical.

(ll) Revision No. 38 to STP Nuclear Operating Company Blanket Contract No. B02458, dated May 19, 2003, between STPNOC and Sun Technical.

(mm) Revision No. 39 to STP Nuclear Operating Company Blanket Contract No. B02458, dated May 30, 2003, between STPNOC and Sun Technical.

(nn) Revision No. 40 to STP Nuclear Operating Company Blanket Contract No. B02458, dated August 5, 2003, between STPNOC and Sun Technical.

(oo) Revision No. 41 to STP Nuclear Operating Company Blanket Contract No. B02458, dated October 29, 2003, between STPNOC and Sun Technical.

(pp) Revision No. 42 to STP Nuclear Operating Company Blanket Contract No. B02458, dated January 5, 2003, between STPNOC and Sun Technical.

41. STP Nuclear Operating Company Blanket Contract No. B02558, dated February 26, 2002, between STPNOC and Studsvik
         Processing Facility, L.L.C. ("Studsvik").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02558, dated May 22, 2002, between STPNOC and Studsvik.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02558, dated August 27, 2002, between STPNOC and Studsvik.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02558, dated October 7, 2002, between STPNOC and Studsvik.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02558, dated November 20, 2003, between STPNOC and Studsvik.

42. STP Nuclear Operating Company Blanket Contract No. B02465, dated December 12, 2001, between STPNOC and Sun Technical.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 12, 2001, between STPNOC and Sun Technical.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02465, dated April 17, 2002, between STPNOC and Sun Technical.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02465, dated May 15, 2002, between STPNOC and Sun Technical.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02465, dated May 21, 2002, between STPNOC and Sun Technical.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02465, dated November 15, 2002, between STPNOC and Sun Technical.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02465, dated November 20, 2002, between STPNOC and Sun Technical.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02465, dated November 28, 2002, between STPNOC and Sun Technical.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02465, dated January 20, 2003, between STPNOC and Sun Technical.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02465, dated January 23, 2003, between STPNOC and Sun Technical.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. B02465, dated January 23, 2003, between STPNOC and Sun Technical.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. B02465, dated February 10, 2003, between STPNOC and Sun Technical.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. B02465, dated June 30, 2003, between STPNOC and Sun Technical.

(m) Revision No. 13 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

(n) Revision No. 14 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

(o) Revision No. 15 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

(p) Revision No. 16 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

(q) Revision No. 17 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

(r) Revision No. 18 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

(s) Revision No. 19 to STP Nuclear Operating Company Blanket Contract No. B02465, dated December 23, 2003, between STPNOC and Sun Technical.

43. STP Nuclear Operating Company Blanket Contract No. B02523, dated January 30, 2002, between STPNOC and High Tech Document Services, Inc. ("High Tech").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02523, dated October 15, 2002, between STPNOC and High Tech.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02523, dated February 13, 2003, between STPNOC and High Tech.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02523, dated March 17, 2003, between STPNOC and High Tech.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02523, dated January 14, 2004, between STPNOC and High Tech.

44. STP Nuclear Operating Company Blanket Contract No. B02656, dated July 16, 2002, between STPNOC and Siemens Westinghouse Power Corp. ("Siemens Westinghouse").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02656, dated September 12, 2002, between STPNOC and Siemens Westinghouse.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02656, dated September 18, 2002, between STPNOC and Siemens Westinghouse.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02656, dated December 17, 2002, between STPNOC and Siemens Westinghouse.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02656, dated January 9, 2003, between STPNOC and Siemens Westinghouse.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02656, dated March 3, 2003, between STPNOC and Siemens Westinghouse.

(f)         [Revision No. 6 was not executed]

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. B02656, dated June 3, 2003, between STPNOC and Siemens Westinghouse.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. B02656, dated July 30, 2003, between STPNOC and Siemens Westinghouse.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. B02656, dated October 28, 2003, between STPNOC and Siemens Westinghouse.

45. STP Nuclear Operating Company Blanket Contract No. B02543, dated February 14, 2002, between STPNOC and Utilities Service Alliance, Inc. ("Utilities Service Alliance").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02543, dated December 20, 2002, between STPNOC and Utilities Service Alliance.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02543, dated December 29, 2003, between STPNOC and Utilities Service Alliance.

46. STP Nuclear Operating Company Blanket Contract No. B02614, dated April 25, 2002, between STPNOC and Unitech Services Group, Inc. ("Unitech Services").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02614, dated December 10, 2002, between STPNOC and Unitech Services.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02614, dated May 19, 2003, between STPNOC and Unitech Services.

47. STP Nuclear Operating Company Blanket Contract No. B02837, dated June 10, 2002, between STPNOC and Westinghouse Electric.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02837, dated November 27, 2002, between STPNOC and Westinghouse Electric.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02837, dated March 5, 2003, between STPNOC and Westinghouse Electric.

48. STP Nuclear Operating Company Blanket Contract No. B02749, dated December 21, 2002, between STPNOC and Crane Nuclear, Inc. ("Crane Nuclear").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02749, dated January 16, 2003, between STPNOC and Crane Nuclear.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02749, dated May 6, 2003, between STPNOC and Crane Nuclear.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02749, dated May 12, 2003, between STPNOC and Crane Nuclear.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. B02749, dated June 2, 2003, between STPNOC and Crane Nuclear.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. B02749, dated June 2, 2003, between STPNOC and Crane Nuclear.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. B02749, dated November 25, 2003, between STPNOC and Crane Nuclear.

49. STP Nuclear Operating Company Blanket Contract No. B02769, dated January 30, 2003, between STPNOC and Westinghouse
         Electric.

50. HL&P Purchase Order No. MS0593000, dated effective July 31, 1996, between STPNOC (as successor to HL&P) and Air Liquide America Corp. ("Air Liquide").

(a) Supplement No. 1 to STP Nuclear Operating Company Purchase Order No. MS059300, dated August 22, 1996, between STPNOC (as successor to HL&P) and Air Liquide.

(b) Supplement No. 2 to STP Nuclear Operating Company Purchase Order No. MS0593000, dated January 26, 1998, between STPNOC and Air Liquide.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated July 11, 1996, between STPNOC and Air Liquide.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. MS059300, dated January 4, 2000, between STPNOC and Air Liquide.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated December 12, 2000, between STPNOC and Air Liquide.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated December 17, 2001, between STPNOC and Air Liquide.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated March 12, 2002, between STPNOC and Air Liquide.

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated January 16, 2003, between STPNOC and Air Liquide.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated October 20, 2003, between STPNOC and Air Liquide.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. MS0593000, dated October 20, 2003, between STPNOC and Air Liquide.

51. STP Nuclear Operating Company Blanket Contract No. B02829, dated April 22, 2003, between STPNOC and Framatome ANP, Inc. ("Framatome").

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. B02829, dated May 16, 2003, between STPNOC and Framatome.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. B02829, dated June 11, 2003, between STPNOC and Framatome.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. B02829, dated June 23, 2003, between STPNOC and Framatome.

52. STP Nuclear Operating Company Blanket Contract No. MS0742000, dated February 25, 1999, between STPNOC and Framatome.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated February 25, 1999, between STPNOC and UniTech.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated September 3, 1999, between STPNOC and UniTech.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated March 15, 2000, between STPNOC and UniTech.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated March 28, 2000, between STPNOC and UniTech.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated February 6, 2001, between STPNOC and UniTech.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated March 20, 2001, between STPNOC and UniTech.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. MS0742000, dated July 9, 2001, between STPNOC and UniTech.

53. STP Nuclear Operating Company Purchase Order No. QB0042000, dated December 15, 1997, between STPNOC and Nalco.

(a) Revision No. 1 to STP Nuclear Operating Company Blanket Contract No. QB0042000, dated January 12, 2000, between STPNOC and Nalco.

(b) Revision No. 2 to STP Nuclear Operating Company Blanket Contract No. QB0042000, dated January 4, 2001, between STPNOC and Nalco.

(c) Revision No. 3 to STP Nuclear Operating Company Blanket Contract No. QB0042000, dated July 26, 2001, between STPNOC and Nalco.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. QB0042000, dated January 23, 2002, between STPNOC and Nalco.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. QB0042000, dated November 29, 2002, between STPNOC and Nalco.

54. STP Nuclear Operating Company Purchase Order No. QB0045000, dated February 9, 1998, between STPNOC and Nalco.

(a) Supplement No. 1 to STP Nuclear Operating Company Blanket Purchase Order No. QB0045000, dated February 17, 1998, between STPNOC and Nalco.

(b) Supplement No. 2 to STP Nuclear Operating Company Purchase Order No. QB0045000, dated November 23, 1998, between STPNOC and Nalco.

(c) Supplement No. 3 to STP Nuclear Operating Company Purchase Order No. QB0045000, dated November 24, 1998, between STPNOC and Nalco.

(d) Revision No. 4 to STP Nuclear Operating Company Blanket Purchase Order No. QB0045000, dated October 11, 1999, between STPNOC and Nalco.

(e) Revision No. 5 to STP Nuclear Operating Company Blanket Purchase Order No. QB0045000, dated June 6, 2000, between STPNOC and Nalco.

(f) Revision No. 6 to STP Nuclear Operating Company Blanket Contract No. QB0045000, dated December 12, 2000, between STPNOC and Nalco.

(g) Revision No. 7 to STP Nuclear Operating Company Blanket Contract No. QB0045000, dated January 2, 2002, between STPNOC and Ondeo Nalco Chemical ("Ondeo Nalco").

(h) Revision No. 8 to STP Nuclear Operating Company Blanket Contract No. QB0045000, dated October 2, 2002, between STPNOC and Ondeo Nalco.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. QB0045000, dated October 22, 2003, between STPNOC and Ondeo Nalco.

55. STP Nuclear Operating Company Purchase Order No. QB0068000, dated February 18, 1999, between STPNOC and Nuclear Logistics, Inc. ("Nuclear Logistics").

(a) Supplement No. 1 to STP Nuclear Operating Company Purchase Order No. QB0068000, dated February 25, 1999, between STPNOC and Nuclear Logistics.

(b) Supplement No. 2 to STP Nuclear Operating Company Purchase Order No. QB0068000, dated April 29, 1999, between STPNOC and Nuclear Logistics.

(c) Supplement No. 3 to STP Nuclear Operating Company Purchase Order No. QB0068000, dated February 25, 1999, between STPNOC and Nuclear Logistics.

(d) Revision No. 3 to STP Nuclear Operating Company Purchase Order No. QB0068000, dated July 5, 1999, between STPNOC and Nuclear Logistics.

(e) Revision No. 4 to STP Nuclear Operating Company Blanket Contract No. QB0068000, dated August 13, 1999, between STPNOC and Nuclear Logistics.

(f) Revision No. 5 to STP Nuclear Operating Company Blanket Contract No. QB0068000, dated December 19, 2002, between STPNOC and Nuclear Logistics.

56. STP Nuclear Operating Company Purchase Order No. QM0138000, dated November 24, 1998, between STPNOC and Eaton Corporation ("Eaton")

(a) Supplement No. 1 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated January 20, 1999, between STPNOC and Eaton.

(b) Supplement No. 2 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated March 24, 1999, between STPNOC and Eaton.

(c) Supplement No. 3 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated April 2, 1999, between STPNOC and Eaton.

(d) Supplement No. 4 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated April 22, 1999, between STPNOC and Eaton.

(e) Supplement No. 5 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated June 8, 1999, between STPNOC and Eaton.
(f) Supplement No. 6 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated June 29, 1999, between STPNOC and Eaton.

(g) Supplement No. 7 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated April 14, 2000, between STPNOC and Eaton.

(h) Supplement No. 8 to STP Nuclear Operating Company Purchase Order No. QM0138000, dated April 14, 2000, between STPNOC and Eaton.

(i) Revision No. 9 to STP Nuclear Operating Company Blanket Contract No. QM0138000, dated May 30, 2000, between STPNOC and Eaton.

(j) Revision No. 10 to STP Nuclear Operating Company Blanket Contract No. QM0138000, dated October 11, 2000, between STPNOC and Eaton.

(k) Revision No. 11 to STP Nuclear Operating Company Blanket Contract No. QM0138000, dated January 14, 2002, between STPNOC and Eaton.

(l) Revision No. 12 to STP Nuclear Operating Company Blanket Contract No. QM0138000, dated June 11, 2002, between STPNOC and Eaton.

57. Purchase Order (Contract Services) No. ST-401694, dated November 26, 1997, between STPNOC, acting as agent for the STP Owners, and Baker & Botts, L.L.P.

58. Purchase Order (Contract Services) No. ST-401625, dated April 16, 1997, between HL&P, acting as project manager for STP, and Lower Colorado River Authority.

59. STPNOC Blanket Contract No. B02353, dated July 23, 2001, between STPNOC and Duratek/Chem-Nuclear Systems.

(a) Revision No. 1 to STPNOC Blanket Contract No. B02353, dated March 20, 2002, between STPNOC and Duratek/Chem-Nuclear Systems.

(b) Revision No. 2 to STPNOC Blanket Contract No. B02353, dated November 22, 2002, between STPNOC and Duratek/Chem-Nuclear Systems.

(c) Revision No. 3 to STPNOC Blanket Contract No. B02353, dated October 30, 2003, between STPNOC and Duratek/Chem-Nuclear Systems.

60. Purchase Order (Contract Services) No. ST-401411, dated December 18, 1995, between HL&P, acting as project manager for STP, and Chem-Nuclear Systems, Inc.

61. STPNOC Blanket Contract No. 01113, dated February 29, 2000, between STPNOC and Artemis International Solutions Corp.

(a) Revision No. 1 to STPNOC Blanket Contract No. 01113, dated February 13, 2001, between STPNOC and Artemis International Solutions Corp.

(b) Revision No. 2 to STPNOC Blanket Contract No. 01113, dated February 19, 2002, between STPNOC and Artemis International Solutions Corp.

(c) Revision No. 3 to STPNOC Blanket Contract No. 01113, dated September 24, 2002, between STPNOC and Artemis International Solutions Corp.

(d) Revision No. 4 to STPNOC Blanket Contract No. 01113, dated November 22, 2002, between STPNOC and Artemis International Solutions Corp.

(e) Revision No. 5 to STPNOC Blanket Contract No. 01113, dated November 22, 2002, between STPNOC and Artemis International Solutions Corp.

(f) Revision No. 6 to STPNOC Blanket Contract No. 01113, dated November 12, 2002, between STPNOC and Artemis International Solutions Corp.

62. Purchase Order (Contract Services) No. ST-401191, dated May 23, 1994, between HL&P, acting as project manager for STP, and Oracle.

63. Purchase Order (Contract Services) No. ST-401952, dated December 2, 1999, between STPNOC, acting as agent for the STP Owners, and Sequent Computer Systems, Inc.

64. STP Nuclear Operating Company Blanket Contract No. B02865, dated June 17, 2003, between STPNOC and IBM Corporation.

65. STP Nuclear Operating Company Blanket Contract No. B02932, dated November 5, 2003, between STPNOC and Westinghouse Electric Co., LLC.

66. STP Nuclear Operating Company Blanket Contract No. B02954, dated December 11, 2003, between STPNOC and Cooper Energy Services.

67. STP Nuclear Operating Company Blanket Contract No. B02987, dated January 21, 2004, between STPNOC and Westinghouse Electric Co., LLC.

68. STP Nuclear Operating Company Blanket Contract No. B02479 for Power Sales Agreement dated January 1, 2002 between AEP-Central Power and Light and STP Nuclear Operating Company.

69. STP Nuclear Operating Company Blanket Contract No. B02998 dated February 19, 2004 between Scott, Madden & Associates, Inc.
           and STP Nuclear Operating Company.

70. STP Nuclear Operating Company Blanket Contract No. B03027 dated April 19, 2004 between Bass Construction Co., Inc. and STP Nuclear Operating Company.


                                 Schedule 2.1(o)

                         Miscellaneous Purchased Assets
                         ------------------------------

None.




                                 Schedule 2.2(a)

                             Certain Excluded Assets
                             -----------------------

1.       AEP-Cameco PSA.

2. South Texas Project Transmission Lines Maintenance Agreement, dated effective as of November 17, 1997, by and among the STP Owners.

3. Switchyard Maintenance Agreement, dated effective as of November 17, 1997, by and among the STP Owners.

4. Settlement Agreement, dated May 29, 1992, by and among Houston Industries Incorporated, Houston Lighting & Power Company, Central and South West Corporation and Central Power and Light Company.

5.       Ancillary Agreements

6. South Texas Project Interconnection Agreement, dated August 15, 2002, among Reliant Energy, Incorporated; Central Power and Light Company; the City of San Antonio, acting through the City Public Service Board of San Antonio; the City of Austin; and the STP Nuclear Operating Company, on behalf of and as agent for the Owners of the South Texas Project.



                                 Schedule 2.2(k)

                         Excluded Intellectual Property
                         ------------------------------

None.



                                 Schedule 3.3(b)

                              Capital Expenditures
                              --------------------

The STP Ownership Share of the sum of the following amounts for capital improvements, modifications and upgrades to STP equipment and facilities that meet the capitalization policy of the site (which are listed on a monthly basis for informational purposes):


January 2004                        $800,000
February 2004                       $600,000
March 2004                          $700,000
April 2004                          $700,000
May 2004                            $400,000
June 2004                           $900,000
July 2004                           $800,000
August 2004                         $700,000
September 2004                      $700,000
October 2004                        $300,000
November 2004                       $200,000
December 2004                       $800,000

January 2005                        $500,000
February 2005                       $500,000
March 2005                        $1,000,000
April 2005                          $500,000
May 2005                            $500,000
June 2005                           $500,000
July 2005                           $500,000
August 2005                         $500,000
September 2005                      $500,000
October 2005                        $900,000
November 2005                       $500,000
December 2005                       $500,000



                                 Schedule 3.3(c)

                                    Inventory
                                    ---------

The STP Ownership Share of the book value of Inventory as of January 31, 2004 is set forth in the table below. A list of Inventory as of January 31, 2004 (and the corresponding book value of each item of Inventory) is included on the compact disc attached hereto as Annex 3.3(c) and incorporated herein by reference.



                                                               STPNOC                        Ownership     STP Ownership
                                                               Account    STPNOC Balance     Percentage        Share
                                                               -------    --------------     ----------    -------------
MATERIALS &            Per STPNOC Detail Inventory1                        $87,765,314.77         25.20%   $22,116,859.32
OPERATING SUPPLIES
                       Timing Differences2                                      40,333.98         25.20%        10,164.16
                                                                           ---------------                 ---------------
                                                                 154        87,805,648.75                   22,127,023.49
                       Stores Expense Undistributed3             163           130,404.33         25.20%        32,861.89
                                                                           ---------------                 ---------------
                                                                            87,936,053.08                   22,159,885.38
                       State Sales Tax on AEP Books4                                                           218,529.01
                                                                           ---------------                 ---------------
                       Total Materials and Supplies on AEP Books as of 1/31/2004                            22,378,414.39
                                                                                                           ===============

1  As set forth on Annex 3.3(c).
2 Timing Difference represents items in the general ledger that have not been recorded in the detailed inventory listing.
3  General expenses not attributed to
   any specific item of inventory such as handling, unloading, and warehousing. 4 Sales tax added at the AEP level. STPNOC does not pay sales and use tax since two of the owners are municipalities.



                                 Schedule 3.3(d)

                             Nuclear Fuel Inventory
                             ----------------------

The STP Ownership Share of the book value of Nuclear Fuel Inventory as of January 31, 2004 is set forth below.

Fuel Components in process                                                                       $30,695,531.57

     Uranium U3O8                   1,037,283.93     LBS              $12,437,035.00
     Converted uranium                112,768.00     KGU                  634,884.11
     Enriched uranium                 106,244.69     SWU                9,981,219.41
     Fabricated assemblies             35,958.95     KGU                7,642,393.05
Unamortized value of usable assemblies in the spent fuel pool                                       $233,022.60
Unamortized value of assemblies in the Unit 1 and Unit 2 reactors                                $95,679,076.93
Total value of fuel available to produce energy (unamortized)                                   $126,607,631.10

Amortized value of usable assemblies in the spent fuel pool                                         $176,802.55
Amortized value of used assemblies in the spent fuel pool                                       $808,995,211.94
Amortized value of assemblies in the Unit 1 and Unit 2 reactors                                 $118,279,052.50
Total value of spent fuel (amortized)                                                         $(927,274,264.44)
                                                                                                    $176,802.55

                               Total Nuclear Fuel                                               $126,784,433.65
                               AEP Ownership %                                                           25.20%
                                                                                                     31,949,677
                               AFUDC Recorded by AEP                                                     88,625
                                                                                              ------------------
                               AEP Nuclear Fuel Balance                                              32,038,302
                                                                                              ==================
                               Less: AFUDC  on TCC's books                                              (88,625)



                               Net Nuclear Fuel                                                      31,949,677




                                 Schedule 3.5(c)

                           MAE Adjustment Calculation
                           --------------------------

         Terminal Period: The period from and including the Closing Date to the date of expiration of the relevant NRC License, August 20, 2027, to the extent the amounts being computed relate to STP Unit 1 and December 15, 2028, to the extent the amounts being computed relate to STP Unit 2. All relevant projected amounts, including required expenditures, lost generation, actual insurance recoveries, cost savings and other offsets, only to be taken into account for the period beginning on the Closing Date and ending on the expiration date of the NRC License for STP Unit 1, to the extent such amounts relate to STP Unit 1, or the expiration date of the NRC License for STP Unit 2, to the extent such amounts relate to STP Unit 2.

         Escalation Factor: To the extent a Material Adverse Effect event, circumstance or condition results in an increase in operating costs and the Operating Agent has not explicitly forecasted costs beyond a certain period (e.g. the five year plan for the Generation Facility), a 2% escalation rate should be applied to any operating cost increases or cost savings, as well as any increase in ongoing capital expenditures or capital expenditure savings.

         Power Prices: Power prices to be based on a ten year forecast for an average 24 hours price for the ERCOT region to be prepared by a consulting firm with expertise in energy price forecasting, such as Cambridge Energy Research Associates or Pace Global Energy Services, LLC, that does not have a direct or indirect interest in either Party or the outcome of the relevant determination of the MAE Adjustment Amount and is mutually appointed by Seller and the applicable Purchaser for purposes of this Agreement. Such consulting firm shall either be mutually agreed upon by the Parties within ten (10) days after written notice from either Party to the other Party requesting or otherwise requiring any determination of an MAE Adjustment Amount that involves projected revenue loss, or failing agreement, such consulting firm having the qualifications set forth in the preceding sentence shall be selected as provided in the next sentence. Within five (5) days of the failure to mutually agree upon the selection of such consulting firm, each Party shall designate a representative and the designated representatives shall meet in Chicago, Illinois or another mutually acceptable location and deliver to each other a list of three (3) potential consulting firms, all of whom shall have the qualifications set forth in the first sentence of this paragraph, the designated representatives shall then determine by coin toss which Party's representative shall take the first turn in striking the name of one (1) potential consulting firm from the combined list of six (6) potential consulting firms, the representative of the Party who wins the coin toss shall take the first turn in striking one (1) name from the combined list, the representatives of the Parties shall then alternate turns striking the name of one (1) consulting firm from the combined list until the name of only one (1) potential consulting firm remains, which shall be the consulting firm mutually appoint by the Parties.


                                  Schedule 4.3

                                  No Violation
                                  ------------
1. As of any time prior to ten (10) Business Days following the Effective Date, any rights under the AEP-Cameco PSA.



                                  Schedule 4.4

                              Compliance With Laws
                              --------------------

The required separation of generation and transmission assets pursuant to Texas Senate Bill 7 of the 76th Texas Legislature, signed into law on June 18, 1999 and effective on September 1, 1999, is pending consummation of the Transactions, the Other Transactions and the sale of Seller's ownership interest in the Oklaunion Power Station.



                                  Schedule 4.5

                                     Permits
                                     -------

None.


                                  Schedule 4.6

                                   Litigation
                                   ----------

         Employment Litigation
         ---------------------

1. Anthony Gronski v. STP Nuclear Operating Company, removed to U.S. District Court, S.D. Tex., Galveston Division. Suit was filed on December 4, 2003, by a former Maintenance Technical Instruments and Control Supervisor. Plaintiff alleges he was wrongfully terminated because of age discrimination. STP filed an answer on January 2, 2004. Plaintiff is seeking compensatory damages for lost wages and benefits, mental anguish, liquidated damages, punitive damages, costs and attorneys' fees. A pre-trial and scheduling conference was held on March 3, 2004. Trial is set for January 10, 2005.

2. Steven J. Clark, EEOC Claim filed June 30, 2004. The STP Nuclear Operating Company employee had been working as a training instructor because of a medical limitation on the amount of weight he could lift. Pursuant to a reevaluation, the lifting requirement for the job was raised, and he no longer qualified. He claims that the increase is for only marginal functions and his disqualification from work violates the Americans with Disability Act. He also filed a DOL Section 211 complaint which STP will receive soon.

3. Bob L. Adams, DOL Section 211 Claim filed in June, 2004. Mr. Adams was denied access to STP by STP Nuclear Operating Company and terminated by his employer, Washington Group, in April 2004 for violation of procedures at STP regarding fitness for duty. He claims that his actions were for the protection of the security and safety of STP and that the denial of access and termination were retaliatory. Position statements have been submitted.

         Personal Injury Litigation
         --------------------------

1. Timothy Ward v. Protection Technology, Inc., Day & Zimmerman, L.L.C., Houston Lighting & Power Company, STP Nuclear Operating Company, pending in the State District Court of Matagorda County, Texas. Suit filed April 1, 2002, by former PTI employee alleging various wrongful acts in connection with his dismissal, including race discrimination, false imprisonment, tortious interference, and civil conspiracy, claiming mental anguish, emotional pain and suffering, medical care and expenses, etc. Responsive pleading have been filed and demand has been made on PTI for indemnification pursuant to the contract with STP then in effect. Counsel for Day & Zimmerman has denied applicability of the indemnity. A demand letter was sent to PTI/Day
         & Zimmerman's insurance carrier, AIG, which also denied coverage.
         Both the PTI and STP defendants have filed Motions for Summary Judgment. Trial is set for August, 2004.

2. Rene Barrientes v. Pulmonsan Safety Equipment Corp., et al pending in the Judicial District Court of Nueces County, Texas. Plaintiff, a former Ebasco employee, filed this suit in 2002 against various companies, including sand suppliers, manufacturers and sellers of certain equipment, and facilities owners, alleging he contracted silicosis while employed as a painter and sandblaster on site from 1987 to 1989. STP was added as a defendant in a Fourth Amended Petition filed April 30, 2003. Discovery is ongoing. No trial date has been set.

3. Albert Wagner v. STP Nuclear Operating Company, pending in the State District Court of Matagorda County. Albert Wagner, a former Washington Group employee, filed suit against STP and CenterPoint Energy on or about June 27, 2003, claiming personal injuries as a result at of a fall at STP. An answer has been filed on behalf of both defendants, and the claims against CenterPoint have been dismissed. Trial is set for January 5, 2005, and discovery is in process. Zurich Insurance has agreed to undertake the defense but has reserved rights regarding indemnification.

4. Jacob Andrew Knox, a Minor by Next Friends, v. Houston Lighting & Power Company, aka Reliant Resources, Inc., pending in the
         State District Court of Harris County. Suit by minor son of Clifford Leroy Knox, an Ebasco employee at STP who fell off a ladder April 29, 1987, alleging that Clifford Knox's drowning death June 5, 1988, was caused by the injuries suffered at STP. Originally filed in September 1992, that case was non-suited in February 1998 and now refiled in August 2003. Reliant was served September 29, 2003, and Charles W. Lyman, Giessel, Barker & Lyman, Houston, Texas, who defended HP&L in the earlier suit, has been engaged to defend. STP Nuclear Operating Company has been named as the proper defendant and Reliant Resources has been un-suited. Venue has been changed to Matagorda County.

         Other Litigation
         ----------------

1. DOE Enrichment Fees. Based upon a Court of Federal Claims opinion in a proceeding involving Florida Power & Light and other nuclear utilities regarding certain components of uranium enrichment fees charged in the late 1980's and 1990's, STP Nuclear Operating Company joined on behalf of the owners in a group to pursue claims for refunds to the extent each had paid similar components. A claim was submitted to the Enrichment Contract Officer and suit was filed in the Court of Federal Claims, which ruled in STP Nuclear Operating Company's favor. On a second appeal, the Federal Circuit Court reversed and remanded the trial court's ruling in favor of the government and gave specific instructions with regard to the mandate to be issued. STP's case and another case involving similarly situated parties and issues have been stayed pending decisions in the primary FPL case, but can now proceed.

2. Premium Tax Refund. A Request for Hearing on Tax Refund and Statement of Grounds was submitted to the Texas Comptroller of Public Accounts by STP Nuclear Operating Company on July 17, 2002, seeking $529,071.60 if premium taxes paid in connection with independently procured insurance from NEIL 1998-2001 on grounds that the tax is contrary to the United States Constitution. The attorney assigned to represent the Comptroller responded to STP's Request and Statement of Grounds, and a stipulation of facts has been agreed. The case will be submitted on this record and briefs. On April 14, 2003, STP paid the 2002 tax on premiums paid for independently procured insurance pursuant to a statute which allows suit for refund in the Travis County District Courts. Such a suit was prepared and filed on June 3, 2003. Answer was filed July 1, 2003 and discovery is in progress. The petition was amended May 25, 2004 to add claims for refund of the 2003 tax.

3. Water Rights. On March 28, 2003, STP Nuclear Operating Company filed a Declaratory Judgment Petition against the Lower Colorado River Authority in the District Court, Travis County, Texas, seeking the Court's interpretation of the water contract between STP and LCRA in regard to whether and when LCRA must return the original water permit, transferred to LCRA in connection with the contract, to the STP Owners. Discovery is proceeding. The application of STP to the Texas Commission on Environmental Quality for a new water permit, to begin in 2030 when the LCRA contract expires if the Court rules LCRA does not have to return the old permit, has been declared administratively complete and notice has been published.

4. DOE Spent Nuclear Fuel Litigation. Suit has been filed January 28, 2004, on behalf of the STP Owners for damages arising from the breach by DOE of its contract to take and dispose of spent nuclear fuel from STP. The government's Motion to Stay was denied and DOE has been ordered to answer.


                                  Schedule 4.7

                 Certain Qualified Decommissioning Fund Matters
                 ----------------------------------------------

The transfer of a proportionate amount of the assets of Seller's Qualified Decommissioning Fund to CPS's Nonqualified Decommissioning Fund will be treated under Treasury Regulations section 1.468A-5(c)(3) as a disposition of such assets by Seller's Qualified Decommissioning Fund to Seller for purposes of Code section 1001. In determining the amount of gain or loss from such disposition, the amount realized by Seller's Qualified Decommissioning Fund from such disposition will be the fair market value of such assets as of the date of the transfer. The excess, if any, of the amount realized from such disposition over the basis of those assets in Seller's Qualified Decommissioning Fund will constitute gain taxable to Seller's Qualified Decommissioning Fund at the rate specified in Code section 468A(e)(2)(B).



                                  Schedule 4.8

               Certain Non-Qualified Decommissioning Fund Matters
               --------------------------------------------------

None.





                                  Schedule 4.9

                          Generation Facility Contracts
                          -----------------------------

Part I

None.

Part II

None.




                                  Schedule 4.10

                                Personal Property
                                -----------------

See the List of Personal Property attached hereto as Annex 4.10 and incorporated herein by reference.


                                  Schedule 4.11

                               Owned Real Property
                               -------------------

See the description of Owned Real Property attached hereto as Annex 4.11 and incorporated herein by reference.

The easement and rights of way covering a Railroad Strip, being a strip of land approximately 80 feet wide, extending northerly from the South Texas Plant Site and containing 60.953 acres of land, more or less, as described in the instruments below:

         An Easement and Right of Way, dated as of March 10, 1977, recorded in Book 578, Page 324 of the Deed Records of Matagorda County, Texas.

         An Easement and Right of Way dated as of September 27, 1977, recorded in the Book 589, Page 308 of the Deed Records of Matagorda County, Texas.

         An Easement and Right of Way, dated as of September 27, 1977, recorded in Book 589, Page 287 of the Deed Records of Matagorda County, Texas.

         An Amendment of Easement and Right of Way, dated as of September 28, 1978, recorded in Book 613, Page 667 of the Deed Records of Matagorda County, Texas.


                                  Schedule 4.12

                        Leased Real and Personal Property
                        ---------------------------------

Part I - Leased Personal Property

                    Description                             Model
                    -----------                             -----
Kyocera Copier                                               1530
Kyocera Copier                                               1530
Kyocera Copier                                               1530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               5530
Kyocera Copier                                               5530
Kyocera Copier                                               3530
Kyocera Copier                                               2530
Kyocera Copier                                               3530
Kyocera Copier                                               4530
Kyocera Copier                                               2530
Kyocera Copier                                               6330
Kyocera Copier                                               6330
Kyocera Copier                                               8530
Kyocera Copier                                               8530
Kyocera Copier                                               8530
Kyocera Copier                                               8530
Kyocera Copier                                               3530
Kyocera Copier                                               5530
Kyocera Copier                                               3530
Kyocera Copier                                               3530
Kyocera Copier                                               2530
Kyocera Copier                                               3530
Kyocera Copier                                               3530
Kyocera Copier                                               5530
Kyocera Copier                                               3530
Kyocera Copier                                               3530
Kyocera Copier                                               5530
Kyocera Copier                                               5530
Kyocera Copier                                               3530
Kyocera Copier                                               8530
Kyocera Copier                                               4530
Kyocera Copier                                               4530
Kyocera Copier                                               6330
Kyocera Copier                                               8530
Kyocera Copier                                               3530
Kyocera Copier                                               2530
Kyocera Copier                                               3530
Kyocera Copier                                               2530
Kyocera Copier                                               3530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               3530
Kyocera Copier                                               1530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               4530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               2530
Kyocera Copier                                               3530
Kyocera Copier                                               3530
Kyocera Copier                                               3530
Cannon Color Copier                                        CLC3200
Cannon Color Copier                                        CLC3200
Engineering Printer/Scanner                                 TDS600
Aperture card scanner                                        3000
Aperture card reader printer                                 1640
Aperture card reader printer                                 1640
Aperture card reader printer                                 1640
roll/fiche reader printer                                    880
roll/fiche reader printer                                    880
roll/fiche reader printer                                    880
roll/fiche reader printer                                    880
Paragon Mail machine
Pitney Bowes mail folder/inserter
HP Design Jet                                               3000CP
HP Design Jet                                               3000CP
JDL wide format printer                                      5000
JDL wide format printer                                      5000
JDL wide format printer                                      5000
Xerox wide format printer                                    8830
Xerox wide format printer                                    8830
Xerox wide format printer                                    8830
Xerox wide format printer                                    8830
Xerox wide format printer                                    8830
Wide format folder
30gb Optical Storage and Retrieval Jukebox                  50HTS
30gb Optical Storage and Retrieval Jukebox                  123HTS
IBM Server                                                  R6000
Content Server
Web Server


Part II - Leased Real Property
-------

None.


                                  Schedule 4.15

                              Environmental Matters
                              ---------------------

All matters disclosed in the following:

1. Phase I Environmental Due Diligence Investigation of the South Texas Project Electric Generating Station Eight Miles West of Wadsworth Texas on FM 521, prepared by ENSR Corporation, August 2003.

2. Radioactive Effluent Release Report for the South Texas Project during the period of January 1, 2002 to December 31, 2002, prepared for the U.S. Nuclear Regulatory Commission by STPNOC.

3. Radioactive Effluent Release Report for the South Texas Project during the period January 1, 2003 to December 31, 2003, prepared for the U.S. Nuclear Regulatory Commission by STPNOC.




                                Schedule 4.17(a)

                             Employee Benefit Plans
                             ----------------------

The following plans:

1.  American Electric Power System Retirement Savings Plan

2.  American Electric Power System Retirement Plan

3.  Central & South West Corporation Cash Balance Retirement Plan

4.  American Electric Power System Comprehensive Medical Plan

5.  American Electric Power System Long-Term Disability Plan

6.  American Electric Power System Comprehensive Dental Plan

7.  American Electric Power System Life & Accident Insurance Plan

8.  American Electric Power Company, Inc. Long-Term Care Plan

9.  American Electric Power System Pre-Tax Medical Contribution Plan

10. Hyatt Group Legal Plan

11. American Electric Power System Educational Assistance Plan

12. American Electric Power System 2003 Severance Plan

13. American Electric Power System Health Care Spending Account Plan

14. American Electric Power System Dependent Care Spending Account Plan

15. American Electric Power System Vision Insurance Plan

16. American Electric Power System Incentive Compensation Deferral Plan

17. American Electric Power System Supplemental Retirement Savings Plan

18. American Electric Power System 2000 Long Term Incentive Plan

19. 2003 Incentive Compensation Plan - Generation


                                  Schedule 4.19

                        Undisclosed Material Liabilities
                        --------------------------------

None.


                                  Schedule 5.10

                      No Knowledge of Seller's Breach (CPS)
                      -------------------------------------

None.



                                  Schedule 5.13

                        CPS's Generation and Transmission
                        ---------------------------------

Generation:
-----------

         In addition to CPS's existing 28 percent interest in the Generation Facility, representing about 700 MW of electric capacity, CPS currently owns the following generating stations, which are all located within ERCOT (approximate nameplate megawatt electric output, number of units and fuel source):

(a) Arthur Von Rosenberg (481 MW from three natural gas generating units)

(b) J. K. Spruce (585 MW from one coal or natural gas fired generation unit)

(c) J. T. Deely (810 MW from two coal or oil fired generation units)

(d) Leon Creek (160 MW from two natural gas fired generation units and 190 MW from four natural gas turbine generation peaking units)

(e) O.W. Sommers (850 MW from two natural gas or fuel oil fired generation units)

(f) V. H. Braunig (862 MW from three natural gas or fuel oil fired generation units)

(g)          W. B. Tuttle (425 MW from four natural gas generating units)

(h) CPS also has under long-term contract power from the Desert Sky Wind Project (160.5 MW)

Transmission:
-------------

         CPS has no firm transmission reservations over the HVDC transmission lines interconnecting the ERCOT Region and the SPP Region.


                                  Schedule 6.10

                  No Knowledge of Seller's Breach (Texas Genco)
                  ---------------------------------------------

None.



                                  Schedule 6.13

                    Texas Genco's Generation and Transmission
                    -----------------------------------------

Generation:
-----------

GENERATION FACILITY                            NET GENERATING CAPACITY AS
                                              OF DECEMBER 31, 2003 (IN MWe)

    W.A. Parish                                          3,653
    Limestone                                            1,602
    South Texas Project                                    770
    San Jacinto                                            162
    Cedar Bayou                                          2,258
    P.H. Robinson                                        2,211
    T.H. Wharton                                         1,254
    S.R. Berton                                            844
    Greens Bayou                                           760
    Webster                                                387
    Deepwater                                              174
    H.O. Clarke                                             78
                                                        -------
    TOTAL                                               14,153
                                                        =======


Transmission:
-------------

         Texas Genco has no firm transmission reservations over the HVDC transmission lines interconnecting the ERCOT Region and the SPP Region.



                                  Schedule 7.4

                      Exceptions to Conduct Pending Closing
                      -------------------------------------
1. Seller may terminate the AEP-Cameco PSA as provided for in Section 9.13 and Section 10.13 of the Agreement.


                                 Schedule 7.8(b)

                              Decommissioning Fund
                              --------------------

Description of IRS PLR (Decommissioning Funds Transfer)

1. As to Texas Genco, Seller, Texas Genco and their respective Qualified Decommissioning Funds will not recognize any gain or loss or otherwise take any income or deduction into account by reason of the transfer of a proportionate amount of the assets of Seller's Qualified Decommissioning Fund to Texas Genco's Qualified Decommissioning Fund pursuant to the Agreement, and Texas Genco's Qualified Decommissioning Fund will have a basis in the assets received from Seller's Qualified Decommissioning Fund equal to the basis of such assets in Seller's Qualified Decommissioning Fund immediately prior to the transfers; and

2.       As to CPS:

         A. The transfer of a proportionate amount of the assets of Seller's Qualified Decommissioning Fund to CPS's Nonqualified Decommissioning Fund will be treated as a disqualification of that portion of Seller's Qualified Decommissioning Fund under Regulations section 1.468A-5(c)(1);

         B. The proportionate amount of the assets of Seller's Qualified Decommissioning Fund transferred to CPS's Nonqualified Decommissioning Fund will, pursuant to Regulations section 1.468A-5(c)(3), be deemed to be distributed to Seller on the date of the transfer and be included in gross income of the Seller. Seller will take a fair market value basis in the assets deemed distributed;

         C. With respect to the assets deemed distributed from Seller's Qualified Decommissioning Fund, pursuant to Regulations section 1.468A-5(c)(3), the fund will be treated as disposing of such assets under Code section 1001. In determining the amount of gain or loss from such disposition, the amount realized by Seller's Qualified Decommissioning Fund from such disposition will be the fair market value of such assets as of the date of the transfer;

         D. For the taxable year that includes the Closing Date, Seller shall be entitled to a current deduction under section 1.461-4(d)(5) of the Regulations in an amount equal to the total of any amounts treated as realized by Seller as a result of CPS's assumption of a proportionate amount of the decommissioning liability for the Generation Facility;

         E. Each of CPS's Nonqualified Decommissioning Funds is a grantor trust under Code section 671 and CPS will be treated as the grantor of such trust; and

         F. In the taxable year of the Closing, neither CPS nor CPS's Nonqualified Decommissioning Funds will recognize any gain or loss, or otherwise take any income into account, by reason of the transfer of all or a portion of the assets of Seller's Decommissioning Funds to CPS's Nonqualified Decommissioning Funds.


                                 Schedule 7.9(a)

                     Generation Facility Insurance Policies
                     --------------------------------------

1. NEIL 1 Accidental Outage Coverage:

         Insured:  AEP TCC, AEPSC & HPL

         Insurance Company: Nuclear Electric Insurance Limited

         Policy No. E03-75-1

         Policy Period: 10-01-03 to 10-01-04

         Policy Limit: $20,280,000 Each Unit

         Weekly Indemnity: $150,000 / Unit / Week

         Waiting Period (Deductible): 23 weeks

         Coverage Period: 52 weeks @ 100% then 104 weeks @ 80%



                                  Schedule 9.6

                       Certain Title Insurance Exceptions
                       ----------------------------------

         See Schedule 10.6.



                                  Schedule 9.11

             Legal Opinion of Seller's Counsel (for delivery to CPS)
             -------------------------------------------------------

         Capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Agreement. Subject to customary qualifications, limitations and assumptions, the exceptions contained therein, and the accuracy of customary certificates of Seller as to matters of fact, the legal opinion or opinions, which may divide the following subject matter among one or more outside counsel, shall be substantially to the following effect:

1. Seller is a corporation existing in good standing under the laws of the State of Texas.

2. Seller has the corporate power and authority to execute and deliver, and perform its obligations under, the Agreement, and the Ancillary Agreements to which Seller is a party and to consummate the transactions contemplated thereby. The execution and delivery by Seller of, and the performance by it of its obligations under, the Agreement, and the Ancillary Agreements to which Seller is a party have been duly and validly authorized by all necessary action on the part of Seller. The Agreement and the Ancillary Agreements to which Seller is a party (the "Transaction Documents") have been duly executed and delivered by Seller, and assuming the Agreement and each such Ancillary Agreement constitutes a valid and binding obligation of each other party thereto, are valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms.

3. The execution, delivery and performance by Seller of the Transaction Documents do not: (a) conflict with or result in a breach of any of the provisions of the articles of incorporation or bylaws of Seller; (b) to the knowledge of the opining counsel, conflict with or result in a breach of or a default under (with or without notice or lapse of time or both) any agreement or instrument to which Seller is a party or by which Seller is bound; or (c) to the knowledge of the opining counsel, require the authorization, consent or approval of any Person other than a Governmental Authority pursuant to the provisions of any agreement binding upon Seller that has not been obtained except those not required to be obtained by the Closing Date.

4. The execution, delivery and performance by Seller of the Transaction Documents do not require under present law any filing or registration by Seller with, or approval or consent to Seller of any Governmental Authority (collectively "Authorizations"), that has not been made or obtained except for (a) Authorizations required in the ordinary course of business in connection with the performance by Seller of its obligations under certain covenants contained in the Transaction Documents and (b) Authorizations not required to be made or obtained by the Closing Date.


Qualifications, Etc.
--------------------

         Such opinions may also contain the following additional limitations, qualifications, assumptions and exceptions:

  a. such opinions may be subject to the effect of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors;

  b. the enforcement of the Transaction Documents is subject to the effect of general principles of equity, including, without limitation, standards of materiality, reasonableness, good faith and fair dealing, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies, regardless of whether considered in a proceeding in equity or law;

  c. certain rights, remedies and waivers contained in the Transaction Documents may be limited or rendered ineffective by applicable laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Transaction Documents invalid or unenforceable as a whole; and there exists in the Transaction Documents provisions for the practical realization of the principal benefits provided by the Transaction Documents;

  d. the enforceability of indemnification, contribution or exculpation provisions contained in the Transaction Documents under certain circumstances may be limited with respect to a liability where such indemnification, contribution or exculpation is contrary to public policy or prohibited by Law;

  e. no opinion need be expressed with respect to the enforceability of: (i) any provision of the Transaction Documents that provides that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (ii) any waiver of jurisdiction, venue or rights to a jury trial; (iii) any choice of law provision; (iv) any provision providing that any Person may exercise set-off rights other than in accordance with and pursuant to applicable Law; (v) any provision purporting to create a trust or other fiduciary relationship; or (vi) any provision purporting to allow collection of attorney's fees;

  f. no opinion need be expressed as to any provision of the Transaction Documents requiring written amendments or waivers of such documents insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel could not apply; and

  g. the opinion is limited to the Laws of the State of Texas and the State of New York and the federal Laws of the United States of America.


                                  Schedule 10.6

                       Certain Title Insurance Exceptions
                       ----------------------------------

Exceptions to be excluded:

         Schedule B, Paragraph 2 except for "shortages in area".

         Schedule B, Paragraph 10.I3, provided any applicable exceptions, limited to rights as set out in specific agreements, may be substituted in lieu thereof, and Republic Title agrees to remove the exception from Schedule B.

         Schedule B, Paragraph 10.M2, provided any applicable exceptions, limited to rights as set out in specific agreements, may be substituted in lieu thereof.

         Schedule B, Paragraph 10.O3, substituting in its place an exception containing the identical language of Schedule B, Paragraph 4, with a parenthetical stating that this exception will be in any Mortgagee Policy issued.

         Schedule B, Paragraph 10.T4.

         Schedule B, Paragraph 10.Y2.

         Schedule C, all items.

Easements to be included as "Owned Real Property," provided the title company agrees to insure:

         Approximately 60.953 acres of easements and rights of way described in
         Schedule 4.11 to the Agreement. (Revise Schedule A, Paragraphs 2 and 4 accordingly.)

Endorsements to be included, provided the title company agrees to insure:

         T-19.1 and T-23 in the form prescribed by the State Board of Insurance.


                                 Schedule 10.11

         Legal Opinion of Seller's Counsel (for delivery to Texas Genco)
         ---------------------------------------------------------------

See Schedule 9.11.


                                Schedule 11.7(a)

                         Legal Opinion of CPS's Counsel
                         ------------------------------

         Capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Agreement. Subject to customary qualifications, limitations and assumptions, the exceptions contained therein, and the accuracy of customary certificates of CPS as to matters of fact, the legal opinion or opinions, which may divide the following subject matter among one or more outside counsel shall be substantially to the following effect:

1. The City is a duly organized and validly existing municipal corporation under the Constitution and laws of the State of Texas and its Charter, and CPS has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and to execute and deliver, and perform its obligations under the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby.

2. The execution, delivery and performance by CPS of the Agreement and the Ancillary Agreements to which it is a party (the "Transaction Documents") have been duly authorized by all necessary action and each of the Transaction Documents constitutes a valid and binding obligation of CPS and is enforceable against CPS in accordance with its respective terms.

3. The execution, delivery and performance by CPS of the Transaction Documents to which it is a party do not: (i) conflict with or result in a breach of any of the provisions of any laws of the State of Texas, federal laws of the United States, or ordinances applicable to CPS or any of its properties or the Charter of the City of San Antonio, Texas; (ii) to the knowledge of the opining counsel, conflict with or result in a breach of or a default under (with or without notice or lapse of time or both) any agreement or instrument to which CPS is a party or by which CPS or its properties is bound; (iii) to the knowledge of the opining counsel, require the authorization, consent or approval of any Person, other than a Governmental Authority pursuant to the provisions of any agreement binding upon CPS that has not been obtained except those not required to be obtained by the Closing Date.

4. The execution, delivery and performance by CPS of the Transaction Documents to which it is a party do not require under present laws of the State of Texas or federal laws of the United States any filing or registration with, or approval or consent to such Transaction Document of, any Governmental Authority (collectively "Authorizations"), that has not been made or obtained except for (i) Authorizations required in the ordinary course of business in connection with the performance by CPS of its obligations under certain covenants in the Transaction Documents to which it is a party and (ii) Authorizations not required to be made or obtained by the Closing Date.


The foregoing opinions are subject in all respects to the following qualifications:

  a. Our opinions are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

  b. The enforcement of the Transaction Documents is subject to the effect of general principles of equity, including, without limitation, standards of materiality, reasonableness, good faith and fair dealing, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies, regardless of whether considered in a proceeding in equity or law.

  c. Without limiting our opinion in Paragraph number 2, certain rights, remedies and waivers contained in the Transaction Documents may be limited or rendered ineffective by applicable laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Transaction Documents invalid or unenforceable as a whole; and there exists in the Transaction Documents adequate provisions for the practical realization of the principal benefits provided by the Transaction Documents. In addition, the enforceability of indemnification, contribution or exculpation provisions contained in the Transaction Documents under certain circumstances may be limited with respect to a liability where such indemnification, contribution or exculpation is contrary to public policy or prohibited by Law.

  d.      No opinion need be expressed with respect to the enforceability of:
          (i) any provision of the Transaction Documents that provides that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (ii) any waiver of jurisdiction, venue or rights to a jury trial; or (iii) any choice of law provision; (iv) any provision providing that any Person may exercise set-off rights other than in accordance with and pursuant to applicable Law; (v) any provision purporting to create a trust or other fiduciary relationship; or (vi) any provision purporting to allow collection of attorney's fees.

  e. No opinion is expressed as to any provision of the Transaction Documents requiring written amendments or waivers of such documents insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel would not apply.

  f. Our opinions are limited to the Laws of the State of Texas and the federal Laws of the United States of America.



                                Schedule 11.7(b)

                     Legal Opinion of Texas Genco's Counsel
                     --------------------------------------

         Capitalized terms used herein but not otherwise defined shall have the respective meanings set forth in the Agreement. Subject to customary qualifications, limitations and assumptions, the exceptions contained therein, and the accuracy of customary certificates of Texas Genco as to matters of fact, the legal opinion or opinions, which may divide the following subject matter among one or more outside counsel shall be substantially to the following effect:

1. Texas Genco is a limited partnership existing in good standing under the laws of the State of Texas, and has all requisite partnership power and authority to execute and deliver, and perform its obligations under, the Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated thereby. Guarantor is a corporation existing in good standing under the laws of Texas and has all requisite corporate power and authority to execute and deliver, and perform its obligations under, the Guaranty.

2. The execution, delivery and performance by Texas Genco of the Agreement and by Texas Genco and Guarantor of the Ancillary Agreements to which it is a party (the "Transaction Documents") have been duly authorized by all necessary action on the part of Texas Genco and Guarantor. Each of the Transaction Documents has been duly executed and delivered by each of Texas Genco and Guarantor that is a party thereto and, assuming that each of the Transaction Documents constitutes a valid and binding obligation of each other party thereto, are valid and binding obligations of each of Texas Genco or Guarantor that is a party thereto, and are enforceable against Texas Genco or Guarantor in accordance with their respective terms.

3. The execution, delivery and performance by each of Texas Genco and Guarantor of the Transaction Documents to which it is a party do not:
         (a) conflict with or result in a breach of any of the provisions of the Charter Documents of Texas Genco or Guarantor; (b) to the knowledge of the opining counsel, conflict with or result in a breach of or a default under (with or without notice or lapse of time or both) any agreement or instrument to which Texas Genco or Guarantor is a party or by which Texas Genco or Guarantor is bound, or (c) to the knowledge of the opining counsel, require the authorization, consent or approval of any Person, other than a Governmental Authority pursuant to the provisions of any agreement binding upon Texas Genco or Guarantor that has not been obtained except those not required to be obtained by the Closing Date.

4. The execution, delivery and performance by each of Texas Genco and Guarantor of the Transaction Documents to which it is a party will not require under present law any filing or registration with, or approval or consent to such Transaction Party of, any Governmental Authority (collectively "Authorizations"), that has not been made or obtained except for (a) Authorizations required in the ordinary course of business in connection with the performance by Texas Genco or Guarantor of their respective obligations under certain covenants in the Transaction Documents to which each is a party and (b) Authorizations not required to be made or obtained by the Closing Date.

Qualifications, Etc.
--------------------

         Such opinions may also contain the following additional limitations, qualifications, assumptions and exceptions:

  a. such opinions may be subject to the effect of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors;

  b. the enforcement of the Transaction Documents is subject to the effect of general principles of equity, including, without limitation, standards of materiality, reasonableness, good faith and fair dealing, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies, regardless of whether considered in a proceeding in equity or law;

  c. certain rights, remedies and waivers contained in the Transaction Documents may be limited or rendered ineffective by applicable laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Transaction Documents invalid or unenforceable as a whole; and there exists in the Transaction Documents adequate provisions for the practical realization of the principal benefits provided by the Transaction Documents;

  d. the enforceability of indemnification, contribution or exculpation provisions contained in the Transaction Documents under certain circumstances may be limited with respect to a liability where such indemnification, contribution or exculpation is contrary to public policy or prohibited by Law;

  e.      no opinion need be expressed with respect to the enforceability of:
          (i) any provision of the Transaction Documents that provides that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (ii) any waiver of jurisdiction, venue or rights to a jury trial; or (iii) any choice of law provision; (iv) any provision providing that any Person may exercise set-off rights other than in accordance with and pursuant to applicable Law; (v) any provision purporting to create a trust or other fiduciary relationship; or (vi) any provision purporting to allow collection of attorney's fees;

  f. no opinion need be expressed as to any provision of the Transaction Documents requiring written amendments or waivers of such documents insofar as such provision suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel could not apply; and

  g. the opinion is limited to the Laws of the State of Texas and the State of New York and the federal Laws of the United States of America.